Exhibit 99(a)(1)(a)

OFFER TO PURCHASE FOR CASH
by
TKK SYMPHONY ACQUISITION CORPORATION
Up to 25,000,000 of its Ordinary Shares
at a Purchase Price of $10.26 Per Share
in Connection with its Consummation of a Proposed Business Combination

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 15, 2019, UNLESS THE OFFER IS EXTENDED.

TKK Symphony Acquisition Corporation (the “Company,” “TKK,” “we,” “us” or “our”) hereby offers to purchase up to 25,000,000 of its issued and outstanding ordinary shares, par value $0.0001 per share (the “ordinary shares”), at a purchase price of $10.26 per ordinary share (the “Purchase Price”), net to the seller in cash, without interest, for an aggregate purchase price of up to $256,500,000, upon the terms and subject to certain conditions described in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (“Letter of Transmittal,” which, together with this Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”).

If you support the proposed Business Combination (as defined herein), you should not tender your ordinary shares pursuant to the Offer, because ordinary shares purchased by us pursuant to the Offer will cease to represent an interest in the continuing company following the Business Combination. However, even if you tender your ordinary shares pursuant to the Offer, all outstanding warrants of TKK to purchase ordinary shares will remain outstanding, and each outstanding right of TKK will be automatically converted into one-tenth (1/10) of an ordinary share upon the closing of the Business Combination.

Only ordinary shares validly tendered, and not properly withdrawn, will be purchased by us pursuant to the Offer. If we are not able to consummate the Business Combination substantially contemporaneously with the expiration of the Offer, we may amend, terminate, or extend the Offer. If we terminate the Offer, we will NOT: (1) purchase any ordinary shares pursuant to the Offer or (2) consummate the Business Combination in accordance with the terms of the Share Exchange Agreement described in this Offer to Purchase. If we do not consummate the Business Combination on or before February 20, 2020 (or until June 20, 2020 if we extend the period of time to consummate a business combination through the issuance of 25,000,000 warrants, each warrant to purchase one-half of an ordinary share, as a dividend to our public shareholders (“potential extension warrants”)), we will terminate the Offer and will commence winding up our affairs and, unless we identify an alternative initial business combination, will liquidate without completing a business combination.

The Purchase Price of $10.26 represents the amount that was on deposit as of October 14, 2019, in the Trust Account (the “Trust Account”) initially established to hold the proceeds of our initial public offering (“IPO”) net of taxes payable, divided by the 25,000,000 ordinary shares sold in the IPO. See “The Offer — General” and “The Offer — Purchase Price.”

The Offer is being made pursuant to the terms of the share exchange agreement, dated as of September 6, 2019 (as may be amended from time to time, the “Share Exchange Agreement”), by and among TKK, Glory Star New Media Group Limited, a Cayman Islands exempted company (“Glory Star”), Glory Star New Media (Beijing) Technology Co., Ltd., a wholly foreign-owned enterprise limited liability company (“WFOE”) incorporated in the People’s Republic of China (“PRC”) and indirectly wholly-owned by Glory Star, Xing Cui Can International Media (Beijing) Co., Ltd., a limited liability company incorporated in the PRC (“Xing Cui Can”), Horgos Glory Star Media Co., Ltd., a limited liability company incorporated in the PRC (“Horgos,” and collectively with Xing Cui Can, the “VIEs”, and the VIEs, the WFOE and Glory Star, collectively, the “Glory Star Parties”, and the Glory Star Parties collectively with their respective subsidiaries, the “Glory Star Group”), each of Glory Star’s shareholders (collectively, the “Sellers”), TKK Symphony Sponsor 1, TKK’s sponsor (the “Sponsor”), in the capacity as the representative from and after the closing of the Business Combination for TKK’s shareholders other than the Sellers (the “Purchaser Representative”), and Bing Zhang, in the capacity as the representative for the Sellers thereunder (the “Seller Representative”). Upon the consummation of the Business Combination, Glory Star will be a wholly owned subsidiary of TKK, and TKK will change its name to “Glory Star New Media Group Holdings Limited.”

Glory Star commenced operations in 2016. Through its subsidiaries and VIEs, Glory Star provides advertising and content production services, and operates a mobile and online advertising, digital media, and entertainment business in China, and is building one of the leading e-commerce platforms in China through its mobile app called 悦享视频 App (“CHEERS App”) that allows its users to access its online store (e-Mall), video content, live streaming, and online games. The aggregate consideration to be provided by TKK to the Sellers pursuant to the Share Exchange Agreement will consist of: (i) an aggregate number of ordinary shares equal to $425,000,000 divided by the redemption price (the “Closing Payment Shares”), of which five percent of the Closing Payment Shares (the “Escrow Shares”) shall be deposited into escrow to secure certain indemnification obligations of the Sellers, plus (ii) earnout payments consisting of up to an additional 5,000,000 ordinary shares if the combined company (and its subsidiaries on a consolidated basis) meets certain financial performance targets for the 2019 fiscal year and an additional 5,000,000 ordinary shares if the combined company (and its subsidiaries on a consolidated basis) meets certain financial performance targets for the 2020 fiscal year (the “Earnout Shares”). In the event that a financial performance target is not met for the 2019 fiscal year and/or 2020 fiscal year but the combined company (and its subsidiaries on a consolidated basis) meets certain financial performance targets for the 2019 fiscal year and 2020 fiscal year combined, the Sellers will be entitled to receive any Earnout Shares that they otherwise did not receive (the “Alternative Earnout”).

Pursuant to our Memorandum and Articles of Association, as amended, we are required, in connection with the Business Combination, to provide all holders of ordinary shares (the “public shareholders”) with the opportunity to redeem their ordinary shares for cash through a tender offer pursuant to the tender offer rules promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Sponsor and the initial shareholders have agreed to waive their redemption rights with respect to any of their founder shares or public shares, if any, in connection with the consummation of the Business Combination. The Offer is being made to provide the public shareholders with such opportunity to redeem their ordinary shares. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

THE OFFER IS CONDITIONED UPON THE SATISFACTION OF THE CLOSING CONDITION (AS FURTHER DESCRIBED IN THIS OFFER TO PURCHASE) AND THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE “THE OFFER — CONDITIONS OF THE OFFER.”

We will fund the purchase of ordinary shares in the Offer with cash available to us from the Trust Account upon consummation of the Business Combination. As of June 30, 2019, TKK had approximately $141,069 of cash and cash equivalents held outside the Trust Account. As of October 14, 2019, TKK had approximately $256.6 million held in the Trust Account. See “The Offer — Source and Amount of Funds.” The Offer is not conditioned on any minimum number of ordinary shares being tendered. The Offer is, however, subject to certain other conditions, including the Closing Condition. See “The Offer —Purchase of Ordinary Shares and Payment of Purchase Price” and “The Offer — Conditions of the Offer.”

TKK’s ordinary shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “TKKS”. As of October 14, 2019, the closing price of the ordinary shares was $10.16 per share. Shareholders are urged to obtain current market quotations for the ordinary shares before deciding whether to tender their ordinary shares pursuant to the Offer.

TKK also has outstanding units (the “Units”), each comprised of one ordinary share, one warrant to purchase one-half of an ordinary share (“warrant”) and one right to acquire one-tenth of one ordinary share upon the consummation of a Business Combination (“right”). The Units, warrants and rights are also listed on Nasdaq under the symbols “TKKSU”, “TKKSW” and “TKKSR”, respectively. The Offer is only open for our ordinary shares, and not the other securities included as part of the Units. You may tender ordinary shares that are included in Units, but to do so you must separate the Units into ordinary shares, warrants and rights prior to tendering such ordinary shares. The separation can typically be accomplished within three business days. See “The Offer — Procedures for Tendering Ordinary Shares.”

Our board of directors has (i) approved our making the Offer, (ii) approved the Share Exchange Agreement and (iii) determined that the Business Combination is in the best interests of TKK and, if consummated, the Business Combination would constitute our initial business combination pursuant to our Memorandum and Articles of Association, as amended. If you tender your ordinary shares in the Offer, you will not participate in the Business Combination with respect to such ordinary shares. However, all outstanding warrants of TKK to purchase ordinary shares will remain outstanding and if you hold rights, you will receive 1/10th of one ordinary share following the Business Combination. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU DO NOT ACCEPT THE OFFER WITH RESPECT TO YOUR ORDINARY SHARES.

Our Sponsor, officers, and certain members of our board of directors will directly benefit from the Business Combination and have interests in the Business Combination that may be different from, or in addition to, the interests of TKK shareholders. See “The Business Combination — Interests of Certain Persons in the Business Combination.”

You must make your own decision as to whether to tender your ordinary shares and, if so, how many ordinary shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.” You should discuss whether to tender your ordinary shares with your broker, if any, or other financial advisors. See “Risk Factors” for a discussion of risks that you should consider, including risks relating to Glory Star, and the inherent difficulty in obtaining accurate valuations on advertising/e-commerce/media companies such as Glory Star, before participating in the Offer.

Our Sponsor and our initial shareholders have agreed to waive their redemption rights in connection with the Offer with respect to the ordinary shares they own and as such, will not tender any shares they hold to TKK. See “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “The Business Combination — Interests of Certain Persons in the Business Combination.”

The information contained herein concerning Glory Star, its business, and industry has been provided by Glory Star.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

Questions and requests for assistance regarding the Offer may be directed to Morrow Sodali LLC, as information agent (the “Information Agent”) for the Offer, at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents, if any, from the Information Agent at the telephone number and e-mail address on the back cover of this Offer to Purchase. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

October 17, 2019

IMPORTANT

If you desire to tender all or any portion of your ordinary shares, you must do one of the following before the Offer expires:

•        if your ordinary shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and have the nominee tender your ordinary shares for you;

•        if you hold certificates for ordinary shares registered in your own name, you must complete and sign the appropriate enclosed Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your ordinary shares and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company;

•        if you are a participant institution of The Depository Trust Company, or DTC, you must tender your ordinary shares according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Ordinary Shares” of this Offer to Purchase; or

•        if you are a holder of Units and wish to tender ordinary shares included in such Units, you must separate the Units into ordinary shares, warrants and rights prior to tendering such ordinary shares pursuant to the Offer. For specific instructions regarding separation of Units, you will need to contact your broker and/or see the letter from your broker/nominee, which includes an instruction form for your completion which provides a box to check to request separation of the Units. Accordingly, while we believe that such separation of the Units can typically be accomplished within three business days, no assurance can be given regarding how quickly units can be separated and Unit holders are urged to promptly contact their broker/nominee if they wish to tender the shares underlying their Units. If you fail to cause your ordinary shares to be separated in a timely manner before the Offer expires, you will not be able to validly tender such ordinary shares prior to the expiration of the Offer.

To validly tender ordinary shares pursuant to the Offer, other than ordinary shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal and deliver it to us in accordance with the procedures described in Offer to Purchase.

We are not making the Offer to, and will not accept any tendered ordinary shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to comply with the applicable laws and regulations to make the Offer to shareholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender your ordinary shares pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the related Letter of Transmittal or other information to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary or the Information Agent for the Offer. You should not assume that the information provided in this Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer.

HOW TO OBTAIN ADDITIONAL INFORMATION

This Offer to Purchase incorporates important information about us that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, the appendices or any other documents we file with the SEC, such information is available without charge upon written or oral request. Please contact the Information Agent for the Offering at:

Morrow Sodali LLC
470 West Avenue — 3rd Floor
Stamford CT 06902
Individuals, please call (800) 662-5200
Banks and brokerage forms, please call (203) 658-9400
Email: TKKS.info@morrowsodali.com

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CERTAIN DEFINITIONS

Unless otherwise stated or where the context otherwise requires, references in this Offer to Purchase to:

•        “we,” “us,” “our,” the “Company,” or “TKK” means the registrant, TKK Symphony Acquisition Corporation, a Cayman Islands exempted company;

•        “Additional Agreements” means the Registration Rights Agreement, Escrow Agreement, Non-Compete Agreements and Lock-Up Agreement, as contemplated by the Share Exchange Agreement;

•        “Memorandum and Articles of Association” means TKK’s Amended and Restated Memorandum and Articles of Association, as further amended and in effect on the date hereof;

•        “Business Combination” means the acquisition of Glory Star by TKK pursuant to the terms of the Share Exchange Agreement;

•        “Business Combination Deadline” means February 20, 2020 (or until June 20, 2020 if we extend the period of time to consummate a business combination through the issuance of 25,000,000 warrants, each to purchase one-half of an ordinary share, as a dividend to our public shareholders (“potential extension warrants”)), the deadline for consummating TKK’s initial business combination;

•        “Cayman Islands Companies Law” means the Cayman Islands Companies Law (2018 Revision), as amended;

•        “Closing Payment Shares” means the ordinary shares of TKK in an aggregate number equal to $425,000,000 divided by the redemption price, that are to be issued to the Sellers upon the consummation of the Business Combination as consideration therefor;

•        “combined company” means TKK (to be renamed “Glory Star New Media Group Holdings Limited”) and its subsidiaries following the consummation of the Business Combination;

•        “Earnout Shares” means a maximum of 10,000,000 ordinary shares that may be issued to the Sellers if, after the Business Consummation, the combined company meets certain financial performance targets for the 2019 fiscal year and 2020 fiscal year;

•        “Escrow Shares” means 5% of the Closing Payment Shares that are to be deposited into escrow to secure certain indemnification obligations of Glory Star and the Sellers;

•        “Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

•        “founder shares” means the ordinary shares held by the Sponsor and other initial shareholders;

•        “FPI” or “FPI status” means a foreign private issuer as defined by and determined pursuant to Rule 3b-4 under the Exchange Act;

•        “Glory Star” means Glory Star New Media Group Limited, a Cayman Islands exempted company;

•        “Glory Star Group” means Glory Star together with its consolidated subsidiaries and VIEs.

•        “Glory Star Parties” are the VIEs, the WFOE and Glory Star, collectively;

•        “Horgos” means Horgos Glory Star Media Co., Ltd., a limited liability company incorporated in the PRC;

•        “initial public offering” or “IPO” means TKK’s initial public offering of Units at $10.00 per Unit which closed in August 2018;

•        “Nasdaq” means the Nasdaq Capital Market;

•        “PRC” means the People’s Republic of China;

•        “private placement warrants” means the warrants issued to an affiliate of the Sponsor in a private placement in connection with the IPO;

•        “public rights” and “rights” means the rights sold as part of the units in the IPO (whether they were purchased in the offering or thereafter in the open market); one right entitles the holder thereof to receive one-tenth (1/10) of an ordinary share upon the consummation of an initial business combination

•        “public shareholders” means holders of public shares;

•        “public shares” means the ordinary shares sold as part of the units in the IPO (whether they were purchased in the offering or thereafter in the open market);

•        “public warrants” or “warrants” are to the redeemable warrants sold as part of the units in the IPO (whether they were purchased in the offering or thereafter in the open market); each warrant entitles the holder thereof to purchase one-half of one ordinary share at a price of $5.75 per half share, subject to adjustment;

•        “Purchase Price” means $10.26 per ordinary share or $256,500,000 in aggregate;

•        “Purchaser Representative” means TKK Symphony Sponsor 1, a Cayman Islands exempted company, as representative of the Purchaser;

•        “RMB” refers to Renminbi, the lawful currency of China;

•        “SEC” means the United States Securities and Exchange Commission;

•        “Securities Act” means the United States Securities Act of 1933, as amended;

•        “Seller Representative” means Bing Zhang, as representative of the Sellers;

•        “Sellers” means the shareholders of Glory Star;

•        “Share Exchange” means the acquisition of the shares of Glory Star from the Sellers pursuant to the terms of the Share Exchange Agreement;

•        “Share Exchange Agreement” means the Share Exchange Agreement, dated as of September 6, 2019, as may be amended from time to time, by and among by and among TKK, Glory Star, WFOE, Xing Cui Can, Horgos, each of the Sellers, the Purchaser Representative, and the Seller Representative.

•        “Sponsor” means TKK Symphony Sponsor 1, a Cayman Islands exempted company;

•        “Trust Account” means the segregated account at Continental Stock Transfer and Trust Company, where certain of the proceeds from our IPO and the sale of the private placement warrants were deposited pursuant to an Investment Management Trust Agreement by and between TKK and Continental Stock Transfer & Trust Company, as trustee;

•        “underwriters” means the underwriters of TKK’s IPO;

•        “Units” means the units issued in TKK’s IPO; each Unit comprised of one ordinary share, one warrant and one right (whether they were purchased in the IPO or thereafter in the open market);

•        “VIE Contracts” means certain documents executed by the VIEs, the WFOE, the shareholders of the VIEs and certain other parties thereto as necessary to implement certain contractual arrangements in the PRC, which allow the WFOE to (i) exercise effective control over the VIEs and their subsidiaries, (ii) receive substantially all of the economic benefits of the VIEs and their subsidiaries; and (iii) have an exclusive option to purchase all or part of the equity interests in the VIEs when and to the extent permitted by PRC law;

•        “VIEs” means Xing Cui Can and Horgos, the variable interest entities of Glory Star;

•        “WFOE” means Glory Star New Media (Beijing) Technology Co., Ltd., a wholly foreign-owned enterprise limited liability company and indirectly wholly-owned by Glory Star; and

•        “Xing Cui Can” means Xing Cui Can International Media (Beijing) Co., Ltd., a limited liability company incorporated in the PRC.

SUMMARY TERM SHEET

This summary term sheet highlights important information regarding the Offer and the Business Combination. To understand the Offer fully and for a more complete description of the terms of the Offer and the Business Combination, you should carefully read this entire Offer to Purchase, including the appendices and documents incorporated by reference, and the Letter of Transmittal. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.

Structure of the Offer	The Offer consists of our offer to purchase ordinary shares, par value $0.0001 per share, of TKK upon the closing of the Offer.
Securities Subject to the Offer	Up to 25,000,000 ordinary shares.
Price Offered Per Ordinary Share in the Offer

$10.26 net to the seller in cash, without interest thereon, which amount represents the amount that was on deposit as of October 14, 2019, in the Trust Account initially established to hold the proceeds of our IPO net of taxes payable, divided by the 25,000,000 ordinary shares sold in the IPO (the “Purchase Price”).

Scheduled Expiration of Offer

5:00 p.m., New York City time, on November 15, 2019 unless the Offer is otherwise extended, which may depend on whether the conditions to closing the Business Combination have been completed, as well as the timing and process of the SEC’s review of the Offer to Purchase, or the Offer has been terminated (the “Expiration Date”).

Party Making the Offer	TKK Symphony Acquisition Corporation, a Cayman Islands exempted company.
Conditions to the Offer

Our obligation to purchase ordinary shares validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things, the Business Combination, in our reasonable judgment, to be determined immediately prior to the Expiration Date, being capable of being consummated substantially contemporaneously with this Offer, but in no event later than three business days after the Expiration Date (we refer to this condition, which is not waivable, as the “Closing Condition”).

Share Exchange Agreement and the Business Combination

The Offer is being made pursuant to the terms of the Share Exchange Agreement by and among TKK, Glory Star and the other parties named therein, pursuant to which TKK will acquire all of the issued and outstanding shares of Glory Star. Upon the consummation of the Share Exchange, Glory Star will become a wholly owned subsidiary of TKK, and TKK will change its name to “Glory Star New Media Group Holdings Limited.” The aggregate consideration to be provided by TKK to the Sellers pursuant to the Share Exchange Agreement will consist of: (i) the Closing Payment Shares (or 41,423,002 ordinary shares assuming a redemption price of $10.26 per share), 5% of which (or 2,071,150 Escrow Shares assuming a redemption price of $10.26 per share) shall be deposited into escrow to secure certain indemnification obligations of Glory Star and the Sellers, plus (ii) earnout payments consisting of up to an additional 10,000,000 Earnout Shares if we (and our subsidiaries on a consolidated basis) meet certain financial performance targets for the 2019 fiscal year and 2020 fiscal year.

Through its subsidiaries and VIEs, Glory Star provides advertisement and content production services, and operates a leading mobile and online advertising, digital media, and entertainment business in China, and is building one of the leading e-commerce platforms in China through its mobile app called 悦享视频 App (“CHEERS App”) that allows its users to access its online store (e-Mall), video content, live streaming, and online games. For further information about Glory Star, please see “Information About TKK and Glory Star Group — Information about Glory Star Group” and “Risk Factors.”

For further information regarding the Offer, see “Questions and Answers About the Offer” beginning on page 4 and “The Offer” beginning on page 106.

QUESTIONS AND ANSWERS ABOUT THE OFFER

General

Q.     What is the background of TKK Symphony Acquisition Corporation?

A:     We are a blank check company incorporated in the Cayman Islands on February 5, 2018. We were incorporated for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. We are not limited to a particular industry or geographic region for purposes of consummating an initial business combination. On August 20, 2018, we consummated an IPO of 22,000,000 Units, generating total gross proceeds of $220,000,000. Simultaneously with the closing of the IPO, we consummated the sale of an aggregate of 11,800,000 private placement warrants at a price of $0.50 per warrant in a private placement to Symphony Holdings Limited (“Symphony”), generating total gross proceeds of $5,900,000. Following the closing of our IPO on August 20, 2018, $220,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the private placement warrants was placed in a Trust Account pending our completion of an initial business combination. On August 22, 2018, in connection with the underwriters’ partial exercise of their over-allotment option, we consummated the sale of an additional 3,000,000 Units at $10.00 per Unit and the sale of an additional 1,200,000 private placement warrants at $0.50 per private placement warrant, generating total gross proceeds of $30,600,000. A total of $30,000,000 of the net proceeds was deposited in the Trust Account, increasing the aggregate proceeds held in the Trust Account to $250,000,000.

On September 12, 2018, the ordinary shares, warrants and rights underlying the Units sold in the IPO began to trade separately.

If we do not consummate an initial business combination by the Business Combination Deadline, it will trigger our automatic winding up, liquidation and dissolution pursuant to the terms of our Memorandum and Articles of Association.

Q.     Who is Glory Star?

A:     Through its subsidiaries and VIEs, Glory Star provides advertisement and content production services, and operates a leading mobile and online advertising, digital media, and entertainment business in China, and is building one of the leading e-commerce platforms in China through its mobile app called 悦享视频 App (“CHEERS App”) that allows its users to access its online store (e-Mall), video content, live streaming, and online games. Glory Star is a Cayman Islands company with its primary business address at F22, Xinhua Technology Building, No. 8 Tuofangying Road, Jiangtai, Chaoyang District, Beijing, People’s Republic of China. Glory Star commenced operations in 2016.

Q.     Who is offering to purchase TKK’s ordinary shares?

A:     TKK is offering to purchase its ordinary shares.

Q.     What securities are sought?

A.     TKK is offering to purchase up to all of its outstanding ordinary shares validly tendered and not properly withdrawn pursuant to the Offer. TKK’s Sponsor and its initial shareholders have agreed to waive their redemption rights with respect to any of their founder shares or public shares, if any, in connection with the consummation of the Business Combination. If you support the proposed Business Combination, you should not tender your ordinary shares pursuant to the Offer, because ordinary shares purchased by TKK pursuant to the Offer will cease to represent an interest in the continuing company following the Business Combination. However, even if you tender your ordinary shares pursuant to the Offer, all outstanding warrants to purchase ordinary shares will remain outstanding, and each outstanding right will be automatically converted into one-tenth (1/10) of an ordinary share upon consummation of the Business Combination.

Q.     Why are we making the Offer?

A.     Pursuant to our Memorandum and Articles of Association, we are required, in connection with the Business Combination, to provide all holders of our ordinary shares with the opportunity to redeem their ordinary shares for their pro rata share of our Trust Account (net of taxes payable). The Offer is being made to provide our shareholders with such opportunity to redeem their ordinary shares. Our Sponsor and the initial shareholders have agreed to waive such redemption rights with respect to any ordinary shares they have acquired. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

Promptly following the scheduled Expiration Date, we will publicly announce whether the offer conditions have been satisfied or waived (as applicable) and whether the Offer has been completed, extended or terminated. If such offer conditions are satisfied or waived (as applicable), promptly after the Expiration Date and substantially contemporaneously with the completion of the Business Combination, we shall purchase and pay the Purchase Price for each ordinary share validly tendered and not properly withdrawn. Public shareholders who have redeemed their shares will also be entitled to receive a pro rata portion of the additional accrued interest, if any, remaining in the Trust Account, which we expect to be nominal.

Q.     Why is the Offer for 25,000,000 ordinary shares?

A.     Pursuant to our Memorandum and Articles of Association, we are required, in connection with the Business Combination, to provide all holders of our shares with the opportunity to redeem their ordinary shares through a tender offer pursuant to the tender offer rules promulgated under the Exchange Act. The Offer is being made to provide our shareholders with such opportunity to redeem their ordinary shares in connection with consideration of the Business Combination. The Sponsor and the initial shareholders of TKK have agreed to waive their redemption rights with respect to any of their founder shares or public shares, if any, in connection with the consummation of the Business Combination. See “The Offer — Purpose of the Offer; Certain Effects of the Offer.”

Q.     What if the conditions to the Offer are not satisfied?

A.     Our obligation to purchase ordinary shares validly tendered and not properly withdrawn at the Expiration Date is conditioned upon, among other things, the satisfaction of the Closing Condition. If we are unable to satisfy the Closing Condition, we may amend, terminate or extend the Offer. If we terminate the Offer, we will NOT: (i) purchase any ordinary shares pursuant to the Offer or (ii) consummate the Business Combination in accordance with the terms of the Share Exchange Agreement. Ordinary shares tendered pursuant to the Offer but not purchased by us in the Offer will be returned at our expense promptly following the expiration of the Offer.

If we do not consummate the Business Combination on or before February 20, 2020 (or until June 20, 2020 if we extend the period of time to consummate a business combination through the issuance of 25,000,000 potential extension warrants), we will terminate the Offer unless we find an alternative deal and will commence winding up of our affairs and will liquidate without completing a business combination. See “The Offer — General” and “The Offer — Purchase Price.”

Q.     What will be the purchase price for the ordinary shares and what will be the form of payment?

A.     The Purchase Price for the Offer is $10.26 per ordinary share, which amount represents the amount that was on deposit as of October 14, 2019, in the Trust Account initially established to hold the proceeds of our IPO net of taxes payable, divided by the 25,000,000 ordinary shares sold in the IPO. All ordinary shares we purchase will be purchased at the Purchase Price. Public shareholders who have redeemed their shares will also be entitled to receive a pro rata portion of the additional accrued interest, if any, remaining in the Trust Account, which we expect to be nominal. See “The Offer — General” and “The Offer — Purchase Price.” If your ordinary shares are purchased in the Offer, you will be paid the Purchase Price in cash promptly after the Expiration Date.

Q.     Has TKK or its board of directors adopted a position on the Offer?

A.     Our board of directors has (i) approved our making this Offer, (ii) approved the Share Exchange Agreement and (iii) determined that the Business Combination is in the best interests of TKK and, if consummated would constitute the initial business combination pursuant to our Memorandum and Articles of Association. If the Closing Condition is not satisfied, we will be unable to consummate the Business Combination. If you support the proposed Business Combination, you should not tender your ordinary shares pursuant to the Offer, because ordinary shares purchased pursuant to the Offer will cease to represent an interest in the continuing company following the Business Combination. However, even if you tender your ordinary shares pursuant to the Offer, all outstanding warrants to purchase ordinary shares will remain outstanding, and each outstanding right of TKK will be automatically converted into one-tenth (1/10) of an ordinary share. OUR BOARD OF DIRECTORS

UNANIMOUSLY RECOMMENDS THAT YOU DO NOT ACCEPT THE OFFER WITH RESPECT TO YOUR ORDINARY SHARES. You must make your own decision as to whether to tender your ordinary shares and, if so, how many to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer.

The Business Combination

Q.     Is there a Share Exchange Agreement related to the Offer?

A.     Yes. On September 6, 2019, TKK, Glory Star and other parties entered into the Share Exchange Agreement, pursuant to which, among other things and subject to the terms and conditions contained in the Share Exchange Agreement, TKK will acquire all the issued and outstanding shares of Glory Star and Glory Star will become a wholly owned subsidiary of TKK. On the Closing of the Business Combination, TKK will change its name to “Glory Star New Media Group Holdings Limited.”

Q.     What is the structure of the Business Combination and the Exchange Consideration?

A.     Upon the closing of the Business Combination, TKK will acquire from the Sellers all of the outstanding shares of Glory Star. The Sellers will receive an aggregate number of ordinary shares equal to $425,000,000 divided by the redemption price (or 41,423,002 ordinary shares assuming a redemption price of $10.26 per share), 5% of which (or 2,071,150 Escrow Shares assuming a redemption price of $10.26 per share) will be deposited into escrow to secure certain indemnification obligations. The Sellers will also be entitled to receive up to 10 million additional ordinary shares if we meet certain financial performance targets for the 2019 and 2020 fiscal years. The Share Exchange Agreement is based on an equity valuation of Glory Star of $425,000,000 with the right to earn up to 10,000,000 Earnout Shares. TKK has entered into a Registration Rights Agreement with the Sponsor and the Sellers pursuant to which TKK will grant certain registration rights to the Sellers with respect to the registration of the Closing Payment Shares and Earnout Shares. TKK expects that the Sellers will seek to have their shares in TKK registered for resale under the Registration Rights Agreement promptly following the closing of the Business Combination.

Approximately $256.6 million was held in the Trust Account as of October 14, 2019. As further required by the terms of the Share Exchange Agreement, we cannot consummate the Business Combination unless we retain an amount of net tangible assets of no less than $5,000,001 upon consummation of a Business Combination, after giving effect to the completion of the Redemption and any private placement financing and including the consolidated net tangible assets of Glory Star Group.

Q.     What will be the ownership and organizational structure of TKK after consummation of the Business Combination?

A.      After the Business Combination, assuming no redemptions of public shares for cash in the Offer and a $10.26 redemption price, TKK’s current public shareholders will own approximately 36.49% of TKK, while TKK’s current directors, officers and initial shareholders, including the Sponsor, and EarlyBirdCapital, will collectively own approximately 8.56% of TKK, and the pre-Business Combination Sellers will own approximately 54.95% of the combined company. Assuming redemption by holders of all of the outstanding public shares in the Offer and a $10.26 redemption price, TKK’s current public shareholders will own 4.96% of TKK, TKK’s current directors, officers and initial shareholders, including the Sponsor, and EarlyBirdCapital, will own approximately 12.81% of TKK, and the Sellers will own approximately 82.23% of TKK.

Additionally, immediately following the consummation of the Business Combination, the board of directors of TKK is expected to be composed of five directors. Glory Star will have the right to designate four directors, at least two of whom must satisfy applicable independent director requirements and TKK will have the right to designate one director who must satisfy applicable independent director requirements. It is anticipated that Mr. Bing Zhang will be appointed as Chairman and Mr. Sing Wang will be the TKK’s representative to the board, with the remaining three proposed members to the board to be determined.

Q.     Will there be a single controlling shareholder following the completion of the Business Combination?

A.     Yes. The ownership of ordinary shares following the consummation of the Business Combination will depend on the number of ordinary shares that are validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer. Assuming that 75,373,002 ordinary shares are outstanding upon consummation of the

Business Combination and that no ordinary shares have been redeemed and a $10.26 redemption price, Bing Zhang will beneficially own in the aggregate approximately 20.30% of the outstanding ordinary shares. See “Principal Shareholders” for more information regarding the beneficial ownership of TKK following the Business Combination.

Q.     What assumptions have we made when disclosing ownership information?

A.     We have made several assumptions with respect to ownership of ordinary shares following the consummation of the Business Combination. These assumptions impact certain calculations of post-transaction ownership and voting rights throughout this Offer to Purchase. Unless otherwise expressly stated, all such calculations relating to beneficial ownership and voting rights post-Business Combination assume: (i) that no ordinary shares are validly tendered pursuant to the Offer; and (ii) the issuance of 41,423,002 ordinary shares as consideration to the Sellers in connection with the Business Combination assuming a redemption price of $10.26 per share (excluding any Earnout Shares) and treating the Escrow Shares as fully owned by the Sellers.

Q.     Are there other agreements that will be entered into in connection with the Business Combination?

A.     Yes. In addition to the Share Exchange Agreement, the following agreements have been or will be executed in connection with the Business Combination:

•        Registration Rights Agreement.    TKK entered into a Registration Rights Agreement with the Purchaser Representative and the Sellers pursuant to which TKK shall grant each Seller certain registration rights with respect to the registration of the Closing Payment Shares and Earnout Shares.

•        Escrow Agreement.    TKK and the Seller Representative will enter into an agreement to deposit 5% of the Closing Payment Shares into escrow to be set aside to secure certain indemnification obligations of Glory Star and the Sellers pursuant to the Share Exchange Agreement.

•        Lock-Up Agreements.    TKK, the Purchaser Representative and certain Sellers that directly or indirectly own in excess of 10% of Glory Star’s equity prior to the consummation of the Business Combination also entered into Lock-Up Agreements with respect to their Exchange Shares (including Escrow Shares) and Earnout Shares.

•        Non-Competition and Non-Solicitation Agreement.    TKK, the Purchaser Representative, Glory Star and certain Sellers that directly or indirectly own in excess of 30% of Glory Star’s equity prior to the Closing (including Glory Star’s chairman) and their principal also entered into Non-Competition and Non- Solicitation Agreements in favor of TKK, Glory Star and their respective successors, affiliates and subsidiaries and variable interest entities relating to the post-Closing company’s business.

Q.     Are the Offer and the Business Combination conditioned on one another?

A.     Yes. Pursuant to the terms of the Share Exchange Agreement, it is a condition to the consummation of the Business Combination that the Offer is conducted in accordance with the terms of the Share Exchange Agreement, and, pursuant to the terms of this Offer to Purchase, the Offer is subject to the condition that the Closing Condition (as described below) is satisfied, among other conditions. If the Closing Condition is not satisfied by the Expiration Date, we will terminate or extend the Offer. In the event the Offer is terminated, we will promptly return any ordinary shares, at our expense, that were delivered pursuant to the Offer upon the expiration or termination of the Offer and we will not consummate the Business Combination. If we do not consummate the Business Combination on or before February 20, 2020 (or until June 20, 2020 if we extend the period of time to consummate a business combination through the issuance of 25,000,000 potential extension warrants), we will terminate the Offer and will commence winding up of our affairs and will liquidate without completing a business combination. See “The Share Exchange Agreement.”

Q.     What are the most significant conditions to the Offer?

A.     Our obligation to purchase ordinary shares validly tendered and not properly withdrawn at the Expiration Date is conditioned upon satisfaction of the Closing Condition.

Q.     What are the most significant conditions to the Business Combination?

A.     General Conditions

Consummation of the Business Combination is conditioned on the satisfaction of each of the following conditions, among others:

•        the election or appointment of members to TKK’s board of directors as described above;

•        TKK (together with the Glory Star Group) having at least $5,000,001 in net tangible assets upon consummation of a Business Combination, after giving effect to the completion of the Redemption and any private placement financing; and

•        TKK’s ordinary shares continue to be listed on Nasdaq immediately following the Closing and TKK has at least 300 round-lot shareholders.

Conditions to Obligations of TKK

The obligations of TKK to consummate the Business Combination are subject to the satisfaction or waiver of certain conditions, including the following conditions, among others:

•        TKK shall have received employment agreements in form and substance reasonably acceptable to TKK and Glory Star between certain individuals and either TKK or a Glory Star Group company, executed by the parties thereto;

•        TKK shall have received the Escrow Agreement, the duly executed VIE Contracts and evidence that certain contracts involving Glory Star Group companies and/or any of the Sellers or other related persons have been terminated with no further liability of Glory Star Group thereunder; and

•        each of the Non-Competition Agreement, the Lock-Up Agreement and the Registration Rights Agreement being in full force and effect in accordance with its terms as of the Closing.

Conditions to Obligations of the Sellers

The obligations of the Sellers to consummate the Business Combination are subject to the satisfaction or waiver of certain conditions, including the following conditions, among others:

•        Glory Star shall have received the Escrow Agreement, duly executed by TKK, the Purchaser Representative and the Escrow Agent; and

•        each of the Non-Competition Agreement, the Lock-Up Agreement and the Registration Rights Agreement being in full force and effect in accordance with its terms as of the Closing.

Additionally, Glory Star has a termination right if TKK does not have sufficient funds available at the Closing, after giving effect to the Offer, but excluding Glory Star Group’s cash to pay certain amounts owed to the underwriters of its initial public offering.

If any of the conditions to the Business Combination are not satisfied, TKK or the Sellers, as applicable, may choose to exercise any applicable right to terminate the Share Exchange Agreement. See “Risk Factors — Risks Relating to the Consummation of the Business Combination” and “The Share Exchange Agreement — Conditions to Closing of the Business Combination.” We refer to the conditions to the Offer and the Business Combination, as the “offer conditions.” See “The Share Exchange Agreement — Conditions to Closing of the Business Combination” and “The Offer — Conditions of the Offer.”

Q.     What interests do our directors, executive officers, and Sponsor have in the Business Combination?

A.     Our Sponsor and certain of TKK’s directors and officers have interests in the Business Combination that may be different from, or in addition to, the interests of TKK’s shareholders. If the Business Combination is not completed by the Business Combination Deadline, TKK will be required to liquidate following distribution of the amounts in the Trust Account. In such event, there will be no distribution from the Trust Account with respect to the 6,250,000 ordinary shares held by the Sponsor and other initial shareholders or the 13,000,000 private placement warrants held by Symphony, which would expire worthless. Certain of TKK’s directors and executive officers are affiliated with the Sponsor.

Unless TKK consummates the Business Combination, its officers, directors and their respective affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceeded the amount of its working capital. As a result, the financial interest of TKK’s officers, directors and their respective affiliates could influence their motivation in pursuing Glory Star as a target and therefore there may be a conflict of interest when determining whether the Business Combination is in TKK’s shareholders’ best interests.

In addition, an affiliate of the Sponsor has contractually agreed that, if TKK liquidates prior to the consummation of a business combination, it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by TKK for services rendered or contracted for or products sold to it. In addition, the Sponsor has provided loans to us in the aggregate amount of $350,000 as of June 30, 2019, and we expect that the Sponsor will provide additional loans to us prior to the Business Combination Deadline, which loans are repayable only upon the consummation of a business combination. Therefore, the Sponsor has a financial interest in consummating any business combination, thereby resulting in a potential conflict of interest. The Sponsor or its affiliates could influence TKK’s officers’ and directors’ motivation in pursuing Glory Star as a target and therefore there may be a conflict of interest when the directors and officers determine whether the Business Combination is in TKK’s shareholders’ best interests.

If the Business Combination with Glory Star is completed, the board of directors of TKK is expected to be composed of five directors. The Sellers will have the right to designate four directors and TKK will have the right to designate one director. Three of the directors must satisfy applicable independent director requirements.

The exercise of TKK’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in best interests of TKK’s shareholders.

The Offer

Q.     How will TKK fund the payment for the ordinary shares?

A.     We will use funds on deposit in the Trust Account to purchase the ordinary shares of redeeming shareholders. See “The Offer — Source and Amount of Funds,” “The Offer — Purpose of the Offer; Certain Effects of the Offer” and “The Share Exchange Agreement.” The Purchase Price for the Offer is $10.26 per ordinary share, which amount represents the amount that was on deposit as of October 14, 2019, in the Trust Account initially established to hold the proceeds of our IPO net of taxes payable, divided by the 25,000,000 ordinary shares sold in the IPO. Public shareholders who have redeemed their shares will also be entitled to receive a pro rata portion of the additional accrued interest, if any, remaining in the Trust Account, which we expect to be nominal. At October 14, 2019, the balance in our Trust Account was approximately $256.6 million.

Q.     How long do I have to tender my ordinary shares?

A.     The Offer will expire on November 15, 2019 at 5:00p.m., New York City time, unless we extend or terminate the Offer. You may tender your ordinary shares pursuant to the Offer until the Offer expires on the Expiration Date. Consistent with the terms of the Offer, we may extend the Offer depending on whether the conditions to the Business Combination have been satisfied and the timing and process of the SEC’s review of the Offer to Purchase and related materials and for other reasons. See “The Offer — General,” “The Offer — Purchase Price,” and “The Offer — Extension of the Offer; Termination; Amendment.” If a broker, dealer, commercial bank, trust company or other nominee holds your ordinary shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline. See “The Offer — Procedures for Tendering Ordinary Shares.”

Q.     Can the Offer be extended, amended or terminated and, if so, under what circumstances?

A.     We may extend or amend the Offer to the extent we determine such extension or amendment is necessary or is required by applicable law, rule or regulation, subject to certain restrictions in our Memorandum and Articles of Association and the Share Exchange Agreement. If we extend the Offer, we will delay the acceptance of any ordinary shares that have been validly tendered and not properly withdrawn pursuant to the Offer. We can also terminate the Offer if any of the offer conditions listed in “The Offer — Conditions of the Offer” are not satisfied, and the satisfaction thereof has not been waived. See “The Offer — Extension of the Offer; Termination; Amendment.”

Q.     How will I be notified if the Offer is extended or amended?

A.     If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See “The Offer — Extension of the Offer; Termination; Amendment.”

Q.     How do I tender my ordinary shares?

A.     If you hold your ordinary shares in your own name as a holder of record and decide to tender your ordinary shares, you must deliver your ordinary shares by mail or physical delivery and deliver a completed and signed Letter of Transmittal or an Agent’s Message (as defined in “The Offer — Procedures for Tendering Ordinary Shares”) to Continental Stock Transfer & Trust Company (the “Depositary”) before 5:00 p.m., New York City time, on November 15, 2019 or such later time and date to which we may extend the Offer.

If you hold your ordinary shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker or other nominee if you wish to tender your ordinary shares. See “The Offer — Procedures for Tendering Ordinary Shares” and the instructions to the Letter of Transmittal.

If you are a participant institution of The Depository Trust Company (“DTC”), you must tender your ordinary shares, according to the procedure for book-entry transfer described in “The Offer — Procedures for Tendering Ordinary Shares” of this Offer to Purchase.

You may contact Morrow Sodali LLC (the “Information Agent”) or your broker for assistance. The telephone numbers and e-mail address for the Information Agent are set forth on the back cover of this Offer to Purchase. See “The Offer — Procedures for Tendering Ordinary Shares” and the instructions to the Letter of Transmittal.

Q.     Can I tender my Units in the Offer?

A.     No. The Offer is only being made for our ordinary shares. If any or all of your ordinary shares are held as part of a Unit and you wish to tender the ordinary shares included in such Units, you will need to separate the Unit into its component pieces prior to exercising your redemption rights with respect to the ordinary shares in the Offer and undertake all actions necessary to allow for tender of the separated shares. For specific instructions regarding separation of Units, you will need to contact your broker and/or see the letter from your broker/nominee, which includes an instruction form for your completion which provides a box to check to request separation of the Units. The voluntary separation of the Units occurs through the facilities of the DTC and is subject to the procedures of DTC and the various broker/nominees who hold their positions through DTC. Accordingly, while we believe that such separation of the Units can typically be accomplished within three business days, no assurance can be given regarding how quickly units can be separated and Unit holders are urged to promptly contact their broker/nominee if they wish to tender the shares underlying their Units. If you fail to cause your ordinary shares to be separated in a timely manner before the Offer expires, you will not be able to validly tender such ordinary shares prior to the expiration of the Offer.

Q.     Can I tender my warrants or rights in the Offer?

A.     No. The Offer is only being made for our ordinary shares. We are not offering to purchase our warrants or rights in the Offer. Furthermore, our warrants are not exercisable until the consummation of an initial business combination and therefore a warrant holder will not be able to exercise his, her or its warrants to purchase ordinary shares and then tender the ordinary shares pursuant to the Offer. In addition, the rights will not convert into one-tenth (1/10) of an ordinary share until the consummation of an initial business combination.

Q.     Until what time can I withdraw previously tendered ordinary shares?

A.     You may withdraw your tendered ordinary shares at any time prior 5:00 p.m., New York City time, on November 15, 2019 or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered ordinary shares for payment, you may withdraw your tendered ordinary shares at any time after 5:00 p.m., New York City time, on November 15, 2019. See “The Offer — Withdrawal Rights.”

Q.     How do I properly withdraw ordinary shares previously tendered?

A.     You must deliver, on a timely basis, a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer in order to properly withdraw your ordinary shares. Your notice of withdrawal must specify your name, the number of ordinary shares to be withdrawn and the name of the registered holder of such ordinary shares. Certain additional requirements apply if the certificates for ordinary shares to be withdrawn have been delivered to the Depositary or if your ordinary shares have been tendered under the procedure for book-entry transfer set forth in “The Offer — Procedures for Tendering Ordinary Shares.” See “The Offer — Withdrawal Rights.”

Q.     When will TKK pay for the ordinary shares I tender that are accepted for purchase?

A.     We will pay the Purchase Price in cash for the ordinary shares we purchase promptly, and in any event concurrently with the consummation of the Business Combination, after (i) the expiration of the Offer if the offer conditions are satisfied or waived (as applicable), and (ii) our acceptance of the ordinary shares for payment. We will pay for the ordinary shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer provided that the offer conditions are met. The Depositary will act as your agent and will transmit to you the payment for all of your ordinary shares accepted for payment. See “The Offer — Purchase of Ordinary Shares and Payment of Purchase Price.”

Q.     Will I have to pay brokerage fees and commissions if I tender my ordinary shares?

A.     If you are a holder of record of your ordinary shares and you tender your ordinary shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your ordinary shares in street name through a broker, bank or other nominee and your broker tenders ordinary shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “The Offer — Procedures for Tendering Ordinary Shares.”

Q.     What are the U.S. federal income tax consequences if I tender my ordinary shares?

A.     The receipt of cash for your tendered ordinary shares will generally be treated for U.S. federal income tax purposes either as a sale or exchange transaction or as a distribution. Because we are a PFIC (defined below), beneficial owners of ordinary shares should review “Material U.S. Federal Income Tax Consequences” below and are urged to consult their personal tax advisors with respect to the tax implication of a potential tender of shares pursuant to this Offer.

Q.     Will I have to pay stock transfer tax if I tender my ordinary shares?

A.     We will not pay any stock transfer taxes in connection with this Offer. If you instruct the Depositary in the Letter of Transmittal to make the payment for the ordinary shares to anyone other than the registered holder, you may incur a stock transfer tax. See “The Offer — Purchase of Ordinary Shares and Payment of Purchase Price.”

Q.     Whom do I contact if I have questions about the Offer?

A.     For information or assistance, you may contact the Information Agent at the telephone numbers and e-mail address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other related documents from the Information Agent at: (800) 662-5200. Banks and brokers can call collect at (203) 658-9400.

Q.     How will the Offer affect the number of ordinary shares outstanding and the number of our shareholders?

A.     As of October 14, 2019, we had an aggregate of 31,450,000 ordinary shares outstanding. In addition, we had outstanding warrants (including warrants included in Units) to acquire 19,000,000 ordinary shares at an exercise price of $11.50 per whole share.

If no ordinary shares are tendered in this Offer, and prior to the completion of the Business Combination, the total number of our outstanding ordinary shares will not change (we will have 31,450,000 ordinary shares outstanding). If the Offer is fully subscribed, following our purchase of the ordinary shares tendered pursuant to this Offer, and prior to the completion of the Business Combination, we will have 6,450,000 ordinary shares outstanding. However, our Sponsor and our initial shareholders have agreed not to tender any shares that they own in this Offer. Warrants and rights are not subject to the Offer and therefore the respective number of warrants and rights outstanding will not be affected by the Offer. See “The Offer — Purpose of the Offer; Certain Effects of the Offer,” “The Offer —Source and Amount of Funds” and “Principal Shareholders.”

To the extent any of our shareholders validly tender their ordinary shares (without subsequently properly withdrawing such tendered ordinary shares) and that tender is accepted by us, the number of our holders would be reduced. See “The Offer — Purpose of the Offer; Certain Effects of the Offer,” and “Source and Amount of Funds.”

Q.     Is there a limit on the total number of ordinary shares that may be tendered?

A.     Our Memorandum and Articles of Association provide that we may not redeem our ordinary shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of a Business Combination, after giving effect to the completion of the Redemption and any private placement financing. Other than this limitation, our Memorandum and Articles of Association do not provide a specified maximum redemption threshold. In addition, as a result of the Business Combination being consummated concurrently with the redemption of ordinary shares in the Offer, we will have in excess of $5,000,001 in net tangible assets when combined with the net tangible assets of the Glory Star Group, even if all ordinary shareholders tender their shares. As such, there is no effective limitation on the number of outstanding shares held by our public shareholders that may be redeemed in order to close the Business Combination.

Q.     What will happen if I do not tender my ordinary shares?

A.     Shareholders who choose not to tender their ordinary shares will retain their ordinary shares and participate in the Business Combination.

Continuing shareholders that do not tender their ordinary shares will also be subject to several other risks including:

•        reduced public float and therefore reduced liquidity;

•        the ordinary shares could be delisted from Nasdaq if we do not meet applicable requirements;

•        share price declines; and

•        risks related to the operation of Glory Star Group’s business following the consummation of the Business Combination.

See “Description of TKK’s Securities and Material Differences in the Rights of Shareholders Following the Business Combination.”

Q.     If I object to the price being offered for my ordinary shares, will I have appraisal rights?

A.     No appraisal rights will be available to you in connection with the Offer. See “The Offer — Appraisal Rights.”

RISK FACTORS

You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this Offer to Purchase, including matters addressed in the section entitled “Forward-Looking Statements” before you decide whether to tender ordinary shares in this Offer. We caution you not to place undue reliance on the forward-looking statements contained in this Offer, which speak only as of the date hereof.

Risks Relating to Glory Star Group’s Business and Industry

There are many risks and uncertainties that may affect Glory Star Group’s operations, performance, development and results. Many of these risks are beyond Glory Star’s control. The following is a description of the important risk factors that may affect Glory Star Group’s business. If any of these risks were to actually occur, Glory Star Group’s business, financial condition or results of operations could be materially adversely affected. Additional risks and uncertainties not currently known to Glory Star Group or that Glory Star Group currently considers to be immaterial may also materially adversely affect its business, financial condition or results of operations.

If Glory Star Group fails to anticipate user preferences and provide high-quality content, especially popular original content, in a cost-effective manner, it may not be able to attract and retain users to remain competitive.

Glory Star Group’s success depends on its ability to maintain and grow users and user time spent on its CHEERS App. To attract and retain users and compete against its competitors, Glory Star Group must continue to offer high-quality content, especially popular original content that provides its users with a superior online entertainment experience. To this end, Glory Star Group must continue to produce new original content and source new talent and producers in a cost effective manner. Given that it operates in a rapidly evolving industry, Glory Star Group must anticipate user preferences and industry trends and respond to such trends in a timely and effective manner. If Glory Star Group fails to fulfill the needs and preferences of its users in order to deliver a superior user experience or control its costs in doing so, it may suffer from reduced user traffic, and its business, financial condition and results of operations may be materially and adversely affected.

Glory Star Group currently relies on its in-house team of employees to generate creative ideas for original content and to supervise the original content origination and production process and intends to continue to invest its human and capital resources in such content production. Glory Star Group faces fierce competition for qualified personnel in a limited pool of high-quality creative talent. If it is not able to compete effectively for highly qualified personnel or attract and retain top talent at reasonable costs, its original content production capabilities would be materially and adversely impacted. If Glory Star Group is unable to offer popular original content that addresses its user’s tastes and preferences in a cost effective manner, it may suffer a reduction in user traffic and its business, financial condition and results of operations may be materially and adversely affected.

Glory Star Group operates in a capital intensive industry and requires a significant amount of cash to fund its operations and to produce or acquire high quality video content. If it fails to obtain sufficient capital to fund its operations, its business, financial condition and future prospects may be materially and adversely affected.

The operation of an internet video streaming content provider and producer of television shows requires significant and continuous investment in content production or acquisition and video production technology. Producing high-quality original content is costly and time-consuming and typically requires a long period of time in order to realize a returns on investment, if at all. If Glory Star Group cannot obtain adequate capital to meet its capital needs, it may not be able to fully execute its strategic plans for growth and its business, financial condition and prospects may be materially and adversely affected. Glory Star anticipates it will need approximately $75 million to support its working capital needs in the next twelve (12) months. Even though Glory Star Group has recognized net income for the years ended December 31, 2017 and 2018, historically Glory Star Group has funded its working capital requirements through profits, bank loans and private placement of capital raise. As of June 30, 2019, Glory Star Group had approximately $38.2 million in working capital.

If Glory Star Group’s efforts to retain users and attract new users for its mobile and on-line video content and e-commerce products are not successful, its business, financial condition and results of operations will be materially and adversely affected.

In addition to its content production for television shows, Glory Star Group has experienced significant user growth for its mobile and on-line video and e-commerce products over the past several years. Glory Star Group’s ability to continue to retain users and attract new users will depend in part on its ability to consistently provide its users with compelling content choices, as well as a quality experience for selecting and viewing video content. If Glory Star Group introduces new features or service offerings, or change the mix of existing features and services offerings, in a manner that is not favorably received by its users, it may not be able to attract and retain users and its business, financial condition and results of operations would be materially and adversely affected.

If Glory Star Group fails to retain existing or attract new advertising customers to advertise within its mobile and online video content or on its e-commerce platform, maintain and increase its wallet share of advertising budget, or if it is unable to collect accounts receivable in a timely manner, its business, financial condition and results of operations may be materially and adversely affected.

Glory Star Group generates a substantial part of its revenues from advertising placed within its mobile and online video content and on its e-commerce platform. With the launch of its e-Mall in 2019, Glory Star Group anticipates that although mobile and online advertising revenue as a percentage of its total revenues is expected to decreased due to the fast growth in revenues generated in its e-Mall, its mobile and online advertising business is still growing and remains one of its largest sources of revenue. However, because its advertising customers are not under long term contracts, Glory Star Group may not be able to retain its advertising customers in the future, attract new advertising customers continuously or be able to retain its advertising customers at all. If its advertising customers find that they can generate better returns elsewhere, or if Glory Star Group’s competitors provide better online advertising services to suit the advertising customers’ goals, Glory Star Group may lose some or all of its advertising customers. In addition, third parties may develop and use certain technologies to block the display of online advertisements, and should this occur Glory Star Group’s members will be able to skip the viewing of its advertising customers’ advertisements, which may in turn cause Glory Star Group to lose advertising customers. If Glory Star Group’s advertising customers determine that their expenditures on internet video streaming platforms or its video content does not generate expected returns, they may allocate a portion or all of their advertising budgets to other advertising channels such as television, newspapers and magazines or other internet channels such as e-commerce and social media platforms, and reduce or discontinue business with us. Since most of Glory Star Group’s advertising customers are not bound by long-term contracts, they may easily reduce or discontinue advertising arrangements without incurring material liabilities. Failure to retain existing advertising customers or attract new advertising customers to advertise within the video content produced by us or on our e-commerce platform may materially and adversely affect Glory Star Group’s business, financial conditions and results of operations.

Glory Star Group’s brand advertising customers typically enter into advertising agreements through various third-party advertising agencies. In China’s advertising industry, advertising agencies typically have good relationships and maintain longer periods of cooperation with the brand advertising customers they represent. In addition to entering into advertising contracts directly with advertising customers, Glory Star Group also enters into advertising contracts with third-party advertising agencies, which represent advertising customers, even if Glory Star Group has direct contact with such advertisers. As a result, it relies on third-party advertising agencies for sales to, and collection of payment from, its brand advertisers. The financial soundness of its advertising customers and advertising agencies may affect its collection of accounts receivable. Glory Star Group makes a credit assessment of its advertising customers and advertising agencies to evaluate the collectability of the advertising service fees before entering into an advertising contract. However, Glory Star Group may not be able to accurately assess the creditworthiness of each advertising customer or advertising agency, and any inability of advertising customers or advertising agencies to pay Glory Star Group for its services in a timely manner would negatively our liquidity and cash flows and may materially and adversely affect our business, financial condition and results of operations.

Glory Star Group operates in a highly competitive market and it may not be able to compete effectively.

Glory Star Group faces significant competition in China in various sub-market it operates, primarily from Alibaba (Nasdaq: BABA), Pin Duouo (Nasdaq:PDD), Douyu (Nasdaq: DOYU), Qu Toutiao (Nasdaq: QTT), Mango Media (SZ.300413), and Zhong Tian Guangze (SH.603721). Glory Star Group competes for users, usage time, advertising customers, and shoppers. Some of its competitors have a longer operating history and significantly greater financial resources than it does, and, in turn, may be able to attract and retain more users, usage time and advertising customers. Glory Star Group’s competitors may compete with it in a variety of ways, including by conducting brand promotions and other marketing activities, and making investments in and acquisitions of its business partners. If any of its competitors achieves greater market acceptance than it does or is able to offer more attractive internet video content, its user traffic and its market share may decrease, which may result in a loss of advertising customers, shoppers, and users, as well as have a material and adverse effect on its business, financial condition and results of operations. Glory Star Group also faces competition for users and user time from major television stations, which are increasing their internet video offerings. Glory Star Group also faces competition from users and user time from other internet media and entertainment services, such as internet and social media platforms that offer content in emerging and innovative media formats..

The success of Glory Star Group’s business depends on its ability to maintain and enhance its brand.

Glory Star Group believes that maintaining and enhancing its brand is of significant importance to the success of its business. Glory Star Group’s well-recognized brand is critical to increasing its user base and, in turn, expanding its shoppers for its e-commerce platform and attractiveness to advertising customers and content providers. Since the internet video industry is highly competitive, maintaining and enhancing its brand depends largely on its ability to become and remain a market leader in China, which may be difficult and expensive to accomplish. To the extent its original content is perceived as low quality or otherwise not appealing to users, Glory Star Group’s ability to maintain and enhance its brand may be adversely impacted which in turn may result in a loss of users for our mobile and online video and e-commerce platform.

Increases in professionally-produced content, or PPC, by others may have a material and adverse effect on Glory Star Group’s business, financial condition and results of operations.

Glory Star Group depends on the quality of its PPC for the success of its business model. The amount of PPC, especially TV series and movies, have recently increased significantly in China and may continue to increase in the future. Due to relatively robust online advertising budgets, internet video streaming platforms are generating more revenues and are competing aggressively to produce and license more PPC in general. As the demand for quality PPC grows, the number of PPC producers will likely grow resulting in an increase in competition for Glory Star Group’s users and usage time, which in turn may result in a loss of advertising customers, users, and shoppers on our e-commerce platform. Any significant loss in advertising customers, users, or shoppers on our e-commerce platform would have a material and adverse effect on our business, financial condition and results of operations.

The continued and collaborative efforts of Glory Star Group’s senior management and key employees are crucial to its success, and any loss of senior management or key employees may materially and adversely affect our business, financial condition and results of operations.

Glory Star Group’s success depends on the continued and collaborative efforts of its senior management, especially its executive officers, including its founder, Mr. Bing Zhang. If one or more of Glory Star Group’s executives or other key personnel are unable or unwilling to continue to provide their services, Glory Star Group may not be able to find suitable replacements easily or at all. Competition for management and key personnel is intense and the pool of qualified candidates is limited. Glory Star Group may not be able to retain the services of its executives or key personnel, or attract and retain experienced executives or key personnel in the future. If any of its executive officers or key employees joins a competitor or forms a competing business, Glory Star Group may lose crucial business secrets, technological know-how, advertisers and other valuable resources. Each of Glory Star Group’s executive officers and key employees has entered into an employment agreement which contains non-compete provisions. However, Glory Star Group cannot assure you that they will abide by the employment agreements or that Glory Star Group’s efforts to enforce these agreements will be effective enough to protect its interests

Glory Star does not currently have a chief financial officer and has limited staff with SEC and US GAAP knowledge and experience, and is currently relying on third party consultant with SEC and US GAAP knowledge and experience to assist with its financial statements. As a result of these limitations, Glory Star may be exposed to potential risks relating to its internal controls over financial reporting.

Glory Star does not currently have a chief financial officer, although it is in the process of recruiting a chief financial officer with US GAAP and SEC reporting experience. Further, Glory Star has limited staff with appropriate levels of SEC and US GAAP knowledge and experience to meet the combined company’s future financial reporting requirements. It is currently relying on third party consultants with SEC and US GAAP knowledge and experience to assist with preparation of its consolidated financial statements. As a result of these material weaknesses identified, Glory Star may be exposed to potential risks relating to its internal controls over financial reporting.

In addition, historically, it has been difficult to attract qualified accounting and financial personnel for PRC companies with the requirements that Glory Star seeks. Glory Star can provide no assurance that it will be able to successfully hire a qualified chief financial officer and staff with appropriate levels of SEC and US GAAP knowledge. In the event that the material weaknesses of Glory Star’s internal controls over financial reporting due to the lack of a qualified chief financial officer and accounting staff that cannot be remediated in a timely manner, its internal controls over financial reporting would not be effective which may cause a material misstatement in its financial statements and other information it reports. As a result, these deficiencies and potential misstatements would likely cause investors to lose confidence in the consolidated company’s reported financial and other information and could lead to a decline in the trading price of the company’s common shares.

Glory Star Group’s limited operating history makes it difficult to evaluate its business and prospects.

Glory Star Group expects to continue to grow its user and customer bases and explore new market opportunities. However, due to its limited operating history since 2016, Glory Star Group’s historical growth rate may not be indicative of its future performance. Glory Star Group cannot assure you that its growth rate will be the same as in the past. In addition, Glory Star Group may in the future introduce new services or significantly expand its existing services, including those that currently are of relatively small scale or with which Glory Star Group has little or no prior development or operating experience. If these new or enhanced services fail to engage users and customers, its business and operating results may suffer as a result. Glory Star Group cannot assure you that it will be able to recoup its investments in introducing these new services or enhancing existing smaller business lines, and it may experience significant loss and impairment of asset value due to such efforts. Furthermore, as a technology-based entertainment company, Glory Star Group frequently introduces innovative products and services to its users and advertising customers in order to capture new market opportunities. However, Glory Star Group cannot assure you that its products and services will be well received by its users and advertising customers. If Glory Star Group’s existing or new products and services are not well received by its users and customers, it may suffer damages to its brand image and may not be able to maintain or expand its user and customer base, which in turn may have a material and adverse effect on its business, financial condition and results of operations. You should consider Glory Star Group’s prospects in light of the risks and uncertainties fast-growing companies with limited operating histories in a fast evolving industry.

Glory Star Group may not be able to manage its growth effectively.

Glory Star Group has experienced rapid growth since it launched its services in 2016. To manage the further expansion of its business and the growth of its operations and personnel, it need to continuously expand and enhance its infrastructure and technology, and improve its operational and financial systems, procedures, compliance and controls. Glory Star Group also needs to expand, train and manage its growing employee base. In addition, Glory Star Group’s management will be required to maintain and expand its relationships with distributors, advertising customers, and other third parties. Glory Star Group cannot assure you that its current infrastructure, systems, procedures and controls will be adequate to support its expanding operations. If Glory Star Group fails to manage its expansion effectively, its business, financial condition, results of operations and prospects may be materially and adversely affected.

If Glory Star Group is unable to offer branded products at attractive prices to meet customer needs and preferences on its e-commerce platform, or if its reputation for selling authentic, high-quality products suffers, it may lose customers and its business, financial condition and results of operations may be materially and adversely affected.

Glory Star Group’s future growth on its e-commerce platform partially depends on its ability to continue to attract new customers as well as to increase the spending and repeat purchase rate of existing customers. Constantly changing consumer preferences have historically affected, and will continue to affect, the online retail industry. Consequently, it must stay abreast of emerging lifestyle and consumer preferences and anticipate product trends that will appeal to existing and potential customers.

As Glory Star Group implements its strategy to offer a personalized web-interface focusing on deep curation and targeted offerings desired by its customers, Glory Star Group expects to face additional challenges in the selection of products and services. Glory Star Group is focused on offering only authentic products on its e-commerce platform, as perception by its customers or prospective customers that any of its products are not authentic, or are lacking in quality, could cause its reputation to suffer. This is particularly important for cosmetics products, which it expect to account for an increasing proportion of its revenues. While Glory Star Group’s representatives generally check the products that are offered for sale on its e-commerce platform to confirm their authenticity and quality, there can be no assurance that its suppliers have provided Glory Star Group with authentic products or that all products that it sells are of the quality expected by consumers. If Glory Star Group’s customers cannot find desired products within its product portfolio at attractive prices, or if its reputation for selling authentic, high-quality products suffers, Glory Star Group customers may lose interest in its e-Mall and thus may visit Glory Star Group’s e-commerce platform less frequently or even stop visiting it altogether, which in turn, may materially and adversely affect Glory Star Group’s business, financial condition and results of operations.

User behavior on mobile devices is rapidly evolving, and if Glory Star Group fails to successfully adapt to these changes, its competitiveness and market position may suffer.

Buyers, sellers and other participants are increasingly using mobile devices in China for a wide range of purposes, including for e-commerce. While a significant and growing portion of participants access Glory Star Group’s e-commerce platform through mobile devices, this area is developing rapidly and Glory Star Group may not be able to continue to increase the level of mobile access to, or transactions on, its e-commerce platform by users of mobile devices. The variety of technical and other configurations across different mobile devices and platforms increases the challenges associated with this environment. Glory Star Group’s ability to successfully expand the use of mobile devices to access its e-commerce platform is affected by the following factors:

•        its ability to continue to provide compelling video content on its e-commerce platform and tools in a multiple mobile device environment;

•        its ability to successfully deploy apps on popular mobile operating systems; and

•        the attractiveness of alternative platforms.

If Glory Star Group is unable to attract significant numbers of new mobile buyers and increase levels of mobile engagement, its ability to maintain or grow its business would be materially and adversely affected.

Glory Star Group’s business prospects and financial results may be impacted by its relationship with third-party platforms.

In addition to its own e-commerce platform, Glory Star Group also distributes video content through third-party platforms. However, there can be no assurance that Glory Star Group’s arrangements with those platforms will be extended or renewed after their respective expiration or that Glory Star Group will be able to extend or renew such arrangements on terms and conditions favorable to Glory Star Group. In addition, if any such third-party platforms breach their obligations under any of the agreements entered into with Glory Star Group or refuses to extend or renew such agreements when their term expires, and Glory Star Group cannot find a suitable replacement on a timely basis, or at all, it may suffer significant losses to its user base and revenue streams, or lose the opportunity to expand its business through such platforms. Disputes may arise between Glory Star Group and third-party platforms with which Glory Star Group has used in the past that may adversely affect the relationship with such platforms which in turn may have a material and adverse effect on Glory Star Group’s business, financial condition and results of operations.

Glory Star Group faces risks, such as unforeseen costs and potential liability in connection with content it produces, licenses and/or distributes through third-party platforms and its e-commerce platform.

As a producer, licensor and distributor of content, Glory Star Group faces potential liability for negligence, copyright and trademark infringement, or other claims based on the content that it produces, licenses, provides and/or distributes. Glory Star Group also may face potential liability for content used in promoting its service, including marketing materials and features on its platform such as user reviews. Glory Star Group is responsible for the production costs and other expenses of its original content. Litigation to defend these claims could be costly and the expenses and damages arising from any liability or unforeseen production risks could harm its business, financial condition and results of operations. Glory Star Group may not be indemnified against claims or costs of these types and it may not have insurance coverage for these types of claims.

Videos and other content produced by Glory Star Group or displayed on its e-commerce platform may be found objectionable by PRC regulatory authorities and may subject it to penalties and other administrative actions.

Glory Star Group is subject to PRC regulations governing internet access and the distribution of videos and other forms of information over the internet. Under these regulations, internet content providers and internet publishers are prohibited from posting or displaying over the internet any content that, among other things, violates PRC laws and regulations, impairs the national dignity of China or the public interest, or is obscene, superstitious, frightening, gruesome, offensive, fraudulent or defamatory. Furthermore, as an internet video streaming producer, Glory Star Group is not allowed to (i) produce or disseminate programs that distort, parody or vilify classic literary works; (ii) re-edit, re-dub or re-caption the subtitles of classic literary works, radio and television programs, and network-based original audio-video programs, (iii) intercept program segments and splice them into new programs; or (iv) disseminate edited pieces of works that distort the originals. Failure to comply with these requirements may result in monetary penalties, revocation of licenses to provide internet content or other licenses, suspension of the concerned platforms and reputational harm. In addition, these laws and regulations are subject to interpretation by the relevant authorities, and it may not be possible to determine in all cases the types of content that could cause Glory Star Group to be held liable as an internet content provider.

To the extent that PRC regulatory authorities find any content produced by Glory Star Group or displayed on its e-commerce platform objectionable, they may require Glory Star Group to limit or eliminate the dissemination of such content on its platform in the form of take-down orders or otherwise.

Glory Star Group operates in a rapidly evolving industry. If Glory Star Group fails to keep up with the technological developments and users’ changing requirements, its business, financial condition, results of operations and prospects may be materially and adversely affected.

The internet video streaming industry is rapidly evolving and subject to continuous technological changes. Glory Star Group’s success will depend on its ability to keep up with the changes in technology and user behavior resulting from the technological developments. As it make its services available across a variety of mobile operating systems and devices, Glory Star Group is dependent on the interoperability of its services with popular mobile devices and mobile operating systems that it does not control, such as Android and iOS. Any changes in such mobile operating systems or devices that degrade the functionality of Glory Star Group’s services or give preferential treatment to competitive services could adversely affect usage of its services. Further, if the number of mobile operating systems and devices increases, which is typically seen in a dynamic and fragmented mobile services market such as China, Glory Star Group will likely incur additional costs and expenses associated with developing tools and software necessary for access to its e-commerce platform by these devices and systems. If Glory Star Group fails to adapt its products and services to such changes in an effective and timely manner, it may suffer from decreased user traffic, which may result in a reduced user base. Furthermore, changes in technologies may require substantial capital expenditures in product development as well as in modification of products, services or infrastructure. Glory Star Group may not execute its business strategies successfully due to a variety of reasons such as technical hurdles, misunderstanding or erroneous prediction of market demand or lack of necessary resources. Failure to keep up with technological development may result in Glory Star Group’s products and services being less attractive, which, in turn, may materially and adversely affect its business, results of operations and prospects.

Glory Star Group may not be able to adequately protect its intellectual property rights, and any failure to protect its intellectual property rights could adversely affect its revenues and competitive position.

Glory Star Group believes that trademarks, trade secrets, copyrights, and other intellectual property it uses are critical to its business. Glory Star Group relies on a combination of trademark, copyright and trade secret protection laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect its intellectual property and its brand. Protection of intellectual property rights in China may not be as effective as in the United States or other jurisdictions, and as a result, it may not be able to adequately protect its intellectual property rights, which could adversely affect its revenues and competitive position. In addition, any unauthorized use of its intellectual property by third parties may adversely affect its revenues and its reputation. Further, Glory Star Group may have difficulty addressing the threats to its business associated with piracy of its copyrighted content, particularly its original content. Glory Star Group’s content and streaming services may be potentially subject to unauthorized consumer copying and illegal digital dissemination without an economic return to Glory Star Group.

Furthermore, policing unauthorized use of proprietary technology is difficult and expensive, and it may need to resort to litigation to enforce or defend intellectual property or to determine the enforceability, scope and validity of its proprietary rights or those of others. Such litigation and an adverse determination in any such litigation could result in substantial costs and diversion of resources and management attention.

Glory Star Group’s business generates and processes a large amount of data, and the improper use or disclosure of such data could harm its reputation as well as have a material adverse effect on its business and prospects.

Glory Star Group’s e-commerce platform generates and processes a large quantity of personal, transaction, demographic and behavioral data. Glory Star Group faces risks inherent in handling large volumes of data and in protecting the security of such data. In particular, Glory Star Group faces a number of challenges relating to data from transactions and other activities on its platform, including:

•        protecting the data in and hosted on its system, including against attacks on its system by outside parties or fraudulent behavior by its employees;

•        addressing concerns related to privacy and sharing, safety, security and other factors; and

•        complying with applicable laws, rules and regulations relating to the collection, use, disclosure or security of personal information, including any requests from regulatory and government authorities relating to such data.

Any systems failure or security breach or lapse that results in the release of user data could harm Glory Star Group’s reputation and brand and, consequently, its business, in addition to exposing Glory Star Group to potential legal liability.

Failure to maintain or improve its technology infrastructure could harm its business and prospects.

Adopting new software and upgrading Glory Star Group’s online infrastructure requires significant investments of time and resources, including adding new hardware, updating software and recruiting and training new engineering personnel. Maintaining and improving its technology infrastructure require significant levels of investment. Adverse consequences could include unanticipated system disruptions, slower response times, impaired quality of buyers’ and sellers’ experiences and delays in reporting accurate operating and financial information. In addition, much of the software and interfaces Glory Star Group uses are internally developed and proprietary technology. If Glory Star Group experiences problems with the functionality and effectiveness of its software, or are unable to maintain and constantly improve its technology infrastructure to handle its business needs, Glory Star Group’s business, financial condition, results of operation and prospects, as well as its reputation, could be materially and adversely affected.

Glory Star Group is subject to payment processing risk.

Glory Star Group’s e-commerce customers pay for their services using a variety of different online payment methods. Glory Star Group relies on third parties to process such payments. Acceptance and processing of these payment methods are subject to certain rules and regulations and require payment of interchange and other fees. To the extent there are increases in payment processing fees, material changes in the payment ecosystem, such as delays in receiving payments from payment processors and/or changes to rules or regulations concerning payment processing, Glory Star Group’s revenues, operating expenses and results of operations could be adversely impacted.

The successful operation of Glory Star Group’s business depends upon the performance and reliability of the Internet infrastructure in China.

Other than the production of television shows that are transmitted via satellite television in China, Glory Star Group’s business depends on the performance and reliability of the Internet infrastructure in China. Almost all access to the Internet is maintained through state-owned telecommunications operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology of China. In addition, the national networks in China are connected to the Internet through state-owned international gateways, which are the only channels through which a domestic user can connect to the Internet outside of China. Glory Star Group may not have access to alternative networks in the event of disruptions, failures or other problems with China’s Internet infrastructure. In addition, the Internet infrastructure in China may not support the demands associated with continued growth in Internet usage.

Security breaches and attacks against Glory Star Group’s internal systems and network, and any potential resulting breach or failure to otherwise protect confidential and proprietary information, could damage Glory Star Group’s reputation and negatively impact its business, as well as materially and adversely affect its financial condition and results of operations.

Although Glory Star Group has employed resources to develop security measures against unauthorized access to its systems and networks, its cybersecurity measures may not successfully detect or prevent all unauthorized attempts to access the data on its network or compromise and disable its systems. Unauthorized access to its network and systems may result in the misappropriation of information or data, deletion or modification of user information, or a denial-of-service or other interruption to its business operations. As techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against Glory Star Group or its third-party service providers, it may be unable to anticipate, or implement adequate measures to protect against these attacks. If Glory Star Group is unable to avert these attacks and security breaches, it could be subject to significant legal and financial liability, its reputation would be harmed and it could sustain substantial revenue loss from user dissatisfaction. Glory Star Group may not have the resources or technical sophistication to anticipate or prevent rapidly evolving types of cyber-attacks. Actual or anticipated attacks and risks may cause Glory Star Group to incur significantly higher costs, including costs to deploy additional personnel and network protection technologies, train employees, and engage third-party experts and consultants. Cybersecurity breaches would not only harm its reputation and business, but also could materially decrease its revenue and net income.

Glory Star Group relies upon its partners to make its service available through Internet Protocol Television (IPTV).

In the IPTV video streaming market, only a small number of qualified license holders can provide internet audio and visual program services to the TV terminal users via IPTV , set-top boxes and other electronic products. Most of those license holders are radio or TV stations. Private companies that wish to operate such business need to cooperate with those license holders to legally provide relevant services. If Glory Star Group is not successful in maintaining existing or creating new relationships, or if it encounters technological, content licensing, regulatory or other impediments to delivering its streaming content to its members via these devices, Glory Star Group’s ability to grow its business may be adversely impacted.

Disruption or failure of Glory Star Group’s IT systems could impair its users’ online entertainment experience and adversely affect its reputation.

Glory Star Group’s ability to provide users with a high-quality online entertainment experience on its e-commerce platform depends on the continuous and reliable operation of its IT systems. Glory Star Group cannot assure you that it will be able to procure sufficient bandwidth in a timely manner or on acceptable terms or at all. Failure to do so may significantly impair user experience on its platform and decrease the overall effectiveness of its platform to both users and advertisers.

If Glory Star Group experiences frequent or persistent service disruptions, whether caused by failures of its own systems or those of third-party service providers, Glory Star Group’s users’ experience may be negatively affected, which in turn, may have a material and adverse effect on its reputation. Glory Star Group cannot assure you that it will be successful in minimizing the frequency or duration of service interruptions.

Undetected programming errors could adversely affect Glory Star Group’s user experience and market acceptance of its video content, which may materially and adversely affect its business, financial condition and results of operations.

Video content produced by Glory Star Group or displayed on its e-commerce platform may contain programming errors that may only become apparent after its release. Glory Star Group generally has been able to resolve such programming errors in a timely manner. However, Glory Star Group cannot assure you that it will be able to detect and resolve all these programming errors effectively. Undetected audio or video programming errors or defects may adversely affect user experience which in turn may have a material and adverse effect on Glory Star Group’s business, financial condition and results of operation.

Glory Star Group’s revenue and net income may be materially and adversely affected by any economic slowdown in China and indirectly by trade disputes between the United States and China that may contribute to uncertainties in economic outlook.

The success of Glory Star Group’s business depends on consumers spending from e-commerce, advertising fees, production costs and copyright payments from third parties which may be affected by consumer confidence and uncertainties in the outlook for economic growth within China. Glory Star Group derives substantially all of its revenue from China. As a result, its revenue and net income are impacted to a significant extent by economic conditions in China and globally, as well as economic conditions specific to online and mobile commerce and advertising of brands. The PRC government has in recent years implemented a number of measures to control the rate of economic growth, including by raising and lowering of interest rates and adjusting deposit reserve ratios for commercial banks as well as by implementing other measures designed to tighten or loosen credit and liquidity. In the past, these measures have contributed to a slowdown of the PRC economy and although recently the PRC has taken steps to reduce interest rates and adjusting deposit reserve ratios to increase the availability of credit in response to a weakening economy cause, in part, by the continuing trade dispute with the United States, no assurances can be given that the PRC’s efforts will result in more certainty in domestic economic outlook or an increase in consumer confidence. Any continuing or worsening slowdown could significantly reduce domestic commerce in China, including through the Internet generally and within its ecosystem. An economic downturn, whether actual or perceived, a further decrease in economic growth rates or an otherwise uncertain economic outlook in China or any other market in which Glory Star Group may operate could have a material adverse effect on its business, financial condition and results of operations.

Glory Star Group faces risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt its operations.

Glory Star Group is vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect its ability to produce video content or provide products and services on its e-commerce platform.

Glory Star Group’s business operations could be disrupted if any of its employees are suspected of having Ebola virus disease, H1N1 flu, H7N9 flu, avian flu, SARS or other epidemic, since it could require its employees to be quarantined and/or its offices to be disinfected. In addition, Glory Star Group’s business, financial condition or results of operations could be materially and adversely affected to the extent that any of these epidemics harms the Chinese economy in general.

Glory Star Group’s quarterly operating results may fluctuate, which makes its results of operations difficult to predict and may cause its quarterly results of operations to fall short of expectations.

Glory Star Group’s quarterly operating results have fluctuated in the past and may continue to fluctuate depending upon a number of factors, many of which are out of its control. Its operating results tend to be seasonal. As a result, comparing Glory Star Group’s operating results on a period-to-period basis may not be meaningful. For example, online user numbers tend to be lower during school holidays and certain parts of the school year, and advertising revenues tend to be lower during the Chinese New Year season, which may negatively affects Glory Star Group’s cash flow for those periods.

Glory Star Group requires highly qualified personnel to generate high quality video content and if it is unable to hire or retain qualified personnel, it may not be able to grow effectively and its business, financial condition, and results of operation may be materially and adversely affected.

Glory Star Group currently relies on its in-house team of employees to generate creative ideas for original content and to supervise the original content origination and production process and intends to continue to invest its human and capital resources in such content production. Glory Star Group faces fierce competition for qualified personnel in a limited pool of high-quality creative talent. If it is not able to compete effectively for highly qualified personnel or attract and retain top talent at reasonable costs, its original content production capabilities would be materially and adversely impacted. If Glory Star Group is unable to offer popular original content that addresses its user’s tastes and preferences in a cost effective manner, it may suffer a reduction in user traffic and its business, financial condition and results of operations may be materially and adversely affected.

Glory Star Group’s future success also depends upon its ability to attract and retain highly qualified management personnel. Expansion of Glory Star Group’s business and its management will require additional managers and employees with industry experience, and its success will be highly dependent on its ability to attract and retain skilled management personnel and other employees. Glory Star Group may not be able to attract or retain highly qualified personnel. Competition for skilled management personnel is significant in China. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees.

Glory Star’s controlling shareholder will have substantial influence over Glory Star and its interests may not be aligned with the interests of its other shareholders.

As of September 22, 2019, Glory Star has 2,000,000 issued and outstanding ordinary shares. 797,584 ordinary shares are held by Happy Starlight Limited, which is controlled by Mr. Bing Zhang, Glory Star’s sole director and Chief Executive Officer. As such, Mr. Zhang will have substantial influence over Glory Star’s business, including decisions regarding mergers, consolidations, the sale of all or substantially all of its assets, election of directors, declaration of dividends and other significant corporate actions. As the controlling shareholder, he may take actions that are not in the best interests of Glory Star’s other shareholders. These actions may be taken in many cases even if they are opposed by Glory Star’s other shareholders. In addition, this concentration of ownership may discourage, delay or prevent a change in control which could deprive you of an opportunity to receive a premium for your ordinary shares as part of a sale of its company.

Glory Star does not foresee paying cash dividends in the foreseeable future and, as a result, its investors’ sole source of gain will depend on capital appreciation, if any.

Glory Star does not plan to declare or pay any cash dividends on its shares of ordinary shares in the foreseeable future and currently intends to retain any future earnings for funding growth. As a result, investors should not rely on an investment in its securities if they require the investment to produce dividend income. Capital appreciation, if any, of Glory Star’s shares may be its investors’ sole source of gain for the foreseeable future.

Glory Star’s bank accounts are in China and are not insured or protected against loss.

Glory Star maintains its cash primarily with major banks in China which is primarily owned by the Chinese government. Glory Star’s cash accounts are not insured or otherwise protected. Should any bank or trust company holding its cash deposits become insolvent, or if it is otherwise unable to withdraw funds, it could lose the cash on deposit with that particular bank or trust company or have its account frozen.

Glory Star Group’s failure to protect its intellectual property rights could have a negative impact on its business.

Glory Star Group believes its brand, trade names, trademarks and other intellectual property are critical to its success. The success of its business depends substantially upon its continued ability to use its brand, trade names and trademarks to increase brand awareness and to further develop its brand. The unauthorized reproduction of its trade names or trademarks could diminish the value of its brand and its market acceptance, competitive advantages or goodwill. In addition, its proprietary information, which has not been patented or otherwise registered as its property, is a component of its competitive advantage and its growth strategy.

Monitoring and preventing the unauthorized use of its intellectual property is difficult. The measures Glory Star Group takes to protect its brand, trade names, trademarks and other intellectual property rights may not be adequate to prevent their unauthorized use by third parties. In addition, the application of laws governing intellectual property rights in China and abroad is uncertain and evolving, and could involve substantial risks to Glory Star Group. To Glory Star Group’s knowledge, the relevant authorities in China historically have not protected intellectual property rights to the same extent as the United States. If Glory Star Group is unable to adequately protect its brand, trade names, trademarks and other intellectual property rights, it may lose these rights and its business may suffer materially. Further, unauthorized use of Glory Star Group brands, trade names or trademarks could cause brand confusion among advertisers and harm its reputation as a provider of high quality and comprehensive advertising services. If Glory Star Group’s brand recognition decreases, it may lose advertisers and fail in its expansion strategies, and its business, results of operations, financial condition and prospects could be materially and adversely affected.

Glory Star Group may be named as a defendant in litigation, or may be joined as a defendant in litigation brought against its customers by third parties, its customers’ competitors, governmental or regulatory authorities or consumers, which could result in judgments against Glory Star Group and materially disrupt its business. These actions could involve claims alleging, among other things, that:

•        advertising claims made with respect to its customers’ products or services are false, deceptive or misleading;

•        its customers’ products are defective or injurious and may be harmful to others; or

•        marketing, communicating or advertising materials created for its customers infringe on the proprietary rights of third parties.

The damages, costs, expenses and attorneys’ fees arising from any of these claims could have a material and adverse affect on Glory Star Group’s business, financial condition, results of operations, and prospects to the extent that it is not adequately indemnified by its customers. In any case, Glory Star Group’s reputation may be negatively affected by these allegations.

Glory Star Group relies on computer software and hardware systems in its operations, the failure of which could adversely affect its business, financial condition, and results of operations.

Glory Star Group is dependent upon its computer software and hardware systems in designing its advertisements and keeping important operational and market information. In addition, Glory Star Group relies on its computer hardware for the storage, delivery and transmission of data. Any system failure that causes interruptions to the input, retrieval and transmission of data or increase in service time could disrupt its normal operations. Although Glory Star Group has a disaster recovery plan that is designed to address the failures of its computer software and hardware systems, it may not be able to effectively carry out this disaster recovery plan or restore its operations within a sufficiently short time frame to avoid business disruptions. Any failure in Glory Star Group’s computer software or hardware systems could decrease its revenues and harm its relationships with advertisers, television channels and other media companies, which in turn could have a material adverse effect on its business, results of operations and financial condition.

Glory Star Group does not maintain business liability or disruption, litigation or property insurance and any business liability or disruption, litigation or property damage it experience may result in substantial costs to it and the diversion of its resources.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business disruption, business liability or similar business insurance products. Glory Star Group has determined that the risks of disruption or liability from its business, the potential loss or damage to its property, including its facilities, equipment and office furniture, the cost of obtaining insurance coverage for these risks and the difficulties associated with obtaining such insurance on commercially reasonable terms, make it impractical for Glory Star Group to have obtained such insurance on terms and conditions that are commercially reasonable. As a result, Glory Star Group did not purchase any business liability, disruption, litigation or property insurance coverage for its operations in China. Any occurrence of an uninsured loss or damage to its property or litigation or business disruption may result in substantial costs to Glory Star Group and the diversion of its resources, which could have an adverse effect on its operating results.

Risks Related to Glory Star Group’s Corporate Structure

The PRC government may determine that the VIE Contracts are not in compliance with applicable PRC laws, rules and regulations.

To comply with applicable PRC laws, rules and regulations, Glory Star Group conducts its operations in the PRC through the VIE Contracts, a series of contractual arrangements entered into among (i) WFOE, (ii) Glory Star and certain shareholders of Glory Star, (iii) Xing Cui Can and its shareholders, and (iv) Horgos and its shareholder, which consist of the Business Cooperation Agreement, Exclusive Option Agreement, Proxy Agreement and Power of Attorney, and Share Pledge Agreement. As a result of these VIE Contracts, Glory Star manages and operates its value-added telecommunication services and certain other business through the WFOE, Xing Cui Can and Horgos pursuant to the rights it holds under the VIE Contracts. A majority of the economic benefit and almost all of the risks arising from the operations of Xing Cui Can and Horgos are ultimately enjoyed and undertaken by Glory Star under these agreements.

There are risks involved with the operation of its business in reliance on the VIE Contracts, including the risk that the VIE Contracts may be determined by PRC regulators or courts to be unenforceable. Although Glory Star believes it is in compliance with current PRC regulations in the execution and implementation of the VIE Contracts, it cannot assure you the PRC government would agree that the VIE Contracts fully comply with existing PRC policies or with policies that may be adopted in the future. PRC laws and regulations governing the validity of these VIE Contracts are uncertain. If the VIE Contracts were for any reason determined to be in breach of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such breach, including:

•        imposing economic penalties;

•        discounting or restricting the operations of Horgos and Xing Cui Can;

•        imposing conditions or requirements in respect of the VIE Contracts with which Horgos, Xing Cui Can or WFOE may not be able to comply;

•        requiring Glory Star to restructure the relevant ownership structure or operations;

•        taking other regulatory or enforcement actions that could adversely affect its business; and

•        revoking the business licenses and/or the licenses or certificates of Horgos, Xing Cui Can or WFOE, and/or voiding the VIE Contracts.

Any of these actions would adversely affect its ability to manage, operate and gain the financial benefits of Horgos and Xing Cui Can, which would have a material adverse impact on its business, financial condition and results of operations.

Glory Star’s ability to manage and operate Horgos and Xing Cui Can under the VIE Contracts may not be as effective as direct ownership.

Glory Star Group conducts its advertising operation, e-commerce and certain other business in the PRC and generates virtually all of its revenues for its business through the VIE Contracts. Glory Star’s plans for future growth are based substantially on growing the operations of Horgos and Xing Cui Can. However, the VIE Contracts may not be as effective in providing Glory Star with control over Horgos and Xing Cui Can as direct ownership. Under the current VIE Contracts, if Horgos, Xing Cui Can or their shareholders fail to perform their obligations under these contractual arrangements, Glory Star may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies under PRC law, which it cannot be sure would be effective. Therefore, if Glory Star is unable to effectively control Horgos and Xing Cui Can, it may have an adverse effect on Glory Star’s ability to achieve its business objectives and grow its revenues.

As the VIE Contracts are governed by PRC law, Glory Star would be required to rely on PRC law to enforce its rights and remedies under them; PRC law may not provide Glory Star with the same rights and remedies as are available in contractual disputes governed by the law of other jurisdictions.

The VIE Contracts are governed by PRC law and provide for the resolution of disputes through arbitral proceedings. If Horgos, Xing Cui Can or their shareholders fail to perform their obligations under the VIE Contracts, Glory Star would be required to resort to legal remedies available under PRC law, including seeking specific performance or injunctive relief, or claiming damages. Glory Star cannot be sure that such remedies would provide Glory Star with effective means of causing Horgos or Xing Cui Can to meet their obligations, or recovering any losses or damages as a result of non-performance. Further, the legal environment in the PRC is not as developed as in some other jurisdictions. Uncertainties in the application of various laws, rules, regulations or policies in the PRC legal system could limit its liability to enforce the VIE Contracts and protect its interests.

The payment arrangement under the VIE Contracts may be challenged by the PRC tax authorities.

Glory Star Group generates its revenues through the payments it receive pursuant to the VIE Contracts. Glory Star Group could face adverse tax consequences if the PRC tax authorities determine that the VIE Contracts were not entered into based on arm’s length negotiations. For example, PRC tax authorities may adjust its income and expenses for PRC tax purposes, which could result in its being subject to higher tax liability, or cause other adverse financial consequences. According to the PRC Tax Administration and Collection Law, (中华人民共和国税收征收管理法), and Implementation Regulations for the Law of the PRC Tax Administration and Collection Law 《中华人民共和国税收征收管理法实施细则(2016修订 )》, in the case of a transfer pricing related adjustment, the statute of limitation is three years normally and 10 years in special instances.

Glory Star Group relies on the approval certificates and business license held by it for its advertising operation, e-commerce and certain other business and any deterioration of the relationship between Horgos and Xing Cui Can could materially and adversely affect its business operations.

Glory Star Group operates its advertising operation, e-commerce and certain other business in the PRC on the basis of the approval certificates, business license and other requisite licenses held by Glory Star. There is no assurance that Glory Star Group will be able to renew its licenses or certificates when their terms expire with substantially similar terms as the ones it currently holds.

Further, its relationship with Horgos and Xing Cui Can is governed by the VIE Contracts, which is intended to provide Glory Star with effective control over the business operations of Horgos and Xing Cui Can. However, the VIE Contracts may not be effective in providing control over the application for and maintenance of the licenses required for Glory Star Group’s business operations. Glory Star could violate the VIE Contracts, go bankrupt, suffer from difficulties in its business or otherwise become unable to perform its obligations under the VIE Contracts and, as a result, its operations, reputations and business could be severely harmed.

If the WFOE exercises the purchase option it holds over the share capital of Horgos or Xing Cui Can pursuant to the Exclusive Option Agreement, the payment of the purchase price could materially and adversely affect its financial position.

Under the Exclusive Option Agreement, the WFOE has the option to purchase up to 100% of the equity interest in Horgos and Xing Cui Can at a price equivalent to the lowest price then permitted under PRC law, provided that the acquisition will not violate any PRC laws or regulations in effect. As Horgos and Xing Cui Can are already Glory Star’s contractually controlled affiliates, the WFOE’s exercising of the options would not bring immediate benefits to it, and payment of the purchase price could adversely affect Glory Star Group’s financial position.

Risks Relating to Doing Business in China

Glory Star Group is subject to PRC laws or regulations that govern its industry.

Glory Star Group is subject to administrative regulatory authorities and applicable laws in the PRC to operate its business. In order to operate its business Glory Star Group is required to obtain licenses and permits by various governmental agencies. Glory Star Group will not be able to operate some of businesses if it loses its licenses and permits, which will adversely affect its business.

Glory Star Group is subject to risks relating to the nature of China’s advertising industry, including frequent and sudden changes in advertising proposals.

The nature of the advertising business in China is such that sudden changes in advertising proposals and actual advertisements are frequent. In China, television stations, as the advertising publisher, remain responsible for the content of advertisements, and as a result, television stations may reject or recommend changes to the content of advertisements. Glory Star Group strives to minimize problems related to work for clients by encouraging the conclusion of basic written agreements, but it is exposed to the risk of unforeseen incidents or disputes with advertising clients. In addition, similar to other companies in its industry in the PRC where relationships between advertising clients within a particular industry and advertising companies are not typically exclusive, Glory Star Group is currently acting for multiple clients within a single industry in a number of industries. If this practice in China is to change in favor of exclusive relationships and if Glory Star Group’s efforts to respond to this change are ineffective, its business, results of operations and financial condition could be materially and adversely affected.

China regulates media content extensively and it may be subject to government actions based on the advertising content it design for advertising clients or services it provide to them.

PRC advertising laws and regulations require advertisers, advertising operators and advertising publishers, including Glory Star Group’s businesses, to ensure that the advertisements shall not contain any false or misleading content and their advertising activities shall be in full compliance with applicable laws, rules and regulations. Violation of these laws, rules or regulations may result in penalties, including fines, confiscation of advertising fees, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the PRC government may revoke its business license. In addition, such non-compliance can constitute a violation of criminal law and criminal proceedings could be brought against Glory Star Group as a result.

Glory Star Group’s business includes assisting advertising clients in designing and producing advertisements, as well as executing their advertising campaigns. Glory Star Group acts as agent for its clients in dealing with television channels, or other media on whose platform its clients want to display their advertisements. Under Glory Star Group’s agreements with television stations, it is typically responsible for the compliance with applicable laws, rules and regulations with respect to advertising content that it provide to the media. In addition, some of its advertising clients provide completed advertisements for Glory Star Group to display on the television channels. Although these advertisements are subject to internal review and verification, their content may not fully comply with applicable laws, rules and regulations. Further, for advertising content related to special types of products and services, such as pharmaceuticals and medical procedures, pesticides and health products, it is required to confirm that Glory Star Group’s clients have obtained requisite government approvals. Glory Star Group endeavors to comply with such requirements, including by requesting relevant documents from the advertising clients and employing qualified advertising inspectors who are trained to review advertising content for compliance with applicable PRC laws, rules and regulations. However, Glory Star Group cannot assure you that violations or alleged violations of the content requirements will not occur with respect to its operations. If the relevant PRC governmental agencies determine the content of the advertisements that Glory Star Group represents violated any applicable laws, rules or regulations, Glory Star Group could be subject to penalties, which may harm its reputation and may divert significant amounts of its management’s time and other resources. It may be difficult and expensive to defend against such proceedings. Although Glory Star Group’s agreements with its clients normally require them to warrant the fairness, accuracy and compliance with relevant laws and regulations of their advertising content and agree to indemnify Glory Star Group for violations of these warranties, these contractual remedies may not cover all of its losses resulting from governmental penalties. Violations or alleged violations of the content requirements could also harm Glory Star Group’s reputation and impair its ability to conduct and expand its business.

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to Glory Star Group.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which legal decisions have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in the PRC. WFOE, Glory Star’s PRC operating subsidiary, is a wholly foreign-owned enterprise and is subject to laws and regulations applicable to foreign investment in the PRC as well as laws and regulations applicable to foreign-invested enterprises. WFOE is a privately owned company and is subject to various PRC laws and regulations that are generally applicable to companies in the PRC. These laws and regulations are still evolving, and their interpretation and enforcement involve uncertainties. For example, Glory Star may have to resort to administrative and court proceedings to enforce the legal protections that it enjoy either by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection Glory Star may enjoy in the PRC legal system than in more developed legal systems. These uncertainties may also impede its ability to enforce the contracts Glory Star has entered into. As a result, these uncertainties could materially and adversely affect its business and operations.

Delays in issuing invoices due to China taxing authorities may materially and adversely affect its cash flow.

Companies operating in China may be required to obtain VAT invoices in advance from the Chinese tax authorities in order to collect the dues from its customers according to their contractual arrangement. To accomplish this, companies submit invoices to the Chinese tax authorities and awaits for the VAT invoices to be issued. Upon receipt, it sends the VAT invoices to the customers for payment. From time to time, the Chinese tax authority may delay issuing the VAT invoices because the amount of the company’s invoices exceeded the quotas previously granted for the VAT invoices for that period of time. Such quotas are set by the Chinese tax authorities based on the amount of invoices issued by the company over a period of time pursuant to the company’s past business operation, which quotas are adjusted periodically. As such, for fast growing companies like Glory Star, its invoices may periodically exceed the current quota granted which results in a delay in obtaining VAT invoices impacting its ability to timely invoice and collect its accounts receivable from its clients. To address this challenge, Glory Star has taken an active role in reaching out to the Chinese tax authorities to explain the company’s fast growth which is outpacing the quota needed to timely obtain VAT invoices. In addition, Glory Star is working closely with its clients to receive payments before VAT invoices are issued. However, if Glory Star is unable to timely increase its quota resulting in delays in issuing VAT invoices or its clients are unable or unwilling to make payments before receipt of VAT invoices, it may suffer delays in collecting its accounts receivable and hence affect its cash flow.

Competition in its industry is growing and could cause Glory Star Group to lose market share and revenues in the future.

Glory Star Group may face growing competition in its industry and it believes that the market is becoming more competitive as this industry matures and begins to consolidate. Some of its competitors have larger and more established borrower bases and substantially greater financial, marketing and other resources than Glory Star Group. As a result, Glory Star Group could lose market share and its revenues could decline, thereby affecting its earnings and potential for growth.

Glory Star Group’s business depends on the continuing efforts of its management. If it loses their services, its business may be severely disrupted.

Glory Star Group’s business operations depend on the continuing efforts of its management, particularly the executive officers named in this document. If one or more of its management were unable or unwilling to continue their employment with Glory Star Group, it might not be able to replace them in a timely manner, or at all. Glory Star Group may incur additional expenses to recruit and retain qualified replacements. Glory Star Group’s business may be severely disrupted and its financial condition and results of operations may be materially and adversely affected. In addition, its management may join a competitor or form a competing company. Glory Star Group may not be able to successfully enforce any contractual rights it has with its management team, in particular in China, where all of these individuals reside and where its business is operated through Glory Star Group through a series of subsidiaries and the VIE Contracts. As a result, Glory Star Group’s business may be negatively affected due to the loss of one or more members of its management.

Failure to maintain an effective internal control over financial reporting may cause the combined company’s investors to lose confidence in its financial and other reports.

As a public company, the combined company will be subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002. The Exchange Act requires, among other things, that the combined company file annual reports with respect to its business and financial condition. Section 404 of the Sarbanes-Oxley Act requires, among other things, that the combined company include a report of its management on the combined company’s internal control over financial reporting. The combined company is also required to include certifications of its management regarding the effectiveness of its disclosure controls and procedures. If the combined company cannot effectively maintain its controls and procedures, the combined company could suffer material misstatements in its financial statements and other information it reports which would likely cause investors to lose confidence. This lack of confidence could lead to a decline in the trading price of the combined company’s common shares.

Glory Star Group’s business may be materially adversely impacted by the global financial crisis and economic downturn.

Glory Star Group operates its business in the PRC. Any future global financial crisis and economic downturn may materially adversely impact Glory Star Group’s business, financial condition, results of operations and prospects in a number of ways, including:

•        it may face severe challenges, loss of customers and other operation risks during the global financial crisis and economic downturn;

•        financing and other sources of liquidity may not be available on reasonable terms or at all.

These risks may be exacerbated in the event of a prolonged economic downturn or financial crisis.

A severe and prolonged global economic recession and the slowdown in the Chinese economy may adversely affect Glory Star Group’s business, results of operations and financial condition.

The growth of the Chinese economy has slowed down since 2012 compared to the previous decade and the trend may continue. According to the National Bureau of Statistics of China, China’s gross domestic product (GDP) growth was 6.6% in 2018. There is considerable uncertainty over the long-term effects of the monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. In addition, there have also been concerns on the relationship between China and the U.S. following rounds of tariffs imposed by the U.S. and retaliatory tariffs imposed by China and concerns on the relationship among China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes. It is unclear whether these challenges and uncertainties will be contained or resolved, and what effects they may have on the global political and economic conditions in the long term. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any prolonged slowdown in the global or Chinese economy may have a negative impact on Glory Star Group’s business, results of operations and financial condition, and continued turbulence in the international markets may adversely affect its ability to access the capital markets to meet liquidity needs.

Any adverse changes in political policies of the PRC government could negatively impact China’s overall economic growth, which could materially adversely affect Glory Star Group’s business.

Glory Star is a holding company and all of its operations are entirely conducted in the PRC. China’s economy differs from the economies of most other countries in many respects, including the amount of government involvement in the economy, the general level of economic development, growth rates and government control of foreign exchange and the allocation of resources. The PRC government exercises significant control over China’s economic growth by allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Any actions and policies adopted by the PRC government could negatively impact the Chinese economy, which could materially adversely affect Glory Star Group’s business.

Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business Glory Star Group may be able to conduct in the PRC and accordingly on the results of its operations and financial condition.

Glory Star Group’s business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which Glory Star Group must conduct its business activities. Glory Star Group’s ability to operate in China may be adversely affected by changes in Chinese laws and regulations. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activities and greater economic decentralization. However, the government of the PRC may not continue to pursue these policies, or may significantly alter these policies from time to time without notice.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing Glory Star Group’s business, or the laws and regulations applicable to foreign investments in China. Only after 1979 did the Chinese government begin to promulgate a comprehensive system of laws that regulate economic affairs in general, deal with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, as well as encourage foreign investment in China. Although the influence of the law has been increasing, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Also, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, there have been constant changes and amendments of laws and regulations over the past 30 years in order to keep up with the rapidly changing society and economy in China. Because government agencies and courts provide interpretations of laws and regulations and decide contractual disputes and issues, their inexperience in adjudicating new business and new polices or regulations in certain less developed areas causes uncertainty and may affect Glory Star Group’s business. Consequently, Glory Star Group cannot clearly foresee the future direction of Chinese legislative activities with respect to either businesses with foreign investment or the effectiveness on enforcement of laws and regulations in China. The uncertainties, including new laws and regulations and changes of existing laws, as well as judicial interpretation by inexperienced officials in the agencies and courts in certain areas, may cause possible problems to foreign investors.

The Second Session of the Thirteen National People’s Congress of the People’s Republic of China voted to adopt the Foreign Investment Law of the People’s Republic of China (“the Foreign Investment Law”) on March 15, 2019, which shall come into effect on January 1, 2020. The current three major foreign investment laws (the Sino-Foreign Equity Joint Venture Law, Sino-Foreign Cooperative Joint Venture Law and Wholly Foreign Owned Enterprise Law) shall be replaced by the Foreign Investment Law on January 1, 2020.

The Foreign Investment Law expressly stipulated that “the State protects foreign investors’ investment, earnings and other legitimate rights and interests within the territory of China pursuant to the present Law;” “foreign investors may, according to the present Law, freely remit into or out of China, in Renminbi or any other foreign currency, their contributions, profits, capital gains, income from asset proposal, intellectual property royalties, lawfully acquired compensation, indemnity or liquidation income and so on within the territory of China;” “Foreign investors shall not invest in any field with investment prohibited by the negative list for foreign investment access. Foreign investors shall meet the investment conditions stipulated under the negative list for any field with investment restricted by the negative list for foreign investment access;” “In formulating normative documents concerning foreign investment, the people’s governments at all levels and their departments concerned shall comply with laws and regulations, and if there are no laws or administrative regulations to serve as the basis, they shall not impair foreign-invested enterprises’ legitimate rights and interests or increase their obligations, set any market access and exit conditions, or intervene the normal production and operation activities of any foreign-invested enterprise.”

It is unclear how the Foreign Investment Law will be implemented in practice by the PRC government authorities. Comparing with the Draft Foreign Investment Law of the People’s Republic of China published in 2015, the Foreign Investment Law does not include the following expression of ‘control or acquire equities of an enterprise within the territory of China through contractual arrangements, including but not limited to contracts and trust agreements.’ Whether the offshore companies controlled by the PRC investors through variable interest entities structure be deemed as foreign investment remains to be seen.

Fluctuations in the foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect Glory Star Group’s financial condition.

The value of the RMB against the U.S. dollar and other currencies may fluctuate. Exchange rates are affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. Following the removal of the U.S. dollar peg, the RMB appreciated more than 20% against the U.S. dollar over three years. From July 2008 until June 2010, however, the RMB traded stably within a narrow range against the U.S. dollar. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant appreciation of the RMB against foreign currencies. On June 20, 2010, the PBOC announced that the PRC government would reform the RMB exchange rate regime and increase the flexibility of the exchange rate. On August 11, 2015, the PBOC led central parity quoting banks to further improve the formation mechanism of the RMB against the US dollar, indicating that the central parity quoting price shall be decided with reference to the closing price on the previous trading day. On December 11, 2015, the China Foreign Exchange Trade System launched the RMB exchange-rate index, which strengthened the reference to a currency basket to better maintain the stability of the RMB exchange rate against the currencies in the basket. As a result, the CNY/USD central parity formation mechanism of “closing rate + exchange-rate movements of a basket of currencies” was developed. In June 2016, the Foreign Exchange Self-Disciplinary Mechanism was established, allowing financial institutions to play a more important role in maintaining orderly operations in the foreign-exchange market and in an environment for fair competition. In February 2017, the Foreign Exchange Self-Disciplinary Mechanism adjusted the reference period for the central parity against the currency basket from 24 hours ahead of submitting the quotes to 15 hours between the closing on the previous trading day and the submission of the quotes, which avoided repeated references to the daily movements of the USD exchange rate in the central parity of the following day. In general, the RMB exchange-rate central parity formation mechanism has been improving, which has effectively improved the rule-based, transparent, and market-oriented nature of RMB exchange-rate policies and has played an active role in stabilizing exchange-rate expectations. The flexibility of the RMB exchange rate against the US dollar was further strengthened, exhibiting larger two-way fluctuations. Glory Star Group cannot predict how this new policy and mechanism will impact the RMB exchange rate.

Glory Star Group’s revenues and costs are mostly denominated in the RMB, and a significant portion of its financial assets are also denominated in the RMB. Any significant fluctuations in the exchange rate between the RMB and the U.S. dollar may materially adversely affect Glory Star Group’s cash flows, revenues, earnings and financial position, and the amount of and any dividends, if any, it may pay on its ordinary shares in U.S. dollars. In addition, any fluctuations in the exchange rate between the RMB and the U.S. dollar could result in foreign currency translation losses for financial reporting purposes.

It may be difficult to protect interests and exercising rights as a shareholder since Glory Star conducts all of its operations in China, and all of its officers and its Chairman reside outside the United States.

Glory Star is incorporated in the Cayman Islands and it conducts all of its operations in China through Horgos, Xing Cui Can and their subsidiaries, its consolidated VIEs in China. In addition, all of Glory Star’s officers and its chairman reside outside of the United States and substantially all of the assets of those persons are located outside of the United States. As a result of all of the above, shareholders may have more difficulty in protecting their interests through actions against Glory Star’s management, or major shareholders than would shareholders of a corporation doing business entirely or predominantly within the United States.

Future inflation in China may inhibit economic activity and adversely affect Glory Star Group’s operations.

The Chinese economy has experienced periods of rapid expansion in recent years, which can lead to high rates of inflation or deflation. This has caused the PRC government to, from time to time, enact various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the PRC government to once again impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China. Any action on the part of the PRC government that seeks to control credit and/or prices may materially adversely affect Glory Star Group’s business operations.

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent Glory Star from using proceeds from future financing activities to make loans or additional capital contributions to its PRC operating subsidiaries.

As an offshore holding company with PRC subsidiaries, Glory Star may transfer funds to its PRC subsidiaries or finance its operating entity by means of shareholder loans or capital contributions. Any loans to its PRC subsidiaries, which are foreign-invested enterprises, shall be limited to within the margin between the total investment and registered capital approved by the examination and approval authorities. Within the scope of the aforementioned margin, foreign-invested enterprises may voluntarily contract foreign debts. Where the margin is exceeded, the original examination and approval authorities shall re-conduct appraisal and determination of total investment. Such loan shall be registered with SAFE, or its local counterparts. Furthermore, any capital increase contributions Glory Star makes to its PRC subsidiaries, which are foreign-invested enterprises, shall be subject to record-filing via the Comprehensive Management System of Ministry of Commerce, or MOFCOM. Glory Star may not be able to obtain these government registrations or approvals on a timely basis, if at all. If Glory Star fails to receive such registrations or approvals, its ability to provide loans or capital increase contributions to its PRC subsidiaries may be negatively affected, which could adversely affect its liquidity and its ability to fund and expand its business.

In addition, SAFE promulgated a Notice on Further Improving and Adjusting the Foreign Exchange Administration Policies on Direct Investments on November 19, 2012, or Circular 59 (《国家外汇管理局关于进一步改进和调整直接投资外汇管理政策的通知》(汇发[2012]59号 ) ), which became effective on December 17, 2012, and was further amended on May 4, 2015 and October 10, 2018, respectively, requires the authenticity of settlement of net proceeds from offshore offerings to be closely examined and the net proceeds to be settled in the manner described in the offering documents. Furthermore, SAFE promulgated a Notice on Reforming the Administrative Approach Regarding the Settlement of the Foreign Exchange Capitals of Foreign-invested Enterprises, or Circular 19 (《国家外汇管理局关于改革外商投资企业外汇资本金结汇管理方式的通知》(汇发[2015]19号) ), promulgated on March 30, 2015, and taken effect from June 1, 2015, pursuant to which the foreign-invested enterprises shall be allowed to settle their foreign exchange capitals on a discretionary basis, the RMB funds obtained by foreign-invested enterprises from the discretionary settlement of their foreign exchange capitals shall be managed under the accounts for foreign exchange settlement pending payment, and a foreign-invested enterprise shall truthfully use its capital for its own operational purposes within the scope of business and it shall not, unless otherwise prescribed by laws and regulations, use the foregoing funds for investment in securities etc. Besides, SAFE further promulgated a Notice on Reforming and Standardizing the Administrative Provisions on Capital Account Foreign Exchange Settlement, or Circular 16 (《国家外汇管理局关于改革和规范资本项目结汇管理政策的通知》(汇发〔2016〕16号 ) ), on June 9, 2016, according to which a domestic institution shall use foreign exchange earnings under capital account within its business scope and in a truthful manner for proprietary purposes and a bank shall not process foreign exchange settlement or payment formalities for a domestic institution that applies for the payment and settlement of all of its foreign exchange earnings under capital account in one lump-sum or the payment of all RMB funds in its Account for Foreign Exchange Settlement Pending Payment, if the domestic institution is unable to provide relevant materials in proof of transaction authenticity.

Circular 59, Circular 19 and Circular 16 may significantly limit Glory Star’s ability to effectively use the proceeds from future financing activities as the Wholly Foreign Owned Enterprise may not convert the funds received from Glory Star in foreign currencies into RMB or may not use the RMB funds obtained from foreign exchange settlement for certain purposes, which may materially adversely affect Glory Star’s liquidity and its ability to fund and expand its business in the PRC.

The disclosures about Glory Star in reports and other filings with the SEC and its other public pronouncements are not subject to the scrutiny of any regulatory bodies in the PRC.

Information about Glory Star’s in SEC filings and other disclosure and public pronouncements are not subject to the review or scrutiny of any PRC regulatory authority. For example, the disclosure of Glory Star’s in SEC reports and other filings are not subject to the review by CSRC, a PRC regulator that is tasked with oversight of the capital markets in China. Accordingly, you should review information about Glory Star in SEC reports, filings and its other public pronouncements with the understanding that no local regulator has done any review of information about Glory Star in SEC reports, other filings or any of its other public pronouncements.

The approval of the CSRC may be required in connection with the Business Combination with Glory Star; the failure to obtain this approval, if required, could have a material adverse effect on its business, operating results and reputation.

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and the State Administration of Foreign Exchange, or SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006, and were amended on June 22, 2009 (《关于外国投资者并购境内企业的规定(2009修订 )》 ). The M&A Rules, among other things, include provisions that purport to require an offshore special purpose vehicle incorporated for the purpose of acquiring PRC domestic companies and controlled by PRC individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of an application and supporting documents with the CSRC.

Based on the advice of Glory Star’s PRC legal advisor at the time, Glory Star believes that no specific CSRC approval was required in the context of Business Combination because (i) the CSRC has not issued any definitive rules or interpretations concerning whether the Business Combination is subject to the CSRC approval procedures under the M&A Rules; (ii) WFOE was established by Glory Star as a wholly foreign-owned enterprise, and Glory Star has not acquired any equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are its beneficial owners after the effective date of the M&A Rules, (iii) no provision in the M&A Rules clearly classifies the contractual arrangements among Horgos and Xing Cui Can, Glory Star’s VIEs and their shareholders as a type of acquisition transaction subject to the M&A Rules, and (iv) the CSRC currently has not issued any definitive rule or interpretation concerning whether the Business Combination falls under the M&A Rules. There can be no assurance that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as Glory Star’s PRC counsel, and hence Glory Star may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. In that case, the relevant regulatory agencies may impose fines and penalties on Glory Star’s operations in the PRC, limit its operating privileges in the PRC, or take other actions that could have a material adverse effect on its business, financial condition, results of operations, reputation and prospects.

The M&A Rules set forth complex procedures for acquisitions conducted by foreign investors, which could make it more difficult to pursue growth through acquisitions.

The M&A Rules established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. In the future, Glory Star may grow its business in part by acquiring complementary businesses. Complying with the requirements of this regulation to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the MOFCOM, may delay or inhibit Glory Star’s ability to complete such transactions. Any delay or inability to obtain applicable approvals to complete acquisitions could affect Glory Star’s ability to expand its business or maintain its market share. In addition, in the future, if any of Glory Star’s acquisitions were subject to the M&A Rules and were found not to be in compliance with the requirements of the M&A Rules, relevant PRC regulatory agencies may impose fines and penalties on Glory Star’s operations in the PRC, limit its operating privileges in the PRC, or take other actions that could have a material adverse effect on its business, financial condition, results of operations, reputation and prospects.

PRC regulations relating to offshore investment activities by PRC residents and PRC citizens may increase the administrative burden Glory Star faces and may subject its PRC resident beneficial owners or employees who are stock option holders to personal liabilities, limit its subsidiary’s abilities to increase its registered capital or distribute profits to us, limit its ability to inject capital into its PRC subsidiary, or may otherwise expose Glory Star to liability under PRC law.

SAFE has promulgated regulations that require PRC residents and PRC corporate entities to register with local branches of SAFE in connection with their direct or indirect offshore investment activities. These regulations may apply to Glory Star’s shareholders who are PRC residents and may apply to any offshore acquisitions that it make in the future. In accordance with the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37 (《国家外汇管理局关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》(汇发[2014]37号 ) ), any PRC resident who is a direct or indirect shareholder of an offshore company is required to update his or her registration with the relevant SAFE branches, with respect to that offshore company, any material change involving an increase or decrease of capital, transfer or swap of shares, merger, division or other material event. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

There is uncertainty concerning under what circumstances residents of other countries and regions can be classified as a PRC resident. The PRC government authorities may interpret its beneficial owners’ status differently or their status may change in the future. Moreover, Glory Star may not be fully informed of the identities of the beneficial owners of Glory Star and it cannot assure you that all of its PRC resident beneficial owners will comply with SAFE regulations. The failure of Glory Star’s beneficial owners who are PRC residents to make any required registrations may subject Glory Star to fines and legal sanctions, and prevent Glory Star from being able to make distributions or pay dividends, as a result of which its business operations and its ability to distribute profits to you could be materially adversely affected.

Restrictions on foreign exchange under PRC laws may limit Glory Star’s ability to convert cash derived from its operating activities into foreign currencies and may materially and adversely affect the value of your investment.

Substantially all of Glory Star’s revenues and operating expenses are denominated in Renminbi. Under the relevant foreign exchange regulations in the PRC, conversion of the Renminbi is permitted, without the need for SAFE approval, for “current account” transactions, which includes dividends, trade, and service-related foreign exchange transactions, subject to procedural requirements including presenting relevant documentary evidence of such transactions and conducting such transactions at designated foreign exchange banks within China who have the licenses to carry out foreign exchange business. Conversion of the Renminbi for “capital account” transactions, which includes foreign direct investment, loans and investment in negotiable instruments, is still subject to significant limitations and requires approvals from and registration with SAFE and other PRC regulatory authorities. Under Glory Star’s current structure, its source of funds primarily consists of dividend payments from its subsidiary in the PRC. Glory Star cannot assure you that it will be able to meet all of its foreign currency obligations or to remit profits out of China. If future changes in relevant regulations were to place restrictions on the ability of Glory Star’s subsidiaries to remit dividend payments, its liquidity and ability to satisfy its third-party payment obligations and its ability to distribute dividends could be materially adversely affected.

Glory Star may rely on dividends and other distributions on equity paid by its wholly-owned subsidiaries to fund any cash and financing requirements it may have, and any limitation on the ability of its subsidiaries or Glory Star to make payments to Glory Star could have a material adverse effect on its ability to conduct its business.

Glory Star is a holding company, and it may rely on dividends from its wholly-owned subsidiaries and service, license and other fees paid to its wholly-owned subsidiary in China by Horgos Star and Xing Cui Can for its cash requirements, including any debt it may incur. Current PRC regulations permit Glory Star’s PRC subsidiaries to pay dividends to Glory Star only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, Glory Star’s PRC subsidiary, Xing Cui Can and Horgos are required to set aside at least 10% of their after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of their registered capital, and each of its subsidiaries is required to further set aside a portion of its after-tax profits to fund the employee welfare fund at the discretion of its board of directors. These reserves are not distributable as cash dividends. Furthermore, if Glory Star’s PRC subsidiaries, Xing Cui Can and Horgos incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to Glory Star. In addition, the PRC tax authorities may require Glory Star to adjust its taxable income under the contractual arrangements it currently have in place in a manner that would materially and adversely affect its PRC subsidiaries’ ability to pay dividends and other distributions to Glory Star. Any limitation on the ability of its subsidiaries to distribute dividends to Glory Star or on the ability of Horgos and Xing Cui Can to make payments to Glory Star could materially and adversely limit its ability to grow, make investments or acquisitions that could be beneficial to its businesses, pay dividends, or otherwise fund and conduct its business.

Glory Star may be treated as a resident enterprise for PRC tax purposes under the EIT Law, which may subject Glory Star to PRC income tax for its global income and withholding for any dividends it pay to its non-PRC shareholders.

Under the Enterprise Income Tax Law (“EIT Law”), enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises,” and will generally be subject to the uniform 25% enterprise income tax rate for their global income. Although the term “de facto management bodies” is defined as “management bodies which have substantial and overall management and control power on the operation, human resources, accounting and assets of the enterprise,” the circumstances under which an enterprise’s “de facto management body” would be considered to be located in China are currently unclear. A circular issued by the State Administration of Taxation (《国家税务总局关于境外注册中资控股企业依据实际管理机构标准认定为居民企业有关问题的通知》) on April 22, 2009, provides that a foreign enterprise controlled by a PRC company or a PRC company group will be classified as a “resident enterprise” with its “de facto management bodies” located within China if the following requirements are satisfied: (1) the senior management and core management departments in charge of its daily operations function mainly in the PRC; (2) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (3) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (4) at least half of the enterprise’s directors or senior management with voting rights reside in the PRC. In addition, the State Administration of Taxation recently promulgated the Interim Provisions on Administration of Income Tax of Chinese-Controlled Resident Enterprise Registered Overseas (《境外注册中资控股居民企业所得税管理办法(试行 )》), effective from September 1, 2011, which clarified certain matters concerning the determination of resident status, administrative matters following this determination, and competent tax authorities. These interim provisions also specify that, when an enterprise that is both Chinese-controlled and incorporated outside of mainland China, receives PRC-sourced incomes such as dividends and interests, no PRC withholding tax is applicable if such enterprise has obtained a certificate evidencing its status as a PRC resident enterprise that is registered overseas and controlled by Chinese.

Most members of Glory Star’s management team are based in China and are expected to remain in China. Although its offshore holding companies are not controlled by any PRC company or company group, Glory Star cannot assure you that it will not be deemed to be a PRC resident enterprise under the EIT Law and its implementation rules. If Glory Star is deemed to be a PRC resident enterprise, it will be subject to PRC enterprise income tax at the rate of 25% on its global income. In that case, however, dividend income Glory Star receives from its PRC subsidiaries may be exempt from PRC enterprise income tax because the EIT Law and its implementation rules generally provide that dividends received by a PRC resident enterprise from its directly invested entity that is also a PRC resident enterprise is exempt from enterprise income tax. Accordingly, if Glory Star is deemed to be a PRC resident enterprise and earn income other than dividends from its PRC subsidiaries, a 25% enterprise income tax on Glory Star’s global income could significantly increase its tax burden and materially and adversely affect its cash flow and profitability.

In addition, the EIT Law and its implementation rules are relatively new and ambiguities exist with respect to the interpretation of the provisions relating to identification of PRC-sourced income. If Glory Star is deemed to be a PRC resident enterprise, dividends distributed to its non-PRC entity investors by Glory Star, or the gain its non-PRC entity investors may realize from the transfer of its common shares, may be treated as PRC-sourced income and therefore be subject to a 10% PRC withholding tax pursuant to the EIT Law and, as a result, the value of your investment may be materially and adversely affected.

Glory Star Group may have exposure to greater than anticipated tax liabilities.

Under PRC laws and regulations, arrangements and transactions among business entities may be subject to audit or challenge by the PRC tax authorities. The tax laws applicable to Glory Star Group’s business activities are subject to interpretation. Glory Star Group could face material and adverse tax consequences if the PRC tax authorities determine that some of its business activities are not based on arm’s-length prices and adjust its taxable income accordingly. In addition, the PRC tax authorities may impose late payment fees and other penalties to Glory Star Group for under-paid taxes. Glory Star Group’s consolidated net profit in the future may be materially and adversely affected if it is subject to greater than anticipated tax liabilities.

The PRC legal system has inherent uncertainties regarding the interpretation and enforcement of PRC laws and regulations which could limit the legal protections available to investors.

Substantially all of Glory Star Group’s operations are conducted in the PRC. The PRC legal system is a civil law system based on written statutes, and prior court decisions can only be cited as reference and have almost no precedential value. Since 1979, the PRC government has been developing a comprehensive system of laws, rules and regulations in relation to economic matters, such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because of the limited volume of published cases and their non-binding nature, the interpretation and enforcement of these laws, rules and regulations involve some degree of uncertainty, which may lead to additional restrictions and uncertainty for Glory Star Group’s business and uncertainty with respect to the outcome of any legal action investors may take against Glory Star Group in the PRC. In addition, Glory Star Group cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local regulations by national laws. Any changes to such laws and regulations may materially increase Glory Star Group’s costs and regulatory exposure in complying with them.

If Glory Star becomes directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, it may have to expend significant resources to investigate and resolve any related issues, which could materially adversely impact its business operations and reputation.

Certain U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has been centered around financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of certain U.S.-listed Chinese companies has sharply decreased in value. Certain companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this scrutiny, criticism and negative publicity may have on Glory Star’s business. If Glory Star becomes the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, it will have to expend significant resources to investigate such allegations and/or defend. This situation will be costly and time consuming and distract its management from growing Glory Star. Such allegations may materially adversely impact its business operations and reputation.

The risk of discontinuation of Glory Star’s Preferential Tax Treatments.

Currently, Glory Star is eligible to be exempted from income tax from 2017 to 2020, and will be eligible for certain tax rebates from local taxing authorities from 2021 to 2025. If such preferential tax is no longer available to Glory Star, the income tax rate may increase up to 25%, which could have an adverse effect on financial condition and results of operations.

Risks Relating to Glory Star’s Ordinary Shares

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because Glory Star is incorporated under Cayman Islands law.

Glory Star is an exempted company incorporated under the laws of the Cayman Islands. Glory Star’s corporate affairs are governed by its memorandum and articles of association, the Cayman Islands Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to Glory Star under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from common law of England and Wales, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of Glory Star’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws as compared to the United

States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

There is uncertainty as to whether the courts of the Cayman Islands would:

•        recognize or enforce judgments of courts of the United States obtained against Glory Star based on certain civil liability provisions of U.S. securities laws; and

•        entertain original actions brought against Glory Star predicated upon certain civil liability provisions of U.S. securities laws.

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

Certain judgments obtained against Glory Star by its shareholders may not be enforceable.

Glory Star is a Cayman Islands company and all of its assets are located outside of the United States. Substantially all of Glory Star’s current operations are conducted in the PRC. In addition, all of Glory Star’s directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against Glory Star or against these individuals in the United States in the event that you believe that your rights have been infringed under the United States federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render you unable to enforce a judgment against Glory Star’s assets or the assets of its directors and officers.

Risks Relating to the Consummation of the Business Combination

Shareholders of TKK will not be afforded an opportunity to vote on the Business Combination, which means TKK may consummate the Business Combination even though a majority of its public shareholders do not support such a combination.

TKK will not hold a shareholder vote to approve the Business Combination before it consummates the Business Combination. However, it expects to hold a meeting of shareholders to seek shareholder approval of proposed amendments to its Memorandum and Articles of Association, and will separately distribute materials to its shareholders in connection therewith. As an FPI, TKK will not be required to seek shareholder approval to the extent the laws of the Cayman Islands, its jurisdiction of incorporation, do not require such a vote. Accordingly, TKK may consummate the Business Combination even if holders of a majority of its public shares do not approve of the Business Combination.

As an FPI, TKK is not required to meet certain Nasdaq standards related to shareholder voting.

The Nasdaq rules generally require a company to obtain shareholder approval in the following circumstances: (a) in connection with an acquisition, if a company issues shares equal to 20% or more of its pre-transaction outstanding shares, or 5% or more of its pre-transaction outstanding shares when a related party has a 5% or greater interest in the target; (b) in connection with a stock issuance that results in a change of control (whereby, as a result of an issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of ordinary shares or voting power and such ownership or voting power would be the largest ownership position in Glory Star); (c) in connection with an equity compensation plan (whereby a company establishes or materially amends a stock option or purchase plan or other arrangement pursuant to which stock may be acquired by officers, directors, employees or consultants); or (d) in connection with a private placement where the issuance (together with sales by officers, directors, or substantial shareholders, if any) equals 20% or more of the pre-transaction outstanding shares of Glory Star at a price less than the greater of book or market value.

Although many blank check companies listed on Nasdaq would be required to seek shareholder approval in connection with their initial business combination (for example, if the consideration paid in connection with the transaction includes the issuance of 20% or more of such company’s then issued and outstanding shares), because TKK is an FPI, TKK is not required to seek shareholder approval under the Nasdaq rules to the extent the laws of the Cayman Islands do not require such a vote. The laws of the Cayman Islands provide TKK with a variety of methods to consummate the Business Combination without a shareholder vote to approve the Business Combination, including the manner in which the Business Combination is structured.

The only opportunities shareholders of TKK have to make the investment decision regarding the Business Combination will be to exercise their right to redeem TKK ordinary shares for cash.

Because TKK intends to consummate the Business Combination without seeking shareholder approval, shareholders will not have the right or opportunity to vote on the Business Combination. Accordingly, the only opportunities afforded to the shareholders of TKK to make an investment decision regarding the Business Combination is to exercise their redemption rights within the period of time (which will be through November 15, 2019) as set forth in this Offer to Purchase.

If TKK due diligence investigation of Glory Star Group was inadequate, then shareholders of TKK who do not redeem their ordinary shares in this Offer could lose some or all of their investment following the Business Combination.

Even though TKK conducted a due diligence investigation of Glory Star Group, it cannot be sure that this diligence uncovered all material issues that may be present in Glory Star Group or its business, or that it would be possible to uncover all material issues through a more protracted amount of due diligence, or that factors outside of Glory Star Group and its business and outside of its control will not later arise. The requirement that TKK must complete the Business Combination by the Business Combination Deadline, and TKK’s lack of experience investing in or managing companies in the e-commerce industry and media industry may have limited its ability to perform, and the available time to conduct, due diligence, and the Business Combination may be consummated pursuant to terms that TKK would have rejected upon a more comprehensive investigation.

TKK will issue ordinary shares as consideration in the Business Combination, which will dilute the interest of shareholders of TKK following the Business Combination and likely present other risks.

TKK will issue a substantial number of ordinary shares in order to complete the Business Combination. The issuance of additional ordinary shares:

•        will significantly dilute the equity interest of existing shareholders of TKK; and

•        may adversely affect prevailing market prices for the securities of TKK.

If the Offer is completed, additional sources of financing may not be available and TKK’s redemption of ordinary shares in the Offer will cause its public float to be reduced. As a result, its shareholders may be disadvantaged by reduced liquidity in its securities.

The Offer exposes TKK to a number of risks including:

•        use of funds to redeem ordinary shares in the Offer and to pay expenses of the Offer will reduce the funds available as working capital for the continuation of Glory Star Group’s business following the Business Combination;

•        TKK may not be able to replenish cash reserves by raising debt or equity financing in the future on terms acceptable to us, or at all; and

•        the “public float,” which is the number of shares owned by non-affiliate shareholders and available for trading in the securities markets, following the Offer and prior to the Business Combination, will be reduced, which may reduce the volume of trading in ordinary shares and may result in lower stock prices and reduced liquidity in the trading of ordinary shares prior to the completion of the Business Combination.

TKK’s board of directors did not, and is not required to, obtain a fairness opinion in connection with the Business Combination.

TKK’s board of directors did not, and is not required to, obtain a fairness opinion in determining whether or not to proceed with the Business Combination. Shareholders of TKK will be relying on the judgment of TKK’s board of directors, who determined the advisability of the Business Combination and that the fair market value of Glory Star Group is equal to at least 80% of the balance in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account), as required by its Memorandum and Articles of Association. TKK’s shareholders will be relying on the judgment of its board of directors, whose collective experience in business evaluations for blank check companies like TKK is not significant. Furthermore, the directors may have a conflict of interest in analyzing the transaction due to their personal and financial interests and may be incorrect in its assessment of Glory Star Group and the Business Combination. As such, no assurance can be provided that Glory Star Group has a fair market value of at least 80% of the balance in the Trust Account or that the price TKK is paying for Glory Star Group is fair to TKK and its shareholders from a financial point of view. TKK’s board of directors unanimously recommends that you do not accept the offer with respect to your ordinary shares.

TKK may redeem the warrants at a time that is not beneficial to warrant holders.

TKK may call the warrants for redemption at any time after the redemption criteria described elsewhere in this Offer to Purchase have been satisfied. If TKK calls the warrants for redemption, warrant holders may be forced to accept a nominal redemption price or sell or exercise the warrants when they may not wish to do so.

TKK may waive one or more of the conditions to the Business Combination.

TKK may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws.

There is no guarantee, even if we consummate the Business Combination, that the public warrants will ever be in the money and they may expire worthless.

The exercise price for our public warrants is $5.75 per one-half share, or $11.50 per whole share. There is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the public warrants may expire worthless.

The Sponsor, private placement warrant holder, and the Sellers will have registration rights, the future exercise of which may adversely affect the market price of the ordinary shares.

Pursuant to an agreement entered into concurrently with TKK’s IPO, following the Business Combination, the Sponsor and certain holder of the private placement warrants, may demand that we register their unregistered ordinary shares and private placement warrants. In addition, TKK entered into a Registration Rights Agreement with the Seller Representative, pursuant to which TKK shall grant each Seller certain registration rights with respect to the Closing Payment Shares and Earnout Shares.

TKK will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of the ordinary shares.

Our ability to successfully effect the Business Combination and to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel, including certain personnel of Glory Star, whom we expect to join us following the Business Combination. The loss of such key personnel could negatively impact the operations and profitability of our post-combination business.

Our ability to successfully effect the Business Combination and successfully operate the business is dependent upon the efforts of certain key personnel, including certain personnel of Glory Star. Although we expect such key personnel to remain with TKK following the Business Combination, it is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of our post-combination business. Furthermore, while we have scrutinized individuals we intend to engage to stay with TKK following the Business

Combination, our assessment of these individuals may not prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.

Our officers, directors, security holders and their respective affiliates, including the Sponsor, may have competitive pecuniary interests that conflict with our interests.

We have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest. Further, we do not have a policy that expressly prohibits any of the Sponsor, officers, directors or their respective affiliates from engaging for their own account in business activities of the types conducted by us. Accordingly, such persons or entities may have a conflict between their interests and ours.

A market for the securities of TKK after the Business Combination may not fully develop, which would adversely affect the liquidity and price of our securities.

We intend to continue to list the ordinary shares and warrants on Nasdaq under the symbols “TKKS” and “TKKSW,” respectively, on or promptly after the consummation of the Business Combination, by filing a new listing application with Nasdaq, however, there is no guarantee that we will meet the Nasdaq listing requirements. Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities may never fully develop or, if developed, it may not be sustained. In addition, the price of the securities after the offering can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the Over the Counter markets, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national exchange. You may be unable to sell your securities unless a market can be established or sustained.

There is a limited amount of cash available to be used for other corporate purposes by TKK.

TKK and Glory Star have incurred significant costs associated with the Business Combination, including TKK’s expenses of approximately $371,677 as of June 30, 2019 and certain fees owed to the underwriters (see “The Share Exchange Agreement — Business Combination Marketing Agreement”). These expenses have limited the amount of cash available to be used for other corporate purposes following the Business Combination.

If the Business Combination’s benefits do not meet the expectations of investors and/or shareholders, the market price of our securities may decline.

The market price of TKK’s securities prior to the consummation of the Business Combination or the market price of our securities following the consummation of the Business Combination may decline as a result of the Business Combination if the market does not view the Business Combination positively due to current market environment, uncertainty of regulation, assessment of valuation, among others. Accordingly, shareholders may experience a loss as a result of a decline in the market price of TKK’s securities prior to the consummation of the Business Combination or TKK’s securities following the consummation of the Business Combination. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

The market price of TKK’s securities may decline as a result of the Business Combination.

The market price of TKK’s securities may decline as a result of the Business Combination for a number of reasons, including if:

•        investors react negatively to the prospects of the combined company’s business and the prospects of the Business Combination;

•        the effect of the Business Combination on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts;

•        the combined company does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts;

•        the value of Glory Star Group proves to be materially less than the value used by our board of directors to determine the Closing consideration.

Accordingly, investors may experience a loss as a result of decreasing market prices. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

TKK’s shareholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

If the combined company is unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, TKK’s shareholders will have experienced substantial dilution of their ownership interests without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination.

TKK’s ability to request indemnification from the Sellers for damages arising out of the Business Combination is limited to those claims where damages exceed $2,125,000 and is also limited to ordinary shares of TKK placed in escrow or issuable in the earn-out.

To provide a fund to secure the indemnification obligations of the Sellers to TKK against losses that TKK may sustain as a result of or in connection with any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Glory Star contained in the Share Exchange Agreement or any certificate or other writing delivered to TKK pursuant to the Share Exchange Agreement, 5% of the Closing Payment Shares will be placed in escrow, valued at the redemption price, which will be returned for cancellation to the extent that TKK has damages for which it is entitled to indemnification. Total payments made by the Seller Representative to TKK with respect to such losses shall not exceed an amount equal to the value of the Escrow Shares plus the value of the Earnout Shares (the “Indemnifiable Loss Limit”). Claims for indemnification may be asserted against the Escrow Shares by TKK, within certain prescribed periods, once its aggregate losses equals at least $2,125,000 (the “Basket”), at which point, TKK will be entitled to indemnification for the total amount of such losses, subject to the Indemnifiable Loss Limit. Notwithstanding the foregoing, any indemnification claims for breaches of certain representations and warrants in the Share Exchange Agreement or fraud claims are not subject to the Indemnifiable Loss Limit and/or the Basket. As a consequence of these limitations, TKK may not be able to be entirely compensated for indemnifiable damages that it may sustain.

In the event that a significant number of ordinary shares are redeemed, the ordinary shares of TKK may become less liquid following the Business Combination.

If a significant number of ordinary shares are redeemed, TKK may be left with a significantly smaller number of shareholders following the Business Combination. As a result, trading in ordinary shares following the Business Combination may be further limited and your ability to sell your ordinary shares in the market could be adversely affected.

The issuance of ordinary shares in connection with the Business Combination, the potential exercise of the outstanding warrants and the issuance of additional ordinary shares as result thereof, or from future public or private offerings, and the automatic conversion of the outstanding rights, will result in substantial dilution and could have an adverse effect on the market prices of TKK’s securities.

TKK currently has 31,450,000 ordinary shares outstanding. In connection with the Business Combination and pursuant to the Share Exchange Agreement, TKK has agreed to issue an aggregate number of ordinary shares equal to $425,000,000 divided by the redemption price (or 41,423,002 ordinary shares assuming a redemption price of $10.26 per share) to the Sellers as consideration, and may issue up to an additional 10,000,000 ordinary shares to Sellers in earnout payments. Additionally, (i) upon closing of the Business Combination, each outstanding right will be automatically converted into one-tenth (1/10) of an ordinary share and (ii) 30 days following the closing of the Business

Combination, the warrants will be exercisable for ordinary shares. The issuance of ordinary shares as consideration for the Business Combination, the potential exercise of outstanding warrants, and the issuance of additional shares in future public or private offerings, will result in substantial dilution and could have an adverse effect on the market price TKK’s securities.

Upon the consummation of the Business Combination, TKK’s former public shareholders will own:

•        approximately 36.49% of the outstanding shares of ordinary shares, assuming no tender of ordinary shares in connection with the Offer, a redemption price of $10.26 per share; or

•        0% of the outstanding shares of ordinary shares assuming all of the ordinary shares are validly tendered and not properly withdrawn, and are purchased, a redemption price of $10.26 per share in the Offer.

The issuance of additional ordinary shares, the exercise of warrants and the conversion of rights:

•        will significantly dilute the equity interest of existing TKK shareholders; and

•        may adversely affect prevailing market prices for ordinary shares and warrants.

Our shareholders will only be able to exercise a warrant if the issuance of ordinary shares upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the warrants.

No warrants will be exercisable on a cash basis and we will not be obligated to issue registered ordinary shares unless the ordinary shares issuable upon such exercise has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Because the exemptions from qualification in certain states for re-sales of warrants and for issuances of ordinary shares by the issuer upon exercise of a warrant may be different, a warrant may be held by a holder in a state where an exemption is not available for issuance of ordinary shares upon exercise of the warrants and the holder will be precluded from exercising the warrant. As a result, the warrants may be deprived of any value, the market for the warrants may be limited and the holders of warrants may not be able to exercise their warrants if the Ordinary shares issuable upon such exercise is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

Risks Relating to the Failure to Consummate the Business Combination

If TKK is not able to consummate the Business Combination by the Business Combination Deadline, TKK would cease all operations except for the purpose of the winding up of TKK, and TKK would redeem its public shares and liquidate.

TKK is required to complete the Business Combination by the Business Combination Deadline. If TKK is unable to consummate the Business Combination by the Business Combination Deadline, TKK will, as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including investment earnings (less up to $100,000 of investment earnings to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii), to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

If we are required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Islands Companies Law. In that case, investors may be forced to wait beyond the Business Combination Deadline before the redemption proceeds of our Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from our Trust Account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless we consummate our initial business combination prior thereto and only then in cases where investors have sought to redeem their ordinary shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we are unable to complete our initial business combination.

If we are unable to consummate a business combination, our public shareholders may be forced to wait until February 20, 2020 (or until June 20, 2020 if we extend the period of time to consummate a business combination through issuance of the potential extension warrants, as described in more detail herein) before receiving liquidation distributions.

We have until February 20, 2020 (or June 20, 2020 if we extend the period of time to consummate a business combination through issuance of the potential extension warrants, as described in more detail herein) in which to complete a business combination. We have no obligation to return funds to investors prior to such date unless we consummate a business combination prior thereto and only then in cases where investors have sought to convert their shares. Only after the expiration of this full time period will public shareholders be entitled to liquidation distributions if we are unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate your investment, you may be forced to sell your securities potentially at a loss.

Our board of directors may decide not to extend the term we have to consummate our initial business combination, in which case we would cease all operations except for the purpose of winding up and we would redeem our public shares and liquidate, and the warrants and rights will be worthless.

We have until February 20, 2020 to consummate our initial business combination. However, if we anticipate that we may not be able to consummate our initial business combination by February 20, 2020, we may, by resolution of our board of directors, extend the period of time to consummate a business combination to no later than June 20, 2020 as set out below. Pursuant to the terms of our amended and restated memorandum and articles of association and the trust agreement entered into between us and Continental Stock Transfer & Trust Company on August 15, 2018, in order for the time available for us to consummate our initial business combination to be extended, we must issue to holders of our public shares by way of a dividend one warrant to purchase one half of an ordinary share for an aggregate of up to 25,000,000 potential extension warrants. In the event that we extend the period to consummate our initial business combination by issuing the potential extension warrants referenced above, we will issue a press release announcing such intention at least one month prior to our February 20, 2020 deadline. This press release will indicate (i) that the record date to establish the holders of record entitled to receive the dividend of potential extension warrants will be February 20, 2020 and (ii) the payment date of such dividend. Alternatively, pursuant to the terms of our amended and restated memorandum and articles of association and the trust agreement entered into between us and Continental Stock Transfer & Trust Company on August 15, 2018, we may extend the period of time to consummate a business combination by obtaining shareholder approval, in which case we will afford public shareholders an opportunity to redeem their public shares. If we extend the period of time to consummate a business combination by obtaining shareholder approval, we will not issue the potential extension warrants discussed above. In either case, we are not obligated to extend the time for us to complete our initial business combination.

If we are unable to consummate our initial business combination within the applicable time period, we will, as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares for a pro rata portion of the funds held in the Trust Account and as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the warrants and rights will be worthless.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them.

Our amended and restated memorandum and articles of association provide that we will continue in existence only until February 20, 2020 (or until June 20, 2020 if we extend the period of time to consummate a business combination through issuance of the potential extension warrants, as described in more detail herein) if a business combination has not been consummated by such time. If we are unable to complete an initial business combination during such time period, it will trigger our automatic winding up, liquidation and dissolution. As such, our shareholders could potentially be liable for any claims to the extent of distributions received by them pursuant to such process and any liability of our shareholders may extend beyond the date of such distribution. Accordingly, we cannot assure you that third parties, or us under the control of an official liquidator, will not seek to recover from our shareholders amounts owed to them by us.

If we are unable to consummate a transaction within the required time period, upon notice from us, the trustee of the Trust Account will distribute the amount in our Trust Account to our public shareholders. Concurrently, we shall pay, or reserve for payment, from funds not held in trust, our liabilities and obligations, although we cannot assure you that there will be sufficient funds for such purpose. If there are insufficient funds held outside the Trust Account for such purpose, TKK Capital Holding has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us and which have not executed a waiver agreement.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and our company to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable to pay a fine of US$18,292.68 and subject to imprisonment for five years in the Cayman Islands.

Our directors may decide not to enforce indemnification obligations against TKK Capital Holding, an affiliate of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to TKK’s public shareholders.

In the event that the proceeds in the Trust Account are reduced below $10.00 per share, and TKK Capital Holding, an affiliate of the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent director(s) would determine whether to take legal action against TKK Capital Holding to enforce its indemnification obligations. While we currently expect that our independent director(s) would take legal action on our behalf against TKK Capital Holding to enforce its indemnification obligations to us, it is possible that our independent director(s) in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent director(s) choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public shareholders may be reduced below $10.00 per share.

Risks Relating to the Offer

TKK requires shareholders who wish to redeem their ordinary shares in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

TKK requires public shareholders who wish to redeem their ordinary shares to either tender their certificates to its transfer agent at any time prior to the expiration date set forth in these tender offer documents or to deliver their shares to the transfer agent electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System. In order to obtain a physical certificate, a shareholder’s broker and/or clearing broker, DTC and TKK’s transfer agent will need to act to facilitate this request. It is TKK’s understanding that shareholders should generally allow at least two weeks to obtain physical certificates from the transfer agent. However, given the time limitations created by the expiration of the tender offer and because TKK does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While it typically takes a short time to deliver shares through the DWAC System, there is no assurance this will be the case. Accordingly, if it takes longer than TKK anticipates for shareholders to deliver their ordinary shares, shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their ordinary shares.

As TKK will require its public shareholders who wish to redeem their ordinary shares in connection with the Offer to comply with specific requirements for redemption described above, such redeeming shareholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

If TKK requires public shareholders who wish to redeem their ordinary shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, TKK will promptly return such certificates to its public shareholders. Accordingly, shareholders of TKK who attempted to redeem their ordinary shares in such a circumstance will be unable to sell their securities after the failed acquisition until TKK has returned their securities to them. The market price for TKK’s ordinary shares may decline during this time and shareholders of TKK may not be able to sell their securities when they wish to, even while other shareholders that did not seek redemption may be able to sell their securities.

There is no guarantee that a shareholder’s decision whether to tender ordinary shares will put the shareholder in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell its ordinary shares in the future following the completion of the Business Combination. Certain events following the consummation of the Business Combination may cause an increase in our share price, and may result in a lower value realized now than a shareholder of TKK might realize in the future had the shareholder not agreed to tender ordinary shares. Similarly, if a shareholder of TKK does not tender ordinary shares, the shareholder will bear the risk of ownership of the Ordinary shares of TKK after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell the shareholder’s shares in the future for a greater amount than the redemption price set forth in the Offer. A shareholder of TKK should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

The Offer presents potential risks and disadvantages to us and our continuing shareholders.

The Offer exposes us to a number of risks including:

•        the use of a substantial portion of the cash in our Trust Account, which reduces the funds available as working capital for our businesses going forward, available for significant cash acquisitions in the future or available for other business opportunities that could create significant value for our shareholders;

•        the risk that we would not be able to replenish our cash reserves by raising debt or equity financing in the future on terms acceptable to us, or at all; and

•        the risk that the Offer may reduce our “public float,” which is the number of shares owned by non-affiliate shareholders and available for trading in the securities markets, and the number of our shareholders, which may reduce the volume of trading in the ordinary shares and may result in lower share prices and reduced liquidity in the trading of the ordinary shares following completion of the Offer and limit our ability to meet Nasdaq listing standards, including having the requisite number of round lot holders or shareholders. Please see risk factor entitled “Nasdaq could delist our ordinary shares, which could limit investors’ ability to transact in our securities and subject us to additional trading restrictions,” below.

Because we may redeem up to all of our ordinary shares in the Offer, the liquidity of our securities in the open market may be significantly reduced.

We may redeem up to all of our ordinary shares in the Offer, which would result in significantly fewer ordinary shares issued and outstanding and, in turn, would significantly reduce the liquidity of our securities, including our ordinary shares that are not redeemed.

Risks Relating to TKK Symphony Acquisition Corporation

The requirement that we complete an initial business combination within a specific period of time may give potential target businesses leverage over us in negotiating a business transaction.

We have until February 20, 2020 (or June 20, 2020 if we extend the period of time to consummate a business combination through issuance of the potential extension warrants, as described in more detail herein) to complete an initial business combination. Any potential target business with which we enter into negotiations concerning a business combination will be aware of this requirement. Consequently, such target business may obtain leverage over us in negotiating a business combination, knowing that if we do not complete a business combination with that particular target business, we may be unable to complete a business combination with any other target business. This risk will increase as we get closer to the time limits referenced above.

The requirement that the target business or businesses that we acquire must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for our initial business combination may limit the type and number of companies that we may complete such a business combination with.

Pursuant to the Nasdaq listing rules, the target business or businesses that we acquire must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for our initial business combination. This restriction may limit the type and number of companies with which we may complete a business combination. If we are unable to locate a target business or businesses that satisfy this fair market value test, we may be forced to liquidate and you will only be entitled to receive your pro rata portion of the funds in the Trust Account.

If Nasdaq delists our securities from trading on its exchange after our initial public offering, we would not be required to satisfy the fair market value requirement described above and could complete a business combination with a target business having a fair market value substantially below 80% of the balance in the Trust Account.

Because we are incorporated under the laws of the Cayman Islands, you may face difficulty protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

We are an exempted company incorporated under the laws of the Cayman Islands and certain of our officers and directors are residents of jurisdictions outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or executive officers, or enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Law (as the same may be supplemented or amended from time to time) or the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

We have been advised by our Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a United States company.

Certain obligations of our Sponsor are memorialized in agreements between our Sponsor, the underwriters of our IPO and us, and these agreements may be amended to change these obligations or eliminate them entirely.

In connection with our IPO, our Sponsor, certain affiliate of our Sponsor, our officers and directors and other initial shareholders agreed to certain obligations pursuant to certain Letter Agreements, as amended, including:

•        in connection with a shareholder vote to approve our initial business combination and/or amend the provisions of our Memorandum and Articles of Association (the article that contains all of the special provisions applicable to us prior to and in connection with our initial business combination) prior to consummation of our initial business combination, to vote their shares in favor of the proposed initial business combination;

•        that he, she or it will not exercise redemption rights in connection with any shares held by such person;

•        to waive their rights to participate in any liquidation distribution with respect to the ordinary shares if we fail to consummate an initial business combination; and

•        only with respect to an affiliate our Sponsor, if we are unable to complete an initial business combination and are forced to dissolve and liquidate, to indemnify us for all claims of contracted parties, to the extent we fail to obtain valid and enforceable waivers from such parties (we have not, however, sought information nor received information from such affiliate of our Sponsor relating to its ability to satisfy any indemnification obligation).

The Letter Agreements were filed as exhibits to our Report on Form 8-K filed with the SEC on August 21, 2018. The Letter Agreements may be amended or terminated with the consent of each of the parties thereto. Accordingly, if each of the parties to the agreements determines that these obligations are no longer in their best interest, then the agreements may be amended or terminated and these obligations may be changed or eliminated entirely.

Since TKK’s Sponsor will lose its entire investment if the Business Combination is not consummated, a conflict of interest may exist in determining whether the Business Combination is appropriate for TKK’s initial business combination.

Our Sponsor and initial shareholders own an aggregate of 6,250,000 founder shares. Symphony has also, through an affiliate, purchased from us an aggregate of 13,000,000 private warrants at $0.50 per private warrant (for a total purchase price of $6,500,000) that will expire worthless if we do not consummate a business combination. In the event of our dissolution and liquidation, our Sponsor may not receive distributions from the Trust Account with respect to these shares. Therefore, our Sponsor’s financial interests may influence its motivation in identifying and selecting an acquisition target and consummating our initial business combination in a timely manner. In addition, many of our directors are affiliated with our Sponsor, which may result in a conflict of interest when they determine whether the terms, conditions and timing of a particular initial business combination are appropriate and in our shareholders’ best interest.

Unless we complete an initial business combination, we will not repay loans provided to us from our Sponsor, and neither our officers, directors, nor any of their respective affiliates, will receive reimbursement for any out-of-pocket expenses incurred by them if such expenses exceed the amount available to us for working capital and general corporate purposes. Therefore, they may have a conflict of interest in determining whether a particular initial business combination is appropriate and in the best interest of TKK.

We shall provide reimbursement of out-of-pocket expenses reasonably incurred by our officers, directors, or any of their respective affiliates, in connection with identifying, investigating and consummating an initial business combination, for which there is no maximum amount of out-of-pocket expenses that may be incurred. Notwithstanding, neither our officers, directors, nor any of their respective affiliates, will receive reimbursement for any out-of-pocket expenses reasonably incurred by them to the extent that such expenses exceed the amount not required to be retained in the Trust Account unless an initial business combination is consummated. In addition, the Sponsor has provided loans to us in the aggregate amount of $350,000 as of June 30, 2019, and we expect that the Sponsor will provide additional loans to us prior to the Business Combination Deadline, which loans are repayable only upon the consummation of a business combination. The financial interest of our officers, directors, or any of their respective affiliates, including the Sponsor, could influence their motivation in selecting an acquisition target and thus, there may be a conflict of interest when determining whether a particular initial business combination is in the shareholders’ best interest.

Nasdaq could delist our ordinary shares, which could limit investors’ ability to transact in our securities and subject us to additional trading restrictions.

Our securities are listed on the Nasdaq Capital Market, a national securities exchange. We cannot assure you that we will be able to remain in compliance with the Nasdaq listing requirements.

If the Nasdaq Capital Market delists our securities, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that our ordinary shares are a “penny stock” which will require brokers trading in our ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

In addition, it is a condition to consummation to the Business Combination that our ordinary shares shall have been approved for listing on Nasdaq, subject to completion of the Business Combination. If our securities are delisted from Nasdaq, the Sellers could elect to terminate the Share Exchange Agreement and, as a result, we would not be able to complete the Business Combination, or another business combination, before the Business Combination Deadline.

If our ordinary shares become subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions, and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,001 or less and our ordinary shares have a market price per share of less than $5.00, transactions in our ordinary shares may be subject to the “penny stock” rules promulgated under the Exchange Act. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•        make a special written suitability determination for the purchaser;

•        receive the purchaser’s written agreement to the transaction prior to sale;

•        provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•        obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our ordinary shares become subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

We may be a passive foreign investment company, or “PFIC,” which could result in adverse United States federal income tax consequences to U.S. investors.

Since we may be a PFIC, beneficial owners that are U.S. taxpayers of our ordinary shares may be subject to potentially adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. In particular, tendering U.S. Holders, as defined under “Material U.S. Federal Income Tax Consequences”, may be required to treat any gain recognized on the tender as ordinary income and may be subject to an interest charge on the portion of any gain that is attributable to a prior tax year. We urge U.S. investors to consult their own tax advisors regarding the possible application of the PFIC rules. See “Material U.S. Federal Income Tax Consequences.”

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our and Glory Star Group’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. The risks and uncertainties include, but are not limited to:

•        future operating or financial results;

•        the risk that governmental and regulatory review of the tender offer documents may result in the inability of Glory Star to complete the Offer by the Expiration Date;

•        the ability of Glory Star to consummate the Business Combination and any initial business combination;

•        future payments of dividends and the availability of cash for payment of dividends;

•        future acquisitions, business strategy and expected capital spending;

•        assumptions regarding interest rates and inflation;

•        ability to attract and retain senior management and other key employees;

•        ability to manage our growth;

•        fluctuations in general economic and business conditions;

•        financial condition and liquidity, including its ability to obtain additional financing in the future (from warrant exercises or outside services) to fund capital expenditures, acquisitions and other general corporate activities;

•        estimated future capital expenditures needed to preserve our capital base;

•        the ability to meet the Nasdaq listing standards, including having the requisite number of shareholders, and the potential delisting of Glory Star New Media Group Holdings Limited (formerly TKK) securities from Nasdaq;

•        potential changes in the legislative and regulatory environments;

•        a lower return on investment;

•        potential volatility in the market price of our securities; and

•        other factors discussed in “Risk Factors.”

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this Offer to Purchase. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this Offer to Purchase. Except as required by law, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events.

You should carefully consider these risks, in addition to the risks factors set forth in the section titled “Risk Factors” and other information in this Offer to Purchase and in our other filings with the SEC, including the final prospectus related to our IPO dated August 15, 2018 (Registration No. 333-226423) and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, or our 2018 Annual Report, which is incorporated herein by reference. The documents we file with the SEC, including those referred to above, also discuss some of the risks that could cause actual results to differ from those contained or implied in the forward-looking statements. See “Where You Can Find More Information.”

INFORMATION ABOUT TKK AND GLORY STAR GROUP

Information about TKK Symphony Acquisition Corporation

TKK Symphony Acquisition Corporation is a blank check company incorporated under the laws of the Cayman Islands on February 5, 2018. TKK was incorporated for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. TKK is not limited to a particular industry or geographic region for purposes of consummating a business combination. However, TKK believes it is particularly well-positioned to capitalize on growing opportunities created by consumer/lifestyle assets that may have particular application for the Peoples Republic of China market.

In August 2018, TKK consummated its IPO of an aggregate of 25,000,000 Units, including 3,000,000 Units pursuant to the partial exercise of the over-allotment option by the underwriters of the IPO. Each Unit issued in the IPO consists of one ordinary share, one warrant and one right. Each warrant entitles the holder to purchase one-half of an ordinary share at a price of $5.75 per half share. Simultaneously with the consummation of the IPO, TKK completed a private placement of 13,000,000 warrants, which we refer to as the “private placement warrants,” at a purchase price of $0.50 per warrant to its Symphony, generating gross proceeds of $6,500,000. On August 16, 2018, the Units commenced trading on the Nasdaq under the symbol “TKKU.” As a result of the partial exercise of the overallotment option, as of August 22, 2018, the Sponsor forfeited 75,000 ordinary shares so that the initial shareholders, including the Sponsor, maintain aggregate ownership, on an as-converted basis, at 20% of TKK’s issued and outstanding ordinary shares.

The 25,000,000 Units sold in the IPO were sold at an offering price of $10.00 per Unit, generating gross proceeds of $250,000,000, which was placed in the Trust Account pending TKK’s completion of an initial business combination.

On September 12, 2018, the ordinary shares, warrants and rights underlying the Units sold in the IPO began to trade separately.

If TKK does not consummate our initial business combination by the Business Combination Deadline, TKK must liquidate the Trust Account to the holders of the public shares and dissolve.

Information about Glory Star Group

This section contains forward-looking statements about the business and operations of the Glory Star Group and the combined company following the Business Combination. The actual results of combined company may differ materially from those currently anticipated as a result of many factors, including those described under “Risk Factors” and elsewhere in this Offer to Purchase. See “Forward-Looking Statements.”

Overview

Glory Star Group provides advertisement and content production services and operates a leading mobile and online advertising, digital media and entertainment business in China. After launching its CHEERS App in 2018, it is fast becoming one of the leading e-commerce platforms in China by allowing its users to access its online store (e-Mall), video content, live streaming, and online games. By leveraging Glory Star Group’s rich library of original professionally-produced content to drive user engagement, Glory Star Group has created an ecosystem that attracts and retains a large and growing viewing audience base for its platform.

As of June 30, 2019, Glory Star Group had distributed nearly 70,000 minutes of proprietary video content to its users, including short videos, online variety shows, online dramas, live streaming, and its lifestyle video series, which achieved more than 4.2 billion views cumulatively.

As of August 30, 2019, downloads of Glory Star Group’s CHEERS App exceeded 50 million. Below is a visual representation of the CHEERS App:

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Glory Star Group’s Vision

Glory Star Group’s vision is to become a world leading mobile media and entertainment company dedicated to providing people pursuing a better life with an integrative platform of featuring e-commerce and high quality lifestyle entertainment.

Glory Star Group’s Business

Established in 2016, Glory Star Group focused on providing advertisement and content production services and becoming a leading mobile and online advertising, media and entertainment business in China by creating professionally-produced content featuring lifestyle, culture and fashion. In 2018, Glory Star Group expanded into e-commerce services by introducing its CHEERS APP which integrated its e-commerce services with professionally-produced content. Primary to its vision, Glory Star Group continues to produce, create and add to its rich library of short videos, drama series, and live streaming, which Glory Star Group owns and streams on its own mobile app, Internet Protocol Television (IPTV), and online platform, as well as for distributions and licensing to other medium such as Chinese television stations and third party online streaming platforms throughout China and the world. Leveraging the popularity of its professionally-produced content and distribution networks, Glory Star Group drives viewing audiences to its CHEERS App ecosystem to convert them as users of its online video steaming services and as customers to its e-Mall and online games.

Cheers APP

The CHEERS App is Glory Star Group’s core platform serving millions of users in China. Most of the users are attracted to download our mobile app after they watch our professionally-produced content (both long and short videos on various distribution channels) featuring, lifestyle, culture and fashion. Central to our business model, the CHEERS App has been developed into a comprehensive content-driven e-commerce platform in which shoppers can access multiple segments such as online store (e-Mall), live streamings, original short videos, and online games. The mobile app users can watch our high-quality video content and shop in our in-app e-Mall. Such a combination has become a prevalent trend in Chinese e-commerce innovation. The following is a summary of Glory Star Group’s CHEERS App:

-        E-Mall (Online Store)

Leveraging its brand, its large viewing audience, and users of its CHEERS App video app, in April 2019, Glory Star Group launched its e-Mall platform where Glory Star Group offers products to its users through third party merchants that its has screened and approved. Glory Star Group charges third-party merchants to its e-Mall platform a service fee and a commission for sales of their products.

As of August 31, 2019, Glory Star Group’s e-Mall has sold over 5,300 Stock Keeping Units (“SKUs”), recording over RMB25.1 million (US$3.5 million) in Gross Merchandise Value (“GMV”), achieving an impressive monthly GMV of RMB12.6 million (US$1.8 million) in August 2019, up from only RMB1.3 million (US$0.2 million) in April 2019.

-        Live Streaming

In June, 2018, Glory Star Group launched its first live streaming called Shopping Genius. As of September, 2019, Glory Star Group now has 4 live streaming in production including Shopping Genius, Bargaining Genius, Guessing Game, Unbeatable Lucky Card, each 90 minute segments, where users can interact with each other and the hosts, obtain discount coupons by participating in the real-time online games and quizzes, and make purchases in our e-Mall with these discount coupons. In addition, as requested by some clients, some live streaming are customized in order to lead the audience to make purchases in the clients’ online stores and/or in other e-commerce platforms such as JD.com and Taobao.com. Glory Star Group monetizes live streaming by promoting products where its subscribers can purchase products through its e-Mall. In addition, Glory Star Group’s e-commerce suppliers and distributors of on e-Mall have the option to enter separate advertising agreements with Glory Star Group for promoting their products in Glory Star Group’s live streaming.

Shopping Genius	This show promotes various products for sale on e-Mall and provides an opportunity for viewers to participate in question and answer games for the discount coupons for the promotional products.
Bargaining Genius	This shows promotes various products for sale on e-Mall and allows viewers to compete with each other for discount coupons for the promotional products.
Guessing Game	This is a live game show that allows viewers to win points that go towards discounts for purchase of items in e-Mall.
Unbeatable Lucky Card	This is a live game show that allows viewers to win points that go towards discounts for purchase of items in e-Mall.

-        Online Short Videos

Glory Star Group streams its professionally-produced content on its CHEERS App where it generates advertising revenues from traditional pre-video, in-video, banner advertisements, and pop-up advertisements. Glory Star Group also generates revenues from soft product placements that are incorporated into its original video content. Glory Star Group leverages its deep library of professionally-produced content, large viewing audience base, and big data analytics capabilities to help its advertisers target their specific demographics in China.

-        Online Games

Glory Star Group has developed four (4) online games for its CHEERS App where players can play our games that it has developed in-house. Glory Star Group monetizes online games through users’ in-app purchases of gift packages and game privileges.

Series TV Shows

In February, 2017, Glory Star Group started production of its series TV shows, which contain six (6) lifestyle shows including Cheers Food, Cheers Health, Cheers Fashion, Cheers Baby, Cheers Space and Cheers World, each episodes are 30 minutes in length. Glory Star Group’s series TV shows are unique in the content creation and production, with trending lifestyle updates filmed both in-studio and outdoor. Glory Star Group generates revenues from its series TV shows by licensing to TV stations with exclusive advertising times and charging advertising fees, and by displaying products of our E-mall. Glory Star Group distributes and promotes its series TV shows content on a variety of online video platforms, mobile apps, IPTV and television channels where we generate advertising revenues from traditional pre-video, in-video, and pop-up advertisements. Glory Star Group also generates revenues from soft product placements that are incorporated into its series TV shows. Glory Star Group produces and licenses its series TV shows for airing on local broadcast, basic cable television networks, and throughout China. Our shows can be seen on satellite stations such as Anhui Satellite Television (AHTV) and Shenzhen Satellite Television, which are year-to-year contracts. The following is a summary of Glory Star Group’s series TV shows:

Cheers Health	This TV program features and promotes healthy lifestyle.
Cheers Fashion	This TV program features high-end fashion and beauty, and is touted as the fashion bible in the fashion field.
Cheers World

This TV program is China’s only leading short tourism program that brings together the world’s best tourism destinations, sharing travel experiences from unique perspectives of the visitors and the cultural scene of the destinations. It has been fully recommended by the cultural centers or consulates of foreign embassies in China and has close ties and cooperation with embassies in many countries around the world.

Cheers Baby

This TV program is hosted by Cao Ying, who shares the parenting experience of parents in the form of question and answer format, and in-depth interviews. This is one of few programs of this type in China.

Cheers Food

This TV programs centers around food and the stories between people and food from various perspectives. Since the launch of Shenzhen Satellite TV, its average ranking has remained stable within the top 8 in China.

Cheers Space	The regular weekly programs focuses on home décor and interior design.

Drama & Variety Shows

Glory Star Group partners with third-party third parties to produce and license original online drama and variety show series for distribution on online videos platforms. Glory Star Group currently developed the following drama series and variety shows:

My Greatest Hero	The TV series My Greatest Hero explores the lives of a high school tennis team. This program is in partnership with iQIYI and has become one of the most popular youth TV series amongst young people.
Hi! Rap Season 1	This variety show was developed in 2018 as a “light-variety” talk show.
Hi! Rap Season 2	In 2019, we developed season 2 of this variety show. It is currently one of the most popular variety shows in China.

Depending on the contract with partners, Glory Star either shares revenues generated by the number of viewers, or share of advertising revenues generated by the contents.

Advertising

Glory Star Group distributes and promotes its professionally-produced content on its CHEERS App and on a variety of online video platforms, mobile apps, IPTV and television channels where it generates advertising revenues from traditional pre-video, in-video, and pop-up advertisements. Glory Star Group also generates revenues from soft product placements that are incorporated into Glory Star Group’s original video content, including its online short videos. In addition, Glory Star Group’s e-Mall suppliers and distributors have the option to enter into separate advertising agreements for displaying their products in Glory Star Group’s live streamings. All items displayed in the live streamings can be purchased in e-Mall. Glory Star Group leverages its deep library of professionally-produced content, wide distribution channel, and big data analytics capabilities to help its advertisers target their specific demographics in China.

Production Services

Glory Star Group provides brand advertising services to third-party advertising agencies by producing variety shows, short videos, and live streaming according to customers’ needs for a fee. Glory Star Group also provides planning, shooting, and post-production services for a fee.

Content Licensing and Distribution

Glory Star Group, from time to time, may also acquire rights to rebroadcast and/or distribute third-party film and television drama.

Industry overview

Growth of e-commerce in China

The growing e-commerce market scale as well as the population of online shoppers in China have built a solid industry outlook for emerging e-commerce platforms. According to iResearch report, total e-commerce market sales in China has reached RMB15,242 billion in 2018, with a compound annual growth rate (CAGR) of 17.6% from 2014 to 2018. The e-commerce sales in China grows faster than that of total retail sales of consumer goods in China, which has a CAGR of 8.8% from 2014 to 2018.

Source: National Bureau of Statistics, iResearch

The population of online shoppers has reached 610 million in 2018, of which 97% are also mobile shoppers, according to iResearch. The total population of online shoppers in China is expected to reach 900 million by 2021, at a CAGR of 13.8%.

Population of online shoppers vs. mobile shoppers in China, 2014-2021E
Million
Online shoppers
+14.0%
+13.8%
361
413
467
533
610
900
2014
2015
2016
2017
2018
2021E
Mobile shoppers
+25.8%
+14.1%
236
340
441
506
592
880
2014
2015
2016
2017
2018
2021E

Source: CNNIC, iResearch

Growth of online video users

The development of high-speed internet network and the growing popularity of short video platforms have fueled the growth of online video viewership. According to iResearch report, the population of online video users in China has reached 0.59 billion by the end of 2018, with a CAGR of 17% from 2014 to 2018. Online video users take up 69% of total internet users by the end of 2018, while it was only 47% by the end of 2014.

Source: CNNIC, iResearch

Video content-driven e-commerce platforms

With the rapid growth of e-commerce market and online video users, many e-commerce platforms started to leverage video content in assisting the customer acquisition of their e-commerce platforms.

A video content-driven e-commerce platform refers to an e-commerce platform with promotional and advertising video content that encourage or incentivize customers in making purchase on its e-commerce platform. The video content adopted by most platforms are live streaming shows and short videos.

A video content-driven e-commerce platform can be PGC, UGC, or PUGC content-driven, depending on who produces the content:

•        PGC refers to Professional Generated Content, which relies on professional video producers and is normally more costly to produce. However, it also has the highest commercial value for its attention to details and consistent quality;

•        UGC refers to User Generated Content, which features contents produced by the general public; and

•        PUGC refers to Professional User Generated Content, which is the combination of PGC and UGC.

Monetization

A video content-driven e-commerce platform can usually monetize video content through following means:

•        Advertising revenue for in-video product placement, start screen ads, in-app banner ads, and other forms of advertisements;

•        Commission revenue from video producers and live streamers on the platform when transactions are completed and settled; and/or

•        Direct e-commerce sales of commodities on the platform.

Proprietary PGC video content-driven e-commerce platform

A proprietary PGC video content-driven e-commerce platform is a segment of content-driven e-commerce platform, with in-house professional video production and proprietary e-commerce platform. When compared with other video content-driven e-commerce platforms, a proprietary PGC video content-driven e-commerce platform usually have larger advantage in maintaining high-quality content production with dedicated professional production team.

Market Scale

The proprietary PGC video content-driven e-commerce platform industry is still at an early stage of development with high growth rate but limited qualified market participants. However, many e-commerce platforms have or are planning on developing video content on their platforms in 2019.

According to iResearch report, the market scale of proprietary PGC video content-driven e-commerce platforms in terms of GMV is approximately RMB2.6 billion in 2018, with a CAGR of 191.5% from 2016 to 2018. The market is expected to grow at a CAGR of 47.6% to RMB19.5 billion in 2023.

Source: iResearch

Key successful factors for video content-driven E-commerce platforms

•        Selection of commodities:    A platform must be careful and thoughtful in selecting commodities with high popularity and reasonable profit margin to keep customers attracted.

•        Sustainable high-quality video content:    A platform must be able to sustain consistent video content quality and avoid publishing any video that may result in negative publicity, or even regulatory punishment.

•        Stable customer inflow:    A platform must secure a solid channel for customer acquisition and to keep all customer activities within a proprietary ecosystem in order to minimize customer loss.

Competitive landscape

According to iResearch report, Glory Star Group is amongst the top 5 video content-driven e-commerce platforms in China in terms of monthly GMV in August 2019.

Competition

Glory Star Group’s competitors include Alibaba (Nasdaq: BABA), Pin Duouo (Nasdaq: PDD), Douyu (Nasdaq: DOYU), Qu Toutiao (Nasdaq: QTT), Mango Media (SZ.300413), and Zhong Guang Tianze (SH.603721) for users, shoppers, and advertising customers. Glory Star Group also competes with other internet media and entertainment services, such as internet and social platforms that offer content in emerging and innovative media formats, as well as major TV stations.

Employees

As of August 15, 2019, Glory Star Group had 171 full time employees. Glory Star Group has entered into written employment contracts with all of its employees in accordance with PRC Labor Law and Contract Law. None of its employees is covered by collective bargaining contracts. Glory Star Group believes that it maintains a good working relationship with its employees and Glory Star Group has not experienced any significant labor disputes or any difficulty in recruiting staff for its operations.

As required by PRC regulations, Glory Star Group participates in various government statutory social security plans, including a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan and a housing provident fund. Glory Star Group is required under PRC law to contribute to social security plans at specified percentages of the salaries, bonuses and certain allowances of its employees up to a maximum amount specified by the local government from time to time. An employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline and be subject to a late fee.

Intellectual Property

Glory Star Group’s success depends largely on its ability to protect its core technology and intellectual property. To accomplish this, Glory Star Group relies on its trade secrets, including know-how, confidentiality clauses in standard labor agreements and third party nondisclosure agreements, copyright laws, trademarks, intellectual property licenses and other contractual rights to establish and protects its proprietary rights in its technology. Glory Star Group currently does not own any patents and does not have any pending patent applications.

As of June 30, 2019, Glory Star owned thirty-six registered trademarks and twenty-three copyrights (including copyrights with respect to twenty software products developed by it relating to various aspects of its operations and three copyright works). The software and registered works are crucial to Glory Star’s business.

Legal Proceedings

From time to time, Glory Star Group may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm its business. To the best knowledge of management, there are no material legal proceedings pending against Glory Star Group.

There are no proceedings in which any of its directors, officers, or any beneficial shareholder of more than five percent (5%) of its voting securities is an adverse party or has a material interest adverse to Glory Star.

Seasonality

Aside from fluctuations in the level of advertising spending resulting from changes in the overall economic and market conditions in China, Glory Star’s revenues are affected by seasonal fluctuations in business and consumer spending that also affect the level of advertising spending over time in China. Glory Star’s quarterly operating results have fluctuated in the past and may continue to fluctuate depending upon a number of factors, many of which are out of its control. Glory Star’s operating results tend to be seasonal. As a result, detailed attention shall be paid when comparing its operating results on a period-to-period basis. For example, online user numbers tend to be higher during holidays and end of the year, and advertising revenues tend to be higher at the end of the year.

Facilities

Glory Star Group’s principal executive office is located at F22, Xinhua Technology Building, No. 8 Tuofangying Road, Jiangtai, Chaoyang District, Beijing, People’s Republic of China, which has approximately 1,770 square meters of office space. As of August 31, 2019, Glory Star Group also rents an additional six facilities primarily used for office space. Total space under lease, including Glory Star Group’s principal executive office is 2,267 (m2). Glory Star pays monthly rent of approximately $281,935 per month. Lease expiration dates range from 2020 to 2025. Glory Star Group believes that its current offices are suitable and adequate to operate its business at this time. Glory Star Group does not own any real property.

Insurance

Glory Star Group does not maintain any property insurance policies covering equipment and facilities for losses due to fire, earthquake, flood or any other disaster. Consistent with customary industry practice in China, Glory Star Group does not maintain business interruption insurance or key employee insurance for its executive officers. Uninsured damage to any of its equipment or buildings or a significant product liability claim could have a material adverse effect on its results of operations.

Dividend Policy

Glory Star’s board of directors has complete discretion on whether to pay dividends, subject to the any rights and restrictions attached to any class of shares. The form, frequency and amount of any dividends declared will depend upon Glory Star’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant or are required to be satisfied pursuant to Cayman law.

Glory Star is a holding company, and its relies on dividends paid by its operating subsidiaries in China for its cash needs, including the funds necessary to pay dividends and other cash distributions to its shareholders, if any, service any debt it may incur and pay its operating expenses. The payment of dividends in China is subject to limitations. Regulations in the PRC currently permit payment of dividends by its PRC subsidiaries only out of their accumulated profits as determined in accordance with accounting standards and regulations in China. Each of Glory Star’s PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year to contribute to its reserve fund until the accumulated balance of the reserve fund reaches 50% of its registered capital. Each of Glory Star’s PRC subsidiaries is also required to reserve a portion of its after-tax profits to its employee welfare and bonus fund, the amount of which is determined by its board of directors. These funds are not distributable in cash dividends.

Memorandum and Articles of Association

Glory Star was incorporated in the Cayman Islands as an exempted company with limited liability on November 30, 2018 with registration number 345545. Glory Star’s memorandum and articles of association (the “articles”) filed under the laws of the Cayman Islands contain, inter alia, provisions designed to provide certain rights and protections to the company’s shareholders. Pursuant to the articles, if different classes of shares are issued, the amendment of the rights attaching to any class will generally require the consent in writing of the holders of at least two-thirds of the issued shares of that class.

Furthermore, the Companies Law (as revised) of the Cayman Islands (the “Companies Law”) requires certain corporate actions to be passed by the shareholders of the company by way of a ‘Special Resolution’, being the consent of at least two-thirds of votes of shareholders at a general meeting (a higher threshold may be specified in the company’s articles), or all of the shareholders pursuant to a written resolution (provided that this method is permitted by the articles, as is the case with Glory Star). Such actions are as follows:

•        Amending the memorandum of association;

•        Authorising a reduction of share capital;

•        Amending the articles of association;

•        Adopting articles of association where the memorandum of association was not accompanied by articles of association;

•        Changing the name of the company and/or adopting or changing a dual foreign name of the company;

•        Permitting the paperless transfer of shares in a company pursuant to the rules of an approved stock exchange;

•        Appointing an inspector to examine the affairs of the company;

•        Voluntarily winding up the company under the Companies Law;

•        Requiring the Court to wind up the company under the Companies Law;

•        In support of an application to the Court to recall the liquidation;

•        In connection with the re-registration of a company as an exempted limited duration company (and vice versa);

•        In connection with the re-registration of a company as a special economic zone company (and vice versa);

•        Conversion of an ordinary non-resident company into a company;

•        Conversion of a company into a segregated portfolio company; and

•        Approving mergers and consolidations of a company.

In addition, Glory Star’s articles permit the company to:

(a)     be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing; and

(b)    reduce its share capital and any capital redemption reserve in any manner, authorised and consent required by Companies Law;

in each case with the approval of a Special Resolution.

Aside from the statutory requirements for a Special Resolution above, the articles require certain other corporate actions to have the consent of the shareholders by way of an ‘Ordinary Resolution’ (i.e. with a majority consent, or a unanimous consent in the case of a written resolution), including the following:

•        Increasing the share capital of the company;

•        Consolidating and dividing all or any of its share capital into shares of larger amount than its existing shares;

•        Subdividing its existing shares, or any of them, into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived;

•        Cancelling any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled;

•        Converting all or any of its paid up shares into stock and reconvert that stock into paid up shares of any denomination;

•        Determining (a) the minimum and maximum number; (b) the remuneration; and (c) the shareholding qualification of the directors of the company; and

•        Subject to the Companies Law, approve the capitalization of any credit of the company’s reserve accounts.

Exchange Controls

The Cayman Islands currently has no exchange control restrictions.

ORGANIZATION STRUCTURE

History and Development of Glory Star and Glory Star Group

Glory Star was incorporated as an exempted company under the laws of the Cayman Islands on November 30, 2018. Glory Star was formed as a holding company and operates through its subsidiaries formed which were formed in 2016. Through the VIE Contract, Glory Star operates and consolidates the financial results of its VIEs in China.

The following is a brief description of each of Glory Star’s subsidiaries and VIEs:

•        Glory Star HK.    Glory Star New Media Group HK Limited (“Glory Star HK”) is a limited company incorporated on December 18, 2018, under the Companies Ordinance of Hong Kong. The total amount of share capital of Glory Star HK is HKD 1.00 with one (1) authorized share. Glory Star HK is wholly owned by Glory Star.

•        WFOE.    Glory Star New Media (Beijing) Technology Co., Ltd. (“WFOE”) is a wholly foreign-owned enterprise established by Glory Star HK on March 13, 2019. WFOE has been issued a business license (No. 91110113MA01HN7N6P) by the Beijing Administration for Industry and Commerce Shunyi District Bureau on April 4, 2019.

•        Xing Cui Can.    Xing Cui Can International Media (Beijing) Co., Ltd. (“Xing Cui Can”) is a limited liability company incorporated under laws of PRC on September 7, 2016, and the current shareholders are: Bing Zhang, Jia Lu, Ran Zhang, Yixing He, Ronghui Zhang, Hui Lin, Hui Jin, Hanying Li, Yinghao Zhang, and Jiancong Xiao, all of whom are PRC residents. Xing Cui Can currently holds a business license issued by Beijing Administration for Industry and Commerce Chaoyang District Bureau. Through a series of contractual agreements, WFOE is deemed to control Xing Cui Can and have rights to consolidate all of Xing Cui Can’s audited financial results.

•        Horgos.    Horgos Glory Star Media Co., Ltd. (“Horgos”) is a limited liability company incorporated under laws of PRC on November 1, 2016. The current shareholders are Xing Cui Can, Bing Zhang, Jia Lu, Ran Zhang, Yixing He, Ronghui Zhang, Hui Lin, Hui Jin, Hanying Li, Yinghao Zhang and Everest Venture Capital Investment Co., Ltd. (“Everest”). Horgos currently holds a business license issued by Horgos Market Supervisory Authority. Xianhong Liang and Jiancong Xiao are the beneficial owners of Horgos through Everest. Through a series of contractual agreements, WFOE is deemed to control Horgos and have rights to consolidate all of Horgos’s audited financial results.

Prior to the incorporation of Glory Star, on August 31, 2017 (the “Acquisition Date”), Horgos completed the acquisition of 100% of the equity interest of Leshare Star (Beijing) Technology Co., Ltd. (“Beijing Leshare”), a company incorporated in the PRC, which is mainly engaged in internet advertising activities and owns a copyright of “Fashion Star Short Video App Leshare Software.” Horgos purchased all 100% equity interest of Beijing Leshare from six individual shareholders with a consideration of $0. Prior to the acquisition, Mr. Bing Zhang was the chief operation officer of Horgos and had a 65% equity interest in Beijing Leshare, hence the acquisition was deemed as a related party transaction. Beijing Leshare’s assets and liabilities were recorded at their carrying values as of the Acquisition Date, and the results of operations of Beijing Leshare are consolidated with the results of operations of Glory Star Group, starting on August 31, 2017.

Glory Star’s principal executive offices are located at 22F, Xinhua Technology Building, No. 8 Tuofangying Road, Jiangtai District, Chaoyang District, Beijing.

Glory Star’s Corporate Structure

Glory Star is a Cayman Islands holding company and conducts its operations in China through its PRC subsidiaries and VIEs. Through its Hong Kong subsidiary Glory Star HK, Glory Star owns a direct equity interest in WFOE, its wholly-owned PRC subsidiary. WFOE has entered into a series of contractual arrangements with (i) Xing Cui Can and its shareholders, and (ii) Horgos and its shareholders, which allow Glory Star to exercise effective control over Xing Cui Can and Horgos and receive substantially all the economic benefits of Xing Cui Can and Horgos. Any failure by the VIEs or their respective shareholders to perform their obligations under these contractual arrangements, and any failure by Glory Star to maintain effective control over Xing Cui Can and Horgos, would result in Glory Star’s inability to continue to consolidate its VIEs’ financial results of operations in its financial results of operations and would have a material adverse effect on Glory Star’s business.

The following diagram illustrates Glory Star’s corporate structure as of the date of this Offer to Purchase. Unless otherwise indicated, equity interests depicted in this diagram are held 100%. The relationships between WFOE and Xing Cui Can, and WFOE and Horgos as illustrated in this diagram are governed by the VIE Contracts and do not constitute equity ownership.

Contractual Arrangements among WFOE, the VIEs and the VIEs Shareholders

Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in value-added telecommunication services, and certain other business. Glory Star HK is a company registered in Hong Kong. WFOE is considered a foreign-invested enterprise. To comply with PRC laws and regulations, Glory Star primarily conducts its business in China through the VIE’s based on the VIE Contracts. As a result of VIE Contracts, Glory Star HK exerts control over Glory Star’s consolidated affiliated entities in the PRC and consolidates their operating results in its financial statements under U.S. GAAP. The following is a summary of the VIE Contracts that provide Glory Star with effective control of the VIEs and that enables it to receive substantially all of the economic benefits from its operations.

Contracts that give Glory Star effective control of the VIEs

Business Cooperation Agreement.    WFOE entered into separate business cooperation agreements with Xing Cui Can and Horgos, and their respective shareholders in September 2019, pursuant to which (1) each VIE shall not enter into any transaction which may materially affect such VIE’s assets, obligations, rights and operations without the written consent of WFOE; (2) each VIE and the VIE shareholders agree to accept suggestions by WFOE in respect of the employment and dismissal of such VIE’s employees, daily operations, dividend distribution and financial management of such VIE; and (3) the VIE and the VIE shareholders shall only appoint individuals designated by WFOE as the director, general manager, chief financial officer and other senior management members. In addition, each of the VIE shareholders agree that (i) unless required by WFOE, will not make any decisions or otherwise request the VIE to distribute any profits, funds, assets or property to the VIE shareholders, or (ii) issue any dividends or other distribution with respect to the shares of the VIE held by the VIE shareholders. The term of each business cooperation agreement is perpetual unless terminated by WFOE upon thirty (30) days advance notice, or upon the transfer of all shares of the respective VIEs to WFOE (or its designee).

Exclusive Option Agreement.    WFOE entered into separate exclusive option agreements with Xing Cui Can and Horgos, and their respective shareholders in September 2019. Pursuant to these exclusive option agreements, the VIE shareholders have granted WFOE (or its designee) an option to acquire all or a portion of each of their equity interests in the VIEs at the price equivalent to the lowest price then permitted under PRC law. If the equity interests are transferred in installments, the purchase price for each installment shall be pro rata to the equity interests transferred. WFOE may, at its sole discretion, at any time exercise the option granted by the VIE shareholders. Moreover, WFOE may transfer such option to any third party. The VIE shareholders may not, among other obligations, change or amend the articles of association and bylaws of the VIE, increase or decrease the registered capital of the VIEs, sell, transfer, mortgage or dispose of their equity interest in any way, or incur, inherit, guarantee or assume any debt except for debts incurred in the ordinary course of business unless otherwise expressly agreed to by WFOE, and enter into any material contracts except in the ordinary course of business unless otherwise expressly agreed to by WFOE. The term of each of these exclusive option agreements is 10 years and will be extended automatically for successive 5 year terms except where WFOE provides prior written notice otherwise. The exclusive option agreements may be terminated by WFOE upon thirty (30) days advance notice, or upon the transfer of all shares of the respective VIEs to WFOE (or its designee).

Share Pledge Agreement.    WFOE entered into separate share pledge agreements with Xing Cui Can and Horgos, and their respective shareholders in September 2019. Pursuant to these share pledge agreements, the VIE shareholders have pledged all of their equity interests in the VIEs as priority security interest in favor of WFOE to secure the performance of the VIEs and their shareholders’ performance of their obligations under, where applicable, (i) the Master Exclusive Service Agreement, (ii) the Business Cooperation Agreement, and (iii) the Exclusive Option Agreements (collectively the “Principal Agreements”). WFOE is entitled to exercise its right to dispose of the VIE shareholders’ pledged interests in the equity of the VIE in the event that either the VIE shareholders or the VIE fails to perform their respective obligations under the Principal Agreements. The equity pledge agreements will remain in full force and remain effective until the VIE and the VIE shareholders have satisfied their obligations under the Principal Agreements.

Proxy Agreements and Powers of Attorney.    WFOE entered into separate Proxy Agreements and Powers of Attorney with Xing Cui Can and Horgos, and their respective shareholders in September 2019. Pursuant to the proxy agreements and powers of attorney, each VIE shareholder irrevocably nominates and appoints WFOE or any natural person designated by WFOE as its attorney-in-fact to exercise all rights of such VIE equity holder in such VIE, including, but not limited to, (i) execute and deliver any and all written decisions and to sign any minutes of meetings of the board or shareholder of the VIE, (ii) make shareholder’s decisions on any matters of the VIE, including without limitation, the sale, transfer, mortgage, pledge or disposal of any or all of the assets of the VIE, (iii) sell, transfer, pledge or dispose of any or all shares in the VIE, (iv) nominate, appoint, or remove the directors, supervisors and senior management members of the VIE when necessary, (v) oversee the business performance of the VIE, (vi) have full access to the financial information of the VIE, (vii) file any shareholder lawsuits or take other legal action against the VIE’s directors or senior management members, (viii) approve annual budget or declare dividends, (ix) manage and dispose of the assets of the VIE, (x) have the full rights to control and manage the VIE’s finance, accounting and daily operations, (xi) approve filing of any documents with the relevant governmental authorities or regulatory bodies, and (xii) any other rights provided by the VIE’s charters and/or the relevant laws and regulations on the VIE shareholders. The proxy agreements and powers of attorney shall remain in effect during the term of the Exclusive Service Agreements.

Confirmation and Guarantee Letter.    Each of the VIE shareholders signed a confirmation and guarantee letter in September 2019, pursuant to which each VIE equity holder agreed to fully implement the arrangements set forth in the Principal Agreements, Share Pledge Agreement, and the Proxy Agreement and Power of Attorney, and agreed to not carry out any act which may be contrary to the purpose or intent of such agreements.

Spousal Consent.    Each of the VIE shareholders’ spouses, if applicable, signed a spousal consent in September 2019 pursuant to which the spouse of each of the shareholders acknowledges that the equity interests in Horgos and Xing Cui Can held by the spouse will be disposed according to the arrangements set forth in the Principal Agreements, Share Pledge Agreement, and the Proxy Agreement and Power of Attorney and undertakes not to carry out any act with the intent to interfere with the arrangements set forth in aforementioned agreements, and agree to be bound by the aforementioned agreements if they receive any equity interests in Horgos and Xing Cui Can.

Contracts that enable Glory Star to receive substantially all of the economic benefits from the VIEs

Master Exclusive Service Agreements.    WFOE entered into separate Exclusive Service Agreements with Xing Cui Can and Horgos in September 2019, pursuant to which WFOE provides exclusive technology support and services, staff training and consultation services, public relation services, market development, planning and consultation services, human resource management services, licensing of intellectual property, and other services as determined by the parties. In exchange, the VIEs pay service fees to WFOE equal to the pre-tax profits of the VIEs less (i) accumulated losses of the VIEs and their subsidiaries in the previous financial year, (ii) operating costs, expenses, and taxes, and (iii) reasonable operating profit under applicable PRC tax law and practices. During the term of these agreements, WFOE has the right to adjust the amount and time of payment of the service fees at its sole discretion without the consent of the VIEs. WFOE (or its service provider) will own any intellectual property arising from the performance of these agreements. The term of each of these Exclusive Service Agreements is perpetual unless terminated by WFOE upon thirty (30) days’ advance notice, or upon the transfer of all shares of the respective VIEs to WFOE (or its designee) 10 years under the Option Agreement.

GOVERNMENT REGULATIONS

Regulations of Glory Star Group’s Industry

The PRC government imposes extensive controls and regulations over the e-commerce industry and media industry, including television, advertising, media content production. This section summarizes the principal PRC regulations that are relevant to lines of business of Glory Star Group.

Regulations on Foreign Investment

Guidance Catalogue of Industries for Foreign Investment

On June 28, 2017, the National Development and Reform Commission (the “NDRC”), and MOFCOM,, promulgated the Foreign Investment Catalog which was implemented on July 28, 2017. For foreign investment, the Foreign Investment Catalog is divided into encouraged industries, restricted industries and prohibited industries, and industries which are not listed in the Foreign Investment Catalog are categorized as the permitted industries for foreign investment. The list of restricted industries and prohibited industries in the Foreign Investment Catalog was abolished by the Special Administrative Measures for Foreign Investment Access (Negative List) (2018 Edition), which was then replaced by Special Administrative Measures for Foreign Investment Access (Negative List) (2019 Edition) (the “2019 Negative List”) promulgated on June 30, 2019 by NDRC and MOFCOM and implemented on July 30, 2019. According to the 2019 Negative List, foreign investment in value-added telecommunications services (except for e-commerce) falls within the Negative List. As a result, foreign investors can only conduct investment activities through equity or contractual joint ventures with certain shareholding requirements and approvals from competent authorities. PRC partners are required to hold the majority interests in the joint ventures and approval from MOFCOM, or the Ministry of Industry and Information Technology (“MIIT”) for the incorporation of the joint ventures and the business operations.

On October 8, 2016, the MOFCOM promulgated the Interim Administrative Measures for Record-filing of the Incorporation and Change of Foreign-invested Enterprises, or FIE Interim Administrative Measures, as amended on June 30, 2018. Under the FIE Interim Administrative Measures, the incorporation and change of Foreign-invested Enterprises, or FIE, are subject to record filing procedures, instead of prior approval requirements, provided that the incorporation or change does not trigger any special entry administrative measures required by the government. If the incorporation or change of FIE matter is subject to the special entry administration measures, the approval of the MOFCOM or its local counterparts is still required.

Foreign Direct Investment in Value-Added Telecommunications Companies

Pursuant to the Provisions on Administration of Foreign-Invested Telecommunications Enterprises promulgated by the State Council on December 11, 2001, as amended on September 10, 2008 and February 6, 2016, or the FITE Regulations, the ultimate foreign equity ownership in a value-added telecommunications services provider may not exceed 50%. Moreover, for a foreign investor to acquire any equity interest in a value-added telecommunication business in China, it must satisfy a number of stringent performance and operational experience requirements, including demonstrating good track records and experience in operating value-added telecommunication business overseas. Foreign investors that meet these requirements must obtain approvals from the MIIT, and MOFCOM or their authorized local counterparts, which retain considerable discretion in granting approvals.

MIIT issued the Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business, or the MIIT Circular, on July 13, 2006. The MIIT Circular indicates a PRC company that holds an Internet Content Provider License, or the ICP License, is prohibited from leasing, transferring or selling the ICP License to foreign investors in any form, and from providing any assistance, including resources, sites or facilities, to foreign investors that conduct value-added telecommunications business illegally in China. Moreover, the domain names and registered trademarks used by an operating company providing value-added telecommunications service must be legally owned by such company and/or its shareholders. In addition, such company’s operation premises and equipment must comply with its approved ICP License, and such company should improve its internal internet and information security standards and emergency management procedures.

On June 19, 2015, MIIT issued the Circular on Loosening the Restrictions on Shareholding by Foreign Investors in Online Data Processing and Transaction Processing Business (for-profit E-commerce), or the Circular 196. The Circular 196 allows a foreign investor to hold 100% of the equity interest in a PRC entity that provides online data processing and transaction processing services (for-profit e-commerce). With respect to the applications for a license for on-line data processing and transaction processing business (for-profit e-commerce), the requirements for the proportion of foreign equity are governed by this Circular, other requirements and corresponding approval procedures are subject to the FITE Regulations. However, due to the lack of additional interpretation from PRC regulatory authorities, it remains unclear as to what impact MIIT Circular 2015 may have on Glory Star Group or other PRC internet companies with similar corporate and contractual structures.

In view of these restrictions on foreign direct investment in value-added telecommunications services and certain other types of businesses under which Glory Star Group’s business may fall, including internet culture services and radio/television programs production and operation business, Glory Star may rely on contractual arrangements with its VIEs to operate such business in China. For more information, please see “Glory Star’s Corporate Structure.” Due to the lack of interpretative guidance from the relevant PRC governmental authorities, there are uncertainties regarding whether PRC governmental authorities would consider Glory Star’s corporate structure and contractual arrangements to constitute foreign ownership of a value-added telecommunications business.

Foreign Investment Law

The National People’s Congress, or the NPC, Standing Committee promulgated the Foreign Investment Law on March 15, 2019, which will come into effect on January 1, 2020, to replace the Law of the People’s Republic of China on Wholly Foreign-Owned Enterprises, the Law of the People’s Republic of China on Sino-Foreign Equity Joint Ventures and the Law of the People’s Republic of China on Sino-Foreign Cooperative Joint Ventures as the basic law on foreign investment in the PRC.

The Foreign Investment Law stipulates that the foreign investors’ capital contributions, profits, capital gains, income from asset disposal, intellectual property royalties, legally obtained compensation or indemnification, and liquidation income that are made or obtained in China, may be freely remitted in or out of China in RMB or foreign exchange according to law. In addition, it further stipulates that the state protects the legitimate rights and interests of intellectual property rights held by foreign investors and FIEs. In formulating specific normative documents concerning foreign investment, local governments’ authorities at various levels and their relevant departments shall comply with the provisions of laws and regulations, including Foreign Investment Law. Without the basis of laws and regulations, local governments shall not reduce or prejudice FIEs’ legitimate rights and interests, impose additional regulatory burden, set additional impediments for FIE on accessing specific markets, or interfere with the FIE’s normal business activities.

Due to the lack of additional interpretation from PRC regulatory authorities, it is unclear how the Foreign Investment Law will be implemented in practice by the PRC government authorities and whether the offshore companies controlled by the PRC investors through variable interest entities structure be deemed as foreign investment remains to be seen. For more information, please see “Risk Factors — Risks Relating to Doing Business in China — Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business Glory Star may be able to conduct in the PRC and accordingly on the results of its operations and financial condition.”

Regulations Related to E-Commerce

In 2005, the General Office of the State Council issued Several Opinions on Accelerating the Development of Electronic Commerce to stress the significance of the e-commerce and the importance of regulating the development of e-commerce. In 2007, MOFCOM promulgated the Guiding Opinions on Online Trading (for Tentative Implementation), under which, the term “Online Trading” is defined as the commodity or service trading conducted between the buyer and the seller by making use of internet and the behaviors of online trading participants.

According to the Opinions of the Ministry of Commerce on Promoting the Regularized Development of the E-Commerce promulgated by MOFCOM in 2007, which required to, among others, regularize the information release and transmission behaviors of all parties concerned to online trading, applaud legal, regularized, fair and equitable online marketing, electronic contracting, after-sale services and other e-commerce trading acts, prevent and settle various kinds of trading disputes, regularize electronic payment acts and ensuring the safe flow of funds.

Implementing Opinions on Promoting E-Commerce Application was promulgated by MOFCOM in October 2013, which aims to further promote the development of e-commerce, guide the healthy and speedy development of network retailing, strengthen the development of e-commerce for rural villages and agricultural products, support the development of urban community e-commerce application system and promote innovative application of cross-border e-commerce.

In May 2015, the State Council promulgated the Opinions on Striving to Develop E-commerce to Speed Up the Cultivation of New Economic Driving Force in order to lower the requirements for market access, further simplify the registration of registered capital, deeply promote the reform from ”certificate before license” to ”license before certificate” in the field of e-commerce and simplify the approval process for the overseas listing of e-commerce enterprises in the territory and encourage the cross-border RMB direct investment in the field of e-commerce.

In addition, in December 2016, Guiding Opinions on Fully Enhancing the Credit Construction in the E-commerce Sector was issued by the State Administration for Industry and Commerce and other governmental authorities. These opinions require that e-commerce platforms (a) establish and perfect internal credit constraint mechanisms, and make full use of big data technologies to strengthen the credit control in terms of commodity quality, intellectual property rights, service level, etc.; (b) establish the business credit early risk warning system, and promptly publish the relevant information to society and risk prompts for seriously dishonest businesses selling forged and fake commodities and hyping credit by malicious scalping, according to requirements of relevant industrial competent and regulatory authorities; (c) establish and improve a report and complaint handling mechanism and responsively submit clues on suspected illegalities and irregularities identified to relevant industrial competent and regulatory authorities, and (d) coordinate with relevant authorities concerning investigation and treatment of business operators on e-commerce platforms. In the event an e-commerce platform fails to actively fulfill its responsibilities, the relevant industrial competent or regulatory authority is authorized to promptly take measures, such as engage in communications, provide notification and impose administrative punishments in accordance with the law. Glory Star believes that it is currently in material compliance with the guidance provided by the opinions.

Filing by Third-Party Platform Providers for Online Food Trading

In July 2016, the State Food and Drug Administration, or SFDA, promulgated the Measures for Investigation and Handling of Illegal Acts Involving Online Food Safety, pursuant to which a third-party platform provider for online food trading in the PRC is required to file a record with the food and drug administration at the provincial level and obtain a filing number. If an online food trading third-party platform provider fails to complete such filing, the provider may be ordered to make rectifications and given a warning by the competent food and drug administration, and failure to make such rectification may be subject to fines ranging from RMB5,000 to RMB30,000. As of March 18, 2019, Xing Hui Beijing has completed the required filing formalities with the competent food and drug administration.

Regulations Relating to Product Quality and Consumer Rights Protection

Based on the PRC Consumer Rights and Interests Protection Law, as amended in and effective March 2014, and the Administrative Measures on Online Trading, or Online Trading Measures, by State Administration for Industry and Commerce, or SAIC, on January 29, 2014, have provided stringent requirements and obligations on business operators, including internet business operators and platform service providers. For example, consumers are entitled to return goods purchased online, subject to certain exceptions, within seven days upon receipt of such goods for no reason. To ensure that sellers and service providers comply with these laws and regulations, the platform operators are required to implement rules governing transactions on the platform, monitor the information posted by sellers and service providers, and report any violations by such sellers or service providers to the relevant authorities. In addition, online marketplace platform providers may, pursuant to the relevant PRC consumer protection laws, be exposed to liabilities if the lawful rights and interests of consumers are infringed upon in connection with consumers’ purchase of goods or acceptance of services on online marketplace platforms and the online marketplace platform providers fail to provide consumers with the contact information of the seller or manufacturer. Furthermore, online marketplace platform providers may be jointly and severally liable with sellers and manufacturers if they are aware or should be aware that any seller or manufacturer is using the online platform to infringe upon the lawful rights and interests of consumers and fail to take measures necessary to prevent or stop such activity.

The Tort Liability Law of the PRC, which was enacted by the Standing Committee of the NPC, or SCNPC, in December 2009 and took effect in July 2010, also provides that if an online service provider is aware that an online user is committing infringing activities, such as selling counterfeit products, through its internet services and fails to take necessary measures, it will be jointly liable with the said online user for such infringement. If the online service provider receives any notice from the infringed party on any infringing activities, the online service provider will take necessary measures, including deleting, blocking and unlinking the infringing content, in a timely manner. Otherwise, it will be jointly liable with the respective online user for the extended damages.

As an e-commerce platform service provider, Glory Star is subject to the PRC Consumer Rights and Interests Protection Law, the Online Trading Measures and the Tort Liability Law of the PRC and believes that it is currently in compliance with these regulations in all material aspects.

Regulations on the Media Industry

Programme Content

According to the Provisions on the Administration of Radio and Television Program Production promulgated by the State Administration of Radio, Film and Television, or SARFT, on July 19, 2004 and took effect in August 20, 2004, and was amended on August 28, 2015, entities engaging in (i) the production of television programs, such as feature programs, general programs, drama series and animations, and (ii) the trading activities and agency services on the copyrights of such programs, must first obtain preliminary approval from the SARFT or its provincial branches for license. Horgos and Xing Hui Beijing have obtained the required approvals accordingly.

Regulations on the Advertising Industry

Regulations Relating to Advertising Law

The principal regulations governing advertising businesses in China include Advertising Law promulgated by SCNPC on October 27, 1994, which was amended on April 24, 2015 and October 26, 2018. Under the Advertising Law, advertisers refer to any legal persons, economic organizations or individuals that, directly or through agents, design, produce and publish advertisements to promote products or services. Advertisement operators refer to those legal persons, economic organizations or individuals consigned to provide advertisement content design, production and agency services. Advertisement publishers refer to those legal persons or other economic organizations that publish advertisements for the advertisers or for those advertisement operators that are consigned by the advertisers. An advertisement should present distinct and clear descriptions of the product’s function, place of origin, quality, price, manufacturer, validity period, warranties or the contents, forms, quality, price or promises of the services offered. False advertising that may mislead consumers and compromise legal rights and interests of consumers will subject the advertiser to civil liabilities. Where the advertising operator or advertising publisher is unable to provide the real name, address or valid contact information of the advertiser, the consumers may require the advertising operator or advertising publisher make compensation in advance. For false advertisements of goods or services other than those stipulated in the preceding paragraph which caused harm to consumers, where the advertising operator, advertising publisher and advertising spokesperson knew or should have known the falsity yet still provided design, production, agency or publishing services, or provide recommendation or endorsement, they will bear joint and several liability with the advertiser.

PRC advertising laws and regulations provide specific content requirements for advertisements in China, which include prohibitions on, among other things, misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. Advertisements for anesthetic, psychotropic, toxic or radioactive drugs are also prohibited. It is prohibited to disseminate tobacco advertisements via broadcast, film, television or print media, or in any waiting lounge, theater, cinema, conference hall, stadium or other public area. There are also specific restrictions and requirements regarding advertisements that relate to matters such as patented products or processes, pharmaceuticals, medical instruments, agrochemicals, foodstuff, alcohol and cosmetics. In addition, all advertisements relating to pharmaceuticals, medical instruments, agrochemicals and veterinary pharmaceuticals advertised through broadcast, film, television, newspaper, magazine and other forms of media, together with any other advertisements which are subject to censorship by administrative authorities according to relevant laws and administrative regulations, must be submitted to the relevant administrative authorities for content approval prior to dissemination.

Advertisers are required by PRC advertising laws and regulations to ensure that the content of the advertisements they prepare are true and accurate as well as in full compliance with applicable laws and regulations. In providing advertising services, advertising service providers and advertising publishers must review the prescribed supporting documents provided by advertisers for advertisements and verify that the content of the advertisements complies with applicable PRC laws and regulations. Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the SAIC or its local branches may revoke violators’ licenses or permits for advertising business operations. Furthermore, advertisers, advertising service providers or advertising distributors may be subject to civil or criminal liability if they infringe on the legal rights and interests of third parties in the course of their advertising business.

Regulations Relating to Internet Advertising

On July 4, 2016, the SAIC promulgated the Interim Measures for the Administration of Internet Advertising, or the Internet Advertising Measures, which became effective on September 1, 2016. The Internet Advertising Measures provides additional compliance requirements for online advertising business in addition to those requirements set forth in the Advertising Law. Pursuant to the Internet Advertising Measures, Internet Advertising refers to the commercial advertising for direct or indirect marketing goods or services in the form of text, image, audio, video, or others means through websites, webpages, internet apps, or other internet media. Major additional compliance requirements are: (i) advertisements must be identifiable and marked with the word “advertisement,” enabling consumers to distinguish them from non-advertisement content; (ii) publishing advertisements on the Internet through a pop-up page or in other forms shall provide a prominently marked “CLOSE” button to ensure “one-click closure;” (iii) sponsored search results must be clearly distinguished from organic search results; (iv) it is forbidden to send advertisements or advertisement links by email without the recipient’s permission or induce Internet users to click on an advertisement in a deceptive manner; and (v) internet information service providers that do not participate in the operation of internet advertisements should stop publishing illegal advertisements if they know or should know that the advertisements are illegal. According to Internet Advertising Measures, it is not allowed to publish the online advertisement for prescription drugs, tobaccos and goods or services prohibited from publish according to applicable laws and administrative regulations. In addition, all advertisements for medical treatment, pharmaceuticals, food formula for special medical purposes, medical devices, pesticides, veterinary drugs, healthcare food and other special goods or services must be submitted to the relevant administrative authorities for content approval prior to publishing.

Regulations Related to Internet Information Security and Privacy Protection

PRC government authorities have enacted laws and regulations with respect to internet information security and protection of personal information from any abuse or unauthorized disclosure. Internet information in China is regulated and restricted from a national security standpoint. The SCNPC enacted the Decisions on Maintaining Internet Security in 2000, and was amended on August 27, 2009, which may subject violators to criminal punishment in China for any effort to: (i) gain improper entry into a computer or system of strategic importance; (ii) disseminate politically disruptive information; (iii) leak state secrets; (iv) spread false commercial information; or (v) infringe intellectual property rights. The Ministry of Public Security has promulgated measures that prohibit use of the internet in ways which, among other things, result in a leakage of state secrets or a spread of socially destabilizing content. If an internet information service provider violates these measures, the Ministry of Public Security and the local security bureaus may revoke the service provider’s operating license and shut down its websites.

Under the Several Provisions on Regulating the Market Order of Internet Information Services issued by the MIIT in 2011, an internet information service provider may not collect any user personal information or provide any such information to third parties without the consent of the users and it must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information necessary to provide its services. An internet information service provider is also required to properly maintain the user personal information, and in case of any leak or likely leak of the user personal information, the internet information service provider must take immediate remedial measures and, in severe circumstances, make an immediate report to the telecommunications regulatory authority. In addition, pursuant to the Decision on Strengthening the Protection of Online Information issued by the SCNPC in December 2012 and the Order for the Protection of Telecommunication and Internet User Personal Information issued by the MIIT in July 2013, any collection and use of user personal information must (i) be subject to the consent of the user; (ii) be in accordance with the principles of legality, rationality and necessity; and (iii) be within the specified purposes, methods and scopes.

An internet information service provider must also keep such information strictly confidential, and is prohibited from divulging, tampering or destroying any such information, or selling or providing such information to other parties. An internet information service provider is required to take technical and other measures to prevent the collected personal information from any unauthorized disclosure, damage or loss. Any violation of these laws and regulations may subject the internet information service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, shut down of websites or even criminal liabilities.

In addition, pursuant to the Notice on Legally Punishing Criminal Activities Infringing upon the Personal Information of Citizens issued by of the Supreme People’s Court, the Supreme People’s Procuratorate and the Ministry of Public Security in 2013, and the Interpretation on Several Issues regarding Legal Application in Criminal Cases Infringing upon the Personal Information of Citizens issued by the Supreme People’s Court and the Supreme People’s Procuratorate in May 2017, the following activities may constitute the crime of infringing upon a citizen’s personal information:(i) providing a citizen’s personal information to specified persons or releasing a citizen’s personal information online or through other methods in violation of relevant national provisions; (ii) providing legitimately collected information relating to a citizen to others without such citizen’s consent (unless the information is processed, not traceable to a specific person and not recoverable); (iii) collecting a citizen’s personal information in violation of applicable rules and regulations when performing a duty or providing services; or (iv) collecting a citizen’s personal information by purchasing, accepting or exchanging such information in violation of applicable rules and regulations.

Furthermore, pursuant to the Ninth Amendment to the Criminal Law issued by the SCNPC in August 29, 2015, which became effective in November 2015, any internet service provider that fails to fulfill the obligations related to internet information security administration as required by applicable laws and refuses to rectify upon orders is subject to criminal penalty for the result of (i) any dissemination of illegal information in large scale; (ii) any severe effect due to the leakage of the client’s information; (iii) any serious loss of criminal evidence; or (iv) other severe situation. In addition, any individual or entity that (a) sells or provides personal information to others in a way violating the applicable law, or (b) steals or illegally obtains any personal information is subject to criminal penalty in severe situation.

In November 2016, the SCNPC promulgated the Network Security Law of the People’s Republic of China, or the Network Security Law, effective June 1, 2017. The Network Security Law is formulated to maintain the network security, safeguard the cyberspace sovereignty, national security and public interests, protect the lawful rights and interests of citizens, legal persons and other organizations, and requires that a network operator, which includes, among others, internet information services providers, take technical measures and other necessary measures in accordance with the provisions of applicable laws and regulations as well as the compulsory requirements of the national and industrial standards to safeguard the safe and stable operation of the networks, effectively respond to network security incidents, prevent illegal and criminal activities, and maintain the integrity, confidentiality and availability of network data. The Network Security Law emphasizes that any individuals and organizations that use networks is required to comply with the PRC Constitution and laws, abide by public order and cannot endanger network security or make use of networks to engage in unlawful activities such as endangering national security, economic order and social order, and infringing the reputation, privacy, intellectual property rights and other lawful rights and interests of other people. The Network Security Law has reaffirmed the basic principles and requirements as specified in other existing laws and regulations on personal information protections, such as the requirements on the collection, use, processing, storage and disclosure of personal information, and internet service providers being required to take technical and other necessary measures to ensure the security of the personal information they have collected and prevent the personal information from being divulged, damaged or lost. Any violation of the provisions and requirements under the Network Security Law may subject the internet service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, closedown of websites or even criminal liabilities.

To comply with these PRC laws and regulations, Glory Star has adopted internal procedures to monitor content displayed on its website and application. However, due to the large amount of data Glory Star generates and processes, it may not be able to properly protect customers’ personal information and safeguard its networks. See “Risk Factors — Risks Relating to Glory Star Group’s Business and Industry- Glory Star Group’s business generates and processes a large amount of data, and the improper use or disclosure of such data could harm its reputation as well as have a material adverse effect on its business and prospects.”

Regulations Related to Intellectual Property Rights

Regulations on Copyright

Under the Copyright Law, issued in 1990 and most recently amended in 2010, or the Copyright Law, and its related Implementing Regulations issued in 2002 and amended in 2013, creators of protected works enjoy personal and property rights with respect to publication, authorship, alteration, integrity, reproduction, distribution, lease, exhibition, performance, projection, broadcasting, dissemination via information network, production, adaptation, translation, compilation and related activities. Other than the rights of authorship, alternation and integrity of an author which shall be unlimited in time, the term of a copyright is the life of the individual author plus 50 years, but for by a corporation the term is 50 years after first publication. In consideration of the social benefits and costs of copyrights, the PRC authorities balance copyright protections with limitations that permit certain uses, such as for private study, research, personal entertainment and teaching, without compensation to the author or prior authorization.

The Measures for Administrative Protection of Copyright Related to Internet, which was jointly promulgated by the National Copyright Administration, or NCA, and the MIIT on April 29, 2005, and became effective on May 30, 2005, provides that upon receipt of an infringement notice from a legitimate copyright holder, an operator of Internet information services, or ICP operator, must take remedial actions immediately by removing or disabling access to the infringing content. If an ICP operator knowingly transmits infringing content or fails to take remedial actions after receipt of a notice of infringement that harms public interest, the ICP operator could be subject to administrative penalties, including an order to cease infringing activities, confiscation by the authorities of all income derived from the infringement activities, or payment of fines.

On May 18, 2006, the State Council promulgated the Regulations on the Protection of the Right to Network Dissemination of Information (as amended in 2013). Under these regulations, an owner of the network dissemination rights with respect to written works or audio or video recordings who believes that information storage, search or link services provided by an Internet service provider infringe his or her rights may require that the Internet service provider delete, or disconnect the links to, such works or recordings.

In order to further implement the Computer Software Protection Regulations promulgated by the State Council in 2001 and amended in January 2013, the National Copyright Administration issued the Computer Software Copyright Registration Procedures in 2002, which apply to software copyright registration, license contract registration and transfer contract registration. As of August 30, 2019, Glory Star Group had 20 registered software copyrights.

Regulations on Trademarks

Registered trademarks are protected by the Trademark Law of the PRC (Revised in 2019) which was adopted in 1982 and subsequently amended in 1993, 2001, 2013 and 2019, respectively as well as by the Implementation Regulations of the PRC Trademark Law adopted by the State Council in 2002 and as most recently amended on April 29, 2014. The Trademark Office under the SAIC handles trademark registrations. The Trademark Office grants a ten-year term to registered trademarks and the term may be renewed for another ten-year period upon request by the trademark owner. A trademark registrant may license its registered trademarks to another party by entering into trademark license agreements, which must be filed with the Trademark Office for its record. As with patents, the Trademark Law has adopted a first-to-file principle with respect to trademark registration. If a trademark applied for is identical or similar to another trademark that has already been registered or subject to a preliminary examination and approval for use on the same or similar kinds of products or services, such trademark application may be rejected. Any person applying for the registration of a trademark may not injure existing trademark rights first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a “sufficient degree of reputation” through such party’s use. As of August 30, 2019, Glory Star Group had 36 registered trademarks and 23 trademarks registration applications in PRC.

Regulations on Domain Names

The MIIT promulgated the Measures on Administration of Internet Domain Names, or the Domain Name Measures, on August 24, 2017, which took effect on November 1, 2017, and replaced the Administrative Measures on China Internet Domain Name promulgated by MII on November 5, 2004. According to the Domain Name Measures, the MIIT is in charge of the administration of PRC internet domain names. The domain name registration follows a first-to-file principle. Applicants for registration of domain names must provide the true, accurate and complete information of their identities to domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure. As of August 30, 2019, Glory Star Group had 3 domain names in PRC.

LABOR REGULATIONS

Labor Contract Law

The PRC Labor Contract Law was promulgated on June 29, 2007, as amended on December 28, 2012, and became effective on July 1, 2013. According to the PRC Labor Contract Law of PRC, labor contracts must be entered into if labor relationships are to be established between an entity and its employees. The entity cannot require the employees to work in excess of the time limit as permitted under the relevant labor laws and regulations and shall pay to the employees wages that are no lower than local standards on minimum wages. The entity shall also abide by the aforementioned laws and regulations and perform procedures for dissolution and termination of labor contracts, payment of labor remuneration and economic compensation, use of labor dispatch and payment of social insurance.

Regulations on Social Insurance and Housing Provident Fund

According to the PRC Social Insurance Law issued by the SCNPC on October 28, 2010, and implemented on July 1, 2011, and subsequently revised on December 29, 2018, the state established a social insurance system including basic pension insurance, basic medical insurance, unemployment insurance, work-related injury insurance and maternity insurance, under which both employers and individuals are required to pay social insurance premiums. Migrant workers participate in such social insurance schemes, and foreigners employed within the territory of the PRC also participate in social insurance as well. Violations of the PRC Social Insurance Law may result in the imposition of fines, and criminal liability may be incurred in serious cases. An employer that fails to make social insurance contributions may be ordered to rectify the non-compliance and pay the required contributions within a stipulated deadline and be subject to a late fee of 0.05% per day, as the case may be. If the employer still fails to rectify the failure to make social insurance contributions within the deadline, it may be subject to a fine ranging from one to three times the amount overdue.

According to the Regulations on Management of Housing Provident Fund which was promulgated and implemented by the State Council on April 3, 1999, and subsequently revised on March 24, 2002, and March 24, 2019, enterprises in China are required to register with the housing provident fund management center within 30 days from the date of establishment, and complete the procedures for establishment of housing accumulation fund accounts for their employees within 20 days from the date of registration. In violation of such regulation, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline.

Regulations on Foreign Exchange Registration of Offshore Investment by PRC Residents

On July 4, 2014, State Administration of Foreign Exchange, or the SAFE, promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Furthermore, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

Regulations on Foreign Currency Exchange

The principal regulation governing foreign currency exchange in China is the Foreign Exchange Administration Rules of the PRC, or the Foreign Exchange Administration Rules, promulgated on January 29, 1996, as subsequently amended on January 14, 1997, and August 1, 2008. Under these rules, RMB is generally freely convertible for payments of current account items, such as trade and service-related foreign exchange transactions and dividend payments, but not freely convertible for capital account items, such as capital transfer, direct investment, investment in securities, derivative products or loan unless prior approval of SAFE is obtained.

Under the Foreign Exchange Administration Rules, foreign-invested enterprises in the PRC may purchase foreign exchange without the approval of SAFE for paying dividends by providing certain evidencing documents, such as board resolutions and tax certificates, or for trade and services-related foreign exchange transactions by providing commercial documents evidencing such transactions. They are also allowed to retain foreign currency, subject to an approval by SAFE of a cap amount, to satisfy foreign exchange liabilities. In addition, foreign exchange transactions involving overseas direct investment or investment and exchange in securities and derivative products abroad are subject to registration with SAFE and approval or file with the relevant governmental authorities if necessary.

On November 19, 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, which was amended on May 4, 2015, and October 10, 2018, respectively. This Circular substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013 and was further amended on October 10, 2018, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

On February 13, 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13. After SAFE Notice 13 became effective on June 1, 2015, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals will be required to apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of SAFE, will directly examine the applications and conduct the registration.

The Circular on Reforming the Management Approach regarding the Settlement of Foreign Capital of Foreign-invested Enterprise, or the SAFE Circular No. 19, which was promulgated by the SAFE on March 30, 2015 and became effective on June 1, 2015, provides that a foreign-invested enterprise may, according to its actual business needs, settle with a bank the portion of the foreign exchange capital in its capital account for which the relevant foreign exchange administration has confirmed monetary capital contribution rights and interests (or for which the bank has registered the injection of the monetary capital contribution into the account). Pursuant to the SAFE Circular No.19, for the time being, foreign-invested enterprises are allowed to settle 100% of their foreign exchange capitals on a discretionary basis; a foreign-invested enterprise shall truthfully use its capital for its own operational purposes within the scope of business; where an ordinary foreign-invested enterprise makes domestic equity investment with the amount of foreign exchanges settled, the invested enterprise shall first go through domestic re-investment registration and open a corresponding account for foreign exchange settlement pending payment with the foreign exchange administration or the bank at the place where it is registered.

The Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or the SAFE Circular No. 16, which was promulgated by the SAFE and became effective on June 9, 2016, provides that enterprises registered in the PRC may also convert their foreign debts from foreign currency into

Renminbi on a self-discretionary basis. The SAFE Circular No. 16 also provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on self-discretionary basis, which applies to all enterprises registered in the PRC.

Regulation on PRC Tax

PRC Enterprise Income Tax

According to the Enterprise Income Tax, or EIT Law, which was promulgated by the NPC on March 16, 2007, and implemented on January 1, 2008, and subsequently revised on February 24, 2017, and December 29, 2018, and the Implementation Regulations of EIT Law, which was promulgated by the State Council on December 6, 2007, and implemented on January 1, 2008 and amended on April 23, 2019, enterprises are divided into resident enterprises and non-resident enterprises. Resident enterprises, which refer to enterprises that are set up in accordance with the PRC law, or that are set up in accordance with the law of the foreign country (region) but with its actual administration institution in China, pay enterprise income tax originating both within and outside China at the tax rate of 25%. Non-resident enterprises refer to entities established under foreign law whose actual administration institution is not within China but have institution or premises in China, or which do not have institution or premises in China but have income sourced within China. Non-resident enterprises that have set up institutions or premises in China pay enterprise income tax at the tax rate of 25% in relation to the income originated from China and obtained by the aforementioned institutions or premises, as well as the income incurred outside China, provided there is an actual relationship between such income and the aforementioned institutions or premises. For non-resident enterprises that have no institutions or premises in China, or, although they have institutions or premises in China, there is no actual relationship between the income and the aforementioned institutions or premises, they pay enterprise income tax at the tax rate of 10% in relation to the income originated from China. The aforementioned income includes income from sales of goods, provision of labor services, transfer of property, equity investment including dividends, interest income, rental income, income from royalties, donations and other income. In addition, according to the EIT Law and the Implementation Regulations of EIT Law, for the income incurred from equity investment including dividends and bonus among eligible resident enterprises, and the income which is incurred from equity investment including dividends and bonus obtained from resident enterprise by non-resident enterprises that have set up institutions or premises in China and the income has an actual relationship with such institutions or premises, such incomes are tax-free income.

Regulation on PRC Value-added Tax

According to the Interim Regulations of PRC on Value-added Tax, which was promulgated by the State Council on December 13, 1993 and subsequently revised on November 10, 2008, February 6, 2016 and November 19, 2017 and the Detailed Rules for the Implementation of the Interim Regulations of the People’s Republic of China on Value-added Tax which was promulgated by the Ministry of Finance (the “MOF”) on December 25, 1993, and subsequently revised on December 15, 2008 and October 28, 2011, entities and individuals that sell goods or labor services of processing, repair or replacement, sell services, intangible assets, or immovables, or import goods within the territory of China are taxpayers of value-added tax (“VAT”), and pay VAT in accordance with law. Unless otherwise stipulated, the VAT rate is 17% for taxpayers selling goods, labor services, or tangible movable property leasing services or importing goods; 11% for taxpayers selling transportation, postal, basic telecommunications, construction, or immovable leasing services, selling immovables, transferring land use rights, or selling or importing specific goods; unless otherwise stipulated, 6% for taxpayers selling services or intangible assets.

On March 23, 2016, the MOF and the SAT published the Circular of the MOF and the SAT on Fully Launch of the Pilot Scheme for the Conversion of Business Tax to Value-added Tax and its annexes, pursuant to which entities and individuals that sell services, intangible assets, or immovables pay VAT instead of business tax since May 1, 2016.

According to the Circular of the MOF and the SAT on Adjusting Value-added Tax Rate, which was promulgated by the MOF and the SAT on April 4, 2018, and became effective on May 1, 2018, the tax rates for the taxable sales or goods import activity, which were subject to the tax rates of 17% and 11%, respectively, were adjusted to 16% and 10%, respectively.

According to the Circular on Policies in Relation to the Deepening of Value-added Tax Reforms, which was jointly promulgated by the MOF, the SAT and the General Administration of Customs on March 20, 2019, the tax rate of 16% and 10% originally applicable to general VAT taxpayers’ VAT taxable sales or goods import shall be adjusted to 13% and 9%, respectively.

Dividend Distribution

The EIT Law prescribes a standard withholding tax rate of 20% on dividends and other PRC sourced passive income of non-resident enterprises. The Implementation Rules reduced the rate from 20% to 10%. The central government of the PRC and the government of Hong Kong signed the Arrangement between the Mainland of the PRC and Hong Kong for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income on August 21, 2006, or the Arrangement. According to the Arrangement, no more than 5% withholding tax shall apply to dividends paid by a PRC company to a Hong Kong resident, provided that the recipient is a company that holds at least 25% of the equity interests of the PRC company and is deemed as the “beneficial owner” under the Arrangement. Notice on the Implementation of the Fourth Protocol of Arrangement between Chinese Mainland and Hong Kong SAR on Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income (Announcement [2016] No.12 of the State Administration of Taxation), Announcement of the State Administration of Taxation on the Implementation of the Third Protocol of Arrangement between Chinese Mainland and Hong Kong SAR on Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income, Announcement [2011] No.1 , Notice on the Implementation of the Second Protocol of Arrangement between Chinese Mainland and Hong Kong SAR on Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income (Guo Shui Han [2008] No. 685) and Circular of the State Administration of Taxation on Interpreting and Implementing Some Clauses in the Arrangement between Mainland China and Hong Kong SAR concerning Avoiding Double Taxation and Preventing Tax Evasion on Income(Guo Shui Han [2007] No. 403), which was partially repealed on January 4, 2011 and August 27, 2015 ,have amended the Arrangement accordingly.

On February 3, 2018, the SAT promulgated Announcement of the State Administration of Taxation on Issues Relating to “Beneficial Owner” in Tax Treaties, State Administration of Taxation Announcement [2018] No. 9, Circular 9, which clarifies that a beneficial owner shall be a person who has ownership and control over the income and the rights and property from which the income is derived. To prove “beneficial owner” status, the applicant shall submit the materials pursuant to the provisions of Article 7 of the Announcement of the State Administration of Taxation on Promulgation of the “Administrative Measures on Entitlement of Non-residents to Treatment under Tax Treaties” (State Administration of Taxation Announcement [2015] No. 60, was amended by Announcement of the State Administration of Taxation on Partially Amending Taxation Regulatory Documents on June 15, 2018). Therein, where an applicant is a “beneficial owner” pursuant to the provisions of Article 3 of this Announcement, the applicant shall also provide, in addition to the tax resident identity of the applicant, the tax resident identity documents of the person who satisfies the criteria for “beneficial owner” and the person who satisfies the criteria, issued by the tax authorities in charge at the country (region) where he/she resides; where the applicant is a “beneficial owner” pursuant to the provisions of item (4) of Article 4 of this Announcement, the applicant shall also provide, in addition to the tax resident identity document of the applicant, the tax resident identity documents of the person who holds 100% of the applicant’s shares directly or indirectly and the multi-tier holders, issued by the tax authorities in charge at the country (region) for which the said person and the multi-tier holders are residents; the tax resident identity document shall prove that the person is a tax resident in the year in which the income is obtained or the preceding year.

Regulations on Tax regarding Indirect Transfer

On February 3, 2015, the SAT issued the Circular on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Circular 7. Pursuant to Circular 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises, may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and is established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, considerations include, inter alia, (i) whether the main value of the equity interest of the relevant offshore enterprise derives directly or indirectly from PRC taxable assets; (ii) whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income is mainly derived from China; and (iii) whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature evidenced by their actual function and risk exposure. According to the Circular 7, where the payer fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. The Circular 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired on a public stock exchange. On October 17, 2017, the SAT issued the Circular on Issues of Tax Withholding regarding Non-PRC Resident Enterprise Income Tax, or SAT Circular 37, which further elaborates the relevant implemental rules regarding the calculation, reporting and payment obligations of the withholding tax by the non-resident enterprises. Nonetheless, there remain uncertainties as to the interpretation and application of the SAT Circular 7. The SAT Circular 7 may be determined by the tax authorities to be applicable to its offshore transactions or sale of its shares or those of its offshore subsidiaries where non-resident enterprises, being the transferors, were involved.

Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors

On August 8, 2006, six PRC regulatory agencies, including MOFCOM, the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006, and were amended on June 26, 2009. The M&A Rules, among other things, include provisions that purport to require an offshore special purpose vehicle formed for the purpose of acquiring PRC domestic companies and controlled by PRC individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of an application and supporting documents with the CSRC.

MANAGEMENT OF GLORY STAR GROUP

The key executive officers and directors of Glory Star Group are set forth in the following table:

Name	Age	Position
Zhang, Bing	52	Director (Chairman and Chief Executive Officer) of Glory Star
Lu, Jia	39	Director and Senior Vice President of Glory Star Media (Beijing) Co., Ltd.
Zhang, Ran	39	Director and Vice President (in charge of distribution/channels/publicity/chief editor’s office), Supervisor of Glory Star Media (Beijing) Co., Ltd.

Glory Star does not currently have a chief financial officer and is in the process of recruiting a chief financial officer for the combined company.

Business Experience

Bing Zhang, Director (Chairman and Chief Executive Officer).    Mr. Zhang is the sole director and chairman of Glory Star. Mr. Zhang also serves as a director of Glory Star New Media Group HK Limited, executive director of Glory Star New Media (Beijing) Technology Co., Ltd., and chairman of Horgos Glary Wisdom Marketing Planning Co., Ltd., and Glary Wisdom (Beijing) Marketing Planning Co., Ltd. since 2018, executive director of Xing Cui Can, chairman of Horgos Glory Star Media Co., Ltd., Glory Star Media (Beijing) Co., Ltd., and Horgos Glary Prosperity Culture Co., Ltd. since 2017, and an executive director of Leshare Star (Beijing) Technology Co., Ltd. since 2016. From 2011 to 2019, Mr. Zhang was the Vice President of Fashion Group as well as Chairman of Board of Directors and General Manager of Fashion Starlight (Beijing) Media Co., Ltd. During that time, he helped expand the high-end fashion magazine into a series of fashion TV shows, and helped developed a number of nationally renowned TV programs, films and documentaries including but not limited to “New Youth”, “Morning Light in Xiaoxiang”, “Golden Eagle Star”, “China Entertainment Reports”, “ Muse Dress”, “Muse Dress S2”, “On The Way”, “Detective Chinatown”, “The Three-Body Problem”, “The Rise of a Tomboy”, “Yuanzhang Zhu”, “The Censors of Qing Dynasty”, and “Fashion”. Mr. Bing Zhang holds an EMBA Degree of Tsinghua SEM and a Bachelor Degree of Hunan University.

Jia Lu, Director and Senior Vice President of Glory Star Media (Beijing) Co., Ltd.    Mr. Lu is a director of Glory Star Media (Beijing) Co., Ltd., and a director of Horgos Glory Star Media Co., Ltd., Horgos Glary Wisdom Marketing Planning Co., Ltd., Glary Wisdom (Beijing) Marketing Planning Co., Ltd. since 2018, and director of Horgos Glary Prosperity Culture Co., Ltd. since 2017, and senior vice president of Glory Star Media (Beijing) Co., Ltd. Since 2016. From 2011 to 2016, Mr. Lu served as Vice General Manager at Trends Star (Beijing) Cultural Media Co., Ltd. Mr. Lu holds a Bachelor degree of Beijing film academy.

Ran Zhang, Director, Vice President (in charge of distribution/channels/publicity/chief editor’s office), and Supervisor of Glory Star Media (Beijing) Co., Ltd.    Mrs. Zhang is the director and Supervisor of Glory Star Media (Beijing) Co., Ltd. and a director of Horgos Glory Star Media Co., Ltd. Since 2018, and vice president (in charge of distribution/channels/publicity/chief editor’s office) of Glory Star Media (Beijing) Co., Ltd, and supervisor of Xing Cui Can and Leshare Star (Beijing) Technology Co., Ltd. since 2016. From October 2010 to December 2016, she served as Issuance Director at Fashion Starlight (Beijing) Media Co., Ltd. Mrs. Ran Zhang holds a Bachelor degree of Jingshi College of Science and Technology, Beijing Normal University.

There are no arrangements or understandings between our directors and executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer. Glory Star’s Board of Directors is not paid for services as directors.

Involvement in Certain Legal Proceedings

To the best of Glory Star’s knowledge, during the past ten years, none of Glory Star Group’s directors or executive officers were involved in any of the following: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

(4) being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Board Composition and Committees

Glory Star’s Board of Directors currently consists of one director. Glory Star does not have any board committees or independent directors on our board of directors. Glory Star is not required under the Companies Law to have independent directors.

Terms of Directors and Executive Officers

Glory Star’s directors are not subject to a term of office and hold office until such times as they resign or are removed from office by ordinary resolution or as otherwise described below. Any director can be removed from office by ordinary resolution. A director will be removed from office automatically if, among other things, the director becomes bankrupt or has become of unsound mind. Glory Star’s officers are appointed by and serve at the discretion of the Board of Directors.

Indemnification Matters

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Glory Star’s memorandum and articles of association provide for indemnification of directors and officers for all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings incurred in their capacities as such, except by reasons of their own willful default or fraud.

EXECUTIVE COMPENSATION

Compensation for Glory Star Group’s Executive Officers

The following table sets forth information concerning all forms of compensation earned by Glory Star Group’s named executive officers during the fiscal years ended December 31, 2018 and 2017 for services provided to Glory Star Group.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Bing Zhang,	2018	$82,362	$—	$—	$—	$—	$—	$82,362
Chairman and Chief	2017	$82,682	$—	$—	$—	$—	$—	$82,682
Executive Officer

Jia Lu,	2018	$61,791	$—	$—	$—	$—	$—	$61,791
Director and	2017	$61,778	$—	$—	$—	$—	$—	$61,778
Senior Vice President*

Ran Zhang,	2018	$59,501	$—	$—	$—	$—	$—	$59,501
Director and	2017	$59,412	$—	$—	$—	$—	$—	$59,412
Vice President*

____________

*        Glory Star Media (Beijing) Co., Ltd.

As required by PRC regulations, Glory Star Group participates in various government statutory social security plans, including a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan and a housing provident fund. Glory Star Group is required under PRC law to contribute to social security plans at specified percentages of the salaries, bonuses and certain allowances of its employees up to a maximum amount specified by the local government from time to time. Other than the above-mentioned statutory contributions mandated by applicable PRC law, Glory Star Group has not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors.

Incentive Plans and Benefit Plans

Glory Star Group does not have any incentive plans, profit sharing plan or similar plans for the benefit of its officers, directors or employees.

Pension Benefits

None of Glory Star Group’s named executive officers participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by it.

Nonqualified Deferred Compensation

None of Glory Star Group’s named executive officers participate in or have account balances in nonqualified defined contribution plans or other deferred compensation plans maintained by it.

SELECTED HISTORICAL FINANCIAL INFORMATION OF TKK

The following table sets forth selected historical financial information derived from TKK’s unaudited financial statements as of and for the six months ended June 30, 2019 and the audited financial statements as of December 31, 2018 and for the period from February 5, 2018 (date of inception) through December 31, 2018, each of which is included elsewhere in this Offer to Purchase. Such financial information should be read in conjunction with the audited financial statements and related notes included elsewhere in this Offer to Purchase.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TKK” and TKK’s financial statements and the related notes appearing elsewhere in this Offer to Purchase.

(in thousands, except share and per share data)

	Six Months ended June 30, 2019	February 5, 2018 (inception) to December 31, 2018
Statement of Operations Data:
Operating costs	$744	$277
Loss from operations	(744)	(277)

Other income:
Interest income on marketable securities	3,058	1,947
Unrealized gain (loss) on marketable securities	100	(61)
Net income	$2,414	$1,609
Basic and diluted net loss per share attributable to ordinary shares	$(0.10)	$(0.04)
Weighted average shares outstanding, basic and diluted	6,907,913	6,592,952

Cash Flow Data:
Net cash used in operating activities	$(616)	$(373)
Net cash used in investing activities	$—	$(250,000)
Net cash provided by financing activities	$350	$250,780

Balance Sheet Data:
Cash	$141	$407
Marketable securities held in Trust Account	$255,043	$251,886
Total assets	$255,297	$252,413
Ordinary shares subject to possible redemption	$249,803	$247,389
Total shareholders’ equity	$5,000	$5,000

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF GLORY STAR GROUP

The following table sets forth selected historical financial information derived from Glory Star Group’s unaudited interim consolidated financial statements as of and for the six months ended June 30, 2019 and the audited consolidated financial statements as of and for the years ended December 31, 2018 and 2017, each of which is included elsewhere in this Offer to Purchase. Glory Star Group’s unaudited interim consolidated financial statements were prepared on a basis consistent with its audited consolidated financial statements and include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments, that Glory Star considers necessary for a fair presentation of the financial information set forth in those statements included elsewhere in this Offer to Purchase. Such financial information should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this Offer to Purchase.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Glory Star Group” and Glory Star Group’s consolidated financial statements and the related notes appearing elsewhere in this Offer to Purchase.

(in thousands)
	For the years ended December 31,		For the six months ended June 30,
	2017	2018	2019
			(Unaudited)
Statement of Operations Data:
Revenues	$33,237	$57,801	$33,167
Total operating expenses	22,963	44,318	21,084
Income from operations	10,274	13,483	12,083
Net income attributable to Glory Star New Media Group Limited’s shareholders	$11,018	$12,903	$12,077

Balance Sheet Data:
Total assets	$31,730	$54,328	$64,150
Total liabilities	$19,993	$21,251	$16,476
Total mezzanine equity	$—	$9,031	$9,456
Total Glory Star New Media Group equity	$11,737	$23,658	$38,056

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information included elsewhere in this Offer to Purchase.

The following selected unaudited pro forma condensed combined balance sheet as of June 30, 2019 combines the historical balance sheet of TKK as of June 30, 2019 and the historical consolidated balance sheet of Glory Star as of June 30, 2019, giving effect to the Business Combination as described below on a pro forma basis as if it had been completed on June 30, 2019. The following selected unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2019 and the year ended December 31, 2018 combines the historical statement of operations of TKK for the six months ended June 30, 2019 and for the period from February 5, 2018 (inception) through December 31, 2018 with the historical consolidated statement of income and comprehensive income of Glory Star for the six months ended June 30, 2019 and the year ended December 31, 2018, giving effect to the Business Combination as described on a pro forma basis as if it had been completed as of the earliest period presented.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TKK,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Glory Star” and the following historical financial statements and accompanying notes of TKK and Glory Star, which are included elsewhere in this Offer to Purchase:

•        TKK’s unaudited financial statements as of and for the six months ended June 30, 2019 and the related notes;

•        TKK’s audited financial statements as of December 31, 2018 and for the period from February 5, 2018 (inception) through December 31, 2018 and the related notes;

•        Glory Star’s unaudited consolidated financial statements as of and for the six months ended June 30, 2019 and the related notes; and

•        Glory Star’s audited consolidated financial statements as of and for the year ended December 31, 2018 and the related notes.

The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are related and/or directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the Company’s operating results. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the Company upon completion of the Business Combination.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the combined company will experience. Glory Star and TKK have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of TKK shares:

•        Scenario 1 — Assuming no Redemptions for cash:    This presentation assumes that no TKK shareholders exercise redemption rights with respect to their public shares upon consummation of the Business Combination; and

•        Scenario 2 — Assuming Redemptions of 23,824,290 Public Shares for cash:    This presentation assumes that TKK shareholders exercise their redemption rights with respect to a maximum of 23,824,290 public shares upon consummation of the Business Combination at a redemption price of approximately $10.20 per share. The maximum redemption amount is derived from a minimum net tangible asset requirement of $5,000,001 required pursuant to the Share Exchange Agreement, after giving effect to the payments of estimated transaction expenses and payments to redeeming shareholders. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the maximum redemptions.

(in thousands, except share and per share data)

	Six Months Ended June 30, 2019
	TKK (Historical)	Glory Star (Historical)	Combined Pro Forma – No Redemptions	Combined Pro Forma – Maximum Redemptions
Statements of Operations Data:
Total revenue	$—	$33,167	$33,167	$33,167
Total operating expenses	744	21,084	21,169	21,169
(Loss) income from operations	(744)	12,083	11,998	11,998
Net income	2,414	11,867	11,157	11,157
Net loss attributable to noncontrolling interests	—	(210)	(210)	(210)
Net income attributable to the Company	$2,414	$12,077	$11,367	$11,367
Weighted average shares outstanding, basic and diluted	6,907,913		75,373,002	51,548,712
Basic and diluted (loss) income per share	$(0.10)		$0.15	$0.22
	For the Period from February 5, 2018 (inception) through December 31, 2018 (TKK) and the Year Ended December 31, 2018 (Glory Star)
	TKK (Historical)	Glory Star (Historical)	Combined Pro Forma – No Redemptions	Combined Pro Forma – Maximum Redemptions
Statements of Operations Data:
Total revenue	$—	$57,801	$57,801	$57,801
Total operating expenses	277	44,318	44,581	44,581
(Loss) income from operations	(277)	13,483	13,220	13,220
Net income	1,609	13,046	12,315	12,315
Net income attributable to noncontrolling interests	—	143	143	143
Net income attributable to the Company	$1,609	$12,903	$12,172	$12,172
Weighted average shares outstanding, basic and diluted	6,592,952		75,373,002	51,548,712
Basic and diluted (loss) income per share	$(0.04)		$0.16	$0.24
	As of June 30, 2019
	TKK (Historical)	Glory Star (Historical)	Combined Pro Forma – No Redemptions	Combined Pro Forma – Maximum Redemptions
Balance Sheet Data:
Cash and cash equivalents	$141	$1,290	$244,130	$1,081
Marketable securities held in trust account	$255,043	$—	$—	$—
Total assets	$255,297	$64,150	$307,103	$64,054
Short-term bank loans	$—	$3,640	$3,640	$3,640
Total liabilities	$494	$16,476	$16,520	$16,520
Mezzanine equity	$—	$9,456	$—	$—
Ordinary shares subject to possible redemption	$249,803	$—	$—	$—
Total shareholders’ equity	$5,000	$38,056	$290,421	$47,372

THE BUSINESS COMBINATION

General Description of the Business Combination; Closing Consideration

On September 6, 2019, TKK entered into a Share Exchange Agreement with Glory Star, Xing Cui Can, Horgos, each of the Sellers, the Sponsor, in the capacity as the Purchaser Representative, and Bing Zhang, in the capacity as the Seller Representative.

Pursuant to the Share Exchange Agreement, in exchange for all of the outstanding shares of Glory Star, TKK will issue to the Sellers a number of TKK ordinary shares equal in value to US$425 million, with the TKK ordinary shares valued at a price per share equal to the price per share at which each TKK ordinary share is redeemed or converted pursuant to the redemption by TKK of its public shareholders in connection with TKK’s initial business combination, as required by its Memorandum and Articles of Association, with the Escrow Shares being deposited in escrow at the Closing and subject to forfeiture (along with dividends and other earnings otherwise payable with respect to such Escrow Shares) in the event that the Purchaser Representative successfully brings an indemnification claim under the Share Exchange Agreement against the Sellers. The Exchange Shares, including the Escrow Shares, and any Earnout Shares will be allocated among the Sellers pro-rata based on each Seller’s ownership of Glory Star immediately prior to the Closing. Certain Sellers will have their portion of the Exchange Shares be subject to a lock-up as set forth in the Lock-Up Agreements as described below under the heading “Lock-Up Agreement.”

The Share Exchange Agreement is described below in greater detail under “The Share Exchange Agreement.” The description of the Share Exchange Agreement is qualified in its entirety by reference to the full text of the Share Exchange Agreement, which is attached hereto as Annex A.

Structure of the Business Combination

At the effective time of the Business Combination contemplated by the Share Exchange Agreement, the following transactions will occur:

•        Each share of capital stock of Glory Star that is issued and outstanding immediately prior to the closing of the Business Combination will be acquired by TKK. In consideration therefor, TKK will issue to the Sellers the Closing Payment Shares (less the Escrow Shares);

•        Each outstanding Unit of TKK will be automatically converted into one ordinary share, one warrant of TKK to purchase one-half of one ordinary share at a price of $5.75 per half share, subject to adjustment, and one right to receive one-tenth (1/10) of an ordinary share of TKK.

•        Each outstanding right of TKK will be automatically converted into one-tenth (1/10) of an ordinary share of TKK.

Conditions to Closing the Business Combination

The obligations of the parties to the Share Exchange Agreement to consummate the Business Combination are subject to the satisfaction (or waiver, as applicable) of specified conditions set forth in the Share Exchange Agreement before consummation of the Business Combination, including, among others, (a) the absence of any provision of any applicable law or order restraining or prohibiting or imposing any condition on the consummation of the Business Combination; (b) the absence of any action brought by any governmental authority to enjoin or otherwise restrict the consummation of the Business Combination; (c) each of the Additional Agreements being entered into and in full force and effect; (d) TKK having at least $5,000,001 in net tangible assets upon consummation of a Business Combination, after giving effect to the completion of the Redemption and any private placement financing and including the consolidated net tangible assets of Glory Star Group; and (e) TKK’s initial listing application with Nasdaq in connection with the Business Combination being approved and the ordinary shares being approved for listing on Nasdaq.

Please see the section entitled “The Share Exchange Agreement” for a discussion of other conditions to closing of the Business Combination.

The Offer

Under the terms of its Memorandum and Articles of Association, TKK is conducting the Offer, in connection with the consummation of the Business Combination, to provide the shareholders with the opportunity to redeem their ordinary shares for cash equal to $10.26 per ordinary share, upon and subject to the consummation of the Business Combination. The Sponsor and the initial shareholders of TKK have agreed to waive their redemption rights with respect to any of their founder shares or public shares, if any, in connection with the consummation of the Business Combination. See “The Offer.”

Shareholder Approvals

TKK is not required to hold a shareholder vote to approve a proposed initial business combination and will not do so for the Business Combination. However, it expects to hold a meeting of shareholders to seek shareholder approval of proposed amendments to its Memorandum and Articles of Association, and will separately distribute materials to its shareholders in connection therewith. No appraisal rights will be available to TKK shareholders in connection with the Offer or the Business Combination.

The Sellers approved the Business Combination, the Share Exchange Agreement, and the transactions contemplated thereby.

Additional Agreements

At or prior to the closing of the Business Combination, the following Additional Agreements have been or will be executed, as contemplated by the Share Exchange Agreement:

•        Registration Rights Agreement.    TKK has agreed to enter into a Registration Rights Agreement with the Purchaser Representative and the Sellers pursuant to which TKK shall grant each Seller certain registration rights with respect to the registration of the Closing Payment Shares and Earnout Shares.

•        Escrow Agreement.    TKK and the Seller Representative will enter into an agreement to deposit 5% of the Closing Payment Shares into escrow to be set aside to secure certain indemnification obligations of Glory Star and the Sellers pursuant to the Share Exchange Agreement.

•        Lock-Up Agreements.    TKK, the Purchaser Representative and certain Sellers that directly or indirectly own in excess of 10% of Glory Star’s equity prior to the consummation of the Business Combination also entered into Lock-Up Agreements with respect to their Exchange Shares (including Escrow Shares) and Earnout Shares.

•        Non-Competition and Non-Solicitation Agreements.    TKK, the Purchaser Representative, Glory Star and certain Sellers that directly or indirectly own in excess of 30% of Glory Star’s equity prior to the Closing (including Glory Star’s chairman) and their principal also entered into Non-Competition and Non- Solicitation Agreements in favor of TKK, Glory Star and their respective successors, affiliates and subsidiaries and variable interest entities relating to the post-Closing company’s business.

Background of the Business Combination

The terms of the Share Exchange Agreement are the result of negotiations between the representatives of TKK and Glory Star. The following is a brief description of the background of these negotiations and the related transactions.

TKK is a blank check company formed on February 5, 2018 under the laws of the Cayman Islands for the purpose of acquiring, through a merger, capital share exchange, asset acquisition, debt acquisition, share purchase, reorganization or other similar business combination, assets or one or more operating businesses. TKK’s efforts to identify a prospective target business were not limited to any particular industry or geographic region.

A registration statement for TKK’s IPO was declared effective by the SEC on August 15, 2018. On August 20, 2018, we consummated an IPO of 22,000,000 Units, generating total gross proceeds of $220,000,000. Simultaneously with the closing of the initial public offering, we consummated the sale of an aggregate of 11,800,000 private placement warrants at a price of $0.50 per warrant in a private placement to Symphony, generating total gross proceeds of $5,900,000. Following the closing of our IPO on August 20, 2018, $220,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the initial public offering and the sale of the private placement warrants was placed in the Trust Account pending our completion of an initial business combination. On August 22, 2018, in connection with the underwriters’ partial exercise of their over-allotment option, we consummated the sale of an additional 3,000,000 Units at $10.00 per Unit and the sale of an additional 1,200,000 private placement warrants at $0.50 per private placement warrant, generating total gross proceeds of $30,600,000. A total of $30,000,000 of the net proceeds was deposited in the Trust Account, bringing the aggregate proceeds held in the Trust Account to $250,000,000.

Subsequent to the consummation of the IPO, TKK’s officers and directors contacted a wide range of investment bankers, private equity firms, consulting firms and brokerage firms. Through these efforts, TKK’s officers and directors evaluated numerous potential target companies with the objective of consummating an initial business combination and:

•        participated in in-person or telephonic discussions with respect to over 30 potential acquisition targets from a wide range of industry segments including, among others, consumer retail, financial, technology, biotechnology, marketing, manufacturing and aviation; and

•        executed letters of intent and entered into advanced discussions with 2 potential acquisition targets (other than Glory Star), including an Asia Pacific low-cost carrier and an online financial technology platform in China.

TKK did not proceed with discussing a business combination with the other targets for one or more of the following reasons:

•        The inability to prepare accounts audited to PCAOB standards in a timely manner;

•        Growth projections that TKK management considered to be unrealistic;

•        Proposed deal terms that TKK management considered to be unacceptable or that would not be in the best interests of TKK shareholders;

•        Risk of regulatory changes that could directly or indirectly affect business operations and financial condition;

•        Competing financial offers on terms that TKK management determined would not be reasonable to match; and

•        Concerns that certain targets were at too early a stage financially or operationally to justify a public listing.

Glory Star was first brought to TKK’s attention in August 2018 soon after TKK’s IPO. However, TKK did not take the initiative to explore the opportunity due to market rumors of potential mergers in discussion at the time. It was TKK’s view that uncertainties surrounding ongoing merger talks might result in complications that create an overhang on the transaction. We were also of the opinion that a discussion would only be fruitful upon reviewing a target’s 2019 earnings estimates, which was unavailable for Glory Star at the time.

On February 11, 2019, Robin Yang, Managing Director of ICR Inc., reached out to Sing Wang, Chairman and Chief Executive Officer of TKK, to reintroduce Bing Zhang, Founder and Chief Executive Officer of Glory Star. Upon further discussion, Bing Zhang indicated Glory Star’s potential interest in consummating a SPAC business combination. However, upon discussing the merits and considerations of a proposed transaction, Glory Star reflected its intention to explore and evaluate the deal mechanics further. During the time, TKK was also engaged in advanced negotiations with another target in the Asia Pacific aviation sector. The discussion was thus put on hold despite mutual interests in exploring a transaction should the opportunity arise in the future.

On June 4, 2019, having thoroughly considered the prospect of a business combination, Bing Zhang and Sing Wang had a telephonic discussion to determine the viability of the proposed transaction. Bing Zhang also gave Sing Wang a full update on Glory Star’s recent business development. On the same day, Glory Star furnished TKK with a corporate presentation to provide details and insight into its business.

On June 5, 2019, Sing Wang met with Bing Zhang in Beijing to discuss transaction structure and deal process.

On June 7, 2019, Sing Wang met with Bing Zhang together with Ian Lee, TKK’s Chief Financial Officer and Director, to evaluate Glory Star’s business model and operations, leveraging Ian Lee’s extensive experience in the media sector.

On June 18, 2019, Sing Wang and Ian Lee met with Bing Zhang in Beijing for an extensive discussion on valuation and growth projections.

On June 19, 2019, TKK shared an indicative term sheet with Glory Star. Sing Wang and Ian Lee met with Bing Zhang again to discuss key terms and transaction timetable.

From June 26, 2019 to July 15, 2019, Sing Wang met in New York with various fund managers as well as investment bankers and other advisors, to discuss several merger candidates, including Glory Star, to gauge investor appetite, valuation and potential concerns. Sing Wang also met with Bin Liu, Glory Star’s Head of Investor Relations based in New York, to discuss a potential transaction with TKK. During the trip, Sing Wang met with EarlyBirdCapital, on multiple occasions to discuss Glory Star as a possible merger candidate. EarlyBirdCapital acted as lead book-runner in TKK’s initial public offering.

On July 24, 2019, Sing Wang, Ian Lee and Joanne Ng, TKK’s Senior Director of Business Development, met with Bing Zhang and Qingfei Tang, Glory Star’s Board Secretary, to discuss the results of the New York trip. Upon reaching a high level agreement on valuation, TKK circulated a preliminary draft of the term sheet to Glory Star.

On July 26, 2019, Sing Wang and Joanne Ng held further discussions with Bing Zhang to explain and illustrate the pro forma ownership structure under various redemption scenarios. Sing Wang also made arrangements for Bing to fly to New York to meet with Ellenoff Grossman & Schole LLP (“EGS”), TKK’s legal counsel, and EarlyBirdCapital.

During the weeks of July 29 to that of August 12, 2019, TKK and Glory Star flew to New York to meet with EGS, Lewis Brisbois Bisgaard & Smith LLP (“LBBS”), Glory Star’s US counsel, and EarlyBirdCapital to discuss the proposed transaction, valuation considerations, timing and strategy of the business combination.

On August 1, 2019, the TKK Board of Directors held a telephonic conference to provide a deal update with respect to the Glory Star transaction, in comparison with another target — a China-based online lending and financial technology platform. The Board determined that compared to Glory Star, the alternative target exhibited certain characteristics that lessened the likelihood of a successful business combination being consummated. In particular, regulatory uncertainties in China’s peer-to-peer industry as well as a recent scandal of one of its publicly traded comparables might dampen investor confidence in the online lending sector. The Board further determined that Glory Star’s innovative business model, solid financial performance and growth potential surpassed the attributes of the alternative target presented at the time. The Board decided that Glory Star was a preferable target and hence authorized, empowered and directed the officers of TKK to execute a letter of intent with Glory Star.

From August 1, 2019 to August 6, 2019, Sing Wang and the TKK team, together with EGS, continued to negotiate the terms of a letter of intent with Bing Zhang and LBBS.

On August 6, 2019, Sing Wang executed a letter of intent on behalf of TKK with Glory Star. The letter of intent provided for the sale of 100% of Glory Star’s outstanding equity interests to TKK in exchange for TKK shares valued at $425,000,000. The transaction has an incentive earnout mechanism under which Glory Star’s shareholders as of the closing shall be entitled to:

(i)     receive an additional 5,000,000 ordinary shares of the Company in the event that its net income for the full fiscal year of 2019 is equal to or greater than RMB180,000,000, and

(ii)    receive an additional 5,000,000 ordinary shares of the Company in the event that its net income for the full fiscal year of 2020 is equal to or greater than RMB315,000,000.

However, should Glory Star Group fail to meet the earnout target for any earnout year, Glory Star’s shareholders shall not be entitled to receive any Earnout Shares for that earnout year; provided that, if the aggregate net income for both earnout years combined is at least RMB495,000,000, Glory Star’s shareholders shall be entitled to receive any Earnout Shares that they otherwise did not receive.

On August 6, 2019, Sing Wang, on behalf of TKK, engaged Goodwin Procter (Hong Kong) LLP as offshore counsel for the purpose of legal due diligence of Glory Star. The TKK team also commenced due diligence work on Glory Star’s financials, operations and businesses.

On August 12, 2019, TKK and Goodwin Procter (Hong Kong) LLP initiated conversations with Grandall Law Firm (“Grandall”), Glory Star’s PRC counsel, for due diligence purposes. A first draft of Glory Star’s legal due diligence report was also circulated to TKK by Grandall.

From mid-August to early September, multiple telephone conferences between the parties and their respective counsels were conducted as negotiations for the terms of the definitive agreements continued.

On August 20, 2019, TKK, EGS and Goodwin Procter (Hong Kong) LLP circulated the first draft of the Share Exchange Agreement for the review of Glory Star, LBBS and Grandall.

From August 29 to August 30, 2019, Bing Zhang and Hui Lin, a minority shareholder of Glory Star, flew to Hong Kong to meet with Sing Wang and Joanne Ng as well as Goodwin Procter (Hong Kong) LLP to finalize the transaction timetable and discuss outstanding items of the definitive agreements. During the meetings, Glory Star provided more details on its VIE ownership structure as well as an update on the latest draft of the audited financial results.

On August 30, 2019, the TKK Board of Directors held a telephonic meeting, at which the Board approved the Share Exchange Agreement, related agreements and transactions contemplated thereby.

On September 6, 2019, the Share Exchange Agreement was signed by both parties. The aggregate consideration to be provided by TKK to the Sellers pursuant to the Share Exchange Agreement will consist of: (i) an aggregate number of ordinary shares equal to $425,000,000 divided by the redemption price (or 41,423,002 ordinary shares assuming a redemption price of $10.26 per share), plus (ii) earnout payments consisting of up to an additional 10,000,000 ordinary shares if certain targets were met, which are described in detail below under “The Share Exchange Agreement.” Also, on the same day, the execution of the Share Exchange Agreement by TKK and Glory Star was announced to the public. TKK subsequently filed a Current Report on Form 8-K including the press release and a copy of the Share Exchange Agreement.

TKK’s Board of Directors’ Reasons for the Approval of the Business Combinationi

After a series of discussions, the board of directors of TKK held two formal meetings to discuss and evaluate the potential business combination with Glory Star. On August 30, 2019, the board approved the Share Exchange Agreement and the Business Combination with Glory Star. The board concluded that the Business Combination and the related transactions were in the best interests of TKK and that the consideration to be paid in the Business Combination was fair to TKK.

TKK was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

____________

i         Unless otherwise indicated, all market and industry information in this section is derived from a report by iResearch

In considering the proposed Business Combination, TKK’s board and management team reviewed due diligence findings of advisors as well as publicly available industry-specific research published by third parties while simultaneously analysing data and material provided by Glory Star, including but not limited to, Glory Star’s existing business model, historical and projected financial statements, valuation analyses, material agreements and other due diligence material.

Since TKK’s IPO in August of 2018, our management team and board of directors have been conducting a search for potential business combination partners. TKK’s management and board of directors considered a wide variety of factors in connection with its evaluation but did not find it appropriate to quantify or assign weights to specific factors in reaching its final decision. In considering the Business Combination with Glory Star, our management and board determined that Glory Star met, in some fashion, all of the criteria we set for our target company screening:

•        High-Growth Market Poised to Benefit from the Launch of 5G Technology

Glory Star’s addressable market is promising. As a video-driven e-commerce platform, Glory Star is positioned at the crossroads of two massive and fast-growing segments, including (i) online and mobile video advertising and (ii) e-commerce, which covers approximately 590 million online video users and 610 million e-commerce consumers in China as of December 2018, respectively.

China’s advertising sector is projected to grow at a steady CAGR of 14.3% from 2018 to 2021, reaching a total market size of RMB1.2 trillion (US$168 billion) by 2021. However, within this stable growth trajectory, notable upswing is expected in the digital advertising segment, which will account for 81.2% of the market by 2021, according to iResearch, up from merely 60.6% in 2018. In particular, short-video and live-streaming advertising segments are poised to create significant disruptions, with a projected CAGR of 100.1% and 151.8% respectively during the same period, reaching a combined market size of RMB61.3 billion (US$7.9 billion) by 2021.

A similar disruption is foreseen in China’s e-commerce sector. Total e-commerce market sales in China reached RMB15.2 trillion (US$2.1 trillion) in 2018. Within this relatively mature market, the burgeoning social and content-based segment represents a strong growth catalyst. By 2021, social e-commerce is expected to reach RMB2.9 trillion (US$409.2 billion), with an implied CAGR of 65.9% from 2018 to 2021.

It is also of the board’s opinion that both sectors are well-positioned to benefit from the mass deployment of 5G technology in China. According to GSMA Intelligence, 5G connections in China are expected to reach 428 million by 2025ii. By ushering in high-speed, low-latency and secure connectivity, 5G creates an inflection point for both mobile video and e-commerce applications. Enhanced mobile broadband drives the fast delivery of ultra-HD video contents, amongst other new mobile usage scenarios that will likely result in a surge in video viewership nationwide. On the other hand, rapid rollout of 5G is expected to stimulate penetration of smartphones in suburban and lower tier cities in China, unleashing market potential in currently unconnected demographics. Glory Star’s ability to produce proprietary video content prolifically allows it to tap such potentials on a mass scale.

•        Innovative Business Model with Leading Market Position

Glory Star is a leading mobile and online digital media and entertainment company in China, with a strong track record both in terms of viewership and production capabilities. As of June 30, 2019, Glory Star had distributed nearly 70,000 minutes of proprietary video content, which achieved more than 4.2 billion views cumulatively. As of August 30, 2019, downloads of Glory Star Group’s mobile app exceeded 50 million.

Glory Star is a pioneer in integrating e-commerce services with premium video content. Within five months of the launch of its e-commerce platform, Glory Star’s e-Mall has been selling over 5,300 SKUs, recording over RMB25.1 million (US$3.5 million) in GMV to date, achieving an impressive monthly GMV of RMB12.6 million (US$1.8 million) in August 2019, up from only RMB1.3 million (US$0.2 million) in April 2019. According to iResearch, having only launched its e-commerce business in April 2019, Glory Star is already amongst the top five largest video content-driven e-commerce platforms in China by monthly GMV as of August 2019, tracking behind multinational leaders such as Alibaba’s Taobao.

The innovative integration of video content with e-commerce testified to Glory Star’s ability to monetize its massive viewership by expanding vertically and into adjacencies.

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ii        According to GSMA Intelligence

•        Strong Core Team of Industry Veterans

Glory Star is led by Co-Founder and CEO, Bing Zhang, an award-winning industry veteran with over 30 years of experience. Mr. Zhang was awarded Annual Figure of China Radio & TV industry for 2015, 2016 and 2017 consecutively and was subsequently named Annual Figure of TV Landmark in 2017. He was also “The most influential person of Radio, TV, Film in Asia-Pacific Area” in 2016 and 2017. Mr. Zhang is supported by an experienced team of technical experts and professionals, over 60% of whom have been working together for more than 8 years.

•        Solid financial performance

Glory Star is profitable and growing rapidly. As a young company, Glory Star achieved profitability in its debut year of 2017, generating US$33.2 million in net revenues for its first year. Growth momentum and profitability remained robust in most recent fiscal year. Net revenues grew by 73.9% to USD$57.8 million in 2018 while attributable net profit increased by 17.1% to US$12.9 million during the same period. Running at full steam in its third year of operations in 2019, the company expects to reach an estimated net profit of US$25.4 million for the full year. The company is on track to delivering on its financial target, having achieved an attributable net profit of US$12.1 million by 1H2019, despite the sharp depreciation of RMB as of late.

In making its consideration, the TKK Board also considered, amongst other things, the following potential concerns of the Business Combination:

•        The risks associated with the e-commerce and media content industry in general;

•        The risks associated with the relatively short operating history of Glory Star;

•        The risk of competition in the industry, including strong multinational incumbents as well as the potential for new entrants;

•        The risk that the announcement of the transaction and potential diversion of Glory Star’s management and employee attention may adversely affect Glory Star’s operations;

•        The risk that certain key employees of Glory Star might not choose to remain with the company post-closing;

•        The risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the companies’ efforts;

•        Foreign exchange risk given that the Company’s operating currency was in RMB; and

•        The other risks described in the section entitled “Risk Factors.”

The TKK board concluded that these risk factors did not diminish or outweigh the benefits of pursuing the Business Combination.

TKK’s board of directors did not assign relative weights to the specific factors it considered, but instead evaluated the transaction as a whole and found it to be overall favorable to its shareholders. TKK’s board of directors approved the Business Combination. TKK’s board did not, and was not required to, obtain a fairness opinion in connection with the proposed Business Combination and did not independently verify (or cause such verification of) the source of all information received from Glory Star.

The initial equity value of Glory Star on a standalone basis was estimated at approximately $425 million, which, as compared to the projected net profit of the business, represented a discount to public market comparables. Because of the uncertainty of the projections, enhanced by the nascent history of Glory Star, an earnout for additional shares was established based on the achievement of certain projected earnings thresholds. In the event Glory Star realizes such financial performance targets, it would receive up to 10 million additional shares (additional $102.6 million at an assumed price of $10.26 per share). The aggregate merger consideration was finalized upon negotiations with Glory Star pursuant to which the parties agreed on a $527.6 million valuation including earnout (at an assumed price of $10.26 per share). Taking into account the issuance of the Earnout Shares and assuming no redemptions from the trust at the closing of the Business Combination, the Company’s equity value for 2020 will include approximately 85.2 million total shares outstanding, with a resulting equity value of $874.5 million.

It was determined in consultation with our board and advisors that the best methodology for determine the valuation of Glory Star was the market comparable method, specifically by comparing projected equity value as multiples of earnings (P/E) against publicly listed video, media content and e-commerce businesses in China that are deemed similar in scope to Glory Star. The fairness of the transaction consideration was determined primarily based on an implied standalone equity value of Glory Star, as multiples of the Earnout Earnings for the fiscal years 2019 and 2020, respectively (“Earnout Earnings” assumes the maximum earnout financial targets are realized and all eligible Earnout Shares are released).

TKK evaluated over 40 US-listed technology companies, and further narrowed the universe of comparables down to video content and/or e-commerce businesses based in China. We believe such companies are most directly relevant to Glory Star in terms of business model, market segment and growth drivers. These companies include but are not limited to such mobile live streaming and entertainment platforms as YY Inc. (NASDAQ: YY), DouYu International Holdings Limited (NASDAQ: DOYU) and Qutoutiao Inc. (NASDAQ: QTT); as well as such e-commerce businesses as Alibaba Group Holding Limited (NYSE: BABA), JD.com, Inc. (NASDAQ: JD), Pinduoduo Inc. (NASDAQ: PDD), Baozun (NASDAQ: BZUN), Yunji Inc. (NASDAQ: JY) and MOGU Inc. (NYSE: MOGU).

However, within the basket of selected comparable companies, QTT, PDD and MOGU are projected to have negative net income in both 2019 and 2020 despite longer history of operations than Glory Star, thereby rendering their Price-to-Earnings multiples meaningless. In the exercise of its professional judgment and based on relevant sector expertise, TKK determined that the valuation of Glory Star is most aptly benchmarked against YY, DOYU, BABA, YJ and BZUN.

The tables below set forth the financial data and Price-to-Earnings multiples of Glory Star’s publicly traded comparable companies (All figures in US$ mm, otherwise noted).

Company	YY	DouYu	Qutoutiao	Alibaba	JD.com	Pinduoduo	Yunji	Baozun	MOGU
Ticker	NASDAQ: YY	NASDAQ: DOYU	NASDAQ: QTT	NYSE: BABA	NASDAQ: JD	NASDAQ: PDD	NASDAQ: YJ	NASDAQ: BZUN	NYSE: MOGU
Industry	Video/Media Content	Video/Media Content	Video/Media Content	E-commerce	E-commerce	E-commerce	E-commerce	E-commerce	E-commerce
Market Capitalization	$5,112	$3,084	$916	$460,780	$44,248	$39,032	$1,673	2,990	$306
Included in Glory Star’s Comparables Analysis	Yes	Yes	No	Yes	Yes	No	Yes	Yes	No
P/E (2019E)	10.6x	NM	NM	43.0x	38.4x	NM	NM	40.7x	NM
P/E (2020E)	18.7x	17.6x	NM	27.9x	41.2x	NM	24.4x	26.8x	NM
Headquarters	Guangzhou, China	Wuhan, China	Shanghai, China	Hangzhou, China	Beijing, China	Shanghai, China	Hangzhou, China	Shanghai, China	Hangzhou, China
Company Description	Operator of multiple online music and entertainment live streaming platforms in China	Provider of interactive online and mobile games as well as entertainment live streaming in China	Provider of light entertainment content in China by aggregating articles and short videos into customized feeds	Operator of online and mobile commerce businesses in China and internationally	Operator of e-commerce businesses and retail infrastructure services in China	Operator of mobile e-commerce platform in China that specializes in group buying deals	Operator of social e-commerce platform in China that uses social platforms for sales leads generation	Provider of end-to-end e-commerce services and solutions to brand partners in China	Operator of online fashion and lifestyle marketplaces in China

Source: Capital IQ

The Price-to-Earnings multiples of similar publicly listed companies were compared to that of Glory Star pre-transaction. The comparable public companies traded at an average Projected 2019 and 2020 P/E of 33.1x and 26.1x, respectively. These represented significant premiums to the consideration being paid (including Earnout Shares) in the Glory Star transaction, which translates into merely 20.7x and 11.8x in Projected 2019 and 2020 Price to Earnout Earnings, respectively.

Furthermore, amongst the five selected comparable public companies, DOYU and YJ, being recently listed in 2019, were both trading at a depressed level at the time of analysis compared to their IPO pricings. DOYU’s stock price was at $9.08/share as of the date of the analysis, representing an approximately 21.0% discount from its IPO price of $11.5/share in July 2019. Similarly, YJ, at $7.75/share as of the date of the analysis, had traded down by 29.5% from its IPO price of $11.0/share in May 2019. Glory Star’s aggregate consideration is at an even steeper discount when compared to the IPO prices of the two aforementioned comparable companies.

Also, upon a market analysis of the various segments in which Glory Star operated, the Board determined that, on average, Chinese e-commerce players traded at a premium to video/media content providers that monetize purely through advertizing revenues. Given the launch of Glory Star’s proprietary e-commerce platform in 2019 and its growing contribution to the overall business mix, the board expected Glory Star to trade upwards and gradually align with the higher average trading multiples of its Chinese e-commerce counterparts.

Our executive team and the board also consulted with our advisors about the consideration being paid to acquire Glory Star and about the strength of the company on a Price-to-Earnings valuation and growth basis, in comparison to the publicly listed similar businesses reviewed.

Based on the foregoing, TKK’s board of directors believes that the consideration of the Company is fair and reasonable.

Glory Star’s projected Earnout Earnings are forward-looking statements, which are subject to risks as described under “Forward-Looking Statements.”

Other Considerations

In coming to its decision, the board of directors also weighted the Business Combination and its likeliness to generate a return for its stockholders against the potential liquidation of the trust. Our board of directors unanimously concluded that the Share Exchange Agreement with Glory Star is in the best interests of the TKK stockholders. The board of directors did not obtain a fairness opinion on which to base its assessment. Because of the financial skills and background of its members, the board of directors believes it was qualified to perform the analysis discussed in this section.

iResearch Report on Content-Driven E-commerce Platforms in China

iResearch Consulting was hired by Glory Star to conduct market research on the Content-driven E-commerce Platforms in China. Glory Star considered several service providers concurrently and concluded that iResearch’s track record in transaction services and the experience of its consulting team was the preferred choice. The research conducted by iResearch included an overview and history of China’s E-commerce market, value-chain and segmentation of content-driven e-commerce platforms, size and competitive landscape, growth drivers for Professional Generated Content (“PGC”) video content-driven segment, and an assessment of Glory Star’s market positioning in its respective segment.

The research involved interviewing Glory Star’ management team and employees of Glory Star’s partners as well as other market participants, building a market sizing model, researching key competitors, reviewing Glory Star’ business model and analyzing Glory Star’s business segments.

Below is a summary of key findings of the market research:

•        Steady population growth of e-commerce consumers, especially online video users in China;

•        Rapid market growth of social e-commerce and advertising in China, particularly short video and live streaming advertising;

•        The benefits from integrating e-commerce and content platforms into content-driven e-commerce platform includes lowering customer acquisition cost, improving user loyalty and empowering content creators to monetize;

•        Content-driven e-commerce platforms have diversified revenue sources to ensure fast expansion;

•        Content-driven marketing has gained more recognition amongst advertisers; and

•        Glory Star is amongst the top market participants by GMV in the proprietary PGC video content-driven e-commerce platform,

The report of iResearch Consulting is available for inspection and copying at TKK’s principal executive offices during regular business hours, upon request, by any interested equity security holder or representative who has been so designated in writing.

Consultation with Goodwin Procter (Hong Kong) LLP in relation to Glory Star’s Legal Due Diligence

TKK’s board of directors has consulted with Goodwin Procter (Hong Kong) LLP about the review of Glory Star’s corporate documents and of the report prepared by Grandall Law Firm on Glory Star’s material contracts, corporate, intellectual property, labor, regulatory, internal controls and litigation matters.

Interests of TKK’s Shareholders in the Business Combination

After the Business Combination, assuming no redemptions of public shares for cash in the Offer and a $10.26 redemption price and treating the Escrow Shares as fully owned by the Sellers, TKK’s current public shareholders will own approximately 36.49% of TKK and TKK’s current directors, officers and affiliates, including the Sponsor, and EarlyBirdCapital will own approximately 8.56% of TKK. Assuming redemption by holders of all outstanding public shares in the Offer (representing all of the issued and outstanding ordinary shares) and a $10.26 redemption price and treating the Escrow Shares as fully owned by the Sellers, TKK’s public shareholders will own approximately 4.96 % of TKK and TKK’s current directors, officers and affiliates, including the Sponsor, and EarlyBirdCapital will own approximately 12.81% of TKK.

Interests of Certain Persons in the Business Combination

TKK’s Sponsor and certain of TKK’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of its shareholders, including:

•        If the proposed Business Combination is not completed by the Business Combination Deadline, TKK will be required to liquidate. In such event, Founder Shares and the private placement warrants held by Symphony will expire worthless. Such ordinary shares and private placement warrants had an aggregate market value of approximately $64.475 million based on the closing price of the ordinary shares of $10.16 and warrants of $0.075, on Nasdaq as of October 12, 2019. The Sponsor purchased the Founder Share for an aggregate purchase price of $25,000, and Symphony purchased 13,000,000 private placement warrants for an aggregate purchase price of $6,500,000, or $0.50 per private placement warrant.

•        Unless TKK consummates the Business Combination, TKK’s Sponsor will not receive repayment of loans provided to TKK. As of June 30, 2019, TKK had $350,000 in aggregate outstanding indebtedness to the Sponsor. In addition, unless TKK consummates the Business Combination, its officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent such expenses exceeded the amount of its working capital. As a result, the financial interest of TKK’s Sponsor, certain of TKK’s officers and directors or their affiliates who are affiliated with the Sponsor could have a conflict of interest when the directors and officers determine whether the Business Combination is in the best interests of TKK.

•        An affiliate of the Sponsor has contractually agreed that, if TKK liquidates prior to the consummation of a business combination, it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by TKK for services rendered or contracted for or products sold to it. Therefore, such affiliate has a financial interest in consummating any business combination, thereby resulting in a potential conflict of interest. Certain of TKK’s officers and directors are affiliated with the Sponsor. Accordingly, the Sponsor and certain of TKK’s officers and directors could have a conflict of interest when the directors and officers determine whether the Business Combination is in the TKK’s shareholders’ best interests.

•        The exercise of TKK’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in the best interests of TKK’s shareholders.

Anticipated Accounting Treatment

The Business Combination will be accounted for under the purchase method of accounting, in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

THE SHARE EXCHANGE AGREEMENT

This section describes the material provisions of the Share Exchange Agreement but does not purport to describe all of the terms of the Share Exchange Agreement. The following summary is qualified in its entirety by reference to the complete text of the Share Exchange Agreement, which is incorporated herein by reference. Shareholders and other interested parties are urged to read the Share Exchange Agreement, a copy of which is attached as Annex A hereto, in its entirety because it is the primary legal document that governs the Business Combination. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Share Exchange Agreement.

General Description of the Share Exchange Agreement

On September 6, 2019, TKK Symphony Acquisition Corporation, a Cayman Islands exempted company (“TKK”), entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with Glory Star New Media Group Limited, a Cayman Islands exempted company (“Glory Star”), Glory Star New Media (Beijing) Technology Co., Ltd., a wholly foreign-owned enterprise limited liability company (“WFOE”) incorporated in the People’s Republic of China (“PRC”) and indirectly wholly-owned by Glory Star, Xing Cui Can International Media (Beijing) Co., Ltd., a limited liability company incorporated in the PRC (“Xing Cui Can”), Horgos Glory Star Media Co., Ltd., a limited liability company incorporated in the PRC (“Horgos,” and collectively with Xing Cui Can, the “VIEs”, and the VIEs, the WFOE and Glory Star, collectively, the “Glory Star Parties”, and the Glory Star Parties collectively with their respective subsidiaries, the “Glory Star Group”), each of Glory Star’s shareholders (collectively, the “Sellers”), TKK’s sponsor, TKK Symphony Sponsor 1 (the “Sponsor”), in the capacity as the representative from and after the closing of the Transactions (as defined below) (the “Closing”) for TKK’s shareholders other than the Sellers (the “Purchaser Representative”), and Bing Zhang, in the capacity as the representative for the Sellers thereunder (the “Seller Representative”). Pursuant to the Share Exchange Agreement, among other things and subject to the terms and conditions contained therein, TKK will effect an acquisition of the Glory Star Group, which primary conducts its business through the WFOE and the VIEs, by acquiring from the Sellers all of the issued and outstanding equity interests of Glory Star (together with the other transactions contemplated by the Share Exchange Agreement, the “Transactions”).

Acquisition of Glory Star

Upon the closing of the transactions contemplated in the Share Exchange Agreement, TKK will acquire all the issued and outstanding shares of Glory Star and Glory Star will become a wholly owned subsidiary of TKK. Upon the closing, TKK will change its name to “Glory Star New Media Group Holdings Limited.”

Terms of the Share Exchange Agreement

Share Exchange Agreement

General Terms, Effects, and Consideration

Pursuant to the Share Exchange Agreement, in exchange for all of the outstanding shares of Glory Star, TKK will issue to the Sellers a number of the Exchange Shares equal in value to US$425 million, with the TKK ordinary shares valued at a price per share equal to the price per share at which each TKK ordinary share is redeemed or converted pursuant to the redemption by TKK of its public shareholders in connection with TKK’s initial business combination, as required by its amended and restated memorandum and articles of association, with the Escrow Shares being deposited in escrow at the Closing and subject to forfeiture (along with dividends and other earnings otherwise payable with respect to such Escrow Shares) in the event that the Purchaser Representative successfully brings an indemnification claim under the Share Exchange Agreement against the Sellers. The Exchange Shares, including the Escrow Shares, and any Earnout Shares will be allocated among the Sellers pro-rata based on each Seller’s ownership of Glory Star immediately prior to the Closing. Certain Sellers will have their portion of the Exchange Shares be subject to a lock-up as set forth in the Lock-Up Agreements as described below under the heading “Lock-Up Agreement.”

The Escrow Shares will be held in an escrow account to be maintained by Continental Stock Transfer & Trust Company, in its capacity as the escrow agent, or such other escrow agent as agreed by TKK and Glory Star prior to the Closing. While the Escrow Shares are held in escrow, any dividends and other distributions otherwise payable with respect to the Escrow Shares will be held back by TKK and not paid until the Escrow Shares are released from escrow to the Sellers, but the Sellers will be entitled to vote the Escrow Shares.

After the Closing, the Sellers will have the contingent right to receive additional consideration from TKK based on the performance of TKK and its subsidiaries (including the Glory Star Group) for the 2019 Earnout Year and the 2020 Earnout Year. In the event that the adjusted net income for the 2019 Earnout Year is equal to or greater than RMB180,000,000, then the Sellers shall be entitled to receive from TKK an additional 5,000,000 2019 Earnout Shares. In the event that the adjusted net income for the 2020 Earnout Year is equal to or greater than RMB315,000,000, then the Sellers shall be entitled to receive an additional 5,000,000 2020 Earnout Shares. In the event that the aggregate adjusted net income for both the 2019 Earnout Year and the 2020 Earnout Year combined is at least RMB495,000,000, the Sellers shall be entitled to receive any Earnout Shares that they otherwise did not receive.

Representations and Warranties

The Share Exchange Agreement contains a number of representations and warranties made by TKK, on the one hand, and Glory Star Parties and the Sellers on the other hand, made solely for the benefit of the other, which in certain cases are subject to specified exceptions and qualifications contained in the Share Exchange Agreement or in information provided pursuant to certain disclosure schedules to the Share Exchange Agreement. The representations and warranties are customary for transactions similar to the Transactions.

In the Share Exchange Agreement, the Glory Star Parties made certain customary representations and warranties to TKK, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Share Exchange Agreement and other ancillary agreements; (3) capitalization; (4) subsidiaries; (5) governmental approvals; (6) non-contravention; (7) financial statements; (8) absence of certain changes; (9) compliance with laws; (10) permits and licenses; (11) litigation; (12) material contracts; (13) intellectual property; (14) taxes and tax returns; (15) real property; (16) personal property; (17) title to and sufficiency of assets; (18) employee matters; (19) benefit plans; (20) environmental matters; (21) transactions with related persons; (22) insurance; (23) top customers and vendors; (24) books and records; (25) accounts receivable; (26) ethical business practices; (27) PRC compliance; (28) Investment Company Act of 1940; (29) finders and brokers; (30) independent investigation; (31) VIE contracts; (32) information supplied; and (33) disclosure. The Sellers also jointly and severally made certain customary representations and warranties to TKK, including representations and warranties related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Share Exchange Agreement and other ancillary agreements; (3) ownership of the Glory Star shares to be purchased by TKK; (4) governmental approvals; (5) non-contravention; (6) litigation; (7) investment representations; (8) finders and investment bankers; (9) independent investigation; and (10) information supplied.

In the Share Exchange Agreement, TKK made certain customary representations and warranties to Glory Star, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Share Exchange Agreement and other ancillary agreements; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) SEC filings and financial statements; (7) absence of certain changes; (8) compliance with laws; (9) litigation, orders and permits and licenses; (10) taxes and returns; (11) employees and employee benefit plans; (12) properties; (13) material contracts; (14) transactions with related persons; (15) Investment Company Act of 1940; (16) finders and investment bankers; (17) ownership of the Exchange Shares; (18) ethical business practices; (19) insurance; and (20) independent investigation.

Certain of the representations and warranties are qualified by materiality or material adverse effect. For the purposes of the Share Exchange Agreement, material adverse effect means, with respect to any specified person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Share Exchange Agreement or the ancillary documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a material adverse effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such person or any of its subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such person or any of its subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such person and its subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such person and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a material adverse effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to TKK, the consummation and effects of any redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) – (iv) immediately above shall be taken into account in determining whether a material adverse effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such person or any of its subsidiaries compared to other participants in the industries in which such person or any of its subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to TKK, the amount of any redemption or the failure to obtain the required shareholder vote or, if sought by TKK, an extension shall not be deemed to be a material adverse effect on or with respect to TKK.

Covenants

Each party agreed in the Share Exchange Agreement to use its commercially reasonable efforts to effect the Closing. The Share Exchange Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Share Exchange Agreement and the earlier of the Closing or the termination of the Share Exchange Agreement in accordance with its terms (the “Interim Period”), including covenants regarding: (1) the provision of access to their properties, books and personnel; (2) the operation of their respective businesses in the ordinary course of business; (3) Glory Star’s interim financial statements; (4) TKK’s public filings and requirement to use commercially reasonable efforts to maintain the listing of its securities on the Nasdaq Capital Market (“Nasdaq”); (5) no solicitation of, or entering into, any alternative competing transactions; (6) no insider trading; (7) notifications of certain breaches, consent requirements or other matters; (8) efforts to consummate the Closing and obtain third party and regulatory approvals; (9) further assurances; (10) public announcements; (11) confidentiality; (12) indemnification of directors and officers; (13) adoption of new corporate and operational policies; (14) tax matters; and (15) efforts to support a private placement or backstop arrangements, if sought. The Share Exchange Agreement also contains certain post-closing covenants by the parties, including covenants regarding (1) litigation support; (2) retention of documents; (3) indemnification of directors and officers; and (4) use of trust proceeds after the Closing.

The parties also agreed to take all necessary actions to cause TKK’s board of directors immediately after the Closing to consist of 5 directors, 1 person designated by TKK prior to the Closing who qualifies as an independent director under Nasdaq rules and 4 persons designed by Glory Star prior to the Closing, at least two of whom qualify as independent directors under Nasdaq rules. The parties also agreed that the individuals serving as the executive officers of Glory Star will serve as the executive officers of TKK immediately after the Closing.

Glory Star agreed to deliver to TKK on or prior to September 16, 2019 draft unsigned copies of the Glory Star Group’s audited financial statements, audited in accordance with PCAOB standards. Glory Star also agreed to deliver to TKK as soon as practicable after the date of the Share Exchange Agreement, but in any event on or prior to September 16, 2019, certain contracts (the “VIE Contracts”) between the VIE’s, the WFOE and the shareholders of the VIE’s as necessary to implement a variable interest entity structure in the PRC, giving the WFOE full control over the VIEs and enjoyment of all of the economic benefit from the operations of the VIEs and their subsidiaries, which agreements were not in effect at the time of the signing of the Share Exchange Agreement. As of the date of this Offer, Glory Star has delivered the required documents.

TKK also agreed to prepare, with the assistance of the Glory Star Parties and the Sellers, and use their commercially reasonable efforts to file with the SEC a proxy statement and/or tender offer statement as promptly as practicable after the signing of the Share Exchange Agreement to seek, if required, (1) approval of the Share Exchange Agreement and the transactions contemplated by the Share Exchange Agreement, (2) approval of a Second Memorandum and Articles of Association of TKK, and (3) approval of the adoption of a new omnibus equity incentive plan providing for the grant to employees and other representatives of a total number of shares in the range of between 5% to 7.5% of the number of shares issued and outstanding immediately after the Closing, and providing TKK’s shareholders an opportunity to participate in the Redemption. The Sponsor and the initial shareholders of TKK have agreed to waive their redemption rights with respect to any of their founder shares or public shares, if any, in connection with the consummation of the Business Combination.

Conditions to Closing

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Share Exchange Agreement and the transactions contemplated thereby and related matters by the requisite vote of TKK’s shareholders, if required; (ii) expiration of any waiting period under applicable antitrust laws; (iii) receipt of requisite consents from governmental authorities and other third parties to consummate the Transactions; (iv) no law or order preventing or prohibiting the Transactions; (v) no pending litigation to enjoin or restrict the consummation of the Closing; (vi) the election or appointment of members to TKK’s board of directors as described above; (vii) TKK (together with the Glory Star Group) having at least $5,000,001 in net tangible assets upon consummation of a Business Combination, after giving effect to the completion of the Redemption and any private placement financing; and (viii) that TKK’s ordinary shares continue to be listed on Nasdaq immediately following the Closing, and TKK shall have at least 300 round-lot shareholders.

In addition, unless waived by Glory Star, the obligations of Glory Star and the Sellers to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of TKK being true and correct as of the date of the Share Exchange Agreement and as of the Closing (subject to Material Adverse Effect); (ii) TKK having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Share Exchange Agreement required to be performed or complied with by it on or prior to the date of the Closing; (iii) absence of any Material Adverse Effect with respect to TKK since the date of the Share Exchange Agreement which is continuing and uncured; (iv) receipt by Glory Star of the Escrow Agreement, duly executed by TKK, the Purchaser Representative and the Escrow Agent; and (v) the Registration Rights Agreement (as defined below) being in full force and effect in accordance with its terms as of the Closing.

Unless waived by TKK, the obligations of TKK, to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of the Glory Star Parties and the Sellers being true and correct as of the date of the Share Exchange Agreement and as of the Closing (subject to Material Adverse Effect); (ii) the Glory Star Parties and the Sellers having performed in all material respects their respective obligations and complied in all material respects with their respective covenants and agreements under the Share Exchange Agreement required to be performed or complied with on or prior to the date of the Closing; (iii) absence of any Material Adverse Effect with respect to any company in the Glory Star Group since the date of the Share Exchange Agreement which is continuing and uncured; (iv) receipt by TKK of employment agreements, effective as of the Closing, in form and substance reasonably acceptable to TKK and Glory Star between certain individuals and either TKK or a Glory Star Group company, executed by the parties thereto; (v) receipt by TKK of the Escrow Agreement; (vi) receipt by TKK of the duly executed VIE Contracts; (vii) receipt by TKK of evidence that certain contracts involving Glory Star Group companies and/or any of the Sellers or other related persons have been terminated with no further liability of Glory Star Group thereunder; and (viii) each of the Non-Competition Agreement (as defined below), the Lock-Up Agreement (as defined below) and the Registration Rights Agreement being in full force and effect in accordance with its terms as of the Closing.

Survival, Indemnification and Escrow

The representations and warranties made by Glory Star and the Sellers in the Share Exchange Agreement generally survive for a period of 12 months after the Closing, with certain representations (the “Special Reps”) relating to taxes, benefit plans, environmental matters and information supplied surviving until 60 days after the expiration of the applicable statute of limitations and certain fundamental representations relating to due organization and good standing, authorization and binding effect, capitalization and ownership of Glory Star shares, subsidiaries, finders and investment bankers, independent investigation and investment representations surviving indefinitely. Claims against Glory Star or the Sellers based on fraud, willful misconduct or intentional misrepresentation also survive indefinitely. The covenants and agreements of Glory Star and the Sellers survive until fully performed. TKK’s representations and warranties, as well as its covenants and agreements to be performed prior to the Closing, do not survive the Closing and after the Closing TKK has no obligations with respect thereto. TKK’s covenants and agreements to be performed after the Closing survive until fully performed.

From and after the Closing, the Sellers and their respective successors and assigns are required to jointly and severally indemnify TKK and its affiliates and their respective officers, directors, managers, employees, successors and permitted assigns (each referred to with respect to claims as an indemnified party) from and against any losses from (a) the breach of any representations or warranties of a Glory Star Party or a Seller in the Share Exchange Agreement or any certificate to be delivered pursuant thereto, (b) the breach of any covenants of a Glory Star Party or Seller or, after the Closing TKK, in the Share Exchange Agreement or any certificate to be delivered pursuant thereto, (c) any and all pre-Closing tax liabilities, or (d) any actions by persons who were holders of equity securities (including options, warrants, convertible securities or other rights) of any Glory Star Group entity prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities. In any indemnification claims, the Purchaser Representative will represent the indemnified parties and the Seller Representative will represent the Sellers.

Other than claims based on fraud, willful misconduct or intentional misrepresentation, or with respect to claims for breaches of the Special Reps, the indemnification claims for breaches of representations and warranties will be limited to the property in the Escrow Account and any Earnout Shares.

To support the indemnification obligations of Glory Star and Sellers, at the Closing, the Escrow Shares will be deposited in the escrow account to be established by the Escrow Agent, and any future accrued dividends and distributions will be retained in such escrow account. Any Escrow Shares released to TKK as an indemnification payment shall be promptly cancelled.

Purchaser Representative and Seller Representative

The Sponsor is serving as the Purchaser Representative under the Share Exchange Agreement and in such capacity will represent the interests of TKK’s shareholders (other than the Sellers) with respect to certain matters under the Share Exchange Agreement, including the determination of any indemnification claims made against the Sellers after the Closing. Bing Zhang is serving as the Seller Representative under the Share Exchange Agreement and in such capacity will represent the interests of the Sellers with respect to certain matters under the Share Exchange Agreement, including the defense of any indemnification claims made against the Sellers after the Closing.

Trust Account Waiver and Seller Release

The Glory Star Parties and the Sellers agreed that they will not have any right, title, interest or claim of any kind in or to any monies in TKK’s Trust Account, and will not make any claim against TKK’s Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between TKK and a Glory Star Party or Seller, the Share Exchange Agreement or any other matter.

Each Seller, on behalf of itself and its affiliates and any of its shareholders that are also shareholders in Glory Star, also provided a general release of Glory Star Group, effective as of the Closing, other than its rights under the Share Exchange Agreement and ancillary documents and certain other specified agreements.

Termination

The Share Exchange Agreement may be terminated under certain customary and limited circumstances at any time prior the Closing, including, among other reasons: (i) by mutual written consent of TKK and Glory Star; (ii) by either TKK or Glory Star if the Closing has not occurred on or prior to December 31, 2019 (the “Outside Date”) and the failure of the Closing to occur by such date was not caused by or the result of a breach of the Share Exchange Agreement by such terminating party or its affiliate (or with respect to Glory Star, any other Glory Star Party or the Sellers), (iii) by either TKK or Glory Star if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (iv) by Glory Star for TKK’s uncured breach of the Share Exchange Agreement, such that the related Closing condition would not be met; (v) by TKK for the uncured breach of the Share Exchange Agreement by any Glory Star Party or any Seller, such that the related Closing condition would not be met; (vi) by TKK if there has been a Material Adverse Effect with respect to any Glory Star Group company since the date of the Share Exchange Agreement which is uncured and continuing; (vii) by either TKK or Glory Star if TKK holds a shareholder meeting to approve the Share Exchange Agreement and the Transactions and such approval is not obtained; (viii) by Glory Star if TKK does not have sufficient funds available at the Closing to pay its initial public offering underwriters’ fees under TKK’s Business Combination Marketing Agreement; (ix) by TKK if the VIE Contracts were not signed and registered by September 16, 2019 or not in full force and effect; or (x) by TKK if Glory Star has not delivered its draft audited financial statements on or prior to September 16, 2019 or if the final audited financial statements are materially different from the draft audited financial statements in an adverse manner. TKK does not expect to hold a shareholders’ meeting to approve the Share Exchange Agreement and the Transactions, but does expect to solicit redemptions of ordinary shares of TKK by means of a tender offer. However, it expects to hold a meeting of shareholders to seek shareholder approval of proposed amendments to its Memorandum and Articles of Association, and will separately distribute materials to its shareholders in connection therewith.

If the Share Exchange Agreement is terminated, all further obligations of the parties under the Share Exchange Agreement will terminate and will be of no further force and effect and no party will have any further liability thereunder to any other party, except that certain obligations related to public announcements, confidentiality, termination and termination fees, waiver against trust and general provisions will continue in effect, and no party shall be relieved of liability for any fraud claims or willful breach of the Share Exchange Agreement prior to such termination.

In the event that TKK terminates the Share Exchange Agreement for a breach by a Glory Star Party or a Seller, the Glory Star Parties will be required to pay to TKK as liquidated damages a termination fee equal to $639,000, plus transaction expenses incurred by TKK and its affiliates, provided that the Glory Star Parties and the Sellers will not be relieved of liability for any fraud claims or willful breach of the Share Exchange Agreement prior to such termination.

Governing Law and Dispute Resolution

The Share Exchange Agreement is governed by New York law. Any disputes under the Share Exchange Agreement, other than claims for injunctive or equitable relief (including specific performance to strictly enforce the terms of the Share Exchange Agreement), and certain disputes relating to the earn-out provisions, will be subject to arbitration by the American Arbitration Association to be held in Manhattan, New York. Any claims that are brought before a court will be subject to the exclusive jurisdiction of the state and federal courts in New York, New York (and appeals courts), and each party waived its rights to a jury trial in connection therewith. The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Share Exchange Agreement in addition to any other remedy to which they are entitled at law or in equity.

A copy of the Share Exchange Agreement is filed with TKK’s Current Report on Form 8-K dated September 12, 2019 as Exhibit 10.1 and is incorporated herein by reference, and the foregoing description of the Share Exchange Agreement is qualified in its entirety by reference thereto.

Registration Rights Agreement

Simultaneously with the execution of the Share Exchange Agreement on September 6, 2019, TKK, the Purchaser Representative and the Sellers also entered into a Registration Rights Agreement, to become effective upon the Closing. Under the Registration Rights Agreement, the Sellers hold registration rights that obligate TKK to register for resale under the Securities Act, all or any portion of the Exchange Shares and Earnout Shares so long as such shares are not then restricted under the Lock-Up Agreement. Sellers holding a majority-in-interest of all Registrable Securities then issued and outstanding are entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their Registrable Securities, so long as such shares are not then restricted under the Lock-Up Agreement (including share held in escrow under the Escrow Agreement). Subject to certain exceptions, if any time after the Closing of the Transactions, TKK proposes to file a registration statement under the Securities Act with respect to its securities, under the Registration Rights Agreement, TKK shall give notice to the Sellers as to the proposed filing and offer the Sellers holding Registrable Securities an opportunity to register the sale of such number of Registrable Securities as requested by the Sellers in writing. In addition, subject to certain exceptions, Sellers holding Registrable Securities are entitled under the Registration Rights Agreement to request in writing that TKK register the resale of any or all of such Registrable Securities on Form S-3 or F-3 and any similar short-form registration that may be available at such time.

Under the Registration Rights Agreement, TKK agreed to indemnify the Sellers and certain persons or entities related to the Sellers such as their officers, directors, employees, agents and representatives against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Registrable Securities, unless such liability arose from their misstatement or omission, and the Sellers including Registrable Securities in any registration statement or prospectus agreed to indemnify TKK and certain persons or entities related to TKK such as its officers and directors and underwriters against all losses caused by their misstatements or omissions in those documents.

A copy of the Registration Rights Agreement is filed with TKK’s Current Report on Form 8-K dated September 12, 2019 as Exhibit 10.2, and the foregoing description of the Registration Rights Agreement is qualified in its entirety by reference thereto.

Lock-Up Agreements

Simultaneously with the execution of the Share Exchange Agreement on September 6, 2019, TKK, the Purchaser Representative and certain Sellers that directly or indirectly own in excess of 10% of Glory Star’s equity prior to the Closing also entered into Lock-Up Agreements with respect to their Exchange Shares (including Escrow Shares) and Earnout Shares, to become effective upon the Closing. In such Lock-Up Agreements, each Seller party thereto agreed that such Seller will not, during the period from the Closing and ending on the earlier of (i) with respect to 50% of each type of the Restricted Securities (including Escrow Shares), (x) the six month anniversary of the date of the Closing, (y) the date on which the Closing sale price of the TKK ordinary shares equals or exceeds $12.50 per share for any 20 trading days within any 30 trading day period commencing after the Closing, and (z) the date after the Closing on which TKK consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party, and (ii) with respect to the remaining 50% of the Restricted Securities, (x) the one year anniversary of the date of the Closing and (y) the date after the Closing on which TKK consummates a Subsequent Transaction sell, transfer, assign, pledge, hypothecate or otherwise dispose of, directly or indirectly, the Restricted Securities, or publicly disclose the intention to do any of the foregoing. Each Seller further agreed that the Escrow Shares will continue to be subject to such transfer restrictions until they are released from the escrow account. However, each Seller party thereto will be allowed to transfer any of its Restricted Securities (other than the Escrow Shares while they are held in the escrow account) by gift, will or intestate succession or to any affiliate, shareholder, members, party or trust beneficiary, provided in each such case that the transferee thereof agrees to be bound by the restrictions set forth in the applicable Lock-Up Agreement.

The form of the Lock-Up Agreement is filed with TKK’s Current Report on Form 8-K dated September 12, 2019 as Exhibit 10.3, and the foregoing description of the Lock-Up Agreement is qualified in its entirety by reference thereto.

Non-Competition and Non-Solicitation Agreement

Simultaneously with the execution of the Share Exchange Agreement on September 6, 2019, TKK, the Purchaser Representative, Glory Star and certain Sellers that directly or indirectly own in excess of 30% of Glory Star’s equity prior to the Closing (including Glory Star’s chairman) and their principal also entered into Non-Competition and Non-Solicitation Agreements to become effective upon the Closing., in favor of TKK, Glory Star and their respective successors, affiliates and subsidiaries and variable interest entities relating to the post-Closing company’s business. Under the Non-Competition Agreements, for a period of three (3) years after the Closing, each Subject Party and its affiliates will not, without TKK’s prior written consent, anywhere in the PRC or any other markets directly or indirectly engage in which the Covered Parties are engaged, or are actively contemplating to become engaged, in the Business or own, manage, finance or control, or become engaged or serve as an officer, director, employee, member, partner, agent, consultant, advisor or representative of, an entity that engages in) of online media and entertainment services. However, the Subject Parties and their respective affiliates may own passive investments of no more than 3% of any class of outstanding equity interests in a competitor that is publicly traded, so long as the Subject Parties and their affiliates and their respective directors, officers, managers and employees who were involved with the business of TKK or its subsidiaries, and the immediate family members of the Subject Parties or their respective affiliates, are not involved in the management or control of such competitor. Under the Non-Competition Agreements, during such restricted period, the Subject Parties also will not, without TKK’s prior written consent, (i) solicit or hire the Covered Parties’ employees, consultants or independent contractors as of the Closing (or during the year prior to the Closing) or otherwise interfere with the Covered Parties’ relationships with such persons, (ii) solicit or divert the Covered Parties’ customers as of the Closing (or during the year prior to the Closing) relating to the Business or otherwise interfere with the Covered Parties’ contractual relationships with such persons, or (iii) interfere with or disrupt any Covered Parties’

vendors, suppliers, distributors, agents or other service providers for a purpose competitive with a Covered Party as it relates to the Business. The Subject Parties will also agree in each Non-Competition Agreement to not disparage the Covered Parties and to keep confidential and not use the confidential information of the Covered Parties.

A form of the Non-Competition Agreement is filed with TKK’s Current Report on Form 8-K dated September 12, 2019 as Exhibit 10.4 and is incorporated herein by reference, and the foregoing description of the Non-Competition Agreement is qualified in its entirety by reference thereto.

Minimum Net Tangible Assets Requirement

To consummate the Business Combination, there must be at least $5,000,001 in net tangible assets upon consummation of a Business Combination, after giving effect to the completion of the Redemption and any private placement financing and including the consolidated net tangible assets of Glory Star Group.

Business Combination Marketing Agreement

TKK engaged EarlyBirdCapital to assist it in connection with its initial business combination. This arrangement provided for EarlyBirdCapital to assist TKK in locating target businesses, holding meetings with its shareholders to discuss the potential business combination and the target business’s attributes, introduce TKK to potential investors that may be interested in purchasing our securities in connection with TKK’s proposed business combination, assist TKK in obtaining shareholder approval for the business combination and assist TKK with its press releases and certain public filings in connection with the business combination. Pursuant to this arrangement, TKK will pay EarlyBirdCapital a cash fee equal to 3.5% of the gross proceeds received in the IPO for such services upon the consummation of its initial business combination. TKK will also reimburse EarlyBirdCapital for up to $20,000 of its reasonable costs and expenses incurred by it (including reasonable fees and disbursements of counsel) in connection with the performance of its services pursuant to the agreement; provided, however, all expenses in excess of $5,000 in the aggregate shall be subject to TKK’s prior written approval, which approval will not be unreasonably withheld. Additionally, TKK will pay EarlyBirdCapital a cash fee equal to 1.0% of the total consideration payable in the proposed business combination if EarlyBirdCapital introduces TKK to the target business with which it completes a business combination.

Fees and Expenses

The costs and expenses in connection with the Share Exchange Agreement and the transactions contemplated hereby shall be paid by TKK after the consummation of the Business Combination. If the Business Combination is not completed, each party shall be responsible for its own expenses.

Management and Board of Directors Following the Business Combination

Effective as of the closing of the Business Combination, TKK’s pre-Business Combination executive officers and directors have agreed to resign from their respective positions; provided, however, Mr. Sing Wang will remain as a director following the Business Combination. Upon closing of the Business Combination, the board of directors of TKK is expected to consist of five members, of which Mr. Bing Zhang, will serve as Chairman of the board and chief executive officer of the combined company along with Mr. Sing Wang as a director. Of the five directors, we plan to appoint three “independent” directors, of which Mr. Sing Wang will be one of them.

In addition, following the Business Combination, it is anticipated that the current officers of Glory Star Group will continue as officers of the combined company. See “Management Of The Combined Company.”

Tender Offer

Prior to Closing TKK is obligated by its Memorandum and Articles of Association to undertake a tender offer pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act. Through the Offer, shareholders of TKK will be provided with the opportunity to redeem their ordinary shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the consummation of the Business Combination. The Sponsor and the initial shareholders of TKK have agreed to waive their redemption rights with respect to any of their founder shares or public shares, if any, in connection with the consummation of the Business Combination.

Additional Agreements

At or prior to the closing of the Business Combination, as contemplated by the Share Exchange Agreement, TKK and the Seller Representative will enter into an agreement to deposit the Escrow Shares into escrow to secure certain indemnification obligations of the Sellers pursuant to the Share Exchange Agreement.

TKK’s Reasons to Enter into the Business Combination

TKK is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, incorporated for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, debt acquisition, stock purchase, reorganization or other similar business combination, assets or one or more operating businesses.

TKK then broadened its search for a company that would be appropriate for a business combination. In so doing, the principals at TKK identified Glory Star, an e-commerce and media company, as a target for a business combination. As discussed above under “General Description of the Share Exchange Agreement,” after evaluating the Glory Star portfolio companies, TKK determined that Glory Star would be the best target for the Business Combination.

At a board meeting held on August 30, 2019, the board of directors of TKK voted to enter into the Share Exchange Agreement and complete the Business Combination with Glory Star. The board of directors of TKK concluded that the Business Combination and the related transactions are in the best interests of TKK.

The board of directors of TKK considered many factors in making its decision, including those described under the heading “TKK’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Glory Star Group’s Reasons to Enter into the Transaction

Glory Star Group provides advertisement and content production services and operates a leading mobile and online advertising, digital media, and entertainment business in China. After launching its CHEERS App in 2018, it is fast becoming one of the leading e-commerce platforms in China by allowing its users to access its online store (e-Mall), video content, live streaming, and online games. Glory Star Group focuses on creating original a professionally-produced content featuring lifestyle, culture and fashion to monetize its advertising and e-commerce platform. Glory Star Group’s vision is to become a world leading mobile media and entertainment company.

To accomplish its goal, Glory Star Group needed to grow quickly and to differentiate itself from its competitors. Glory Star Group’s potential access to capital market would significantly help accelerate its ability to grow its business. Glory Star Group considered going public in China, however, China’s domestic capital market has been under enormous pressure and it will be a very lengthy process to go public in China. Because many Chinese companies, including some of Glory Star Group’s competitors, have listed their securities with the U.S. stock market, such as Douyu (Nasdaq: DOYU) and Qu Toutiao (Nasdaq: QTT), Glory Star Group decided to go public in the U.S. to gain access to the U.S. capital market and increase its international presence.

Glory Star Group evaluated different methods of going public in the U.S., including an initial public offering or a combination with a Special Purpose Acquisition Company, or SPAC. Glory Star’s board carefully considered the benefits and detriments of conducting an initial public offering and business combination and decided to pursue a combination with a SPAC. Starting in January 2019, Glory Star reached out to a total of five (5) SPACs in the market. A couple of SPACs were too small while others were focused in different industries. Glory Star Group engaged in in-depth discussions and preliminary due diligence with two SPACs, one of which was TKK. After several rounds of discussions, Glory Star elected to pursue negotiations with TKK. By unanimous written consent on September 5, 2019, the board of Glory Star voted to enter into the Share Exchange Agreement and complete the Business Combination with TKK.

Background to the Business Transaction

In August 2018, Glory Star Group decided to go public in the U.S. Its chairman, Bing Zhang, and a shareholder representative, Hui Lin, a capital market veteran, traveled to the U.S. and met with several underwriters, including Maxim, Oppenheimer, and China International Capital Corporation (CICC) to learn and gain familiarity with the U.S. capital market.

During the fourth quarter of 2018, Glory Star Group started its preparation to go public in the U.S. including engaging China counsel, Grandall Law Firm (Shanghai), to assist with its reorganization and establishing the variable interest entities structure so that Glory Star is eligible to be listed outside of China.

During the first half of 2019, Glory Star started to evaluate the options between an initial public offering and an acquisition through a SPAC. Glory Star’s management met with several major underwriters from the U.S. and Hong Kong, including but not limited to, Barclay’s, Raymond James, Oppenheimer, Haitong Securities and CICC. In addition, during this same period, Glory Star Group was introduced to five (5) different SPACs to learn more about the SPAC transaction process. After careful evaluation between the initial public offering process and the SPAC, Glory Star Group decided to pursue a SPAC transaction for the following main reasons:

•        the initial public offering process was too uncertain given the volatility of the market;

•        the SPAC transaction seemed to be a faster pathway to the U.S. capital market with less risk and uncertainty; and

•        the SPAC has available cash.

Following Chinese New Year in February 2019, Glory Star was introduced to Sing Wang, chairman of TKK. Glory Star pursued earnest discussions with two SPACs, with TKK being one of the SPACs.

In June, 2019, Glory Star Group decided to only pursue discussions with TKK for the following reasons:

•        the Sponsor of TKK has extensive experience in the U.S. capital market and SPAC transactions;

•        TKK has more than $200 million cash in its Trust Account;

•        TKK’s shareholders include reputable institutional investors;

•        TKK’s legal and accounting team are very experienced in SPAC combination; and

•        TKK has been very transparent and has put compliance and the shareholders’ interests as top priorities.

On June 5, 2019, Bing Zhang met with Sing Wang in Beijing to discuss transaction structure and deal process.

On June 7, 2019, Bing Zhang met with Sing Wang together with Ian Lee, TKK’s Chief Financial Officer and Director, to evaluate Glory Star’s business model and operations.

On June 18, 2019, Bing Zhang, Sing Wang and Ian Lee met with in Beijing for an extensive discussion on valuation and growth projections.

On June 19, 2019, TKK shared an indicative term sheet with Glory Star. Sing Wang and Ian Lee met with Bing Zhang again to discuss key terms and transaction timetable.

In July 2019, Glory Star engaged LBBS as its U.S. counsel to assist with the proposed SPAC transaction with TKK. During the weeks of July 29 to August 12, 2019, representatives of TKK and Glory Star flew to New York to meet with EGS, LBBS, and EarlyBirdCapital to discuss the proposed transaction, valuation considerations, timing and strategy of the business combination.

During the first week of August 2019, Glory Star, with LBBS, continued to negotiate the terms of a letter of intent with TKK and its counsel, EGS. On August 6, 2019, the parties executed the letter of intent for the proposed Business Combination.

On August 20, 2019, the first draft of the Share Exchange Agreement was circulated for review.

From August 21 to September 4, 2019, the parties negotiated the form of Share Exchange Agreement and the schedules to the Share Exchange Agreement.

By unanimous written consent on September 5, 2019, the board of Glory Star voted to enter into the Share Exchange Agreement with TKK.

On September 6, 2018, the Share Exchange Agreement was signed by both parties.

THE OFFER

General

Upon the terms and subject to the conditions of the Offer, we will purchase up to 25,000,000 ordinary shares validly tendered in the Offer and not properly withdrawn, in accordance with “Withdrawal Rights” described below, before the Expiration Date, at a Purchase Price of $10.26 per ordinary share, net to the sellers in cash, without interest, for a total maximum Purchase Price of up to $256,500,000 as further described below under the heading “Purchase Price.” Our Sponsor and initial shareholders have agreed not to tender any shares that they own in this Offer.

The Offer is not conditioned on any minimum number of ordinary shares being tendered in the Offer. The Offer is, however, subject to certain other conditions, including that the Business Combination, in our reasonable judgment, to be determined immediately prior to the Expiration Date, being capable of being consummated substantially contemporaneously with this Offer, but in no event later than three business days after the Expiration Date. See “The Offer — Conditions of the Offer.” If any of the offer conditions are not met, we may amend, terminate or extend the Offer. If we terminate the Offer, we will NOT: (i) purchase any ordinary shares pursuant to the Offer or (ii) consummate the Business Combination in accordance with the terms of the Share Exchange Agreement, and we will promptly return all ordinary shares delivered pursuant to the Offer at our expense upon expiration or termination of the Offer.

Only ordinary shares validly tendered in the Offer and not properly withdrawn will be purchased pursuant to the Offer. All ordinary shares tendered in the Offer and not purchased pursuant to the Offer will be returned to the tendering shareholders at our expense promptly following the Expiration Date.

This Offer to Purchase and the related Letter of Transmittal for the ordinary shares will be mailed to record holders of the ordinary shares and will be furnished to brokers, dealers and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

Purchase Price

The Purchase Price is $10.26 per ordinary share, which amount represents the amount that was on deposit as of October 14, 2019, in the Trust Account initially established to hold the proceeds of our IPO net of taxes payable, divided by the 25,000,000 ordinary shares sold in the IPO. Public shareholders who have redeemed their shares will also be entitled to receive a pro rata portion of the additional accrued interest, if any, remaining in the Trust Account, which we expect to be nominal. We are required to conduct the Offer in accordance with the terms of our Memorandum and Articles of Association. See “The Offer — Extension of the Offer; Termination; Amendment.”

If we modify the price that may be paid for ordinary shares from $10.26 per share, then the Offer must remain open for at least 10 business days following the date that notice of the modification is first published, sent or given. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. See “The Offer — Extension of the Offer; Termination; Amendment.”

Purpose of the Offer; Certain Effects of the Offer

Purpose of the Offer

TKK, the Purchaser Representative, Sellers and the Seller Representative executed the Share Exchange Agreement on September 6, 2019. In connection with the Business Combination, TKK is offering to purchase up to 25,000,000 of its outstanding ordinary shares as contemplated by the Offer. The Offer provides our shareholders with an opportunity to have TKK redeem their ordinary shares for a pro rata portion of our Trust Account (net of taxes payable) as required by our Memorandum and Articles of Association, and as disclosed in the prospectus for our IPO. Our Sponsor and initial shareholders have agreed to waive their redemption rights with respect to any of their founder shares or public shares, if any, in connection with the consummation of the Business Combination.

Our board of directors has (1) approved the Offer, (2) approved the Share Exchange Agreement, and the agreements and the transactions contemplated thereby and (3) determined that the Business Combination is in the best interests of TKK and, if consummated, would constitute our initial business combination pursuant to our Memorandum and Articles of Association. If you tender your ordinary shares pursuant to the Offer, you will not be participating in the Business Combination because you will no longer hold such ordinary shares in TKK following the consummation of the Business Combination. However, even if you tender your ordinary shares pursuant to the Offer, all outstanding warrants of TKK to purchase ordinary shares will remain outstanding, and each outstanding right of TKK will be automatically converted into one-tenth (1/10) of an ordinary share upon the closing of the Business Combination. Our board of directors unanimously recommends that you do not accept the offer with respect to your ordinary shares.

Certain members of our board of directors will directly benefit from the Business Combination and have interests in the Business Combination that may be different from, or in addition to, the interests of TKK shareholders. See “The Business Combination — Interests of Certain Persons in the Business Combination.” You must make your own decision as to whether to tender your ordinary shares pursuant to the Offer and, if so, how many ordinary shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your ordinary shares with your broker, if any, or other financial advisor.

Shareholders who choose not to tender their ordinary shares will retain their ordinary shares and participate in the Business Combination.

Certain Effects of the Offer

Approximately $256.5 million will be required to purchase the ordinary shares in the Offer at the Purchase Price of $10.26 per share if the Offer is fully subscribed. In addition, we estimate approximately $2.5 million will be required to pay fees and expenses specifically related to the Offer and Business Combination, including costs for legal, accounting, printing and EDGAR filings, services of the Information Agent and Depositary for distribution and handling of the Offer materials and other services related to the Offer. In addition, pursuant to a business combination marketing agreement dated August 15, 2018 between TKK and the underwriters, we will be required to pay $8,750,000 for services provided by EarlyBirdCapital.

The purchase of ordinary shares in the Offer will be funded by TKK from amounts held in our Trust Account, which will be released to us upon consummation of the Business Combination. Assuming the Business Combination is successfully completed, we believe that our anticipated financial condition, cash flow and access to capital will provide us with adequate financial resources to meet our working capital requirements and to fund our activities. Our securities are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC.

The issuance of the Closing Payment Shares and Earnout Shares have not been registered under the Securities Act and will be issued in reliance upon specific exemptions therefrom. As a condition to consummating the Business Combination, TKK will enter into agreements to register the Closing Payment Shares for resale pursuant to the Registration Rights Agreement.

TKK’s units, ordinary shares, warrants and rights are currently listed on Nasdaq; however we can provide no assurance that TKK will continue to meet the listing requirements of Nasdaq after the Business Combination. See “Risk Factors — Risks Relating to the Offer” and “— Risks Related to TKK Symphony Acquisition Corporation.”

Except as discussed herein, TKK currently has no active plans, proposals or negotiations underway that relate to or would result in:

•        any extraordinary transaction, such as a merger, reorganization or liquidation involving TKK;

•        any purchase, sale or transfer of a material amount of assets of TKK;

•        any material change in TKK’s present dividend rate or policy, indebtedness or capitalization;

•        any other material change in TKK’s business;

•        any class of equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•        the acquisition by any person of any material amount of additional securities of TKK, or the disposition of any material amount of securities of TKK; or

•        any changes to TKK’s Memorandum and Articles of Association. Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

Source and Amount of Funds

We expect that up to approximately $256.5 million will be required to purchase the ordinary shares tendered pursuant to the Offer if the Offer is fully subscribed. The purchase of ordinary shares tendered in the Offer will be funded by Glory Star from the amounts held in our Trust Account, which will be released to us in connection with the consummation of the Business Combination, but the fees and expenses specifically related to the Offer will either be paid with the funds available to us outside of the Trust Account, by loans from our officers and directors or their affiliates or upon the consummation of an initial business combination.

Ordinary shares that we acquire pursuant to the Offer will be retired and cancelled.

Scheduled Expiration of the Offer

The Offer is scheduled to expire at 5:00 p.m., New York City time, on November 15, 2019 unless we extend the Offer to allow us time to respond to comments, if any, from the SEC relating to the Offer or otherwise in connection with the effectuation of this Offer (the “Expiration Date”).

Procedures for Tendering Ordinary Shares

Valid Tender of Ordinary Shares

For a shareholder to make a valid tender of ordinary shares under the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, the certificates for the ordinary shares you wish to tender, or confirmation of receipt of the ordinary shares pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.

If a broker, dealer, commercial bank, trust company or other nominee holds your ordinary shares, you must contact your broker or nominee to tender your ordinary shares. It is likely they have an earlier deadline for you to act to instruct them to tender shares on your behalf. We urge shareholders who hold ordinary shares through nominees to consult their nominees to determine whether transaction costs may apply if shareholders tender shares through the nominees and not directly to the Depositary.

Election to Participate in Offer

In the Letter of Transmittal holders of ordinary shares will need to indicate their election to participate in the Offer. An election to participate in the Offer shall be a binding agreement to comply with the terms of the Offer, subject to the Withdrawal Rights. Tendering shareholders must make an election to participate in the Offer, and any Letter of Transmittal that fails to indicate this election will be incomplete and will not be accepted in the Offer.

Separation of Units

Only your ordinary shares can be tendered in the Offer. If any or all of your ordinary shares are held as part of Units, you will need to separate the Units into ordinary shares and warrants prior to tendering such ordinary shares pursuant to the Offer and undertake all actions necessary to allow for tender of the separated ordinary shares. For specific instructions regarding separation of Units, please see the letter from your broker/nominee, which includes an instruction form for your completion which provides a box to check to request separation of the Units. The voluntary separation of the Units occurs through the facilities of The Depository Trust Company and is subject to the procedures of DTC and the various broker/nominees who hold their positions through DTC. Accordingly, while we believe that such separation of the Units can typically be accomplished within three business days, no assurance can be given regarding how quickly Units can be separated and Unit holders are urged to promptly contact their broker/nominee if they wish to tender the ordinary shares underlying their Units.

Signature Guarantees

No signature guarantee will be required on a Letter of Transmittal if:

•        the registered holder of the ordinary shares (including, for purposes hereof, any participant in DTC whose name appears on a security position listing as the owner of the ordinary shares) tendered in the Offer and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•        ordinary shares are tendered in the Offer for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the Letter of Transmittal applicable to the ordinary shares.

Except as described above, all signatures on any Letter of Transmittal for securities tendered in the Offer must be guaranteed by an eligible institution. If a certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or securities not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.

In all cases, payment for securities tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the ordinary shares tendered (or a timely confirmation of the book-entry transfer of the securities into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery

The method of delivery of all documents, including certificates for ordinary shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder. Ordinary shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery

For purposes of the Offer, the Depositary will establish an account with respect to the ordinary shares at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of securities by causing DTC to transfer those securities into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of securities may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address on the back cover of this Offer to Purchase before the Expiration Date.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to herein as “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the DTC participant.

Return of Unpurchased Ordinary Shares

If any tendered ordinary shares are not purchased pursuant to the Offer, or if less than all ordinary shares evidenced by a shareholder’s certificates are tendered, certificates representing the unpurchased ordinary shares will be returned promptly after the expiration or termination of the Offer or, in the case of ordinary shares tendered by book-entry transfer at DTC, the ordinary shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

Tendering Shareholders’ Representations and Warranties; Tender Constitutes an Agreement

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender securities for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the securities or equivalent securities at least equal to the securities being tendered and will deliver or cause to be delivered such securities for the purpose of tendering to us within the period specified in the Offer. A tender of securities made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in securities or the equivalent securities at least equal to the securities being tendered within the meaning of Rule 14e-4 and (ii) such tender of securities complies with Rule 14e-4.

A tender of securities in the Offer made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the securities so tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the securities, and the same will not be subject to any adverse claim or right.

Any tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the securities tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

A tender of securities made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering shareholder that: (i) the offer is discretionary and may be extended, modified, or terminated by us as provided herein; (ii) such shareholder is voluntarily participating in the Offer; (iii) the future value of the ordinary shares is unknown and cannot be predicted with certainty; (iv) such shareholder has been advised to read this entire Offer to Purchase including the Appendix thereto; (v) such shareholder has been advised to consult his, her or its tax and financial advisors with regard to how the Offer will impact the tendering shareholder’s specific situation; (vi) any foreign exchange obligations triggered by such shareholder’s tender of ordinary shares or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income tax, withholding tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of ordinary shares, such shareholder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of ordinary shares shall authorize us to withhold all applicable Tax Items from any amounts payable to a tendering shareholder. Our acceptance for payment of securities tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to certain conditions of the Offer.

Determination of Validity; Rejection of Ordinary Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of ordinary shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of ordinary shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all tendered ordinary shares or waive any defect or irregularity in any tender with respect to any particular ordinary shares or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of securities will be deemed to have been validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of ordinary shares. None of Glory Star, the Information Agent, the Depositary or any other person will be obligated to give notification of defects or irregularities in tenders or incur any liability for failure to give notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering ordinary shares, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

Lost or Destroyed Certificates

If any certificate representing ordinary shares has been lost, destroyed or stolen, the shareholder should complete the Letter of Transmittal, indicate the certificate(s) representing ordinary shares is lost and return it to the Depositary. The shareholder will then be instructed as to the steps that must be taken in order to replace the certificate. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been completed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Withdrawal Rights

You may withdraw securities that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date, namely 5:00 p.m. on November 15, 2019 or the date to which the Offer has been extended. You may also withdraw your previously tendered securities at any time after 5:00 p.m., New York City time, on November 15, 2019 if not accepted prior to such time. Except as this section otherwise provides, tenders of ordinary shares are irrevocable.

For a withdrawal to be effective, a valid written notice of withdrawal must (i) be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (ii) specify the name of the person having tendered the ordinary shares to be withdrawn, the number of ordinary shares to be withdrawn and the name of the registered holder of the ordinary shares to be withdrawn, if different from the name of the person who tendered the shares. To be effective, a notice of withdrawal must be in writing.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered ordinary shares in more than one group of ordinary shares, the shareholder may withdraw ordinary shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If certificates for ordinary shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the shareholder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those ordinary shares, an eligible institution must guarantee the signatures on the notice of withdrawal. If ordinary shares have been delivered in accordance with the procedures for book-entry transfer described in “— Procedures for Tendering Ordinary Shares” above, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of securities may not be rescinded, and any securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn securities may be retendered at any time prior to the Expiration Date by again following one of the procedures described in this section.

All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to waive any defect or irregularity in the withdrawal of securities by any shareholder, whether we waive similar defects or irregularities in the case of other shareholders. None of Glory Star, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

If we extend the Offer, are delayed in our purchase of securities or are unable to purchase securities under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered ordinary shares on our behalf. Such ordinary shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this section. Our reservation of the right to delay payment for ordinary shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer.

Purchase of Ordinary Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, which conditions shall be satisfied or waived prior to the expiration of the Offer, promptly following the Expiration Date (but in no event later than three business days after the Expiration Date), we will accept for payment and pay for (and thereby purchase) up to 25,000,000 of our ordinary shares validity tendered in the Offer and not properly withdrawn on or before the Expiration Date. If the Closing Condition has not been satisfied, we will either extend the Offer or terminate the Offer and will promptly return all ordinary shares tendered at our expense. Our Sponsor and the members of our management team have agreed not to tender their ordinary shares in the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the terms and conditions of the Offer, ordinary shares that are validly tendered in the Offer and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the ordinary shares for payment pursuant to the Offer.

In all cases, payment for ordinary shares tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for shares, or a timely book-entry confirmation of ordinary shares into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents. In no event shall payment for ordinary shares tendered be made unless the conditions to the Offer, including the Closing Condition, have been satisfied. We will make prompt payment upon satisfaction of the offer conditions, but in no event later than three business days after the Expiration Date.

We will pay for ordinary shares purchased in the Offer by depositing the aggregate Purchase Price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to tendering shareholders.

Certificates for all ordinary shares tendered in the Offer and not purchased will be returned or, in the case of ordinary shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the securities, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering shareholders.

Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase ordinary shares pursuant to the Offer. See “— Conditions of the Offer” below.

We will not pay any transfer taxes, if any, payable on the transfer to us, of ordinary shares purchased pursuant to the Offer. If payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased ordinary shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the transfer taxes, or exemption from payment of the transfer taxes, is submitted.

We urge shareholders who hold ordinary shares through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender securities through their nominee and not directly to the Depositary.

Conditions of the Offer

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) our rights to extend and/or amend the Offer at any time, we will not be required to accept securities tendered and we may terminate or amend the Offer, or postpone our acceptance of the securities that you elect to tender, subject to the rules under the Exchange Act, including Rule 13e-4(f)(5), at the then-scheduled Expiration Date (as it may be extended) if the following event has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case, the occurrence of such event makes it inadvisable for us to proceed with the Offer:

•        the Business Combination, in our reasonable judgment, to be determined immediately prior to the Expiration Date, being capable of being consummated substantially contemporaneously with this Offer, but in no event later than three business days after the Expiration Date (we refer to this condition, which is not waivable, as the “Closing Condition”).

We will not accept for payment, purchase or pay for any securities tendered, and may terminate, or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for securities tendered until the SEC has advised us that they have no further comment with respect to the Offer and its related documents. We have agreed to extend the term of the Offer until such time, and intend to provide interim amendments to the Offer electronically via filings with the SEC to our shareholders, as we receive notification from the SEC that it has no further comment regarding this Offer. At that time, we will redistribute the Offer, as amended or supplemented, and its related Letter of Transmittal to our shareholders, setting forth a final Expiration Date. We will, however, not extend the Offer past December 31, 2019.

In addition, notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the rights and obligations of Glory Star to extend, terminate and/or modify the Offers, we will not be required to accept for payment, purchase or, subject to the applicable rules and regulations of the SEC, pay for any securities tendered, and may terminate or amend the Offer or may postpone, in accordance with Rule 13e-4(f)(5) under the Exchange Act, the acceptance for payment of, or the purchase of and the payment for securities tendered, subject to the rules under the Exchange Act, if any of the following shall have occurred:

•        any governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or order that is then in effect and has the effect of making the Business Combination illegal or otherwise preventing or prohibiting the Business Combination; or

•        a material adverse effect with respect to Glory Star shall have occurred since the date of this Offer to Purchase.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion, subject to applicable law. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time, subject to applicable law. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date. Only a court of competent jurisdiction can make a determination concerning the events described above that will be final and binding on all parties. Shareholders may challenge any determination that we make with respect to such matters.

Promptly following the scheduled Expiration Date, we will publicly announce whether the offer conditions have been satisfied or waived (as applicable) and whether the Offer has been extended, terminated or delayed. If such offer conditions are satisfied, promptly after the Expiration Date, and in any event concurrently with the consummation of the Business Combination, we will purchase and pay the Purchase Price for each ordinary shares validly tendered and not properly withdrawn. Public shareholders who have redeemed their shares will also be entitled to receive a pro rata portion of the additional accrued interest, if any, remaining in the Trust Account, which we expect to be nominal. In the event the Offer is terminated, we will promptly return any ordinary shares, at our expense, that were delivered pursuant to the Offer.

You should evaluate current market quotes of our ordinary shares, among other factors, before deciding whether or not to accept the Offer. See “Market Information and Dividends” and “Risk Factors.”

Certain Information Concerning Glory Star and the Business Combination

Set forth elsewhere in this Offer to Purchase is information concerning Glory Star and the Business Combination. Shareholders are urged to review such information, including the information set forth in “Risk Factors,” prior to making a decision whether to tender their ordinary shares. See “Summary Term Sheet” and “The Business Combination.”

Interests of Directors and Executive Officers

See “Summary Term Sheet,” “The Business Combination” and “Risk Factors” herein for information related to the interests of our officers and directors in the Offer and the Business Combination and information related to certain transactions and arrangements concerning our securities.

Our Sponsor and the members of our management team have agreed not to participate in the Offer with respect to shares they have acquired. Based on our records and on information provided to us by our directors, executive officers and affiliates, neither we nor any of our directors, executive officers, and affiliates, including our Sponsor, have effected any transactions involving our ordinary shares during the 60 days prior to the commencement of the Offer. See “Description of TKK’s Securities and Material Differences in the Rights of Shareholders Following the Business Combination — Description of Securities” and “Risk Factors — Certain obligations of our Sponsor are memorialized in agreements between our Sponsor, the underwriters of our IPO and us, and these agreements may be amended to change these obligations or eliminate them entirely.”

Certain Legal Matters; Regulatory Approvals

The Offer and the transaction contemplated by this Offer to Purchase are subject to the Tender Offer Rules under Securities Exchange Act of 1934, as amended.

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

In addition, except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our businesses that might be adversely affected by our acquisition of ordinary shares pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of ordinary shares pursuant to the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for ordinary shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Extension of the Offer; Termination; Amendment

We expressly reserve the right, at any time and from time to time prior to the scheduled Expiration Date, and regardless of whether any of the events set forth in “— Conditions of the Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any ordinary shares. We will affect any such extension by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any securities not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for securities upon the occurrence of any of the conditions specified in “— Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for securities which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the securities tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “— Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date to increase the consideration offered in the Offer, or otherwise if we determine such other amendments are required by applicable law or regulation. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i) we make any change to increase the price to be paid for ordinary shares, or if we increase or decrease the number of ordinary shares sought in the Offer, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this section, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

In accordance with the rules of the SEC, we may, and we expressly reserve our right to, notwithstanding any other statement contained herein, accept for payment an additional amount of ordinary shares not to exceed 2% of our issued and outstanding ordinary shares without amending the Offer or extending the Expiration Date.

Fees and Expenses

We have retained Continental Stock Transfer & Trust Company to act as Depositary and Morrow Sodali LLC to act as Information Agent in connection with the Offer. The Information Agent may contact holders of ordinary shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by Glory Star for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We have not agreed to pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent and Depositary as described above) for soliciting tenders of ordinary shares pursuant to the Offer. Shareholders holding securities through brokers, dealers and other nominee shareholders are urged to consult the brokers, dealers and other nominee shareholders to determine whether transaction costs may apply if shareholders tender ordinary shares through the brokers, dealers and other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of ordinary shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will not pay or cause to be paid any stock transfer taxes, if any, on our purchase of securities.

In addition, we will incur and pay reasonable and customary fees and expenses for financial printing services.

Appraisal Rights

No appraisal rights are available under the Cayman Islands Companies Law to shareholders in connection with the Offer.

Material U.S. Federal Income Tax Consequences

The receipt of cash for your tendered ordinary shares will generally be treated for U.S. federal income tax purposes either as a sale or exchange transaction or as a distribution. See “Material U.S. Federal Income Tax Consequences.”

Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of ordinary shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to the holders of shares residing in such jurisdiction.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, our board of directors, the Depositary or the Information Agent.

DESCRIPTION OF TKK’S SECURITIES AND MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS FOLLOWING THE BUSINESS COMBINATION

Description of Securities

The information under the heading “Description of Securities” in TKK’s registration statement on Form S-1 (File Nos. 333-226423), declared effective on August 15, 2018, is hereby incorporated by reference.

Material Differences in the Rights of Shareholders Following the Consummation of the Business Combination

Following the consummation of the Business Combination, the combined company intends to adopt a new Memorandum of Articles of Association that would omit certain provisions of Article 48 of TKK’s Memorandum and Articles of Association, which relate to certain repurchase and redemption rights of holders of TKK’s ordinary shares in connection with an initial business combinations since those provisions will no longer be applicable.

Immediately after consummation of the Business Combination, our Board of Directors will consist of five members who will include Messrs. Zhang and Wang. In addition, three of such directors must satisfy applicable independent director requirements. Please see “Management of the Combined Company.”

DESCRIPTION OF THE COMBINED COMPANY FOLLOWING THE BUSINESS COMBINATION

Following the consummation of the Business Combination, the combined company’s business and operations will be that of Glory Star Group. Please see “Information about TKK and Glory Star Group — Information about Glory Star Group.”

MARKET INFORMATION AND DIVIDENDS

Our ordinary shares, Units, warrants and rights are traded on the Nasdaq Capital Market, under the symbols “TKK,” “TKKU”, “TKKW” and “TKKR,” respectively. Each of TKK’s Units consists of one ordinary share, one warrant and one right. Each warrant entitles the holder thereof to purchase one-half of one ordinary share and each right will automatically convert into one-tenth (1/10) of an ordinary share upon the consummation of the Business Combination. Our Units commenced trading on Nasdaq on August 16, 2018. On September 12, 2018, the ordinary shares, warrants and rights underlying the Units sold in the IPO began to trade separately from the Units. As of October 14, 2019, the closing price of the ordinary shares was $10.16 per share.

Our ordinary shares may be delisted if we fail to maintain certain Nasdaq listing requirements. There can be no assurance that we will be able to maintain compliance with the Nasdaq continued listing requirements or that our securities will continue to be listed on Nasdaq. See “Risk Factors — Nasdaq could delist our ordinary shares, which could limit investors’ ability to transact in our securities and subject us to additional trading restrictions.”

Dividends

We have not paid any cash dividends on our ordinary shares to date and our board of directors does not anticipate declaring any dividends on our ordinary shares prior to the completion of an initial business combination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF TKK

The following discussion and analysis should be read in conjunction with the “Selected Historical Financial Information of TKK” and the accompanying combined financial statements and related notes included elsewhere in this Offer to Purchase. The following discussion contains forward-looking statements that reflect TKK’s future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside TKK’s control. TKK’s actual results could differ materially from those discussed in these forward-looking statements. Please read “Risk Factors” and “Forward-Looking Statements.” In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

References in this section to “TKK,” “us” or “we” refer to TKK Symphony Acquisition Corp.

Overview

We are a blank check company incorporated on February 5, 2018 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar Business Combination with one or more businesses. We intend to utilize cash derived from the proceeds of the initial public offering, our securities, debt or a combination of cash, securities and debt in effecting a Business Combination.

The issuance of additional shares in a Business Combination:

•        may significantly reduce the equity interest of our shareholders;

•        may subordinate the rights of holders of ordinary shares if we issue preferred shares with rights senior to those afforded to our ordinary shares;

•        will likely cause a change in control if a substantial number of our ordinary shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

•        may adversely affect prevailing market prices for our securities.

Similarly, if we issue debt securities, it could result in:

•        default and foreclosure on our assets if our operating revenues after a Business Combination are insufficient to pay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and we breach any such covenant without a waiver or renegotiation of that covenant;

•        our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•        our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital or to complete a Business Combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from February 5, 2018 (inception) through June 30, 2019 were organizational activities, those necessary to consummate the initial public offering, described below, and identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30, 2019, we had net income of $1,156,951, which consists of interest income on marketable securities held in the Trust Account of $1,502,321 and an unrealized gain on marketable securities held in our Trust Account of $137,467, offset by operating costs of $482,837.

For the six months ended June 30, 2019, we had net income of $2,413,793, which consists of interest income on marketable securities held in the Trust Account of $3,057,527 and an unrealized gain on marketable securities held in our Trust Account of $99,852, offset by operating costs of $743,586.

For the three months ended June 30, 2018 and for the period from February 5, 2018 (inception) through June 30, 2018, we had net loss $9,344 and $39,859, which consists of operating costs of $9,344 and $39,859, respectively.

Liquidity and Capital Resources

On August 20 and 22, 2018, we consummated the initial public offering of 22,000,000 Units and the sale of an additional 3,000,000 Units pursuant to the underwriters’ partial exercise of their over-allotment option at a price of $10.00 per Unit, generating aggregate gross proceeds of $250,000,000. Simultaneously with the closings of the initial public offering and the sale of the additional Units, we consummated the sales of an aggregate of 13,000,000 private placement warrants to Symphony at a price of $0.50 per warrant, generating gross proceeds of $6,500,000.

In connection with the initial public offering and the private placement, a total of $250,000,000 was placed in the Trust Account. We incurred $5,744,938 in initial public offering related costs, including $5,000,000 of underwriting fees and $744,938 of other costs.

For the six months ended June 30, 2019, cash used in operating activities was $615,925. Net income of $2,413,793 was offset by interest earned on marketable securities held in the Trust Account of $3,057,527, an unrealized gain on marketable securities held in our Trust Account of $99,852 and changes in our operating assets and liabilities, which provided $127,661 of cash from operating activities.

For the period from February 5, 2018 (inception) through June 30, 2018, cash used in operating activities was $35,898. Net loss of $39,859 was offset by changes in our operating assets and liabilities, which provided $3,961 of cash from operating activities.

As of June 30, 2019, we had marketable securities held in the Trust Account of $255,043,484 (including approximately $5,043,000 of interest income and unrealized gains) consisting of U.S. treasury bills with a maturity of 180 days or less. Interest income on the balance in the Trust Account may be used by us to pay taxes. Through June 30, 2019, we did not withdraw any funds from the interest earned on the Trust Account.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account to acquire a target business or businesses and to pay our expenses relating thereto, including a cash fee equal to 3.5% of the gross proceeds of the initial public offering payable to EarlyBirdCapital upon consummation of our Business Combination for assisting us in connection with such Business Combination. To the extent that our ordinary shares are used in whole or in part as consideration to affect our Business Combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our Business Combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

As of June 30, 2019, we had cash of $141,069 held outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate prospective acquisition candidates, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses, review corporate documents and material agreements of prospective target businesses, select the target business to acquire and structure, negotiate and consummate a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the initial shareholders, TKK’s officers and directors or their affiliates may, but are not obligated to (except as described herein), loan us funds as may be required. In the event that our Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,000,000 of such loans may be convertible into warrants at a price of $0.50 per warrant at the option of the lender. The warrants would be identical to the private placement warrants issued to Symphony. We do not expect to seek loans from parties other than the initial shareholders, TKK’s officers and directors or their affiliates as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account. In February 2019, the Sponsor committed to provide us an aggregate of $300,000 in loans and in April 2019, the Sponsor committed to provide us an additional aggregate amount of $300,000 in loans, bringing the total commitment to an aggregate amount of $600,000. The loans, as well as any future loans that may be made by the Sponsor (or its affiliates), will be evidenced by notes and would either be repaid upon the consummation of a Business Combination or up to $1,000,000 of the notes may be converted into warrants at a price of $0.50 per warrant at the option of the lender. As of June 30, 2019, we had $350,000 outstanding under the loans.

We have principally financed our operations from inception using proceeds from the sale of our equity securities to our shareholders prior to the initial public offering and such amount of proceeds from the initial public offering that were placed in an account outside of the Trust Account for working capital purposes. As of June 30, 2019, we had $141,069 in our operating bank accounts, $255,043,484 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem our shares in connection therewith and a working capital deficit of $240,490. In addition, in February 2019, our Sponsor committed to provide us an aggregate of $300,000 in loans and in April 2019, the Sponsor committed to provide us an additional aggregate amount of $300,000 in loans, bringing the total commitment to an aggregate amount of $600,000. The loans, as well as any future loans that may be made by our Sponsor (or its affiliates), will be evidenced by notes and would either be repaid upon the consummation of a Business Combination or up to $1,000,000 of the notes may be converted into warrants. As of June 30, 2019, we had $350,000 outstanding under the loans. Based on the foregoing, we believe we will have sufficient cash to meet our needs through February 20, 2020, our scheduled liquidation date.

Off-balance sheet financing arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2019. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of our Chief Executive Officer a monthly fee of $15,000 for general and administrative services, including office space, utilities and administrative services provided to Glory Star. We began incurring these fees on August 15, 2018 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Ordinary shares subject to possible redemption

We account for our ordinary shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our condensed balance sheets.

Net loss per ordinary share

We apply the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Our net income is adjusted for the portion of income that is attributable to ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account and not our income or losses.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF GLORY STAR GROUP

You should read the following discussion and analysis of Glory Star Group’s financial condition and results of operations in conjunction with its consolidated financial statements and the related notes included elsewhere in this Offer to Purchase. This discussion contains forward-looking statements that involve risks and uncertainties. Glory Star Group’s actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this Offer to Purchase.

Overview

Glory Star Group provides advertisement and content production services and operates a leading mobile and online digital advertising, media and entertainment business in China. After launching its CHEERS App in 2018, it is fast becoming one of the leading e-commerce platforms in China by allowing its users to access its online store (e-Mall), video content, live streaming, and online games. Glory Star Group focuses on creating original professionally-produced content featuring lifestyle, culture and fashion to monetize its advertising and e-commerce platform. Glory Star Group mainly offers and generates revenue from the copyright licensing of self-produced content, advertising and customized content production and others. Glory Star Group intends to capitalize on the immense growth potential of China’s live streaming and e-commerce markets while cultivating new, innovative monetization opportunities.

Currently, Glory Star Group generates a substantial part of its revenues from advertising placed within its mobile and online video content and on its e-commerce platform. However, with the launch of its e-Mall in 2019, Glory Star Group anticipates that its mobile and online advertising revenue as a percentage of its total revenues will decrease due to the fast growth in revenues generated in its e-Mall; its mobile and online advertising business will still grow and remain one of its largest sources of revenue.

Critical Accounting Policies

(a) Basis of presentation.    The accompanying consolidated financial statements as of December 31, 2017 and 2018 and for the years then ended are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The unaudited condensed consolidated financial statements as of June 30, 2019 and for the six months ended June 30, 2018 and 2019 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and disclosures, which are normally included in financial statements prepared in accordance with U.S. GAAP, have been condensed or omitted pursuant to such rules and regulations, although the management believes that the disclosures made are adequate to provide for fair presentation. The interim financial information should be read in conjunction with the Financial Statements and the notes thereto included in the consolidated financial statements as of December 31, 2017 and 2018 and for the years then ended. The consolidated financial statements include the financial statements of Glory Star Group, its subsidiaries, its VIEs and its VIEs’ subsidiaries. All inter-company transactions and balances have been eliminated upon consolidation.

(b) Use of estimate.    The preparation of financial statements in conformity with U.S. GAAP requires Glory Star Group to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and accompanying notes, including allowance for doubtful accounts, the useful lives of property and equipment, impairment of long-lived assets and valuation allowance for deferred tax assets. Actual results could differ from those estimates.

(c) Fair Value Measurement.    Glory Star Group applies ASC Topic 820, Fair Value Measurements and Disclosures which defines fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value measurements.

ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability.

ASC Topic 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value. Unobservable inputs are valuation technique inputs that reflect Glory Star Group’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Management of Glory Star Group is responsible for considering the carrying amount of cash and cash equivalents, restricted cash, accounts receivable, other current assets, short-term bank loans, notes payable, accounts payable, advances from customers, accrued liabilities and other payables and income tax payable based on the short-term maturity of these instruments to approximate their fair values because of their short-term nature.

(d) Cash and cash equivalents.    Cash consists of cash on hand and cash in banks. Glory Star Group maintains cash with various financial institutions in China. As of December 31, 2017 and 2018, and June 30, 2019 (unaudited), cash balances were $5,186 thousand, $2,437 thousand, and $1,290 thousand, respectively, and were uninsured. Glory Star Group has not experienced any losses in its bank accounts and believes it is not exposed to any risks on its cash in its bank accounts.

(e) Restricted cash.    Restricted cash consists of cash deposits held by a bank to secure bank acceptance notes payable. As of December 31, 2017 and 2018 and June 30, 2019 (unaudited), restricted cash amounted to $459 thousand, $nil and $nil, respectively.

(f) Accounts Receivable, net.    Accounts receivable represent the amounts that the Company has an unconditional right to consideration when the Company has satisfied its performance obligation. The balance of accounts receivable expected to be collected in 12 months is classified as current assets, while the balance of accounts receivable expected to be collected over 12 months is classified as long-term accounts receivable, net. The Company does not have any contract assets since revenue is recognized when control of the promised goods or services is transferred and the payment from customers is not contingent on a future event. Due to the quota system set by the local government tax authority to manage Value Added Tax (“VAT”), a proportion of accounts receivable are unbilled as of balance sheet date.

Glory Star Group maintains allowance for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debt, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to estimate the allowance. Past due accounts are generally written off against the allowance for bad debts only after all collection attempts have been exhausted and the potential for recovery is considered remote.

(g) Unamortized produced content.    Produced content includes direct production costs, production overhead and acquisition costs and is stated at the lower of unamortized cost or estimated fair value. Produced content also includes cash expenditures made to enter into arrangements with third parties to co-produce certain of its productions.

Glory Star Group uses the individual-film-forecast-computation method and amortizes the produced content based on the ratio of current period actual revenue (numerator) to estimated remaining unrecognized ultimate revenue as of the beginning of the fiscal year (denominator) in accordance with ASC 926. Ultimate revenue estimates for the produced content are periodically reviewed and adjustments, if any, will result in prospective changes to amortization rates. When estimates of total revenues and other events or changes in circumstances indicate that a film or television series has a fair value that is less than its unamortized cost, a loss is recognized currently for the amount by which the unamortized cost exceeds the film or television series’ fair value. For the years ended December 31, 2017 and 2018, $5,063 thousand and $16,269 thousand were amortized to the cost of sales, and for the six months ended June 30, 2018 and 2019 (unaudited), $4,847 thousand and $11,123 thousand were amortized to the cost of sales. As of December 31, 2017 and 2018, no impairment allowance was recorded, and as of June 30, 2018 and 2019 (unaudited), $nil and $653 thousand impairment allowance was recorded.

(h) Property and equipment, net.    Property and equipment are stated at cost less accumulated depreciation and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income/loss in the year of disposition. Estimated useful lives are as follows:

Estimated Useful Life
Electric equipment	3 Years
Office equipment and furniture	3 – 5 Years
Leasehold improvement	Shorter of useful life or lease term

(i) Impairment of Long-lived Assets.    In accordance with ASC Topic 360, Glory Star Group reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. Glory Star Group recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. Glory Star Group did not record any impairment charge for the years ended December 31, 2017 and 2018, and six months ended June 30, 2019 (unaudited).

(j) Notes Payable.    Bank acceptance notes payable represents amount due to a bank which is collateralized. The bank acceptance notes payable is secured by Glory Star Group’s restricted cash which is on deposit with the lender. At December 31, 2017 and 2018, and June 30, 2019 (unaudited), Glory Star Group’s bank acceptance notes payable amounted to $459 thousand, $nil and $nil.

(k) Advances from customers.    Advances from customers amounted to $996 thousand, $245 thousand and $437 thousand at December 31, 2017 and 2018, and June 30, 2019 (unaudited), respectively, which represent advance payment received from our customers for merchandise that had not yet been shipped or services that had not yet been provided.

Glory Star Group will recognize the advances as revenue when customers take delivery of the goods and title to the assets is transferred to customers in accordance with Glory Star Group’s revenue recognition policy. When the services are performed, the amounts recorded as advances from customers are recognized as revenue.

(l) Value Added Tax.    Horgos and its China subsidiaries are subject to VAT for providing services and sales of products. The amount of VAT liability is determined by applying the applicable tax rates to the invoiced amount of services provided and sales of products (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). Glory Star Group reports revenue net of PRC’s VAT for all of the periods presented in the consolidated statements of operations.

(m) Revenue Recognition.    Glory Star Group early adopted the new revenue standard under Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, starting January 1, 2017 using the modified retrospective method for contracts that were not completed as of December 31, 2016. The adoption of this ASC 606 did not have a material impact on Glory Star Group’s consolidated financial statements.

The core principle of this new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•        Step 1: Identify the contract with the customer

•        Step 2: Identify the performance obligations in the contract

•        Step 3: Determine the transaction price

•        Step 4: Allocate the transaction price to the performance obligations in the contract

•        Step 5: Recognize revenue when the company satisfies a performance obligation

Glory Star Group mainly offers and generates revenue from the copyright licensing of self-produced content, advertising and customized content production and others. Revenue recognition policies are discussed as follows:

(1) Copyright revenue.    Glory Star Group produces TV series featuring lifestyle, culture and fashion, and licenses the copyright of the TV series on an episode basis to the customer for broadcast in a period of time. The series of episode are substantially the same and have the same pattern of transfer to the customer. For the TV series produced by Glory Star Group, the copyright revenue is recognized based on the number of episodes delivered and made available for use by the licensee over the service period. For the TV series produced by Glory Star Group and the co-producers, Glory Star Group requires the customer to pay a variable consideration base on the number and the unit price of valid subsequent broadcasts in the TV series. The copyright revenue is recognized when the valid subsequent broadcasts occurs. The customers are usually required to pay the consideration quarterly after the Company fulfills its performance obligations.

(2) Advertising.    Glory Star Group generates revenue from sales of various forms of advertising on its TV series and streaming content by way of 1) advertisement display, or 2) integration of promotional activities in TV series and content to be broadcasted. Advertising contracts are signed to establish the different contract prices for different advertising scenarios, and advertising period. Glory Star Group receives purchase orders from the customers before the broadcast, which specifies the advertising contents in different scenarios. After broadcast, Glory Star Group would agree the services monthly with its customers through an execution sheet. Where collectability is reasonably assured, revenue is recognized based on the execution sheet on a monthly basis.

Glory Star Group enters into advertising contracts directly with advertisers or third-party advertising agencies that represent advertisers. Payment terms and conditions vary by contract type, and terms include a requirement of payment from 3 to 13 months. In instances where the time length between the transfer of service and the collection of consideration is more than 12 months, Glory Star Group has determined that the advertising contracts generally do not include a significant financing component as the time value of the portion of service with long credit term is insignificant to the whole contract price. Both direct advertisers and third-party advertising agencies are generally billed at the end of the display period and they need Glory Star Group to issue VAT invoices to make their payment.

However, because the local government tax authority uses a quota system to manage the VAT tax, it normally either delays the VAT invoices issued or does not issue sufficient VAT invoices. As such, Glory Star Group is not able to provide sufficient VAT invoices on a timely manner and piles in increased account receivables. The accounts receivable unexpected to be collected in 12 months are classified as long-term.

(3) Customized content production revenue.    Glory Star Group produces customized short streaming videos according to its customers’ requirement, and earns fixed fees based on delivery. Revenue is recognized upon the delivery of short streaming videos.

(4) Other Revenues.    Other revenue primarily consists of copyrights trading of purchased TV-series and the sales of products on the Taobao platform. For copyright licensing of purchased TV-series, Glory Star Group recognizes revenue on a net basis at a point of time upon the delivery of master tape and authorization of broadcasting rights. For sales of product, Glory Star Group recognizes revenue upon the transfer of products according to the fixed price and production amount in sales orders.

The following table identifies the disaggregation of Glory Star Group’s revenue for the years ended December 31, 2017 and 2018, respectfully, and for the six months ended June 30, 2018 and 2019 (unaudited), respectively:

(in thousands)
	Six months ended June 30,		Year ended December 31,
	2018 (unaudited)	2019 (unaudited)	2017	2018
Revenues from operations:
Copyright revenue activities	$7,800	$6,469	$10,305	$14,873
Advertising revenue	12,097	23,542	15,794	35,009
Customized content production revenue	4,583	3,108	7,004	7,621
Other revenue	177	48	134	298
Total	$24,657	$33,167	$33,237	$57,801

Glory Star Group applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. Glory Star Group does not have any significant incremental costs of obtaining contracts with customers incurred and/or costs incurred in fulfilling contracts with customers within the scope of ASC Topic 606, that shall be recognized as an asset and amortized to expenses in a pattern that matches the timing of the revenue recognition of the related contract.

(n) Cost of Revenues.    Cost of revenues consists primarily of production cost of TV series and short stream video, labour cost and related benefits, payments to various channel owners for broadcast and purchase cost of goods and copyrights.

(o) Operating Leases.    Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the lease period.

(p) Selling and Marketing Costs.    All costs related to selling and marketing are expensed as incurred. For the years ended December 31, 2017 and 2018, and six months ended June 30, 2018 and 2019 (unaudited), selling and marketing costs amounted to $1,656 thousand, $3,250 thousand, $1,655 thousand and $826 thousand, among which advertising expense were $567 thousand, $1,789 thousand, $1,030 thousand and $149 thousand, respectively.

(q) Income taxes.    Glory Star Group accounts for income taxes using the asset/liability method prescribed by ASC 740, “Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. Glory Star Group records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

Glory Star Group follows the accounting guidance for uncertainty in income taxes using the provisions of ASC 740 “Income Taxes.” Using that guidance, tax positions initially need to be recognized in the financial statements when it is more likely than not that the position will be sustained upon examination by the tax authorities. Glory Star Group identified an uncertain tax position (“UTP”) that the cost allocation between Horgos and Glory Star Beijing, which are taxed currently at 0% and 25% respectively, might not be properly supported and the impact of such UTP has been deducted from accumulative loss when calculating deferred tax assets. Glory Star Group does not expect the amount of unrecognized tax benefits would change significantly in the next 12 months.

(r) Foreign Currency Translation.    The reporting currency of Glory Star Group is the U.S. dollar (“USD”). The functional currency of subsidiaries, VIEs and VIEs’ subsidiaries located in China is the Chinese Renminbi (“RMB”). For the entities whose functional currency is the RMB, result of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into USD are included in determining comprehensive income/loss. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

All of Glory Star Group’s revenue and expense transactions are transacted in the functional currency of the operating subsidiaries. Glory Star Group does not enter into any material transaction in foreign currencies. Transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of Glory Star Group.

The consolidated balance sheet amounts, with the exception of equity, at December 31, 2017 and 2018, and June 30, 2019 were translated at RMB 6.5342 to $1.00, at RMB6.8632 to $1.00, and at RMB$6.8686 to $1.00, respectively. Equity accounts were stated at their historical rates. The average translation rates applied to consolidated statements of operations and cash flows for the years ended December 31, 2017 and 2018 were RMB 6.7518 to $1.00 and RMB 6.6174 to $1.00, respectively, and for the six months ended June 30, 2018 and 2019 were RMB6.3649 to $1.00 and RMB6.7781 to $1.00, respectively.

(s) Business Acquisition.    On August 31, 2017 (the “Acquisition Date”), Horgos completed the acquisition of 100% of the equity interest of Leshare Star (Beijing) Technology Co., Ltd. (“Beijing Leshare”), a company incorporated in the PRC, which is mainly engaged in internet advertising activities and owns a copyright of “Fashion Star Short Video App Leshare Software.” Horgos purchased all 100% equity interest of Beijing Leshare from six individual shareholders with a consideration of $0. Prior to the acquisition, Mr. Bing Zhang was the chief operation officer of Horgos and had a 65% equity interest in Beijing Leshare, hence the acquisition was deemed as a related-party transaction. Beijing Leshare’s assets and liabilities were recorded at their carrying values as of the Acquisition Date, and the results of operations of Beijing Leshare are consolidated with the results of operations of Glory Star Group, starting on August 31, 2017.

The assets acquired and liabilities assumed from the acquired business are recorded at their carrying values on the date of acquisition. As a related party transaction, no step-up on the transferee’s books is recognized, and the difference between the consideration and the carrying value of the assets and liabilities acquired is recorded in additional paid-in capital.

The result of operations of the acquired business is included in Glory Star Group’s operating result from the date of acquisition.

(t) Non-controlling Interest.    A non-controlling interest in a subsidiary of Glory Star Group represents the portion of the equity (net assets) in the subsidiary not directly or indirectly attributable to Glory Star Group. Non-controlling interests are presented as a separate component of equity on the Consolidated Balance Sheet and net income and other comprehensive income are attributed to controlling and non-controlling interests.

(u) Segment Reporting.    Glory Star Group uses the management approach to determine operating segments. The management approach considers the internal organization and reporting used by Glory Star Group’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. Glory Star Group’s CODM has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of Glory Star Group.

Glory Star Group manages its business as a single operating segment engaged in the new media business in the PRC. Substantially all of its revenues are derived in the PRC. All long-lived assets are located in the PRC. ASC 280 “Segment reporting” establishes standards for reporting information on operating segments in interim and annual financial statements.

(v) Related Parties.    Parties are considered to be related to Glory Star Group if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of Glory Star Group, its management, members of the immediate families of principal owners of Glory Star Group and its management and other parties with which Glory Star Group may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.

(w) Recent Accounting Pronouncements.    In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842). The guidance supersedes existing guidance on accounting for leases with the main difference being that operating leases are to be recorded in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. For operating leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. For public companies, the guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application of the guidance is permitted. In July 2018, ASU 2016-02 was updated with ASU 2018-11, Targeted Improvements to ASC 842, which provides entities with relief from the costs of implementing certain aspects of the new leasing standard. Specifically, under the amendments in ASU 2018-11, (1) entities may elect not to recast the comparative periods presented when transitioning to ASC 842 and (2) lessors may elect not to separate lease and nonlease components when certain conditions are met. Before ASU 2018-11 was issued, transition to the new lease standard required application of the new guidance at the beginning of the earliest comparative period presented in the financial statements. Glory Star Group is in the process of completing its evaluation of the effect of the adoption of this ASU and expects the adoption will result in an increase in the assets and liabilities on the consolidated balance sheets for the operating leases and will have an insignificant impact on the consolidated statements of operations and cash flows.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. The objective of ASU 2018-13 is to improve the effectiveness of disclosures in the notes to the financial statements by removing, modifying, and adding certain fair value disclosure requirements to facilitate clear communication of the information required by generally accepted accounting principles. The amendments are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019 with early adoption permitted upon issuance of this ASU. Glory Star Group is currently evaluating the potential impact of this new guidance.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. Glory Star Group does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

Results of Operations

Comparison of Results of Operations for the Six Months Ended June 30, 2018 and 2019 (unaudited)

The following table summarizes our historical unaudited consolidated statements of operations data:

(in thousands, except for percentages)
	For the six months ended June 30,
	2018		2019		Change
	USD	%	USD	%	Amount	%
	(unaudited)
Revenues:	24,657	100.00	33,167	100.00	8,510	34.51
Operating expenses:
Cost of Revenue	15,032	60.96	19,318	58.24	4,286	28.51
Selling and marketing	1,655	6.71	826	2.49	(829)	(50.09)
General and administrative	926	3.76	780	2.35	(146)	(15.77)
Research and development expense	404	1.64	160	0.49	(244)	(60.40)
Total operating expense	18,017	73.07	21,084	63.57	3,067	17.02

Income from operations	6,640	26.93	12,083	36.43	5,443	81.97

Total other expenses, net	208	0.84	221	0.67	13	6.25
Income before income taxes	6,432	26.09	11,862	35.76	5,430	84.42
Income tax benefit	393	1.59	5	0.02	(388)	(98.73)
Net income	6,825	27.68	11,867	35.78	5,042	73.88
Net income attributable to Glory Star New Media Group Limited’s shareholders	6,841	27.74	12,077	36.41	5,236	76.54

Revenues

Glory Star Group primarily has three broad categories of revenues: copyright licensing, advertising and customized content production.

Glory Star Group’s revenues for the six months ended June 30, 2018 and 2019 were $24,657 thousand and $33,167 thousand, respectively. The primary increase in revenues were driven by following factors: (1) successful development of self-owned mobile CHEERS that allows its users to access its online video content, live shows, and online games. Benefiting from the explosive growth of live shows, it attracts numerous active users to provide a platform for more advertisers; (2) outspread short video production. Glory Star Group enhanced the production ability to provide flexible content tailored to various customers’ demands, as well as implanting advertisements suitable for the video scenarios; (3) more premium network drama. Glory Star Group cooperated with experienced producers to develop network dramas which were greatly recognized by the audience, gaining wide popularity.

Operating expenses

Operating expenses consists of cost or revenues, selling and marketing, general and administrative and research and development expense.

Cost of revenues consists primarily of production cost of TV series, short stream video and network drama, labour cost and related benefits and payments to various channel owners for broadcast. Glory Star Group’s cost of revenues increased by $4,286 thousand, or 28.51%, to $19,318 thousand for the six months ended June 30, 2019 from $15,032 thousand for six months ended June 30, 2018, mainly attributed by the increase of production cost offset by the decrease of expenditure on the payments to various channel owners for broadcast, as it significantly invest efforts to enhanced its production of live shows, short videos which in turn inherently provide its platform to publish advertisement.

Glory Star Group’s sales and marketing expenses primarily consist of salaries and benefits of sales department, advertising fee and travelling expense. Glory Star Group’s sales and marketing expenses decreased by $829 thousand, or 50.09% to $826 thousand for the six months ended June 30, 2019 from $1,655 thousand for the six months ended June 30, 2018. Such decrease was primarily due to the lower advertising fee as Glory Star Group could promote and maintain its brand name by self-owned platform or content and reduced dependency on other advertisement.

Glory Star Group’s general and administrative expenses consist primarily of salaries and benefits of members of its management and bad debt provision expense for accounts receivable and professional service fees. Glory Star Group’s general and administrative expenses decreased by $146 thousand, or 15.77%, to $780 thousand for the six months ended June 30, 2019 from $926 thousand for the six months ended June 30, 2018. Such decrease mainly consists of the decrease of allowance for doubtful accounts, which due to the collection of accounts receivable that has been provided allowance in prior years, and partially offset by the increase of professional service.

Glory Star Group’s research and development expenses consist primarily of salaries and benefits for its research and development department. Research and development expenses decreased by $244 thousand, or 60.40%, to $160 thousand for the six months ended June 30, 2019 from $404 thousand for the six months ended June 30, 2018. Such decrease was mainly due to a software developing expense which only occurred during the six months ended June 30, 2018.

Other expense, net

Other net expenses primarily consist of interest expense of $208 thousand and $221 thousand for the six months ended June 30, 2018 and 2019, respectively.

Net Income

Net income for the six months ended June 30, 2018 and 2019, were $6,825 thousand and $11,867 thousand. Glory Star Group’s increase rate of net income exceeded its increase rate of revenue as its raised its gross profit margin of advertising service by making use of its own platform and decreasing payments to various channel owners for broadcasting.

Comparison of Results of Operations for the Years Ended December 31, 2017 and 2018

The following table summarizes our historical consolidated statements of operations data:

(in thousands, except for percentages)
	For the year ended December 31,
	2017		2018		Change
	USD	%	USD	%	Amount	%
Revenues:	33,237	100.00	57,801	100.00	24,564	73.91
Operating expenses:
Cost of Revenue	19,443	58.50	37,352	64.62	17,909	92.11
Selling and marketing	1,656	4.98	3,250	5.62	1,594	96.26
General and administrative	1,698	5.11	3,214	5.56	1,516	89.28
Research and development expense	166	0.50	502	0.87	336	202.41
Total operating expense	22,963	69.09	44,318	76.67	21,355	93.00

Income from operations	10,274	30.91	13,483	23.33	3,209	31.23

Total other expenses, net	45	0.14	196	0.34	151	335.56
Income before income taxes	10,229	30.78	13,287	22.99	3,058	29.90
Income tax benefit (expense)	789	2.37	(241)	(0.42)	(1,030)	(130.54)
Net income	11,018	33.15	13,046	22.57	2,028	18.41
Net income attributable to Glory Star New Media Group Limited’s shareholders	11,018	33.15	12,903	22.32	1,885	17.11

Revenues

Glory Star Group has three broad categories of revenues: copyright licensing, advertising and customized content production.

Glory Star Group’s revenues for the years ended December 31, 2017 and 2018 were $33,237 thousand and $57,801 thousand, respectively. The primary increase in revenues was driven by the following factors: (1) successful launch of new programs, such as two additional Cheer series, namely Cheer World and Cheer Space as well as live shows. These helped Glory Star Group greatly attract new advertisers; (2) enriched distribution channels; and (3) deepening relationship with existing customers. Glory Star Group has managed well the relationship with its leading customers and hence has gained substantial sales growth.

Operating expenses

Operating expenses consist of cost of revenues, selling and marketing, general and administrative and research and development expense.

Cost of revenues consists primarily of production cost of TV series and short stream video, labor cost and related benefits and payments to various channel owners for broadcast. Glory Star Group’s cost of revenues increased by $17,909 thousand, or 92.11%, to $37,352 thousand for the year ended December 31, 2018 from $19,443 thousand for the year ended December 31, 2017, mainly due to the increase of production cost and increase of expenditure on the payments to various channel owners for broadcast. Cost of revenues increased in proportion to the increase in net revenues.

Glory Star Group’s sales and marketing expenses primarily consist of salaries and benefits of sales department, advertising fee and travelling expense. Glory Star Group’s sales and marketing expenses increased by $1,594 thousand, or 96.26% to $3,250 thousand for the year ended December 31, 2018 from $1,656 thousand for the year ended December 31, 2017. Such increase was primarily due to the increase of advertising fee as Glory Star Group engaged in more marketing promotion to build its brand name and recognition.

Glory Star Group’s general and administrative expenses consist primarily of salaries and benefits of members of its management and bad debt provision expense for accounts receivable. Glory Star Group’s general and administrative expenses increased by $1,516 thousand, or 89.28%, to $3,214 thousand for the year ended December 31, 2018 from $1,698 thousand for the year ended December 31, 2017. Such increase mainly consists of the increment of bad debt provision due to the increase of accounts receivable as of December 31, 2018.

Glory Star Group’s research and development expenses consist primarily of salaries and benefits for its research and development department. Research and development expenses increased by $336 thousand, or 202.41%, to $502 thousand for the year ended December 31, 2018 from $166 thousand for the year ended December 31, 2017. Such increase was mainly due to increase in headcount and average compensation expenses of its research and development department and the increase in software developing expenses.

Other (expenses) income

Other (expenses) income primarily consist of interest expense of $45 thousand and $497 thousand for the years ended December 31, 2017 and 2018, respectively, and other income of $301 thousand consisting of compensation from a customer of advertising business for the year ended December 31, 2018. Interest expense increased during the year ended December 31, 2018 primarily due to an increase in short-term borrowings by Glory Star Group.

Net Income

Net income for the years ended December 31, 2017 and 2018 were $11,018 thousand and $13,046 thousand. Although Glory Star Group’s net revenues increased during the year ended December 31, 2018 from the prior year, Glory Star Group’s increase in net income did not increase proportionally to its net revenues increase due to the decrease in gross profit margin.

Liquidity and Capital Resources

As of June 30, 2018 and 2019, Glory Star Group’s principal sources of liquidity were cash of approximately $5,504 thousand and $1,290 thousand, respectively. Working capital at June 30, 2019 was $38,218 thousand. Glory Star Group believes its existing cash and working capital will be sufficient to meet its working capital and capital expenditures needs over at least the next 12 months.

As of December 31, 2017 and 2018, Glory Star Group’s principal sources of liquidity were cash of approximately $5,186 thousand and $2,437 thousand, respectively. Working capital at December 31, 2018 was $23,804 thousand. Glory Star Group believes its existing cash and working capital will be sufficient to meet its working capital and capital expenditures needs over at least the next 12 months.

Cash Flows

The following table summarizes Glory Star Group’s cash flows for the periods indicated:

	Six Months Ended June 30, (unaudited)		Year Ended December 31,
	2018	2019	2017	2018
	(in the thousands)
Cash Flows (used in) provided by Operating Activities	(2,623)	2,532	(11,292)	(10,586)
Cash Flows (used in) Investing Activities	(87)	(4)	(862)	(153)
Cash Flows provided by (used in) Financing Activities	2,538	(3,666)	17,077	7,693
Effect of foreign exchange rates	31	(9)	199	(162)
Net (decrease) increase in cash and cash equivalents	(141)	(1,147)	5,122	(3,208)

Glory Star Group primarily funded its operations from its net revenues, and for the six months ended June 30, 2019, it has funded its operations from net revenues and contribution from its shareholders. During the past two fiscal years, Glory Star Group’s account receivables have increased and it has had to supplement its cash flow through short-term borrowing. Glory Star Group intends to focus on more timely collections of account receivable which should enhance its cash flows. Glory Star Group does not anticipate any major purchases in the future. To enhance its proposed growth, Glory Star Group anticipates raising capital through the issuance of equity.

Operating Activities

Net cash used in operating activities was $2,623 thousand for the six months ended June 30, 2018 (unaudited). This consisted primarily of net income of $6,825 thousand, a decrease of long-term accounts receivable of $4,281 thousand, an increase of accrued liabilities and other payables of $4,967 thousand and an increase of accounts payable of $2,066 thousand; offset an increase in accounts receivable in the amount of $18,775 thousand.

Net cash provided by operating activities was $2,532 thousand for the six months ended June 30, 2019 (unaudited). This consisted primarily of net income of $11,867 thousand, and a decrease of prepaid expense of $3,268 thousand, an increase of accounts payable of $2,344 thousand, a decrease of unamortized produced content of $2,367 thousand and a decrease of long-term receivable of $1,803 thousand; partially offset by an increase in accounts receivable in the amount of $13,805 thousand, and an increase of long-term prepayment of $4,412 thousand.

Net cash used in operating activities was $11,292 thousand for the year ended December 31, 2017. This consisted primarily of net income of $11,018 thousand, offset by a prepayment of $12,181 thousand, in increase in accounts receivable in the amount of $6,843 thousand and increase in long-term accounts receivable of $4,036 thousand.

Net cash used in operating activities was $10,586 thousand for the year ended December 31, 2018. This consisted primarily of net income of $13,046 thousand, an increase accrued liabilities and other payables of $3,561 thousand and a decrease of prepaid expense of $5,480 thousand; offset by an increase in accounts receivables in the amount of $31,689 thousand.

Investing Activities

Net cash used in investing activities was $87 thousand for the six months ended June 30, 2018 (unaudited), which was derived from the purchases of equipment.

Cash used in investing activities for the six months ended June 30, 2019 (unaudited) was $4 thousand, which was derived from the purchases of equipment.

Cash used in investing activities consisted of $862 thousand and $153 thousand related to the purchases of equipment for the years ended December 31, 2017 and 2018.

Financing Activities

Net cash provided by financing activities was $2,538 thousand for the six months ended June 30, 2018 (unaudited), consisted of $7,461 thousand from short-term bank loans and $231 thousand from Glory Star Group non-controlling shareholders’ contribution, offset by the repayment to related parties of $5,154 thousand.

Net cash used in financing activities was $3,666 thousand for the six months ended June 30, 2019 (unaudited), consisted of the repayments of bank loans of $6,639 thousand and the repayment of amount due to a former shareholder of $295 thousand; offset by the capital contribution of $2,973 thousand from Glory Star Group controlling shareholder, Mr. Bing Zhang, and proceeds from related parties of $295 thousand.

Net cash provided by financing activities was $17,077 thousand for the year ended December 31, 2017, consisted of $1,481 thousand from short-term bank loans and proceeds from related parties of $16,662 thousand, offset by the repayment to related parties of $1,066 thousand.

Net cash provided by financing activities was $7,693 thousand for the year ended December 31, 2018, which primarily consisted of proceeds from short-term borrowings in the amount of $12,089 thousand and proceeds from mezzanine equity investment of $9,069 thousand, and partially offset by the repayments of short-term borrowings of $3,022 thousand and the repayments to related parties of $12,339 thousand.

Off-Balance Sheet Arrangements

Glory Star Group did not have during the periods presented, and it does not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

MANAGEMENT OF THE COMBINED COMPANY

The executive officers and directors of the combined company after the consummation of the Business Combination are set forth in the following table:

Name	Age	Position
Bing Zhang	52	Director (Chairman) and Chief Executive Officer
Sing Wang*	55	Director*
Jia Lu	39	Director and Senior Vice President of Glory Star Media (Beijing) Co., Ltd.
Ran Zhang	39	Director and Vice President (in charge of distribution/channels/publicity/chief editor’s office), Supervisor of Glory Star Media (Beijing) Co., Ltd.

____________

*        It is anticipated that Mr. Wang will be consider “independent” following the Business Combination.

All of the executive officers of Glory Star Group will remain officers of the combined company. Glory Star does not currently have a chief financial officer and is in the process of recruiting a chief financial officer for the combined company.

Business Experience

Bing Zhang, Director (Chairman).    Mr. Zhang is the sole director and chairman of Glory Star. Mr. Zhang also serves as a director of Glory Star New Media Group HK Limited, executive director of Glory Star New Media (Beijing) Technology Co., Ltd., and chairman of Horgos Glary Wisdom Marketing Planning Co., Ltd., and Glary Wisdom (Beijing) Marketing Planning Co., Ltd. since 2018, executive director of Xing Cui Can, chairman of Horgos Glory Star Media Co., Ltd., Glory Star Media (Beijing) Co., Ltd., and Horgos Glary Prosperity Culture Co., Ltd. since 2017, and an executive director of Leshare Star (Beijing) Technology Co., Ltd. since 2016. From 2011 to 2019, Mr. Zhang was the Vice President of Fashion Group as well as Chairman of Board of Directors and General Manager of Fashion Starlight (Beijing) Media Co., Ltd. During that time, he helped expand the high-end fashion magazine into a series of fashion TV shows, and helped developed a number of nationally renowned TV programs, films and documentaries including but not limited to “New Youth”, “Moring Light in Xiaoxiang”, “Golden Eagle Star”, “China Entertainment Reports”, “ Muse Dress”, “Muse Dress S2”, “On The Way”, “Detective Chinatown”, “The Three-Body Problem”, “The Rise of a Tomboy”, “Yuanzhang Zhu”, “The Censors of Qing Dynasty”, and “Fashion”. Mr. Bing Zhang holds an EMBA Degree of Tsinghua SEM and a Bachelor Degree of Hunan University.

Mr. Sing Wang has been the Chief Executive Officer and Chairman of the Board of TKK since inception. Throughout the past 30 years, Mr. Wang has spearheaded nearly 70 private equity and venture capital transactions globally across a wide range of sectors, including consumer, technology, telecommunications, media, financial institutions, healthcare and natural resources. He has served as the Vice General Manager (non-executive) of CMIG Capital Company Limited, a financial investment platform of China Minsheng Investment Group, since May 2017 and the Chairman of TKK Capital, a private equity/wealth management company, since August 2015. In February 2018, Mr. Wang was appointed Director and Chief Executive Officer of CM Seven Star Acquisition Corporation (NASDAQ: CMSS), a special purpose acquisition company that completed its initial public offering on October 25, 2017, and has entered into a share exchange agreement in November 2018, providing for the acquisition of Kaixin Auto Group, a premium used auto dealership group in China, from Renren Inc. (NYSE: RENN). From February 2016 to May 2017, Mr. Wang was the Chief Executive Officer and Executive Director of China Minsheng Financial Holding Corporation Limited (HKEx: 245), an overseas investment platform of China Minsheng Investment Group. From September 2015 to December 2017, Mr. Wang was a Senior Advisor to TPG China, Limited (Growth Platform), which specializes in growth equity and middle-market buyout opportunities. From 2016 to November 2017, Mr. Wang was also the Executive Chairman of Evolution Media China, a newly-established media and internet investment platform closely associated with TPG Growth and Creative Artists Agency. From May 2006 to August 2015, Mr. Wang was a Partner at TPG and served as a Co-Chairman of TPG Greater China and the Head of TPG Growth North Asia. Prior to joining TPG, from mid-2000 to early 2006, Mr. Wang was the Chief Executive Officer and Executive Director of TOM Group Limited (HKEx: 2383), a Chinese-language media and internet conglomerate in Greater China. Previously, Mr. Wang was with Goldman Sachs from July 1993 to May 2000, holding various positions, including as the Head of China High Technology in Hong Kong. He was a manager at HSBC Private Equity from November 1992 to June 1993, and a strategic consultant with McKinsey & Co. in Chicago from November 1989 to September 1992.

Mr. Wang has served on the board of directors of several companies, including Non-Executive Chairman of Grindr Inc. (from August 2018 to present), Independent Non-Executive Director of Vitamin Shoppe, Inc. (NYSE: VSI) (from Apr 2018 to present), as Independent Non-Executive Director of Sands China Limited (HKEx: 1928) (from July 2017 to October 2018), Non-Executive Director of China Renewable Energy Investment Limited (HKEx: 987) (from June 2011 to October 2015), Non-Executive Director of MIE Holdings Corporation (HKEx: 1555) (from June 2010 to November 2015), Alternate Director of Ping An Insurance (Group) Company of China, Ltd. (HKEx: 2318) (from 1994 to 2000), and Director of China Resources Land Limited (HKEx: 1109) (from 1996 to 1999).

In addition, from June 2011 to May 2013, Mr. Wang was a member of the Listing Committee of the Stock Exchange of Hong Kong. From May 2011 to November 2015, Mr. Wang served as the Chairman of the Industry Policy Committee (IPC) of China Venture Capital and Private Equity Association (CVCA).

Mr. Wang graduated from Yunnan University, China, with a Bachelor of Science degree in Chemistry, and from the University of Oxford, UK, with multiple degrees including a Master of Science degree in Forestry and its Relation to Land Use, a Bachelor of Arts degree in Philosophy, Politics and Economics and a Master of Arts. We believe Mr. Wang is well-qualified to serve as a member of the Board because of his significant directorship experience, remarkable leadership experience and in-depth knowledge in cross-border transactions.

Jia Lu, Director and Senior Vice President of Glory Star Media (Beijing) Co., Ltd.    Mr. Lu is a director of Glory Star Media (Beijing) Co., Ltd., and a director of Horgos Glory Star Media Co., Ltd., Horgos Glary Wisdom Marketing Planning Co., Ltd., Glary Wisdom (Beijing) Marketing Planning Co., Ltd. since 2018, and director of Horgos Glary Prosperity Culture Co., Ltd. since 2017, and senior vice president of Glory Star Media (Beijing) Co., Ltd. Since 2016. From 2011 to 2016, Mr. Lu served as Vice General Manager at Trends Star (Beijing) Cultural Media Co., Ltd. Mr. Lu holds a Bachelor degree of Beijing film academy.

Ran Zhang, Director, Vice President (in charge of distribution/channels/publicity/chief editor’s office), and Supervisor of Glory Star Media (Beijing) Co., Ltd.    Mrs. Zhang is the director and Supervisor of Glory Star Media (Beijing) Co., Ltd. and a director of Horgos Glory Star Media Co., Ltd. Since 2018, and vice president (in charge of distribution/channels/publicity/chief editor’s office) of Glory Star Media (Beijing) Co., Ltd, and supervisor of Xing Cui Can and Leshare Star (Beijing) Technology Co., Ltd. since 2016. From October 2010 to December 2016, she served as Issuance Director at Fashion Starlight (Beijing) Media Co., Ltd. Mrs. Ran Zhang holds a Bachelor degree of Jingshi College of Science and Technology, Beijing Normal University.

After the Business Combination, the combined company’s Board of Directors will consist of up to five members, and it is anticipated that a majority of them will be considered “independent.” It is anticipated that Messrs. Zhang and Wang, along with three other individuals will be appointed as directors of the Board concurrent with the closing of the Business Combination.

Involvement in Certain Legal Proceedings

To the best of Company’s knowledge, during the past ten years, none of the proposed directors or executive officers were involved in any of the following: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of TKK’s ordinary shares as of October 14, 2019 (pre-Business Combination) and immediately following consummation of the Business Combination:

•        each person known to us to own beneficially more than 5% of our ordinary shares, which beneficial ownership may not yet reflect shares redeemed by such person in our Extension Tender Offer;

•        each of our current executive officers and directors; and

•        each of our directors and executive officers as a group.

Pre-Business Combination Beneficial Ownership

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(1)	Percentage of Ownership(2)
TKK Symphony Sponsor(1)	5,446,000	17.32%
Sing Wang(2)	5,946,000	18.91%
Ian Lee	35,000	*
Ronald Issen	50,000	*
Joanne Ng	75,000	*
James Heimowitz	28,000	*
Stephen Markscheid	28,000	*
Zhe Zhang	28,000	*
All directors and executive officers as a group (7 individuals)(2)	6,190,000	19.68%
HGC Investment Management Inc.(3)	1,453,000	5.25%
Bank of Montreal(4)	1,939,000	7.00%
Weiss Asset Management LP(5)	2,382,337	7.57%

____________

*        Less than 1%

(1)      Unless otherwise indicated, the business address of each of the individuals is c/o Texas Kang Kai Capital Management (Hong Kong) Limited, 2039, 2/F United Center, 95 Queensway, Admiralty, Hong Kong.

(2)      These shares represent 500,000 shares held by Sing Wang individually and the shares held by our Sponsor. Sing Wang indirectly owns 100% of the equity interest of our Sponsor. He is the sole owner of China Capital Advisors Corporation, which is the sole owner of Texas Kang Kai Capital Partners. Texas Kang Kai Capital Partners owns 100% of the equity interest of TKK Capital Holding, the sole member of our Sponsor. Consequently, Sing Wang may be deemed the beneficial owner of the shares held by our Sponsor and has sole voting and dispositive control over such securities. Mr. Wang disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly.

(3)      According to a Schedule 13G filed with the SEC on February 13, 2019, by HGC Investment Management Inc. The business address of HGC Investment Management Inc. is 366 Adelaide, Suite 601, Toronto, Ontario M5V 1R9, Canada. HGC Investment Management Inc. serves as the investment manager to HGC Arbitrage Fund LP, an Ontario limited partnership with respect to the shares held by HGC Investment Management Inc. on behalf of HGC Arbitrage Fund LP.

(4)      According to a Schedule 13G filed with the SEC on February 14, 2019, by Bank of Montreal. The business address of Bank of Montreal is 1 First Canadian Place, Toronto, Ontario, Canada M5X 1A1. The business address of BMO Capital Markets Corp. is 3 Times Square, New York, NY 10036. Bank of Montreal held the shares through its subsidiary, BMO Capital Markets Corp. as fiduciaries for certain employee benefit plans, trust and/or customer accounts.

(5)      According to a Schedule 13G filed with the SEC on February 15, 2019, by Weiss Asset Management LP. The business address of Weiss Asset Management LP is 222 Berkeley St., 16th floor, Boston, Massachusetts 02116. Shares reported for BIP GP LLC include shares beneficially owned by a private investment partnership (the “Partnership”) of which BIP GP LLC is the sole general partner. Weiss Asset Management LP is the sole investment manager to the Partnership. WAM GP LLC is the sole general partner of Weiss Asset Management LP. Andrew Weiss is the managing member of WAM GP LLC and BIP GP LLC.

Post-Business Combination Beneficial Ownership

Unless otherwise indicated, TKK believes that all persons named in the table will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all TKK securities beneficially owned by them.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, TKK believes, based on the information furnished to it, that the persons and entities named in the table below will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all stock that they beneficially own, subject to applicable community property laws. All TKK stock subject to options or warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on 75,373,002 ordinary shares of TKK to be outstanding upon consummation of the Business Acquisition. The table below assumes that no shares of TKK ordinary shares have been redeemed in this Offer.

Name and Address(1)	Number of Shares Beneficially Owned	Percentage of Ownership
Bing Zhang(2)	15,300,849	20.30%
Jia Lu(3)	5,302,144	7.03%
Ran Zhang(4)	1,656,920	2.20%
Sing Wang(5)	5,946,000	7.89%
Happy Starlight Limited(1)	15,300,849	20.30%
TKK Symphony Sponsor(6)	5,446,000	7.23%
Enjoy Starlight Limited(1)	5,302,144	7.03%
All directors and executive officers as a group (4 individuals)	28,205,914	37.42%

____________

*        Less than 1%

(1)      Unless otherwise indicated, the business address of each of the individuals is 22nd Floor, Block B, Xinhua Technology Building, No. 8 Tuofangying Road, Chaoyang District, Beijing, China.

(2)      Mr. Bing Zhang is the Director and Chief Executive Officer of Glory Star. Mr. Zhang is sole shareholder and director of Happy Starlight Limited, which holds 36.94% of the ordinary shares of Glory Star prior to the consummation of the Business Acquisition.

(3)      Mr. Jia Lu is the Director and Senior Vice President of Glory Star Media (Beijing) Co., Ltd. Mr. Lu is the sole shareholder and a director of Enjoy Starlight Limited, which holds 12.80% of the ordinary shares of Glory Star prior to the consummation of the Business Acquisition.

(4)      Mrs. Ran Zhang is the Director and Vice President (in charge of distribution/channels/publicity/chief editor’s office), Supervisor of Glory Star Media (Beijing) Co., Ltd. Mr. Zhang is the sole shareholder and director of Fashion Starlight limited which holds 4% of the ordinary shares of Glory Star prior to the consummation of the Business Acquisition.

(5)      These shares represent 500,000 shares held by Sing Wang individually and the shares held by the Sponsor. Sing Wang indirectly owns 100% of the equity interest of the Sponsor. He is the sole owner of China Capital Advisors Corporation, which is the sole owner of Texas Kang Kai Capital Partners. Texas Kang Kai Capital Partners owns 100% of the equity interest of TKK Capital Holding, the sole member of the Sponsor. Consequently, Sing Wang may be deemed the beneficial owner of the shares held by the Sponsor and has sole voting and dispositive control over such securities. Mr. Wang disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly. The business address is c/o Texas Kang Kai Capital Management (Hong Kong) Limited, 2039, 2/F United Center, 95 Queensway, Admiralty, Hong Kong.

(6)      The business address is c/o Texas Kang Kai Capital Management (Hong Kong) Limited, 2039, 2/F United Center, 95 Queensway, Admiralty, Hong Kong.

Except as disclosed herein, we are not aware of any arrangement that may, at a subsequent date, result in a change of control of the combined company.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

TKK is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the Business Combination.

The unaudited pro forma combined balance sheet as of June 30, 2019 gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma combined statement of operations for the six months ended June 30, 2019 and for the year ended December 31, 2018 give pro forma effect to the Business Combination as if it had occurred as of the earliest period presented. This information should be read together with Glory Star’s and TKK’s respective audited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Glory Star,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TKK” and other financial information included elsewhere in this proxy statement.

The unaudited pro forma combined balance sheet as of June 30, 2019 has been prepared using the following:

•        Glory Star’s unaudited historical consolidated balance sheet as of June 30, 2019, as included elsewhere in this proxy statement; and

•        TKK’s unaudited historical balance sheet as of June 30, 2019, as included elsewhere in this proxy statement.

The unaudited pro forma combined statement of operations for the six months ended June 30, 2019 has been prepared using the following:

•        Glory Star’s unaudited historical consolidated statement of income and comprehensive income for the six months ended June 30, 2019, as included elsewhere in this proxy statement; and

•        TKK’s unaudited historical statement of operations for the six months ended June 30, 2019, as included elsewhere in this proxy statement.

The unaudited pro forma combined statement of operations for the year ended December 31, 2018 has been prepared using the following:

•        Glory Star’s audited historical consolidated statement of income and comprehensive income for the year ended December 31, 2018, as included elsewhere in this proxy statement; and

•        TKK’s audited historical statement of operations for the period from February 5, 2018 (inception) through December 31, 2018, as included elsewhere in this proxy statement.

Description of the Transaction

The Business Combination is being made pursuant to the terms of the Share Exchange Agreement by and among TKK, Glory Star and the other parties named therein, pursuant to which TKK will acquire all of the issued and outstanding shares of Glory Star. The aggregate consideration to be provided by TKK to the Sellers pursuant to the Share Exchange Agreement will consist of: (i) an aggregate number of ordinary shares equal to $425,000,000 divided by the redemption price (or 41,423,002 ordinary shares assuming a redemption price of $10.26 per share) (the “Closing Payment Shares”), of which five percent of the Closing Payment Shares (or 2,071,150 Escrow Shares assuming a redemption price of $10.26 per share) (the “Escrow Shares”) shall be deposited into escrow to secure certain indemnification obligations of the Sellers, plus (ii) earnout payments consisting of up to an additional 5,000,000 ordinary shares if the combined company (and its subsidiaries on a consolidated basis) meets certain financial performance targets for the 2019 fiscal year and an additional 5,000,000 ordinary shares if the combined company (and its subsidiaries on a consolidated basis) meets certain financial performance targets for the 2020 fiscal year (the “Earnout Shares”). In the event that a financial performance target is not met for the 2019 fiscal year and/or 2020 fiscal year but the combined company (and its subsidiaries on a consolidated basis) meets certain financial performance targets for the 2019 fiscal year and 2020 fiscal year combined, the Sellers will be entitled to receive any Earnout Shares that they otherwise did not receive (the “Alternative Earnout”).

Accounting for the Transaction

The Business Combination will be accounted for as a reverse merger, accompanied by a recapitalization, in accordance with U.S. GAAP. Under this method of accounting, TKK will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Glory Star controlling the majority of the relative voting rights, Glory Star being expected to have the largest interest of the combined company, Glory Star’s senior management comprising the senior management of the combined company, the relative size of Glory Star compared to TKK, and Glory Star’s operations comprising the ongoing operations of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Glory Star issuing stock for the net assets of TKK, accompanied by a recapitalization. The net assets of TKK will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Glory Star.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable, and as it relates to the unaudited pro forma combined statements of operations, are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the combined company will experience. Glory Star and TKK have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of TKK ordinary shares:

•        Scenario 1 — Assuming no Redemptions for cash:    This presentation assumes that no TKK shareholders exercise redemption rights with respect to their public shares upon consummation of the Business Combination; and

•        Scenario 2 — Assuming Redemptions of 23,824,290 Public Shares for cash:    This presentation assumes that TKK shareholders exercise their redemption rights with respect to a maximum of 23,824,290 public shares upon consummation of the Business Combination at a redemption price of approximately $10.20 per share. The maximum redemption amount is derived from a minimum net tangible asset requirement of $5,000,001 required pursuant to the Share Exchange Agreement, after giving effect to the payments of estimated transaction expenses and payments to redeeming shareholders. There could be more public shares redeemed as long as TKK has at least $5,000,001 of net tangible assets upon consummation of the Business Combination. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the maximum redemptions.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are 41,423,002 TKK ordinary shares (assuming a redemption price of $10.26 per share) to be issued to Glory Star under Scenarios 1 and 2.

As a result of the Business Combination and immediately following the Closing, assuming no TKK shareholders elect to redeem their shares for cash, Glory Star is expected to own approximately 55.0% of the outstanding TKK shares and the current holders of TKK shares are expected to own approximately 45.0% of the outstanding TKK shares, based on the number of TKK shares outstanding as of June 30, 2019 (in each case, not giving effect to any shares issuable to them upon exercise of warrants and excluding potential Earnout Shares).

If 23,824,290 TKK shares are redeemed for cash, which assumes the maximum redemption of TKK’s shares and providing for a minimum net tangible asset value of $5,000,001 after giving effect to payments of estimated transaction expenses and payments to redeeming shareholders, Glory Star is expected to own approximately 80.4% of the outstanding TKK shares and the current holders of TKK shares are expected to own approximately 19.6% of the outstanding TKK shares to be outstanding immediately after the Business Combination (in each case, not giving effect to any shares issuable to them upon exercise of warrants and excluding potential Earnout Shares).

PRO FORMA COMBINED BALANCE SHEET
AS OF JUNE 30, 2019
(UNAUDITED)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) Glory Star	(B) TKK	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
Assets
Current assets:
Cash and cash equivalents	$1,290	$141	$255,043	(1)
			(350)	(2)
			(11,994)	(3)	$244,130	$(243,049)	(4)	$1,081
Accounts receivable, net	49,412	—	—		49,412	—		49,412
Prepaid expenses and other current assets	3,992	113	—		4,105	—		4,105
Total Current Assets	54,694	254	242,699		297,647	(243,049)		54,598
Marketable securities held in Trust Account	—	255,043	(255,043)	(1)	—	—		—
Property and equipment, net	397	—	—		397	—		397
Intangible assets	13	—	—		13	—		13
Deferred tax assets	549	—	—		549	—		549
Unamortized produced content, net	2,340	—	—		2,340	—		2,340
Long-term accounts receivable, net	1,803	—	—		1,803	—		1,803
Long-term prepayment	4,354	—	—		4,354	—		4,354
Total Assets	$64,150	$255,297	$(12,344)		$307,103	$(243,049)		$64,054

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$8,953	$144	$(100)	(3)	$8,997	$—		$8,997
Short-term bank loans	3,640	—	—		3,640	—		3,640
Advance from customers	437	—	—		437	—		437
Taxes payable	1,900	—	—		1,900	—		1,900
Advances from related party	—	350	(350)	(2)	—	—		—
Due to related parties	1,546	—	—		1,546	—		1,546
Total Liabilities	16,476	494	(450)		16,520	—		16,520

Mezzanine equity	9,456	—	(9,456)	(5)	—	—		—
Ordinary shares subject to redemption	—	249,803	(249,803)	(4)	—	—		—
	9,456	249,803	(259,259)		—	—		—

Commitments and Contingencies

Shareholders’ Equity
Ordinary shares	—	1	2	(4)
			4	(5)	7	(2)	(4)	5
Additional paid in capital	3,572	976	249,801	(4)
			13,475	(5)	268,824	(243,047)	(4)	24,777
Statutory reserve	412	—			412	—		412
Accumulated other comprehensive loss	(834)	—	—		(834)	—		(834)
Retained earnings (Accumulated deficit)	34,906	4,023	(11,894)	(3)
			(4,023)	(5)	23,012	—		23,012
Total Shareholders’ Equity	38,056	5,000	247,365		290,421	(243,049)		47,372
Non-Controlling Interest	162	—	—		162	—		162
Total Liabilities and Equity	$64,150	$255,297	$(12,344)		$307,103	$(243,049)		$64,054

Pro Forma Adjustments to the Unaudited Combined Balance Sheet

(A)    Derived from the unaudited consolidated balance sheet of Glory Star as of June 30, 2019.

(B)    Derived from the unaudited balance sheet of TKK as of June 30, 2019.

(1)    Reflects the release of cash from marketable securities held in the Trust Account.

(2)    Reflects the repayment of advances from related parties.

(3)    Reflects the payment of fees and expenses related to the Business Combination, including legal, financial advisory, accounting and other professional fees. The direct, incremental costs of the Business Combination related to the legal, financial advisory, accounting and other professional fees of approximately $12.0 million is reflected as an adjustment to accumulated deficit and is not shown as an adjustment to the statement of operations since it is a nonrecurring charge resulting directly from the Business Combination.

(4)    In Scenario 1, which assumes no TKK shareholders exercise their redemption rights, all TKK shares previously subject to redemption for cash amounting to $249.8 million would be transferred to permanent equity. In Scenario 2, which assumes the same facts as described in Items 1, 2 and 3 above, but also assumes the maximum number of TKK shares are redeemed for cash by TKK shareholders, $243.0 million would be paid out in cash. The $243.0 million, which is the amount required to redeem 23,824,290 TKK shares, represents the maximum redemption amount to leave a minimum of $5.0 million of net tangible assets, including the cash to be released from TKK’s Trust Account, after giving effect to payments for estimated transaction expenses and payments to redeeming shareholders based on a consummation of the Business Combination on June 30, 2019.

(5)    Reflects recapitalization of Glory Star through (a) the contribution of all the share capital in Glory Star to TKK, (b) the issuance of 41,423,002 TKK shares (assuming a redemption price of $10.26 per share) and (c) the elimination of the historical accumulated deficit of TKK, the accounting acquiree.

Upon consummation of the Business Combination, 25,000,000 rights would convert into 2,500,000 TKK shares.

PRO FORMA COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2019
(UNAUDITED)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) Glory Star	(B) TKK	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments		Pro Forma Income Statement
Net revenues	$33,167	$—	$—		$33,167	$—		$33,167
Cost of revenues	19,318	—	—		19,318	—		19,318
Selling and marketing	826	—	—		826	—		826
General and administrative	780	744	(659)	(1)	865	—		865
Research and development	160	—	—		160	—		160
Operating income (loss)	12,083	(744)	659		11,998	—		11,998
Other income (expense):
Interest income	—	3,058	(3,058)	(2)	—	—		—
Unrealized gain on marketable securities	—	100	(100)	(2)	—	—		—
Interest expense	(213)	—	—		(213)	—		(213)
Other expense, net	(8)	—	—		(8)	—		(8)
Income before income taxes	11,862	2,414	(2,499)		11,777	—		11,777
Benefit (provision) for income taxes	5	—	(625)	(3)	(620)	—		(620)
Net income	11,867	2,414	(3,124)		11,157	—		11,157
Less: net loss attributable to non-controlling interests	(210)	—	—		(210)	—		(210)
Net income attributable to Company	$12,077	$2,414	$(3,124)		$11,367	$—		$11,367
Weighted average shares outstanding, basic and diluted		6,907,913	68,465,089	(4)	75,373,002	(23,824,290)	(4)	51,548,712
Basic and diluted net (loss) income per share		$(0.10)			$0.15			$0.22

PRO FORMA COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2018
(UNAUDITED)

			Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(C) Glory Star	(D) TKK	Pro Forma Adjustments		Pro Forma Income Statement	Pro Forma Adjustments	Pro Forma Income Statement
Net revenues	$57,801	$—	$—		$57,801	$—	$57,801

Cost of revenues	37,352	—	—		37,352	—	37,352
Selling and marketing	3,250	—	—		3,250	—	3,250
General and administrative	3,214	277	(14)	(1)	3,477	—	3,477
Research and development	502	—	—		502	—	502
Operating income (loss)	13,483	(277)	14		13,220	—	13,220

Other income (expense):
Interest income	—	1,947	(1,947)	(2)	—	—	—
Unrealized loss on marketable securities	—	(61)	61	(2)	—	—	—
Interest expense	(497)	—	—		(497)	—	(497)
Other income, net	301	—	—		301	—	301
Income before income taxes	13,287	1,609	(1,872)		13,024	—	13,024
Provision for income taxes	(241)	—	(468)	(3)	(709)	—	(709)
Net income	13,046	1,609	(2,340)		12,315	—	12,315
Less: net income attributable to non-controlling interests	143	—	—		143	—	143
Net income attributable to Company	$12,903	$1,609	$(2,340)		$12,172	$—	$12,172

Weighted average shares outstanding, basic and diluted		6,592,952	68,780,050	(4)	75,373,002	(23,824,290)	51,548,712
Basic and diluted net (loss) income per share		$(0.04)			$0.16		$0.24

Pro Forma Adjustments to the Unaudited Combined Statements of Operations

(A)    Derived from the unaudited consolidated statement of income and comprehensive income of Glory Star for the six months ended June 30, 2019.

(B)    Derived from the unaudited statement of operations of TKK for the six months ended June 30, 2019.

(C)    Derived from the audited consolidated statement of income and comprehensive income of Glory Star for the year ended December 31, 2018.

(D)    Derived from the audited statement of operations of TKK for the period from February 5, 2018 (inception) through December 31, 2018.

(1)    Represents an adjustment to eliminate direct, incremental costs of the Business Combination which are reflected in the historical financial statements of Glory Star in the amount of $0.3 million and $0.015 million for the six months ended June 30, 2019 and for the year ended December 31, 2018, respectively, and in the historical consolidated financial statements of TKK in the amount of $0.4 million and $0 million for the six months ended June 30, 2019 and for the year ended December 31, 2018, respectively.

(2)    Represents an adjustment to eliminate interest income and unrealized gain (loss) on marketable securities held in the Trust Account as of the beginning of the period.

(3)    To record the tax effect of the pro forma adjustments applied at Glory Star’s normalized blended statutory income tax rate of 25.0%.

(4)    The calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the initial public offering occurred as of the earliest period presented. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combinations for the entire period.

         The following presents the calculation of basic and diluted weighted average shares outstanding. The computation of diluted income (loss) per share excludes the effect of warrants to purchase 19,000,000 TKK shares, because the inclusion of these securities would be anti-dilutive.

	Scenario 1 Combined (Assuming No Redemptions Into Cash)	Scenario 2 Combined (Assuming Maximum Redemptions Into Cash)
Weighted average shares calculation, basic and diluted
TKK Public Shares(1)	27,500,000	3,675,710
TKK Shares held by Sponsor	6,450,000	6,450,000
TKK Shares issued to Glory Star in Business Combination	41,423,002	41,423,002
Weighted average shares outstanding	75,373,002	51,548,712
Percent of shares owned by existing Glory Star holders	55.0%	80.4%
Percent of shares owned by existing holders of TKK shares	45.0%	19.6%

____________

(1)      Includes shares received upon the conversion of rights.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

TKK Related Party Transactions

In March 2018, TKK issued an aggregate of 5,750,000 ordinary shares to its Sponsor for $25,000, which was received in April 2018, at a purchase price of $0.005 share. In June 2018, the Sponsor transferred an aggregate of 804,000 founder shares to TKK’s officers, directors and other third parties at cost. On August 15, 2018, TKK effectuated a 1.1-for-1 dividend of its ordinary shares resulting in an aggregate of 6,325,000 founder shares outstanding and held by its initial shareholders. In connection with the dividend, TKK’s officers, directors and other third parties transferred to the Sponsor an aggregate of 80,400 founder shares so that they retain an aggregate of 804,000 founder shares. Prior to the initial investment in TKK of $25,000 by the Sponsor, TKK had no assets, tangible or intangible. The number of founder shares issued was determined based on the expectation that such founder shares would represent 20% of the outstanding shares upon completion of the IPO. On August 22, 2018, the underwriters in the IPO elected to exercise a portion of the over-allotment option for 3,000,000 additional units. As a result of such partial exercise, the Sponsor forfeited 75,000 founder shares. The founder shares may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

In August 2018, Symphony purchased an aggregate of 13,000,000 private placement warrants for a purchase price of $0.50 per warrant, or an aggregate purchase price of $6,500,000, in a private placement that occurred simultaneously with the closing of the IPO and the over-allotment. Each private placement warrant entitles the holder to purchase one half of one ordinary share at $11.50 per whole share. The private placement warrants (including the ordinary shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

In order to meet TKK’s working capital needs following the consummation of its initial public offering, TKK’s initial shareholders, officers and directors and their respective affiliates may, but are not obligated to (except as described herein), loan TKK funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would either be paid upon consummation of TKK’s initial business combination, without interest, or, at the lender’s discretion, up to $1,000,000 of the notes may be converted upon consummation of our business combination into warrants at a price of $0.50 per warrant (which, for example, would result in the holders being issued warrants to acquire 1,000,000 ordinary shares if $1,000,000 of notes were so converted). TKK’s shareholders have approved the issuance of the warrants and underlying securities upon conversion of such notes, to the extent the holder wishes to so convert them at the time of the consummation of its initial business combination. In the event that the initial business combination does not close, TKK may use a portion of the working capital held outside the Trust Account, or interest earned on the Trust Account that is available to TKK, to repay such loaned amounts, but no proceeds from the Trust Account other than the interest earned thereon would be used for such repayment. On September 6, 2019, TKK issued to the Sponsor an unsecured promissory note in a principal amount of up to $1,100,000 for working capital loans made or to be made by the Sponsor to TKK. The note bears no interest and is repayable in full upon the earlier occurrence of (i) the consummation of TKK’s initial business combination and (ii) the winding up of TKK. Up to $1,000,000 of the outstanding obligations under the note may be converted into warrants, each warrant entitling the holder to receive one-half of one ordinary share of TKK, at $0.50 per warrant.

The holders of TKK’s founder shares, as well as the holders of the private placement warrants (and all underlying securities) and any securities our initial shareholders, officers, directors or their affiliates may be issued in payment of working capital loans made to TKK, will be entitled to registration rights pursuant to an agreement dated August 15, 2018. The holders of a majority of these securities are entitled to make up to two demands that TKK register such securities. The holders of the majority of the founder shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the private placement warrants or securities issued in payment of working capital loans made to TKK can elect to exercise these registration rights at any time after it consummates a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to TKK’s consummation of a business combination. TKK will bear the expenses incurred in connection with the filing of any such registration statements.

The Sponsor had loaned to TKK an aggregate of $299,784 to be used to pay formation expenses and a portion of the expenses of our initial public offering. The loan was fully repaid in August 2018 following the consummation of the IPO. In addition, an affiliate of the Sponsor, TKK Capital Holding, advanced TKK an aggregate of $140,237 to be used to pay formation expenses and a portion of the expenses of its IPO. The loan was payable without interest on demand. The loan was fully repaid in August 2018 following the consummation of our initial public offering.

TKK will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on its behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by TKK; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the Trust Account and the interest income earned on the amounts held in the Trust Account, such expenses would not be reimbursed by TKK unless we consummate an initial business combination. TKK’s audit committee will review and approve all reimbursements and payments made to any initial shareholder or member of its management team, or TKK’s or their respective affiliates, and any reimbursements and payments made to members of the audit committee will be reviewed and approved by the Board of Directors, with any interested director abstaining from such review and approval.

Prior to the IPO, TKK reimbursed its Sponsor for use of its principal executive offices. TKK paid the Sponsor an average of $2,208 per month for this space and have paid an aggregate of $24,290 in rental fees from November 1, 2017 through August 15, 2018. Commencing on August 15, 2018 through the earlier of the consummation of an initial business combination or TKK’s liquidation, TKK Capital Holding, an affiliate of TKK’s Chief Executive Officer and Chairman, makes available to TKK certain general and administrative services, including office space, utilities and secretarial support, as it may require from time to time pursuant to an agreement dated August 15, 2018. This agreement replaced TKK’s prior arrangement of reimbursing the Sponsor for its office lease. TKK has agreed to pay TKK Capital Holding an aggregate of $15,000 per month for these services.

Other than the rent and the $15,000 per month administrative fee, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of TKK’s initial shareholders, officers or directors who owned our ordinary shares prior to our initial public offering, or to any of their respective affiliates, prior to or with respect to the business combination (regardless of the type of transaction that it is).

All ongoing and future transactions between TKK and any of its officers and directors or their respective affiliates will be on terms believed by TKK to be no less favorable to TKK than are available from unaffiliated third parties. Such transactions, including the payment of any compensation, will require prior approval by a majority of our uninterested “independent” directors (to the extent TKK has any) or the members of TKK’s board who do not have an interest in the transaction, in either case who had access, at TKK’s expense, to TKK’s attorneys or independent legal counsel. TKK will not enter into any such transaction unless its disinterested “independent” directors (or, if there are no “independent” directors, our disinterested directors) determine that the terms of such transaction are no less favorable to TKK than those that would be available to it with respect to such a transaction from unaffiliated third parties.

Glory Star Group Related Party Transactions

The following is a summary of transactions since beginning of last fiscal year (assumes fiscal year end is December 31) to which Glory Star Group has been a participant, in which:

•        the amount involved exceeded or will exceed $120,000 (includes proposed transactions); and

•        any of its directors, managers, executive officers, or holders of more than 5% of its capital stock,

or any member of the immediate family of the foregoing persons (“Covered Person”) had or will have a direct or indirect material interest.

As of June 30, 2019, the amount due to related parties consisted as the following:

(in thousands)
Name of related party	June 30, 2019
Bing Zhang, Director and Chief Executive Officer of Glory Star(1)	735
Jia Lu, Director and Senior Vice President of the Glory Star Media (Beijing) Co., Ltd.(1)	811

____________

(1)      On June 27, 2018, Bing Zhang and Jia Lu entered into a Loan Agreement with Xing Cui Can pursuant to which certain interest free amounts were loaned to Xing Cui Can for an aggregate amount of $1,488 thousand. On July 13, 2018, Bing Zhang and Jia Lu entered into another Loan Agreement with Xing Cui Can pursuant to which certain interest free amounts were loaned to Xing Cui Can for an aggregate amount of $2,232 thousand. All amounts borrowed on the loan agreements are short-term in nature, non-interest bearing, unsecured and repayable on demand.

Glory Star believes the terms obtained or consideration that it paid or received, as applicable, in connection with the transactions described below above comparable to terms available or the amounts that would be paid or received, as applicable in arm’s-length transactions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following is a summary of the material U.S. federal income tax consequences of the redemption of ordinary shares by U.S. Holders pursuant to the Offer. This summary does not discuss the warrants. This summary is based upon laws and relevant interpretations thereof in effect as of the date of this Offer to Purchase, all of which are subject to change.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our ordinary shares who or that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our ordinary shares is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.”

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold our ordinary shares as capital assets within the meaning of Section 1221 of the Code, and does not address the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:

•        financial institutions or financial services entities;

•        broker-dealers;

•        persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        certain expatriates or former long-term residents of the United States;

•        persons that actually or constructively own 5% or more of our voting stock (except as specifically provided below);

•        persons that acquired our ordinary shares pursuant to an exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation;

•        persons that hold our ordinary shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

•        persons whose functional currency is not the U.S. dollar;

•        persons that are required to recognize income for U.S. federal income tax purposes no later than when such income is included on an “applicable financial statement”; or

•        controlled foreign corporations.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations applicable to a holder of our ordinary shares. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our ordinary shares through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our ordinary shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distributions made (or deemed made) by us on our ordinary shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our ordinary shares will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS OF THE REDEMPTION OF ORDINARY SHARES PURSUANT TO THE OFFER. EACH HOLDER OF OUR ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER, THE REDEMPTION OF OUR ORDINARY SHARES PURSUANT TO THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

Taxation of Redemption of Ordinary Shares Pursuant to the Offer

Subject to the PFIC rules discussed below, the redemption of a U.S. Holder’s ordinary shares in exchange for cash in connection with the Offer generally will be treated for U.S. federal income tax purposes as a payment in consideration for the sale of our ordinary shares, rather than as a distribution. Such amounts, however, will be treated as a distribution if (i) the redemption is “essentially equivalent to a dividend” (meaning that the U.S. Holder’s percentage ownership in us (including shares the U.S. Holder is deemed to own under certain constructive ownership rules) after the redemption is not meaningfully reduced from what such U.S. Holder’s percentage ownership in us (including constructive ownership) was prior to the redemption), (ii) the redemption is not “substantially disproportionate” as to that U.S. Holder (“substantially disproportionate” meaning, among other requirements, that the percentage of our outstanding voting shares owned (including constructive ownership) by such holder immediately following the redemption is less than 80% of that percentage owned (including constructive ownership) by such holder immediately before the redemption) or (iii) the redemption does not result in a “complete termination” of the U.S. Holder’s interest in us (taking into account certain constructive ownership rules). If the U.S. Holder had a relatively minimal interest in our ordinary shares and, taking into account the effect of redemptions by other shareholders, its percentage ownership (including constructive ownership) in us is reduced as a result of the redemption, such holder generally should be regarded as having a meaningful reduction in interest. For example, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” If the payment in consideration for the tender of ordinary shares is treated as a distribution, then it will be treated as a dividend, which would be taxable as ordinary income, to the extent of our current and accumulated earnings and profits. The portion of such distribution, if any, in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its ordinary shares. Any remaining excess generally will be treated as gain from the sale or other taxable disposition of such ordinary shares. A U.S. Holder should consult with its own tax advisors as to the tax consequences to it of any redemption of its ordinary shares.

Additional Taxes

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, without limitation, dividends on, and gains from the sale or other taxable disposition of, our ordinary shares, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our ordinary shares.

Passive Foreign Investment Company Rules

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such U.S. Holder held our ordinary shares, either:

•        at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), which we refer to as the “income test”; or

•        at least 50% of the average value of the assets held by the corporation during such taxable year (ordinarily determined based on fair market value and averaged quarterly over the year) produce, or are held for the production of, passive income, which we refer to as the “asset test”.

For purposes of determining whether we are a PFIC, cash will be treated as an asset which is held for the production of passive income. In addition, following an initial business combination, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business from unrelated persons.

Because we have had no current active business, we believe that we have not been able to satisfy the asset test or the income test for our initial taxable year. Although the PFIC rules contain an exception pursuant to which a foreign corporation will not be treated as a PFIC during its “start-up year”. We may not have satisfied all of the requirements of this exception. Therefore, we may have been a PFIC since our inception and may currently be a PFIC. Moreover, PFIC status is determined annually and it cannot be determined until the close of the taxable years in question. Based upon the foregoing, because we will not be able to determine whether we will continue to be classified as a PFIC after the Business Combination, we cannot make any representations regarding our PFIC status.

As discussed more fully below, if the U.S. Holder did not make either a timely qualified electing fund, or QEF, election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) ordinary shares, as described below, such U.S. Holder generally will be subject to special rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares, and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

Under these rules:

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. holder with respect to the tax attributable to each such other taxable year of the U.S. holder.

In general, if we are determined to be a PFIC, a U.S. Holder can avoid the PFIC tax consequences described above in respect to our ordinary shares by making a timely and valid QEF election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed United States federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are encouraged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC annual information statement from us. However, it is likely that we will not provide U.S. Holders with such information statement. Accordingly, U.S. Holders may not be able to make or maintain a QEF election with respect to our ordinary shares. If we provide the necessary information and a U.S. Holder has made a QEF election with respect to our ordinary shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of our ordinary shares generally will be taxable as capital gain and no additional tax charge will be imposed under the PFIC rules. As discussed above, if we are a PFIC for any taxable year, a U.S. Holder of our ordinary shares that has made a QEF election will be currently taxed on its pro rata share of our earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable when distributed to such U.S. Holder. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if were not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to our ordinary shares for such taxable year.

If we are a PFIC and our ordinary shares constitute “marketable stock,” (which we anticipate will be the case), a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) our ordinary shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its ordinary shares at the end of such year over its adjusted basis in its ordinary shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its ordinary shares will be treated as ordinary income.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq (on which our ordinary shares are listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. holders are encouraged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our ordinary shares under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC. There can be no assurance that we will have timely knowledge of the status of any such lower-tier PFIC. In addition, we may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance we will be able to cause the lower-tier PFIC. U.S. Holders are encouraged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder, may have to file an IRS Form 8621(whether or not a QEF or market-to-market election is made) and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our ordinary shares are encouraged to consult their tax advisors concerning the application of the PFIC rules to our ordinary shares under their particular circumstances.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each holder the amount of cash dividends and certain other distributions we pay to such holder on such holder’s ordinary shares and the amount of tax, if any, withheld with respect to those distributions. In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of ordinary shares to or through the U.S. office (and in certain cases, the foreign office) of a broker. In addition, pursuant to recently enacted legislation, certain information concerning a U.S. Holder’s adjusted tax basis in its ordinary shares and adjustments to that tax basis and whether any gain or loss with respect to such ordinary shares is long-term or short-term also may be required to be reported to the IRS.

Moreover, backup withholding of U.S. federal income tax at a rate of 24% generally will apply to cash distributions made on ordinary shares to, and the proceeds from sales and other dispositions of such ordinary shares by, a U.S. Holder (other than an exempt recipient) who:

•        fails to provide an accurate taxpayer identification number;

•        is notified by the IRS that backup withholding is required; or

•        in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

Certain Tax Considerations of Non-Redeeming Shareholders

U.S. Federal Income Tax Considerations

Shareholders that do not tender their shares pursuant to this Offer have special U.S. federal income tax considerations. After an acquisition, it may be the case that we will no longer be a PFIC. In making the determination as to whether we are a PFIC after the Business Combination, our assets and income in addition to our proportionate share of the assets and income of any of our subsidiaries in which we own more than 25% will be taken into account. It is unclear if we will be able to satisfy asset test or the income test in the year the Business Combination is completed and future taxable years. Therefore, no assurances can be given that we will not be a PFIC for the taxable year of the Business Combination and subsequent taxable years. U.S. Holders are encouraged to consult their tax advisors in this regard.

Because we may currently be a PFIC and may have been a PFIC since our inception, the U.S. federal income tax considerations of U.S. Holders depends on if either a QEF Election or Mark-to-Market Election was made, whether such election was made for the first year in which we were a PFIC, whether the shareholder made a late election and also a certain subsequent election to purge any PFIC taint and/or whether a late election was made but relief was granted by the IRS to treat the election as timely.

Chinese Tax Considerations

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

Glory Star does not believe that the combined company meets all of the conditions above. TKK is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. For the same reasons, we believe our other entities outside of China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take this view.

However, if the PRC tax authorities determine that Glory Star Holdings Limited is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. Such 10% tax rate could be reduced by applicable tax treaties or similar arrangements between China and the jurisdiction of our shareholders. For example, for shareholders eligible for the benefits of the tax treaty between China and Hong Kong, the tax rate is reduced to 5% for dividends if relevant conditions are met. In addition, non-resident enterprise shareholders may be subject to a 10% PRC tax on gains realized on the sale or other disposition of shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of Glory Star Holdings Limited would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that Glory Star Holdings Limited is treated as a PRC resident enterprise.

Provided that our Cayman Islands holding company, TKK, is not deemed to be a PRC resident enterprise, shareholders who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares. However, under Circular 7 and SAT Circular 37, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferor obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under Circular 7 and SAT Circular 37, and we may be required to expend valuable resources to comply with Circular7 and SAT Circular 37, or to establish that we should not be taxed under these circulars.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to certain of the informational filing requirements of the Exchange Act. Since we are a “foreign private issuer,” we are exempt from the rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchase and sale of our shares. In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent accounting firm. We also furnish to the SEC, on Form 6-K, certain unaudited financial information after the first six months of our fiscal year. We also have filed, pursuant to Rule 13e-4(c)(2), an Issuer Tender Offer Statement on Schedule TO as may be amended from time to time (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. The SEC also maintains a website at http://www.sec.gov that contains reports and other information that we file with or furnish electronically with the SEC, including the Schedule TO. You may also request a copy of the Schedule TO and related exhibits, at no cost, by writing or calling the Information Agent for the Offer at the telephone numbers set forth on the back cover of this Offer to Purchase.

We have not authorized anyone to provide you with information that differs from that contained in this Offer to Purchase. You should not assume that the information contained in this Offer to Purchase is accurate as of any date other than the date of this Offer to Purchase, and neither the mailing of this Offer to Purchase to our shareholders nor the decision to tender, or not to tender, ordinary shares, shall create any implication to the contrary.

This Offer to Purchase does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company
Attn: Reorganization Dept.
1 State Street, 30th Floor
New York, NY 10004

By Facsimile (for Eligible Institutions only): (212) 616-7610	Confirm Receipt of Facsimile by Telephone: (917) 262-2378

Questions and requests for assistance regarding the Offer may be directed to Morrow Sodali LLC, our Information Agent for the Offer, at the telephone numbers and e-mail address set forth below. You may also request additional copies of the Offer to Purchase, the Letter of Transmittal, and the other Offer documents from the Information Agent at the telephone numbers and e-mail addresses set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for copies of these documents.

The Information Agent for the Offer is:

Morrow Sodali LLC
470 West Avenue — 3rd Floor
Stamford CT 06902
Individuals, please call (800) 662-5200
Banks and brokerage forms, please call (203) 658-9400
Email: TKKS.info@morrowsodali.com

Offer to Purchase

October 16, 2019

INDEX TO FINANCIAL STATEMENTS

TKK SYMPHONY ACQUISITION CORPORATION

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

GLORY STAR NEW MEDIA GROUP LIMITED

UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

TKK Symphony Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of TKK Symphony Acquisition Corporation (the “Company”) as of December 31, 2018, the related statements of operations, changes in shareholders’ equity and cash flows for the period from February 5, 2018 (inception) through December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the period from February 5, 2018 (inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2018.

New York, NY

March 11, 2019

TKK SYMPHONY ACQUISITION CORPORATION

BALANCE SHEET

DECEMBER 31, 2018

ASSETS
Current Assets
Cash	$406,994
Prepaid expenses	119,892
Total Current Assets	526,886
Marketable securities held in Trust Account	251,886,105
Total Assets	$252,412,991

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities – Accounts payable and accrued expenses	$23,790
Total Current Liabilities	23,790

Commitments
Ordinary shares subject to possible redemption, 24,553,676 shares at redemption value at December 31, 2018	247,389,192

Shareholders’ Equity
Preferred shares, $0.0001 par value; 2,000,000 authorized; none issued and outstanding	—
Ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 6,896,324 shares issued and outstanding (excluding 24,553,676 shares subject to possible redemption) at December 31, 2018	690
Additional paid-in capital	3,390,180
Retained earnings	1,609,139
Total Shareholders’ Equity	5,000,009
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$252,412,991

The accompanying notes are an integral part of the financial statements.

TKK SYMPHONY ACQUISITION CORPORATION

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM FEBRUARY 5, 2018 (INCEPTION) THROUGH DECEMBER 31, 2018

Operating costs	$276,966
Loss from operations	(276,966)

Other income (loss):
Interest income on marketable securities held in Trust Account	1,947,244
Unrealized loss on marketable securities held in Trust Account	(61,139)
Other income, net	1,886,105
Net income	$1,609,139
Weighted average shares outstanding, basic and diluted(1)	6,592,952
Basic and diluted net loss per ordinary share(2)	$(0.04)

____________

(1)      Excludes an aggregate of up to 24,553,676 shares subject to redemption at December 31, 2018.

(2)      Net loss per ordinary share — basic and diluted excludes income attributable to ordinary shares subject to possible redemption of $1,852,344 for the period from February 5, 2018 (inception) through December 31, 2018.

The accompanying notes are an integral part of the financial statements.

TKK SYMPHONY ACQUISITION CORPORATION

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM FEBRUARY 5, 2018 (INCEPTION) THROUGH DECEMBER 31, 2018

			Additional Paid-in Capital	Share Subscription Receivable	Accumulated Deficit	Total Shareholders’ Equity
	Ordinary Shares
	Shares	Amount
Balance – February 5, 2018 (inception)	—	$—	$—	$—	$—	$—
Founder Shares issued to Sponsor	6,325,000	633	24,367	(25,000)	—	—
Share subscription received from issuance of Founder Shares to Sponsor	—	—	—	25,000	—	25,000
Sale of 25,000,000 Units, net of underwriting discounts and offering expenses	25,000,000	2,500	244,252,562	—	—	244,255,062
Sale of 13,000,000 Private Placement Warrants	—	—	6,500,000	—	—	6,500,000
Forfeiture of Founder Shares	(75,000)	(7)	7	—	—	—
Issuance of Representative Shares	200,000	20	(20)	—	—	—
Ordinary shares subject to possible redemption	(24,553,676)	(2,456)	(247,386,736)	—	—	(247,389,192)
Net income	—	—	—	—	1,609,139	1,609,139
Balance – December 31, 2018	6,896,324	$690	$3,390,180	$—	$1,609,139	$5,000,009

The accompanying notes are an integral part of the financial statements.

TKK SYMPHONY ACQUISITION CORPORATION

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM FEBRUARY 5, 2018 (INCEPTION) THROUGH DECEMBER 31, 2018

Cash flows from operating activities:
Net income	$1,609,139
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on securities held in Trust Account	(1,947,244)
Unrealized loss on securities held in Trust Account	61,139
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	23,790
Prepaid expenses	(119,892)
Net cash used in operating activities	(373,068)

Cash flows from investing activities:
Investment of cash in Trust Account	(250,000,000)
Net cash used in investing activities	(250,000,000)

Cash flows from financing activities:
Proceeds from issuance of ordinary shares to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	245,000,000
Proceeds from sale of Private Placement Warrants	6,500,000
Advances from related party	140,237
Repayment of advances from related party	(140,237)
Proceeds from promissory note – related party	299,784
Repayment of promissory note – related party	(299,784)
Payment of offering costs	(744,938)
Net cash provided by financing activities	250,780,062
Net change in cash	406,994
Cash at beginning of period	—
Cash at ending of period	$406,994

Non-cash investing and financing activities:
Initial classification of ordinary shares subject to possible redemption	$245,739,860
Change in value of ordinary shares subject to possible redemption	$1,649,332

The accompanying notes are an integral part of the financial statements.

TKK SYMPHONY ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

TKK Symphony Acquisition Corporation (the “Company”) is a blank check company incorporated in the Cayman Islands on February 5, 2018. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. However, the Company believes it is particularly well-positioned to capitalize on growing opportunities created by consumer/lifestyle assets that may have particular application for the People’s Republic of China market.

At December 31, 2018, the Company had not yet commenced any operations. All activity through December 31, 2018 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination.

The registration statements for the Company’s Initial Public Offering were declared effective on August 15, 2018. On August 20, 2018, the Company consummated the Initial Public Offering of 22,000,000 units (“Units” and, with respect to the ordinary shares included in the Units offered, the “Public Shares”), generating total gross proceeds of $220,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 11,800,000 warrants (the “Private Placement Warrants”) at a price of $0.50 per warrant in a private placement to Symphony Holdings Limited, generating total gross proceeds of $5,900,000, which is described in Note 4.

Following the closing of the Initial Public Offering on August 20, 2018, an amount of $220,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”) which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.

On August 22, 2018, in connection with the underwriters’ partial exercise of their over-allotment option, the Company consummated the sale of an additional 3,000,000 Units at $10.00 per Unit and the sale of an additional 1,200,000 Private Placement Warrants $0.50 per Private Placement Warrants, generating total gross proceeds of $30,600,000. A total of $30,000,000 of the net proceeds were deposited in the Trust Account, bringing the aggregate proceeds held in the Trust Account to $250,000,000.

Transaction costs amounted to $5,744,938, consisting of $5,000,000 of underwriting fees and $744,938 of offering costs. As of December 31, 2018, $406,994 of cash was held outside of the Trust Account and is available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve

TKK SYMPHONY ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

TKK Symphony Sponsor 1 (the “Sponsor”) and the other initial shareholders (collectively, the “initial shareholders”) have agreed (a) to vote their Founder Shares (as defined in Note 5), and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination; (b) not to propose, or vote in favor of, an amendment to the Company’s Amended and Restated Memorandum and Articles of Association with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) to waive the right to receive potential extension warrants for any Founder Shares in connection with an extension of the period of time for the Company to consummate a Business Combination, as described in the following paragraph; (d) not to convert any Founder Shares (as well as any Public Shares purchased during or after the Initial Public Offering) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination (or sell any shares in a tender offer in connection with a Business Combination if the Company does not seek shareholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Memorandum and Articles of Association relating to shareholders’ rights or pre-Business Combination activity and (e) that the Founder Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the initial shareholders will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

The Company will have until February 20, 2020 to consummate a Business Combination. However, if the Company anticipates that it may not be able to consummate a Business Combination by February 20, 2020, the Company may, by resolution of the Company’s Board of Directors, extend the period of time to consummate a Business Combination for no more than four months (the “Combination Period”). In order to extend the time available for the Company to consummate a Business Combination, the Company must issue to the holders of record of its Public Shares on February 20, 2020 one warrant to purchase one-half of one ordinary per share for an aggregate of up to 25,000,000 warrants.

If the Company is unable to complete a Business Combination within the Combination Period, it will trigger the automatic winding up, dissolution and liquidation pursuant to the terms of the Company’s Amended and Restated Memorandum and Articles of Association. If the Company is forced to liquidate, the amount in the Trust Account (less the aggregate nominal par value of the shares of the Company’s public shareholders) under the Companies Law (2018 Revision) of the Cayman Islands (the “Companies Law”) will be treated as share premium which is distributable under the Companies Law provided that immediately following the date on which the proposed distribution is proposed to be made, the Company is able to pay the debts as they fall due in the ordinary course of business. If the Company is forced to liquidate the Trust Account, the public shareholders would be distributed the amount in the Trust Account calculated as of the date that is two days prior to the distribution (including any accrued interest, net of taxes payable).

TKK SYMPHONY ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

In order to protect the amounts held in the Trust Account, TKK Capital Holding, an affiliate of the Sponsor, has agreed to be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.00 per share. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, TKK Capital Holding will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that TKK Capital Holding will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity

The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its shareholders prior to the Initial Public Offering and such amount of proceeds from the Initial Public Offering that were placed in an account outside of the Trust Account for working capital purposes. As of December 31, 2018, the Company had $406,994 in its operating bank accounts, $251,886,105 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and working capital of $503,096. In February 2019, the Sponsor committed to provide an aggregate of $300,000 in loans to the Company. The loans, as well as any future loans that may be made by the Company’s Sponsor (or its affiliates), will be evidenced by notes and would either be repaid upon the consummation of a Business Combination or up to $1,000,000 of the notes may be converted into warrants. Based on the foregoing, the Company believes it will have sufficient cash to meet its needs for the next twelve months following the date from when the financial statements are issued.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public

TKK SYMPHONY ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2018.

Marketable Securities Held in Trust Account

At December 31, 2018, the assets held in the Trust Account were substantially held in U.S. Treasury Bills.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2018, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The

TKK SYMPHONY ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2018, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision is zero for the period presented.

Net Loss per Ordinary Share

Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption at December 31, 2018, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of (1) warrants sold in the Public Offering and private placement to purchase 19,000,000 ordinary shares and (2) rights sold in the Initial Public Offering that convert into 2,500,000 ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants and the conversion of the rights into ordinary shares are contingent upon the occurrence of future events. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the periods.

Reconciliation of Net Loss per Ordinary Share

The Company’s net income is adjusted for the portion of income that is attributable to ordinary shares subject to possible redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, basic and diluted loss per ordinary share is calculated as follows:

For the Period from February 5, 2018 (Inception) Through December 31, 2018
Net income	$1,609,139
Less: Income attributable to ordinary shares subject to possible redemption	(1,852,344)
Adjusted net loss	$(243,205)
Weighted average shares outstanding, basic and diluted	6,592,952
Basic and diluted net loss per ordinary share	$(0.04)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2018, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”), approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

TKK SYMPHONY ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 25,000,000 Units at a purchase price of $10.00 per Unit, inclusive of 3,000,000 Units sold to the underwriters on August 22, 2018 upon the underwriters’ election to partially exercise their over-allotment option. Each Unit consists of one ordinary share, one warrant (“Public Warrant”) and one right (“Public Right”). Each Public Warrant entitles the holder to purchase one-half of one ordinary share at an exercise price of $11.50 per whole share (see Note 7). Each Public Right entitles the holder to receive one-tenth of one ordinary share at the closing of a Business Combination (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, Symphony Holdings Limited (“Symphony”) purchased an aggregate of 11,800,000 Private Placement Warrants at $0.50 per Private Placement Warrant for an aggregate purchase price of $5,900,000. On August 22, 2018, the Company consummated the sale of an additional 1,200,000 Private Placement Warrants at a price of $0.50 per Private Placement Warrant, generating gross proceeds of $600,000. Each Private Placement Warrant is exercisable to purchase one-half of one ordinary share at an exercise price of $11.50 per whole share (see Note 5). The proceeds from of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants (i) are not redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchaser or any of its permitted transferees. If the Private Placement Warrants are held by holders other than the initial purchasers or any of their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants. In addition, the Private Placement Warrants may not be transferable, assignable or salable until the consummation of a Business Combination, subject to certain limited exceptions.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In March 2018, the Company issued an aggregate of 5,750,000 ordinary shares to the Sponsor (“Founder Shares”) for an aggregate purchase price of $25,000. On August 15, 2018, the Company effectuated a 1.1-for-1 share dividend resulting in an aggregate of 6,325,000 Founder Shares outstanding. The 6,325,000 Founder Shares included an aggregate of up to 825,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the initial shareholders would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option to purchase 3,000,000 Units and the waiver of the remainder of their overallotment option, 750,000 Founder Shares are no longer subject to forfeiture and 75,000 Founder Shares were forfeited.

The initial shareholders have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until (1) with respect to 50% of the Founder Shares, the earlier of six months after the completion of a Business Combination and the date on which the closing price of the ordinary shares equals or exceeds $12.50

TKK SYMPHONY ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

per share for any 20 trading days within any 30-trading day period commencing after a Business Combination and (2) with respect to the remaining 50% of the Founder Shares, one year after the completion of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Promissory Note — Related Party

On March 31, 2018, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company borrowed an aggregate principal amount of $299,784. The Promissory Note is non-interest bearing and payable on the earlier of December 31, 2018 or the closing of the Initial Public Offering. The Promissory Note was repaid in full in August 2018.

Advance from Related Party

TKK Capital Holding advanced the Company an aggregate of $140,237 to be used for the payment of costs related to the Initial Public Offering. The advance is unsecured, non-interest bearing and due on demand. The advances were repaid in full in August 2018.

Administrative Services Agreement

The Company entered into an agreement, commencing on August 15, 2018 through the earlier of the consummation of a Business Combination or the Company’s liquidation, to pay an affiliate of the Company’s Chief Executive Officer a monthly fee of $15,000 for general and administrative services, including office space, utilities and administrative services, which replaced the Company’s prior arrangement of reimbursing the Sponsor for its office lease. For the period from February 5, 2018 (inception) through December 31, 2018, the Company incurred $67,500 in fees for these services, of which $7,500 is included in accounts payable and accrued expenses in the accompanying balance sheet.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the initial shareholders, the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,000,000 of the Working Capital Loans may be converted into warrants at a price of $0.50 per warrant. The warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

In February 2019, the Sponsor committed to provide an aggregate of $300,000 in loans to the Company (see Note 10). The loans, as well as any future loans that may be made by the Sponsor (or its affiliates), will be evidenced by notes and would either be repaid upon the consummation of a Business Combination or up to $1,000,000 of the notes may be converted into warrants at a price of $0.50 per warrant at the option of the lender. As of December 31, 2018, there were no amounts outstanding under the loans.

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on August 15, 2018, the holders of the Founder Shares, Private Placement Warrants (and their underlying securities), Representative Shares (as defined in Note 7) and any warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) are entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that

TKK SYMPHONY ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018

NOTE 6. COMMITMENTS (cont.)

the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares are to be released from escrow. The holders of a majority of the Private Placement Warrants (and underlying securities) and warrants issued in payment of Working Capital Loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Notwithstanding anything herein to the contrary, EarlyBirdCapital, Inc. (“EarlyBirdCapital”) and/or its designees may only make a demand registration (i) on one occasion and (ii) during the five year period beginning on the effective date of the registration statements related to the Initial Public Offering. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Business Combination Marketing Agreement

The Company has engaged EarlyBirdCapital as an advisor in connection with a Business Combination to assist the Company in locating target businesses, holding meetings with its shareholders to discuss a potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing securities, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with a Business Combination. The Company will pay EarlyBirdCapital a cash fee equal to 3.5% of the gross proceeds of the Initial Public Offering for such services upon the consummation of a Business Combination (exclusive of any applicable finders’ fees which might become payable). The Company will also pay EarlyBirdCapital a cash fee equal to 1.0% of the transaction value if EarlyBirdCapital locates the target business with which the Company consummates a Business Combination.

NOTE 7. SHAREHOLDERS’ EQUITY

Preferred Shares — The Company is authorized to issue 2,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At December 31, 2018, there were no preferred shares issued or outstanding.

Ordinary Shares — The Company is authorized to issue 200,000,000 ordinary shares with a par value of $0.0001 per share. Holders of the ordinary shares are entitled to one vote for each share. At December 31, 2018, there were 6,896,324 ordinary shares issued and outstanding, excluding 24,553,676 ordinary shares to possible redemption.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional ordinary shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon the exercise of the Public Warrants is not effective within 90 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Public Warrants:

•                in whole and not in part;

•                at a price of $0.01 per warrant;

•                at any time while the Public Warrants are exercisable;

TKK SYMPHONY ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018

NOTE 7. SHAREHOLDERS’ EQUITY (cont.)

•                upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder;

•                if, and only if, the reported last sale price of the Company’s ordinary shares equals or exceeds $18.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to the warrant holders; and

•                if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a capitalization of shares, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their exercise price or issuance of potential extension warrants in connection with an extension of the period of time for the Company to complete a Business Combination. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Rights — Except in cases where the Company is not the surviving company in a Business Combination, each holder of a Public Right will automatically receive one-tenth (1/10) of an ordinary share upon consummation of a Business Combination, even if the holder of a Public Right converted all ordinary shares held by him, her or it in connection with a Business Combination or an amendment to the Company’s Amended and Restated Memorandum and Articles of Association with respect to its pre-business combination activities. In the event that the Company will not be the surviving company upon completion of the initial Business Combination, each holder of a Public Right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of a share underlying each Public Right upon consummation of the Business Combination. No additional consideration will be required to be paid by a holder of Public Rights in order to receive his, her or its additional ordinary shares upon consummation of a Business Combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of Public Rights to receive the same per share consideration the holders of ordinary shares will receive in the transaction on an as-converted into ordinary shares basis.

The Company will not issue fractional shares in connection with an exchange of Public Rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Cayman Islands law. As a result, the holders of the Public Rights must hold rights in multiples of 10 in order to receive shares for all of the holders’ rights upon closing of a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Rights will not receive any of such funds with respect to their Public Rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Rights, and the Public Rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the Public Rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

Representative Shares

At the closing of the Initial Public Offering, the Company issued EarlyBirdCapital (and its designees) 200,000 ordinary shares (the “Representative Shares”). The Company accounted for the Representative Shares as an expense

TKK SYMPHONY ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018

NOTE 7. SHAREHOLDERS’ EQUITY (cont.)

of the Initial Public Offering, resulting in a charge directly to shareholders’ equity. The Company estimated that the fair value of Representative Shares was $2,000,000 based upon the offering price of the Units of $10.00 per Unit. EarlyBirdCapital has agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, EarlyBirdCapital (and its designees) has agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of a Business Combination (ii) to waive its right to receive potential extension warrants with respect to such shares in connection with an extension of the period of time for the Company to consummate a Business Combination, and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:      Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:      Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:      Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2018, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2018
Assets:
Marketable securities held in Trust Account	1	$251,886,105

TKK SYMPHONY ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2018

NOTE 9. SELECTED QUARTERLY INFORMATION (UNAUDITED)

The following table presents summarized unaudited quarterly financial data for each of the four quarters for the period from February 5, 2018 (inception) through December 31, 2018. The data has been derived from the Company’s unaudited financial statements that, in management’s opinion, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with the financial statements and notes thereto. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

	For the Period from February 5, 2018 (inception) through March 31, 2018	Second Quarter	Third Quarter	Fourth Quarter
Operating costs	$30,515	$9,344	$64,369	$172,748
Interest income	$—	$—	$588,938	$1,358,306
Unrealized gain (loss) on marketable securities	$—	$—	$(153,369)	$92,230
Net income (loss)	$(30,515)	$(9,344)	$371,210	$1,277,788
Basic and diluted loss per share	$(0.01)	$(0.00)	$(0.01)	$(0.02)

NOTE 10. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

In February 2019, the Sponsor committed to provide $300,000 in loans to the Company.

TKK SYMPHONY ACQUISITION CORPORATION

CONDENSED BALANCE SHEETS

	June 30, 2019	December 31, 2018

	(Unaudited)
ASSETS
Current Assets
Cash	$141,069	$406,994
Prepaid expenses	112,292	119,892
Total Current Assets	253,361	526,886
Marketable securities held in Trust Account	255,043,484	251,886,105
Total Assets	$255,296,845	$252,412,991

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$143,851	$23,790
Advances from related party	350,000	—
Total Current Liabilities	493,851	23,790

Commitments
Ordinary shares subject to possible redemption, 24,486,314 and 24,553,676 shares at redemption value at June 30, 2019 and December 31, 2018, respectively	249,802,993	247,389,192

Shareholders’ Equity
Preferred shares, $0.0001 par value; 2,000,000 authorized; none issued and outstanding	—	—
Ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 6,963,686 and 6,896,324 shares issued and outstanding (excluding 24,486,314 and 24,553,676 shares subject to possible redemption) at June 30, 2019 and December 31, 2018, respectively	696	690
Additional paid-in capital	976,373	3,390,180
Retained earnings	4,022,932	1,609,139
Total Shareholders’ Equity	5,000,001	5,000,009
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$255,296,845	$252,412,991

The accompanying notes are an integral part of the unaudited condensed financial statements.

TKK SYMPHONY ACQUISITION CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	For the Period from February 5, 2018 (Inception) Through June 30,
	2019	2018	2019	2018
Operating costs	$482,837	$9,344	$743,586	$39,859
Loss from operations	(482,837)	(9,344)	(743,586)	(39,859)

Other income:
Interest income on marketable securities held in Trust Account	1,502,321	—	3,057,527	—
Unrealized gain on marketable securities held in Trust Account	137,467	—	99,852	—
Other income	1,639,788	—	3,157,379	—
Net income (loss)	$1,156,951	$(9,344)	$2,413,793	$(39,859)
Weighted average shares outstanding, basic and diluted(1)	6,919,375	5,500,000	6,907,913	5,500,000
Basic and diluted net loss per ordinary share(2)	$(0.06)	$(0.00)	$(0.10)	$(0.01)

____________

(1)      Excludes an aggregate of 24,486,314 shares subject to possible redemption at June 30, 2019 and 825,000 shares that were subject to forfeiture at June 30, 2018 to the extent that the underwriters’ over-allotment option was not exercised in full. As a result of the underwriters’ election to partially exercise their over-allotment option, 750,000 Founder Shares are no longer subject to forfeiture and 75,000 Founder Shares were forfeited.

(2)      Net loss per ordinary share — basic and diluted excludes income attributable to ordinary shares subject to possible redemption of $1,606,172 and $3,092,653 for the three and six months ended June 30, 2019, respectively.

The accompanying notes are an integral part of the unaudited condensed financial statements.

TKK SYMPHONY ACQUISITION CORPORATION

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

THREE AND SIX MONTHS ENDED JUNE 30, 2019

			Additional Paid-in Capital	Retained Earnings	Total Shareholders’ Equity
	Ordinary Shares
	Shares	Amount
Balance – January 1, 2019	6,896,324	$690	$3,390,180	$1,609,139	$5,000,009
Change in value of ordinary shares subject to possible redemption	23,051	2	(1,256,852)	—	(1,256,850)
Net income	—	—	—	1,256,842	1,256,842

Balance – March 31, 2019	6,919,375	692	2,133,328	2,865,981	5,000,001
Change in value of ordinary shares subject to possible redemption	44,311	4	(1,156,955)	—	(1,156,951)
Net income	—	—	—	1,156,951	1,156,951

Balance – June 30, 2019	6,963,686	$696	$976,373	$4,022,932	$5,000,001

FOR THE PERIOD FROM FEBRUARY 5, 2018 (INCEPTION) THROUGH JUNE 30, 2018

			Additional Paid-in Capital	Share Subscription Receivable	Accumulated Deficit	Total Shareholders’ Deficit
	Ordinary Shares(1)
	Shares	Amount

Balance – February 5, 2018 (inception)	—	$—	$—	$—	$—	$—
Founder Shares issued to Sponsor	6,325,000	633	24,367	(25,000)	—	—
Net loss	—	—	—	—	(30,515)	(30,515)

Balance – March 31, 2018	6,325,000	633	24,367	(25,000)	(30,515)	(30,515)
Collection of share subscription receivable	—	—	—	25,000	—	25,000
Net loss	—	—	—	—	(9,344)	(9,344)

Balance – June 30, 2018	6,325,000	$633	$24,367	$—	$(39,859)	$(14,859)

____________

(1)      Included an aggregate of up to 825,000 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full. As a result of the underwriters’ election to partially exercise their over-allotment option, 750,000 Founder Shares are no longer subject to forfeiture and 75,000 Founder Shares were forfeited.

The accompanying notes are an integral part of the unaudited condensed financial statements.

TKK SYMPHONY ACQUISITION CORPORATION

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30, 2019	For the Period from February 5, 2018 (Inception) Through June 30, 2018
Cash flows from operating activities:
Net income (loss)	$2,413,793	$(39,859)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on securities held in Trust Account	(3,057,527)	—
Unrealized gain on securities held in Trust Account	(99,852)	—
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	120,061	3,961
Prepaid expenses	7,600	—
Net cash used in operating activities	(615,925)	(35,898)

Cash flows from financing activities:
Proceeds from collection of share subscription receivable	—	25,000
Proceeds from promissory note – related party	—	227,241
Advances from related party	350,000	12,755
Payment of offering costs	—	(193,932)
Net cash provided by financing activities	350,000	71,064

Net change in cash	(265,925)	35,166
Cash at beginning of period	406,994	—
Cash at end of period	$141,069	$35,166

Non-cash investing and financing activities:
Change in value of ordinary shares subject to redemption	$2,413,801	$—
Deferred offering costs included in accrued offering costs	$—	$16,251

The accompanying notes are an integral part of the unaudited condensed financial statements.

TKK SYMPHONY ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2019

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

TKK Symphony Acquisition Corporation (the “Company”) is a blank check company incorporated in the Cayman Islands on February 5, 2018. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. However, the Company believes it is particularly well-positioned to capitalize on growing opportunities created by consumer/lifestyle assets that may have particular application for the People’s Republic of China market.

At June 30, 2019, the Company had not yet commenced any operations. All activity through June 30, 2019 relates to the Company’s formation, its initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination.

The registration statements for the Company’s Initial Public Offering were declared effective on August 15, 2018. On August 20, 2018, the Company consummated the Initial Public Offering of 22,000,000 units (“Units” and, with respect to the ordinary shares included in the Units offered, the “Public Shares”), generating total gross proceeds of $220,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 11,800,000 warrants (the “Private Placement Warrants”) at a price of $0.50 per warrant in a private placement to Symphony Holdings Limited, generating total gross proceeds of $5,900,000, which is described in Note 4.

Following the closing of the Initial Public Offering on August 20, 2018, an amount of $220,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (“Trust Account”) which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.

On August 22, 2018, in connection with the underwriters’ partial exercise of their over-allotment option, the Company consummated the sale of an additional 3,000,000 Units at $10.00 per Unit and the sale of an additional 1,200,000 Private Placement Warrants $0.50 per Private Placement Warrants, generating total gross proceeds of $30,600,000. A total of $30,000,000 of the net proceeds were deposited in the Trust Account, bringing the aggregate proceeds held in the Trust Account to $250,000,000.

Transaction costs amounted to $5,744,938, consisting of $5,000,000 of underwriting fees and $744,938 of offering costs. As of June 30, 2019, $141,069 of cash was held outside of the Trust Account and is available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

TKK SYMPHONY ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2019

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

TKK Symphony Sponsor 1 (the “Sponsor”) and the other initial shareholders (collectively, the “Initial Shareholders”) have agreed (a) to vote their Founder Shares (as defined in Note 5), and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination; (b) not to propose, or vote in favor of, an amendment to the Company’s Amended and Restated Memorandum and Articles of Association with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) to waive the right to receive potential extension warrants for any Founder Shares in connection with an extension of the period of time for the Company to consummate a Business Combination, as described in the following paragraph; (d) not to convert any Founder Shares (as well as any Public Shares purchased during or after the Initial Public Offering) into the right to receive cash from the Trust Account in connection with a shareholder vote to approve a Business Combination (or sell any shares in a tender offer in connection with a Business Combination if the Company does not seek shareholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Memorandum and Articles of Association relating to shareholders’ rights or pre-Business Combination activity and (e) that the Founder Shares shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Initial Shareholders will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

The Company has until February 20, 2020 to consummate a Business Combination. However, if the Company anticipates that it may not be able to consummate a Business Combination by February 20, 2020, the Company may, by resolution of the Company’s Board of Directors, extend the period of time to consummate a Business Combination for no more than four months (the “Combination Period”). In order to extend the time available for the Company to consummate a Business Combination, the Company must issue to the holders of record of its Public Shares on February 20, 2020 one warrant to purchase one-half of one ordinary per share for an aggregate of up to 25,000,000 warrants.

If the Company is unable to complete a Business Combination within the Combination Period, it will trigger the automatic winding up, dissolution and liquidation pursuant to the terms of the Company’s Amended and Restated Memorandum and Articles of Association. If the Company is forced to liquidate, the amount in the Trust Account (less the aggregate nominal par value of the shares of the Company’s public shareholders) under the Companies Law (2018 Revision) of the Cayman Islands (the “Companies Law”) will be treated as share premium which is distributable under the Companies Law provided that immediately following the date on which the proposed distribution is proposed to

TKK SYMPHONY ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2019

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

be made, the Company is able to pay the debts as they fall due in the ordinary course of business. If the Company is forced to liquidate the Trust Account, the public shareholders would be distributed the amount in the Trust Account calculated as of the date that is two days prior to the distribution (including any accrued interest, net of taxes payable).

In order to protect the amounts held in the Trust Account, TKK Capital Holding, an affiliate of the Sponsor, has agreed to be liable to the Company, if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below $10.00 per share. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, TKK Capital Holding will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that TKK Capital Holding will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity

The Company has principally financed its operations from inception using proceeds from the sale of its equity securities to its shareholders prior to the Initial Public Offering and such amount of proceeds from the Initial Public Offering that were placed in an account outside of the Trust Account for working capital purposes. As of June 30, 2019, the Company had $141,069 in its operating bank accounts, $255,043,484 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and a working capital deficit of $240,490. In February 2019, the Sponsor committed to provide an aggregate of $300,000 in loans to the Company and in April 2019, the Sponsor committed to provide an additional aggregate amount of $300,000 in loans to the Company. The loans, as well as any future loans that may be made by the Company’s Sponsor (or its affiliates), will be evidenced by notes and will only be repaid upon the completion of a Business Combination. Up to $1,000,000 of the notes may be converted into warrants. As of June 30, 2019, the Company had $350,000 outstanding under the loans. Based on the foregoing, the Company believes it will have sufficient cash to meet its needs through February 20, 2020, its scheduled liquidation date.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period ended December 31, 2018 as filed with the SEC on March 11, 2019,

TKK SYMPHONY ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2019

(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

which contains the audited financial statements and notes thereto. The interim results for the three and six months ended June 30, 2019 are not necessarily indicative of the results to be expected for the year ending December 31, 2019 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2019 and December 31, 2018.

Marketable Securities Held in Trust Account

At June 30, 2019 and December 31, 2018, the assets held in the Trust Account were substantially held in U.S. Treasury Bills.

TKK SYMPHONY ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2019

(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2019 and December 31, 2018, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision is zero for the period presented.

Net Loss per Ordinary Share

Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption at June 30, 2019, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of (1) warrants sold in the Public Offering and private placement to purchase 19,000,000 ordinary shares and (2) rights sold in the Initial Public Offering that convert into 2,500,000 ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants and the conversion of the rights into ordinary shares are contingent upon the occurrence of future events. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the periods presented.

TKK SYMPHONY ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2019

(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Reconciliation of Net Loss per Ordinary Share

The Company’s net income (loss) is adjusted for the portion of income that is attributable to ordinary shares subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per ordinary share is calculated as follows:

	Three Months Ended June 30,		Six Months Ended June 30,	For the Period from February 5, 2018 (Inception) Through June 30,
	2019	2018	2019	2018
Net income (loss)	$1,156,951	$(9,344)	$2,413,793	$(39,859)
Less: Income attributable to ordinary shares subject to possible redemption	(1,606,172)	—	(3,092,653)	—
Adjusted net loss	$(449,221)	(9,344)	(678,860)	$(39,859)
Weighted average shares outstanding, basic and diluted	6,919,375	5,500,000	6,907,913	5,500,000
Basic and diluted net loss per ordinary share	$(0.06)	$(0.00)	$(0.10)	$(0.01)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At June 30, 2019 and December 31, 2018, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures” (“ASC 820”), approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 25,000,000 Units at a purchase price of $10.00 per Unit, inclusive of 3,000,000 Units sold to the underwriters on August 22, 2018 upon the underwriters’ election to partially exercise their over-allotment option. Each Unit consists of one ordinary share, one warrant (“Public Warrant”) and one right (“Public Right”). Each Public Warrant entitles the holder to purchase one-half of one ordinary share at an exercise price of $11.50 per whole share (see Note 7). Each Public Right entitles the holder to receive one-tenth of one ordinary share at the closing of a Business Combination (see Note 7).

TKK SYMPHONY ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2019

(Unaudited)

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, Symphony Holdings Limited (“Symphony”) purchased an aggregate of 11,800,000 Private Placement Warrants at $0.50 per Private Placement Warrant for an aggregate purchase price of $5,900,000. On August 22, 2018, the Company consummated the sale of an additional 1,200,000 Private Placement Warrants at a price of $0.50 per Private Placement Warrant, generating gross proceeds of $600,000. Each Private Placement Warrant is exercisable to purchase one-half of one ordinary share at an exercise price of $11.50 per whole share (see Note 5). The proceeds from of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants (i) are not redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchaser or any of its permitted transferees. If the Private Placement Warrants are held by holders other than the initial purchasers or any of their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants. In addition, the Private Placement Warrants may not be transferable, assignable or salable until the consummation of a Business Combination, subject to certain limited exceptions.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In March 2018, the Company issued an aggregate of 5,750,000 ordinary shares to the Sponsor (“Founder Shares”) for an aggregate purchase price of $25,000. On August 15, 2018, the Company effectuated a 1.1-for-1 share dividend resulting in an aggregate of 6,325,000 Founder Shares outstanding. The 6,325,000 Founder Shares included an aggregate of up to 825,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the initial shareholders would collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option to purchase 3,000,000 Units and the waiver of the remainder of their overallotment option, 750,000 Founder Shares are no longer subject to forfeiture and 75,000 Founder Shares were forfeited.

The Initial Shareholders have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until (1) with respect to 50% of the Founder Shares, the earlier of six months after the completion of a Business Combination and the date on which the closing price of the ordinary shares equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period commencing after a Business Combination and (2) with respect to the remaining 50% of the Founder Shares, one year after the completion of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Promissory Note — Related Party

On March 31, 2018, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company borrowed an aggregate principal amount of $299,784. The Promissory Note is non-interest bearing and payable on the earlier of December 31, 2018 or the closing of the Initial Public Offering. The Promissory Note was repaid in full in August 2018.

TKK SYMPHONY ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2019

(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Advance from Related Party

TKK Capital Holding advanced the Company an aggregate of $140,237 to be used for the payment of costs related to the Initial Public Offering. The advance is unsecured, non-interest bearing and due on demand. The advances were repaid in full in August 2018.

Administrative Services Agreement

The Company entered into an agreement, commencing on August 15, 2018 through the earlier of the consummation of a Business Combination or the Company’s liquidation, to pay an affiliate of the Company’s Chief Executive Officer a monthly fee of $15,000 for general and administrative services, including office space, utilities and administrative services, which replaced the Company’s prior arrangement of reimbursing the Sponsor for its office lease. For the three and six months ended June 30, 2019, the Company incurred $45,000 and $90,000 in fees for these services. At June 30, 2019 and December 31, 2018, there are $7,500 in administrative fees included in accounts payable and accrued expenses in the accompanying condensed balance sheets.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the initial shareholders, the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,000,000 of the Working Capital Loans may be converted into warrants at a price of $0.50 per warrant. The warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

In February 2019, the Sponsor committed to provide an aggregate of $300,000 in loans to the Company and in April 2019, the Sponsor committed to provide an additional aggregate amount of $300,000 in loans to the Company. The loans, as well as any future loans that may be made by the Sponsor (or its affiliates), will be evidenced by notes and would either be repaid upon the consummation of a Business Combination or up to $1,000,000 of the notes may be converted into warrants at a price of $0.50 per warrant at the option of the lender. As of June 30, 2019 and December 31, 2018, there was $350,000 and $0 outstanding under the loans, which has been recorded as advances from related party in the accompanying condensed balance sheet.

NOTE 6. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on August 15, 2018, the holders of the Founder Shares, Private Placement Warrants (and their underlying securities), Representative Shares (as defined in Note 7) and any warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) are entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares are to be released from escrow. The holders of a majority of the Private Placement Warrants (and underlying securities) and warrants issued in payment of Working Capital Loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Notwithstanding anything herein to the contrary, EarlyBirdCapital, Inc. (“EarlyBirdCapital”) and/or its designees may only make a demand registration (i) on one occasion and (ii) during the five year period beginning on the effective date of the registration statements related to

TKK SYMPHONY ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2019

(Unaudited)

NOTE 6. COMMITMENTS (cont.)

the Initial Public Offering. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Business Combination Marketing Agreement

The Company has engaged EarlyBirdCapital as an advisor in connection with a Business Combination to assist the Company in locating target businesses, holding meetings with its shareholders to discuss a potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing securities, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with a Business Combination. The Company will pay EarlyBirdCapital a cash fee equal to 3.5% of the gross proceeds of the Initial Public Offering for such services upon the consummation of a Business Combination (exclusive of any applicable finders’ fees which might become payable). The Company will also pay EarlyBirdCapital a cash fee equal to 1.0% of the transaction value if EarlyBirdCapital locates the target business with which the Company consummates a Business Combination.

NOTE 7. SHAREHOLDERS’ EQUITY

Preferred Shares — The Company is authorized to issue 2,000,000 preferred shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At June 30, 2019 and December 31, 2018, there were no preferred shares issued or outstanding.

Ordinary Shares — The Company is authorized to issue 200,000,000 ordinary shares with a par value of $0.0001 per share. Holders of the ordinary shares are entitled to one vote for each share. At June 30, 2019 and December 31, 2018, there were 6,963,686 and 6,896,324 ordinary shares issued and outstanding, excluding 24,486,314 and 24,553,676 ordinary shares to possible redemption, respectively.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional ordinary shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon the exercise of the Public Warrants is not effective within 90 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Public Warrants:

•                in whole and not in part;

•                at a price of $0.01 per warrant;

•                at any time while the Public Warrants are exercisable;

•                upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder;

•                if, and only if, the reported last sale price of the Company’s ordinary shares equals or exceeds $18.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to the warrant holders; and

TKK SYMPHONY ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2019

(Unaudited)

NOTE 7. SHAREHOLDERS’ EQUITY (cont.)

•        if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a capitalization of shares, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their exercise price or issuance of potential extension warrants in connection with an extension of the period of time for the Company to complete a Business Combination. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Rights — Except in cases where the Company is not the surviving company in a Business Combination, each holder of a Public Right will automatically receive one-tenth (1/10) of an ordinary share upon consummation of a Business Combination, even if the holder of a Public Right converted all ordinary shares held by him, her or it in connection with a Business Combination or an amendment to the Company’s Amended and Restated Memorandum and Articles of Association with respect to its pre-business combination activities. In the event that the Company will not be the surviving company upon completion of the initial Business Combination, each holder of a Public Right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of a share underlying each Public Right upon consummation of the Business Combination. No additional consideration will be required to be paid by a holder of Public Rights in order to receive his, her or its additional ordinary shares upon consummation of a Business Combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of Public Rights to receive the same per share consideration the holders of ordinary shares will receive in the transaction on an as-converted into ordinary shares basis.

The Company will not issue fractional shares in connection with an exchange of Public Rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Cayman Islands law. As a result, the holders of the Public Rights must hold rights in multiples of 10 in order to receive shares for all of the holders’ rights upon closing of a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Rights will not receive any of such funds with respect to their Public Rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Rights, and the Public Rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the Public Rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

Representative Shares

At the closing of the Initial Public Offering, the Company issued EarlyBirdCapital (and its designees) 200,000 ordinary shares (the “Representative Shares”). The Company accounted for the Representative Shares as an expense of the Initial Public Offering, resulting in a charge directly to shareholders’ equity. The Company estimated that the fair value of Representative Shares was $2,000,000 based upon the offering price of the Units of $10.00 per Unit. EarlyBirdCapital has agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, EarlyBirdCapital (and its designees) has agreed (i) to waive its redemption rights with respect

TKK SYMPHONY ACQUISITION CORPORATION

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2019

(Unaudited)

NOTE 7. SHAREHOLDERS’ EQUITY (cont.)

to such shares in connection with the completion of a Business Combination (ii) to waive its right to receive potential extension warrants with respect to such shares in connection with an extension of the period of time for the Company to consummate a Business Combination, and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2019 and December 31, 2018, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2019	December 31, 2018
Assets:
Marketable securities held in Trust Account	1	$255,043,484	$251,886,105

NOTE 9. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Glory Star New Media Group Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Glory Star New Media Group Limited (the “Company”) as of December 31, 2017 and 2018, the related consolidated statements of income and comprehensive income, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

We have served as the Company’s auditor since 2019.

New York, United States

October 15, 2019

GLORY STAR NEW MEDIA GROUP LIMITED

CONSOLIDATED BALANCE SHEETS
(In U.S. dollars in thousands, except share and per share data)

	As of December 31,
	2017	2018
Assets
Current assets:
Cash and cash equivalents	$5,186	$2,437
Restricted cash	459	—
Accounts receivable, net	6,741	35,507
Prepaid expenses	12,796	6,899
Other current assets	363	212
Total current assets	25,545	45,055
Property and equipment, net	730	538
Intangible assets, net	—	18
Deferred tax assets	815	544
Unamortized produced content, net	779	4,680
Long-term accounts receivable, net	3,861	3,493
TOTAL ASSETS	$31,730	$54,328

Liabilities, Mezzanine and Stockholders’ Equity
Current liabilities:
Short-term bank loans	$1,530	$10,199
Notes payable	459	—
Accounts payable	25	806
Advances from customers	996	245
Accrued liabilities and other payables	713	7,551
Other taxes payable	128	1,195
Due to related parties	16,142	1,255
Total current liabilities	19,993	21,251
Total liabilities	19,993	21,251

Commitments and contingencies (see note 16)
Mezzanine equity	$—	$9,031
Stockholders’ equity
Ordinary shares (par value of $0.01 per share; 5,000,000 shares authorized as of December 31, 2017 and 2018; 2,000,000 shares issued and outstanding as of December 31, 2017 and 2018, respectively;)*	20	20
Subscription receivable	(20)	(20)
Additional paid-in capital	271	599
Statutory reserve	384	412
Retained earnings	10,677	23,254
Accumulated other comprehensive income (loss)	405	(607)
Total Glory Star New Media Group Limited stockholders’ equity	11,737	23,658
Non-controlling interest	—	388
Total equity	11,737	24,046

TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$31,730	$54,328

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization.

The accompanying notes are an integral part of these consolidated financial statements.

GLORY STAR NEW MEDIA GROUP LIMITED

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In U.S. dollars in thousands, except share and per share data)

	For the years ended December 31,
	2017	2018
Revenues	$33,237	$57,801

Operating expenses:
Cost of revenues	19,443	37,352
Selling and marketing	1,656	3,250
General and administrative	1,698	3,214
Research and development expense	166	502
Total operating expenses	22,963	44,318

Income from operations	10,274	13,483
Other (expenses) income:
Interest expense, net	(45)	(497)
Other income, net	—	301
Total other expense	(45)	(196)

Income before income tax	10,229	13,287
Income tax (benefit) expense	(789)	241
Net income	11,018	13,046
Less: Net income attributable to non-controlling interests	—	143
Net income attributable to Glory Star New Media Group Limited’s shareholders	$11,018	$12,903

Other comprehensive income (loss)
Unrealized foreign currency translation gain (loss)	409	(1,036)
Comprehensive income	11,427	12,010
Less: Comprehensive loss attributable to non-controlling interests	—	(24)
Comprehensive income attributable to Glory Star New Media Group Limited’s shareholders	$11,427	$12,034

Net income per ordinary share
Basic and diluted	$5.51	$6.45

Weighted average shares used in calculating net income per ordinary share
Basic and diluted*	2,000,000	2,000,000

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization

The accompanying notes are an integral part of these consolidated financial statements.

GLORY STAR NEW MEDIA GROUP LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In U.S. dollars in thousands, except share and per share data)

	Ordinary shares		Subscription receivable	Additional paid-in capital	Retain earnings	Statutory reserve	Accumulated other comprehensive (loss) income	Total stockholders’ equity	Non- controlling interests	Total Equity
	Shares*	Amount
Balance as of December 31, 2016	2,000,000	$20,000	$(20,000)	$725	$43	$—	$(4)	$764	$—	$764
Appropriation to statutory reserve	—	—	—	—	(384)	384	—	—	—	—
Net income	—	—	—	—	11,018	—	—	11,018	—	11,018
Acquisition of a related party	—	—	—	(454)	—	—	—	(454)	—	(454)
Foreign currency translation adjustment	—	—	—	—	—	—	409	409	—	409

Balance as of December 31, 2017	2,000,000	$20,000	$(20,000)	$271	$10,677	$384	$405	$11,737	$—	$11,737
Shareholder contribution	—	—	—	328	—	—	—	328	—	328
Non-controlling interest contribution	—	—	—	—	—	—	—	—	269	269
Accretion of mezzanine equity	—	—	—	—	(298)	—	—	(298)	—	(298)
Appropriation to statutory reserve	—	—	—	—	(28)	28	—	—	—	—
Net income	—	—	—	—	12,903	—	—	12,903	143	13,046
Foreign currency translation adjustment	—	—	—	—	—	—	(1,012)	(1,012)	(24)	(1,036)
Balance as of December 31, 2018	2,000,000	$20,000	$(20,000)	$599	$23,254	$412	$(607)	$23,658	$388	$24,046

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization.

The accompanying notes are an integral part of these consolidated financial statements.

GLORY STAR NEW MEDIA GROUP LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. dollars in thousands)

	For the years ended December 31,
	2017	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,018	$13,046

Adjustments to reconcile net income to net cash used in operating activities:
Allowance for doubtful accounts	649	1,410
Depreciation and amortization	156	297
Deferred Tax Asset	(789)	241
Changes in assets and liabilities
Accounts receivable, net	(6,843)	(31,689)
Prepaid expenses	(12,181)	5,480
Other current assets	(324)	144
Long-term accounts receivable	(4,036)	295
Unamortized produced content	(754)	(4,085)
Notes payable	444	(453)
Accounts payable	(327)	811
Advances from customers	918	(730)
Accrued liabilities and other payables	643	3,561
Other taxes payable	108	1,113
Amounts due to related parties	26	(27)
Net cash used in operating activities	(11,292)	(10,586)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment and intangible assets	(862)	(153)
Net cash used in investing activities	(862)	(153)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings	1,481	12,089
Repayments of short-term borrowings	—	(3,022)
Proceeds from related parties	16,662	1,294
Repayments to related parties	(1,066)	(12,339)
Contribution from shareholder	—	343
Contribution from NCI	—	259
Proceeds from mezzanine equity investment	—	9,069
Net cash provided by financing activities	17,077	7,693

Effect of exchange rate changes	199	(162)

Net increase (decrease) in cash, cash equivalents and restricted cash	5,122	(3,208)
Cash, cash equivalents and restricted cash, at beginning of year	523	5,645
Cash, cash equivalents and restricted cash, at end of year	$5,645	$2,437

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interests paid	$8	$371

GLORY STAR NEW MEDIA GROUP LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. dollars in thousands, except share and per share data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

On November 30, 2018, Glory Star New Media Group Limited (“Glory Star”) was incorporated as an exempted company with limited liability under the laws of the Cayman Islands.

On December 18, 2018, Glory Star New Media Group HK Limited (“Glory Star HK”) was established as a wholly-owned subsidiary formed in accordance with laws and regulations of Hong Kong. Glory Star HK is a holding company and holds all the equity interests of Glory Star New Media (Beijing) Technology Co., Ltd. (“WFOE”), which was established in the PRC on March 13, 2019.

Xing Cui Can International Media (Beijing) Co., Ltd (“Xing Cui Can”) was incorporated in Beijing on September 7, 2016 under the laws of the People’s Republic of China (“PRC” or “China”). It is a holding company with no business operation.

Horgos Glory Star Media Co., Ltd. (“Horgos”) was incorporated in Horgos Economic District, Xinjiang province, China on November 1, 2016 under the laws of the People’s Republic of China (“PRC” or “China”). Horgos is a leading provider and operator of premium lifestyle contents through mobile internet in China.

Horgos formed some subsidiaries in PRC at the following dates:

•        Glory Star Media (Beijing) Co., Ltd.(“Glory Star Beijing”), a company incorporated on December 9, 2016 in Beijing is wholly owned by Horgos.

•        Leshare Star (Beijing) Technology Co., Ltd. (“Beijing Leshare”), a company incorporated on March 28, 2016 in Beijing is wholly owned by Horgos.

•        Horgos Glary Prosperity Culture Co., Ltd. (“Glary Prosperity”), was incorporated on December 14, 2017 in Horgos Economic District, Xinjiang province and 51% of its shareholding was acquired by Horgos. Horgos Glary Wisdom formed a branch of Horgos Glary Prosperity Culture Co., Ltd. Beijing Branch (“Glary Prosperity Beijing Branch”) on May 8, 2018.

•        Shenzhen Leshare Investment Co., Ltd. (“Shenzhen Leshare”), a company incorporated on June 27, 2018 in ShenZhen, Guangdong province is wholly owned by Horgos. Shenzhen Leshare is dormant as of December 31, 2018.

•        Horgos Glary Wisdom Marketing Planning Co., Ltd. (“Horgos Glary Wisdom”) was incorporated on June 13, 2018 in Horgos Economic District, Xinjiang province and 51% of its shareholding was acquired by Horgos. Horgos Glary Wisdom formed a subsidiary as Glary Wisdom (Beijing) Marketing Planning Co., Ltd. (“Beijing Glary Wisdom”) on September 10, 2018.

As described below, Glory Star, through a restructuring which is accounted for as a reorganization of entities under common control (the “Reorganization”), became the ultimate parent entity of its subsidiaries and its variable interest entities (“VIEs”), Xing Cui Can and Horgos. Accordingly, Glory Star consolidates Xing Cui Can and Horgos’ operations, assets and liabilities. Glory Star, its subsidiaries, VIEs and VIEs’ subsidiaries, are collectively hereinafter referred as the “Company”.

Reorganization

In September 2019, WFOE has entered into a series of contractual arrangements with (i) Xing Cui Can and its shareholders, and (ii) Horgos and its shareholders, which allow Glory Star to exercise effective control over Xing Cui Can and Horgos and receive substantially all the economic benefits of Xing Cui Can and Horgos. These contractual agreements include Business Cooperation Agreement, Exclusive Option Agreement, Share Pledge Agreement, Proxy Agreement and Power of Attorney and Master Exclusive Service Agreement (collectively “VIEs Agreements”). Glory Star together with its wholly-owned subsidiary Glory Star HK and WFOE and its VIEs and VIEs’ subsidiaries were effectively controlled by the same shareholders after the reorganization.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

On October 26, 2018, the 47.94% ownership interest of Horgos was transferred to Mr. Zhang Bing from Lead Eastern Investment Co., Ltd. Combined with his indirect 24.64% interest in Horgos through his 53.50% equity shares in Xing Cui Can, who was a shareholder of Horgos holding 46.06% equity, Mr. Zhang Bing directly and indirectly held 72.58% ownership interest of Horgos in aggregate. Hence, as a result, Mr. Zhang Bing became the controlling shareholder of Horgos on the same day. To give a retrospective effect to the reorganization transaction, the consolidated financial statement from January 1, 2017 through December 31, 2017 as of and for the years ended December 31, 2017 and consolidated financial statement from January 1, 2018 through October 25, 2018 were retrospectively presented, including all shares and per share data.

The VIE contractual arrangements

Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in value-added telecommunication services, and certain other business. Glory Star Beijing is considered a foreign-invested enterprise. To comply with PRC laws and regulations, Glory Star primarily conducts its business in China through Xing Cui Can and Horgos and its subsidiaries, based on a series of contractual arrangements. The following is a summary of the contractual arrangements that provide Glory Star with effective control of Glory Star’s VIEs and VIEs’ subsidiaries and that enables it to receive substantially all the economic benefits from its operations.

Each of the VIEs Agreements is described in detail below:

Business Cooperation Agreement

WFOE entered into separate business cooperation agreements with Xing Cui Can and Horgos, and their respective shareholders in September 2019, pursuant to which (1) each VIE shall not enter into any transaction which may materially affect such VIE’s assets, obligations, rights and operations without the written consent of WFOE; (2) each VIE and the VIE shareholders agrees to accept suggestions by WFOE in respect of the employment and dismissal of such VIE’s employees, daily operations, dividend distribution and financial management of such VIE; and (3) the VIE and the VIE shareholders shall only appoint individuals designated by WFOE as the director, general manager, chief financial officer and other senior management members. In addition, Each of the VIE shareholders agree that (i) unless required by WFOE, will not make any decisions or otherwise request the VIE to distribute any profits, funds, assets or property to the VIE shareholders, (ii) or issue any dividends or other distribution with respect to the shares of the VIE held by the VIE shareholders. The term of each of these business cooperation agreements are perpetual unless terminated by WFOE upon thirty (30) days advance notice, or upon the transfer of all shares of the respective VIEs to WFOE (or its designee).

Exclusive Option Agreement

WFOE entered into a separate exclusive option agreement with Xing Cui Can and Horgos, and their respective shareholders in September 2019. Pursuant to these exclusive option agreements, the VIE shareholders have granted WFOE (or its designee) an option to acquire all or a portion of each of their equity interests in the VIEs at the price equivalent to the lowest price then permitted under PRC law. If the equity interests are transferred in installments, the purchase price for each installment shall be pro rata to the equity interests transferred. WFOE may, at its sole discretion, at any time exercise the option granted by the VIE shareholders. Moreover, WFOE may transfer such option to any third party. The VIE shareholders may not, among other obligations, change or amend the articles of association and bylaws of the VIE, increase or decrease the registered capital of the VIEs, sell, transfer, mortgage or dispose of their equity interest in any way, or incur, inherit, guarantee or assume any debt except for debts incurred in the ordinary course of business unless otherwise expressly agreed to by WFOE, and enter into any material contracts except in the ordinary course of business unless otherwise expressly agreed to by WFOE. The term of each of these exclusive option agreements is 10 years and will be extended automatically for successive 5-year terms except where WFOE provides prior written notice otherwise. The exclusive option agreements may be terminated by WFOE upon thirty (30) days advance notice, or upon the transfer of all shares of the respective VIEs to WFOE (or its designee).

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

Share Pledge Agreement

WFOE entered into a separate share pledge agreement with Xing Cui Can and Horgos, and their respective shareholders in September 2019. Pursuant to these share pledge agreements, the VIE shareholders have pledged all of their equity interests in the VIEs as priority security interest in favor of WFOE to secure the performance of the VIEs and their shareholders’ performance of their obligations under, where applicable, (i) Master Exclusive Service Agreement, (ii) Business Cooperation Agreement, and (iii) the Exclusive Option Agreement (collectively the “Principal Agreements”). WFOE is entitled to exercise its right to dispose of the VIE shareholders’ pledged interests in the equity of the VIE in the event that either the VIE shareholders or the VIE fails to perform their respective obligations under the Principal Agreements. The equity pledges on the VIE’s equity interests are in the process of being registered with the Market Supervision Administration Authority in China. The equity pledge agreements will remain in full force and remain effective until the VIE and the VIE shareholders have satisfied their obligations under the Principal Agreements.

Proxy Agreement and Power of Attorney

WFOE entered into a separate Proxy Agreement and Power of Attorney with Xing Cui Can and Horgos, and their respective shareholders in September 2019. Pursuant to the proxy agreement and power of attorney, each VIE shareholders irrevocably nominates and appoints WFOE or any natural person designated by WFOE as its attorney-in-fact to exercise all rights of such VIE equity holder has in such VIE, including, but not limited to, (i) execute and deliver any and all written decisions and to sign any minutes of meetings of the board or shareholder of the VIE, (ii) to make shareholder’s decision on any matters of the VIE, including without limitations, the sale, transfer, mortgage, pledge or disposal of any or all of the assets of the VIE, (iii) to sell, transfer, pledge or dispose of any or all shares in the VIE, (iv) to nominate, appoint, or remove the directors, supervisors and senior management members of the VIE when necessary, (v) to oversee the business performance of the VIE, (vi) to have full access to the financial information of the VIE, (vii) to file any shareholder lawsuits or to take other legal actions against the VIE’s directors or senior management members, (viii) to approve annual budget or declare dividends, (ix) to manage and dispose of the assets of the VIE, (x) to have the full rights to control and manage the VIE’s finance, accounting and daily operations, (xi) to approve filing of any documents with the relevant governmental authorities or regulatory bodies, and (xii) any other rights provided by the VIE’s charters and/or the relevant laws and regulations on the VIE shareholders. The proxy agreement and power of attorney shall remain in effect during the term of the Exclusive Service Agreement.

Confirmation and Guarantee Letter

Each of the VIE shareholders signed a confirmation and guarantee letter in September 2019, pursuant to which each VIE equity holder agreed that to fully implement the arrangements set forth in the Principal Agreements, Share Pledge Agreement, and the Proxy Agreement and Power of Attorney, and agrees to not carry out any act which may be contrary to the purpose or intent of such agreements.

Master Exclusive Service Agreement

WFOE entered into separate exclusive service agreement with Xing Cui Can and Horgos in September 2019, pursuant to which WFOE provides exclusive technology support and services, staff training and consultation services, public relation services, market development, planning and consultation services, human resource management services, licensing of intellectual property, and other services as determined by the parties. In exchange, the VIEs pay service fees to WFOE equal to the pre-tax profits of the VIEs less (i) accumulated losses of the VIEs and their subsidiaries in the previous financial year, (ii) operating costs, expenses, and taxes, and (iii) reasonable operating profit under applicable PRC tax law and practices. During the term of these agreements, WFOE has the right to adjust the amount and time of payment of the service fees at its sole discretion without the consent of the VIEs. WFOE (or its service provider) will own any intellectual property arising from the performance of these agreements. The term of each of these exclusive service agreements are perpetual unless terminated by WFOE upon thirty (30) advance notice, or upon the transfer of all shares of the respective VIEs to WFOE (or its designee)10 years under the Option Agreement.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

Risks in relation to the VIE structure

Glory Star believes that the contractual arrangements with its VIEs and their respective shareholders are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the GIP’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could:

•        revoke the business and operating licenses of the Company’s PRC subsidiary and VIEs;

•        discontinue or restrict the operations of any related-party transactions between the Company’s PRC subsidiary and VIEs;

•        limit the Company’s business expansion in China by way of entering into contractual arrangements;

•        impose fines or other requirements with which the Company’s PRC subsidiary and VIEs may not be able to comply;

•        require the Company or the Company’s PRC subsidiary and VIEs to restructure the relevant ownership structure or operations; or

•        restrict or prohibit the Company’s use of the proceeds of the additional public offering to finance.

Total assets and liabilities presented on the Company’s Consolidated Balance Sheets and revenue, expense, net income presented on Consolidated Statements of Operations as well as the cash flow from operating, investing and financing activities presented on the Consolidated Statements of Cash Flows are substantially the financial position, operation and cash flow of the Glory Star’s VIEs and subsidiaries of VIEs. Glory Star has not provided any financial support to VIEs for the years ended December 31, 2017 and 2018. The following financial statements amounts and balances of the VIEs and VIEs’ subsidiaries were included in the consolidated financial statements as of December 31, 2017 and 2018 and for the year ended December 31, 2017 and 2018:

	As of December 31,
	2017	2018
Total assets	$31,730	$54,328
Total liabilities and mezzanine equity	$19,993	$30,282
	For the years ended December 31,
	2017	2018
Total revenues	$33,237	$57,801
Net income	$11,018	$13,046

Net cash used in operating activities	$(11,292)	$(10,586)
Net cash used in by investing activities	$(862)	$(153)
Net cash provided by financing activities	$11,077	$7,693

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the financial statements of the Company, its subsidiaries, its VIEs and its VIEs’ subsidiaries. All inter-company transactions and balances have been eliminated upon consolidation.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(b) Use of estimates

The preparation of financial statements in conformity with US GAAP requires to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and accompanying notes, including allowance for doubtful accounts, the useful lives of property and equipment, impairment of long-lived assets and valuation allowance for deferred tax assets. Actual results could differ from those estimates.

(c) Fair Value Measurement

The Company applies ASC Topic 820, Fair Value Measurements and Disclosures which defines fair value, establishes a framework for measuring fair value and expands financial statement disclosure requirements for fair value measurements.

ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability (an exit price) on the measurement date in an orderly transaction between market participants in the principal or most advantageous market for the asset or liability.

ASC Topic 820 specifies a hierarchy of valuation techniques, which is based on whether the inputs into the valuation technique are observable or unobservable. The hierarchy is as follows:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value. Unobservable inputs are valuation technique inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Management of the Company is responsible for considering the carrying amount of cash and cash equivalents, restricted cash, accounts receivable, other current assets, short-term bank loans, notes payable, accounts payable, advances from customers, accrued liabilities and other payables and other taxes payable based on the short-term maturity of these instruments to approximate their fair values because of their short-term nature.

(d) Cash and cash equivalents

Cash consists of cash on hand and cash in banks. The Company maintains cash with various financial institutions in China. As of December 31, 2017 and 2018, cash balances are $5,186 and $2,437, respectively, are uninsured. The Company has not experienced any losses in bank accounts and believes it is not exposed to any risks on its cash in bank accounts.

(e) Restricted cash

Restricted cash consists of cash deposits held by a bank to secure bank acceptance note payable. As of December 31, 2017 and 2018, restricted cash amounted to $459 and $nil, respectively.

(f) Accounts Receivable, net

Accounts receivable represent the amounts that the Company has an unconditional right to consideration when the Company has satisfied its performance obligation. The balance of accounts receivable expected to be collected in 12 months is classified as current assets, while the balance of accounts receivable expected to be collected over

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

12 months is classified as long-term accounts receivable, net. The Company does not have any contract assets since revenue is recognized when control of the promised goods or services is transferred and the payment from customers is not contingent on a future event. Due to the quota system set by the local government tax authority to manage Value Added Tax (“VAT”), a proportion of accounts receivable are unbilled as of balance sheet date.

The Company maintains allowance for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debt, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to estimate the allowance. Past due accounts are generally written off against the allowance for bad debts only after all collection attempts have been exhausted and the potential for recovery is considered remote.

(g) Unamortized produced content

Produced content includes direct production costs, production overhead and acquisition costs and is stated at the lower of unamortized cost or estimated fair value. Produced content also includes cash expenditures made to enter into arrangements with third parties to co-produce certain of its productions.

The Company uses the individual-film-forecast-computation method and amortizes the produced content based on the ratio of current period actual revenue (numerator) to estimated remaining unrecognized ultimate revenue as of the beginning of the fiscal year (denominator) in accordance with ASC 926. Ultimate revenue estimates for the produced content are periodically reviewed and adjustments, if any, will result in prospective changes to amortization rates. When estimates of total revenues and other events or changes in circumstances indicate that a film or television series has a fair value that is less than its unamortized cost, a loss is recognized currently for the amount by which the unamortized cost exceeds the film or television series’ fair value. For the years ended December 31, 2017 and 2018, $5,063 and $16,269 were amortized to the cost of sales. As of December 31, 2017 and 2018, no impairment allowance was recorded.

(h) Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and depreciated on a straight-line basis over the estimated useful lives of the assets. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income/loss in the year of disposition. Estimated useful lives are as follows:

Estimated Useful Life
Electric equipment	3 Years
Office equipment and furniture	3 – 5 Years
Leasehold improvement	Shorter of useful life or lease term

(i) Impairment of Long-lived Assets

In accordance with ASC Topic 360, the Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not record any impairment charge for the years ended December 31, 2017 and 2018.

(j) Notes Payable

Bank acceptance notes payable represents amount due to a bank which is collateralized. The bank acceptance notes payable is secured by the Company’s restricted cash which is on deposit with the lender. At December 31, 2017 and 2018, the Company’s bank acceptance notes payable amounted to $459 and $nil.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(k) Advances from customers

Advances from customers amounted to $996 and $245 at December 31, 2017 and 2018, respectively, which represent advance payment received from our customers for merchandise that had not yet been shipped or services that had not yet been provided.

The Company will recognize the advances as revenue when it has transferred control of the goods or services to which the advances relate, and has no obligation under the contract to transfer additional goods or services, and the consideration received from the customer is nonrefundable.

(l) Value Added Tax

Horgos and its China subsidiaries are subject to VAT for providing services and sales of products.

The amount of VAT liability is determined by applying the applicable tax rates to the invoiced amount of services provided and sales of products (output VAT) less VAT paid on purchases made with the relevant supporting invoices (input VAT). The Company reports revenue net of PRC’s VAT for all the periods presented in the consolidated statements of operations.

(m) Revenue Recognition

The Company early adopted the new revenue standard Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, starting January 1, 2017 using the modified retrospective method for contracts that were not completed as of December 31, 2016. The adoption of this ASC 606 did not have a material impact on the Company’ s consolidated financial statements.

The core principle of this new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•        Step 1: Identify the contract with the customer

•        Step 2: Identify the performance obligations in the contract

•        Step 3: Determine the transaction price

•        Step 4: Allocate the transaction price to the performance obligations in the contract

•        Step 5: Recognize revenue when the company satisfies a performance obligation

The Company mainly offers and generates revenue from the copyright licensing of self-produced content, advertising and customized content production and others. Revenue recognition policies are discussed as follows:

Copyright revenue.

The Company produces TV series featuring lifestyle, culture and fashion, and licenses the copyright of the TV series on an episode basis to the customer for broadcast in a period of time. The series of episode are substantially the same and that have the same pattern of transfer to the customer. The copyright revenue is recognized based on the number of episodes delivered and made available for use by the licensee over the service period. The customers are usually required to pay the consideration quarterly after the Company fulfills its performance obligations.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Advertising revenue

The Company generates revenue from sales of various forms of advertising on its TV series and streaming contents by ways of 1) advertisement display, or 2) integration of promotion activities in TV series and contents to be broadcasted. Advertising contracts are signed to establish the different contract price for different advertising scenarios, and also agree the advertising period. The Company receives purchase order from the customers before the broadcast, which specifies the advertising contents in different scenarios. After broadcast, the Company would agree the services monthly with its customers through an execution sheet. Where collectability is reasonably assured, revenue is recognized based on the execution sheet on a monthly basis.

The Company enters into advertising contracts directly with advertisers or third-party advertising agencies that represent advertisers. Payment terms and conditions vary by contract types, and terms include a requirement of payment from 3 to 13 months. In instances where the time length between the transfer of service and the collection of consideration is more than 12 months, the Company has determined that the advertising contracts generally do not include a significant financing component as the time value of the portion of service with long credit term is insignificant to the whole contract price. Both direct advertisers and third-party advertising agencies are generally billed at the end of the display period and they need the Company to issue VAT invoices to make their payment.

However, because the local government tax authority uses a quota system to manage the VAT tax, it normally either delays the VAT invoices issued or does not issue sufficient VAT invoices. As such, the Company is not able to provide sufficient VAT invoices on a timely manner and piles in increased account receivables. The accounts receivable unexpected to be collected in 12 months are classified as long-term.

Customized content production revenue

The Company produces customized short streaming videos according to its customers’ requirement, and earns fixed fees based on delivery. Revenue is recognized upon the delivery of short streaming videos.

Other Revenues

Other revenue primarily consists of copyrights trading of purchased TV-series and the sales of products on Taobao platform. For copyright licensing of purchased TV-series, the Company recognize revenue on net basis at a point of time upon the delivery of master tape and authorization of broadcasting right. For sales of product, the Company recognize revenue upon the transfer of products according to the fixed price and production amount in sales orders.

The following table identifies the disaggregation of our revenue for the years ended December 31, 2017 and 2018, respectively:

	For the years ended December 31,
	2017	2018
Revenues from operations:
Copyrights revenue	$10,305	$14,873
Advertising revenue	15,794	35,009
Customized content production revenue	7,004	7,621
Other revenue	134	298
Total	$33,237	$57,801

The Company applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. The Company does not have any significant incremental costs of obtaining contracts with customers incurred and/or costs incurred in fulfilling contracts with customers within the scope of ASC Topic 606, that shall be recognized as an asset and amortized to expenses in a pattern that matches the timing of the revenue recognition of the related contract.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(n) Cost of Revenues

Cost of revenues consists primarily of production cost of TV series and short stream video, labor cost and related benefits, payments to various channel owners for broadcast and purchase cost of goods and copyrights.

(o) Operating Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the lease period.

(p) Selling and Marketing Costs

All costs related to selling and marketing are expensed as incurred.

For the years ended December 31, 2017 and 2018, selling and marketing costs amounted to $1,656 and $3,250, among which advertising expense were $567 and $1,789, respectively.

(q) Income Taxes

The Company accounts for income taxes using the asset/liability method prescribed by ASC 740, “Income Taxes.” Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date.

The Company follows the accounting guidance for uncertainty in income taxes using the provisions of ASC 740 “Income Taxes”. Using that guidance, tax positions initially need to be recognized in the financial statements when it is more likely than not that the position will be sustained upon examination by the tax authorities. The Company identified an uncertain tax position (“UTP”) that the cost allocation between Horgos and Glory Star Beijing, which are taxed currently at 0% and 25% respectively, might not be properly supported and the impact of such UTP has been deducted from accumulative loss when calculating deferred tax assets. The Company does not expect the amount of unrecognized tax benefits would change significantly in the next 12 months.

(r) Foreign Currency Translation

The reporting currency of the Company is the U.S. dollar (“USD”). The functional currency of subsidiaries, VIEs and VIEs’ subsidiaries located in China is the Chinese Renminbi (“RMB”). For the entities whose functional currency is the RMB, result of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income/loss. Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

All of the Company’s revenue and expense transactions are transacted in the functional currency of the operating subsidiaries. The Company does not enter into any material transaction in foreign currencies. Transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The consolidated balance sheet amounts, with the exception of equity, at December 31, 2017 and 2018 were translated at RMB 6.5342 to $1.00 and at RMB6.8632 to $1.00, respectively. Equity accounts were stated at their historical rates. The average translation rates applied to consolidated statements of operations and cash flows for the years ended December 31, 2017 and 2018 were RMB 6.7518 to $1.00 and RMB 6.6174 to $1.00, respectively.

(s) Business Acquisition

The assets acquired and liabilities assumed from the acquired business are recorded at their estimated carrying values on the date of acquisition. As a related party transaction, no step-up on the transferee’s books is recognized, and the difference between the consideration and the carrying value of the assets and liabilities acquired is recorded in additional paid-in capital.

The result of operations of the acquired business is included in the Company’s operating result from the date of acquisition.

(t) Non-controlling Interest

A non-controlling interest in a subsidiary of the Company represents the portion of the equity (net assets) in the subsidiary not directly or indirectly attributable to the Company. Non-controlling interests are presented as a separate component of equity on the Consolidated Balance Sheet and net income and other comprehensive income are attributed to controlling and non-controlling interests.

(u) Segment Reporting

The Company uses the management approach to determine operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s CODM has been identified as the chief executive officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Company.

The Company manages its business as a single operating segment engaged in the new media business in the PRC. Substantially all of its revenues are derived in the PRC. All long-lived assets are located in PRC.ASC 280 “Segment reporting” establishes standards for reporting information on operating segments in interim and annual financial statements.

(v) Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal with if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all significant related party transactions in Note 12.

(w) Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842). The guidance supersedes existing guidance on accounting for leases with the main difference being that operating leases are to be recorded in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. For operating leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

and liabilities. For public companies, the guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application of the guidance is permitted. In July 2018, ASU 2016-02 was updated with ASU 2018-11, Targeted Improvements to ASC 842, which provides entities with relief from the costs of implementing certain aspects of the new leasing standard. Specifically, under the amendments in ASU 2018-11, (1) entities may elect not to recast the comparative periods presented when transitioning to ASC 842 and (2) lessors may elect not to separate lease and nonlease components when certain conditions are met. The Company is in the process of completing its evaluation of the effect of the adoption of this ASU and expects the adoption will result in an increase in the assets and liabilities on the consolidated balance sheets for the operating leases and will have an insignificant impact on the consolidated statements of operations and cash flows.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. The objective of ASU 2018-13 is to improve the effectiveness of disclosures in the notes to the financial statements by removing, modifying, and adding certain fair value disclosure requirements to facilitate clear communication of the information required by generally accepted accounting principles. The amendments are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019 with early adoption permitted upon issuance of this ASU. The Company is currently evaluating the potential impact of this new guidance.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

3. ACQUISITION

On August 31, 2017 (the “Acquisition Date”), Horgos completed the acquisition of 100% of the equity interest of Leshare Star (Beijing) Technology Co., Ltd. (“Beijing Leshare”), a company incorporation in the PRC which is mainly engaged in internet advertising activities and owns a copyright of “Fashion Star Short Video App Leshare Software”. The Company purchased 100% equity interests of Beijing Leshare from 6 individual shareholders with a consideration of $0. Prior to the acquisition, Mr. Zhang Bin was the chief operation officer of Horgos and had 65% equity interests in Beijing Leshare, hence the acquisition was deemed as a related-party transaction.

Beijing Leshare’s assets and liabilities were recorded at their carrying values as of the Acquisition Date, and the results of operations of Beijing Leshare are consolidated with results of operations of the Company, starting on August 31, 2017.

The carrying value of the assets acquired and liabilities assumed from Beijing Leshare are as follows:

August 31, 2017
Cash	$1
Prepaid expenses	45
Other receivable	4
Accounts Payable	(399)
Advances from customers	(52)
Accrued liabilities and other payables	(53)
Net Liabilities Assumed	$(454)

Cash consideration	—
Additional paid-in capital	(454)

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

3. ACQUISITION (cont.)

The acquisition of Beijing Leshare resulted in a deduction of addition paid-in capital of approximately $454, which represents the excess of purchase price over the carrying value of the net liabilities acquired.

For the period from August 31, 2017 to December 31, 2017, revenue and net loss included in the consolidated statements of operations from Beijing Leshare amounted to $194 and $138, respectively.

For the year ended December 31, 2017, acquisition related costs incurred in connection with the combination were insignificant, pursuant to ASC 805, were expensed and included in professional fees on the accompanying consolidated statements of operations and comprehensive income.

4. CURRENT AND LONG TERM ACCOUNTS RECEIVABLE, NET

As of December 31, 2017 and 2018, current and long term accounts receivable consisted of the following:

	As of December 31,
	2017			2018
	Undue	Due	Total	Undue	Due	Total
Accounts receivable – gross	$8,067	3,203	11,270	$17,715	23,285	41,000
Allowance for doubtful accounts	$(445)	(223)	(668)	$(642)	(1,358)	(2,000)
	$7,622	2,980	10,602	$17,073	21,927	39,000
Less:
Long term accounts receivable	$1,939	2,231	4,170	$3,060	626	3,686
Allowance for doubtful accounts – long term	$(137)	(172)	(309)	$(120)	(73)	(193)
Long term accounts receivable, net	$1,802	2,059	3,861	$2,940	553	3,493

Current accounts receivable	$6,128	972	7,100	$14,655	22,659	37,314
Allowances for doubtful accounts – current	$(308)	(51)	(359)	$(522)	(1,285)	(1,807)
Accounts receivables, net	$5,820	921	6,741	$14,133	21,374	35,507

The movement of allowance for doubtful accounts for the years ended December 31, 2017 and 2018 is as the following:

Amount
Balance as of December 31, 2016	$—
Addition	649
Reverse	—
Exchange difference	19
Balance as of December 31, 2017	$668
Addition	1,410
Reverse	—
Exchange difference	(78)
Balance as of December 31, 2018	$2,000

The Company recorded bad debt expense of $649 and $1,410 for the years ended December 31, 2017 and 2018, respectively.

Among the receivable balances as of December 31, 2018, $30,778 of these balances, representing 82% of total accounts receivables, was collected in the subsequent period. The unbilled accounts receivables were amounted to $7,100 and $37,314, respectively, as of December 31, 2017 and 2018

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

5. PREPAID EXPENSES

As of December 31, 2017 and 2018, prepaid expenses consisted of the following:

	As of December 31,
	2017	2018
Prepaid production Fee	$11,725	$6,632
Prepaid guarantee fee for bank borrowings	26	98
Prepaid time-slot fee	996	—
Other prepaid expense	49	169
	$12,796	$6,899

6. OTHER CURRENT ASSETS

As of December 31, 2017 and 2018, other current assets consisted of the following:

	As of December 31,
	2017	2018
Staff advance	$55	$135
VAT Input	189	51
Others	125	37
	369	223
Less: allowance for doubtful accounts	(6)	(11)
	$363	$212

7. PROPERTY AND EQUIPMENT

As of December 31, 2017 and 2018, property and equipment consisted of the following:

	As of December 31,
	2017	2018
Electric equipment	$641	$684
Office equipment and furniture	61	72
Leasehold improvement	189	220
	891	976
Less: accumulated depreciation	(161)	(438)
	$730	$538

For the years ended December 31, 2017 and 2018, depreciation expense amounted to $156 and $297, respectively.

8. ACCRUED LIABILITIES AND OTHER PAYABLES

As of December 31, 2017 and 2018, accrued liabilities and other payables consisted of the following:

	As of December 31,
	2017	2018
Borrowing from former shareholder(1)	$—	$3,438
Co-invest online series production fund received(2)	—	2,557
Payroll payables	589	886
Other payables	124	670
	$713	$7,551

____________

(1)      Borrowing from former shareholder represented the loan from Lead Eastern Investment Co., Ltd, who was the related party of the Company until October 26, 2018.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

8. ACCRUED LIABILITIES AND OTHER PAYABLES (cont.)

(2)      Co-invest online series fund was the investment received from two partners to cooperate with the Company to produce a online series and the earnings of the online series net of cost will be distributed to the Company and those two cooperative partners in accordance with the agreed proportions after the beginning of broadcasting in 2019.

9. OTHER TAXES PAYABLE

As of December 31, 2017 and 2018, other taxes payable consisted of the following:

	As of December 31,
	2017	2018
VAT payable	$82	$972
Other	46	223
	$128	$1,195

10. SHORT-TERM BANK LOANS

Short-term bank loans represent the amounts due to various banks that are due within one year. At December 31, 2017 and 2018, short-term bank loans consisted of the following:

	As of December 31,
	2017	2018
Loan from Bank of Communications(1)	$—	$2,914
Loan from Bank of Beijing	—	2,914
Loan from Huaxia Bank(2)	—	1,457
Loan from China Merchants Bank	1,530	2,914
	$1,530	$10,199

The weighted average interest rate for short-term bank loans was approximately 5.66% and 5.58% for the years ended December 31, 2017, and 2018, respectively. For the years ended December 31, 2017 and 2018, interest expense related to bank loans amounted to $11 and $382, respectively.

(1) On January 4, 2018, Horgos Glory Star entered into a one-year non-revolving loan facility of maximum $2,914 with Bank of Communications, which was guaranteed by Beijing SMEs Credits Re-guarantee Co., Ltd. The Company provided counter-guarantee to Beijing SMEs Credits Re-guarantee Co., Ltd with accounts receivable of $5,682. The loan was fully repaid subsequently, and the guarantee and counter-guarantee were released accordingly.

(2) On August 29, 2018, Glory Star Beijing entered into a bank loan of $1,457 with Huaxia Bank, which was guaranteed by Beijing Haidian Sci-tech Enterprises Financing Guarantee Co., Ltd. The Company provided counter-guarantee to Beijing Haidian Sci-tech Enterprises Financing Guarantee Co., Ltd with accounts receivables of $4,371.

The loan was fully repaid subsequently, and the guarantee and counter-guarantee were released accordingly.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

11. RELATED PARTY TRANSACTIONS

Amounts due to Related Parties

As of December 31, 2017 and 2018, amounts due to related parties consisted of the following:

	As of December 31,
	2017	2018
Lead Eastern Investment Co., Ltd. (“Lead Eastern”)(1)	$16,108	$—
Horgos Contemporary Lujiu Culture Media Co., Ltd.(2)	27	—
Mr. Zhang Bing(3)	7	444
Mr. Lu Jia(4)	—	811
	$16,142	$1,255

____________

(1)      An entity which was former 47.94% shareholder of Horgos before October 26, 2018. The entity was not a related party of the Company since then, as it sold all the Company’s equity shares to the management of the Company.

(2)      An entity controlled by Lead Eastern. As Lead Eastern was no longer a related party of the Company since October 26, 2018, this entity was not a related party of the Company since then.

(3)      Chairman of the board and general manager of Horgos, owning 43.34% shares of Horgos.

(4)      Board member and vice president of Horgos.

The balances of $16,142 and $1,255 as of December 31, 2017 and 2018, respectively, were borrowed from related parties for the Company’s working capital needs. The balances are short-term in nature, non-interest bearing, unsecured and repayable on demand.

Related party transactions

	For the years ended December 31,
	2017	2018
Revenue of Horgos from Beijing Leshare before acquisition	$323	$—
Revenue of Glory Star Beijing from Beijing Leshare before acquisition	42	—
Service Purchased from Beijing Leshare before acquisition	36	—
Service purchased from Horgos Modern Lujiu Culture Co., Ltd.	377	—
Copyright revenue from Hebei Satellite TV(5)	—	489
Time-slot fee to Hebei Satellite TV(5)		326
Loan guaranteed by Lead Eastern	3,061
Loan guaranteed for Lead Eastern	6,122

____________

(5)      Lead Eastern had 49% equity shares of Hebei Satellite TV Media Co., Ltd., thus it was a related party of the Company before October 30,2018. As Lead Eastern was no longer a related party of the Company since October 30, 2018, this entity was not a related party of the Company since then.

12. INCOME TAXES

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

12. INCOME TAXES (cont.)

Hong Kong

On March 21, 2018, the Hong Kong Legislative Council passed The Inland Revenue (Amendment) (No. 7) Bill 2017 (the “Bill”) which introduces the two-tiered profits tax rates regime. The Bill was signed into law on March 28, 2018 and was gazette on the following day. Under the two-tiered profits tax rates regime, the first 2 million Hong Kong Dollar (“HKD”) of profits of the qualifying group entity will be taxed at 8.25%, and profits above HKD2 million will be taxed at 16.5%.

PRC

WFOE, Horgos, Glory Star Beijing, Beijing Leshare, Horgos Glory Prosperity, Shenzhen Leshare, Horgos Glary Wisdom, Beijing Glory Wisdom and Xing Cui Can were incorporated in the PRC and are subject to PRC Enterprise Income Tax (“EIT”) on the taxable income in accordance with the relevant PRC income tax laws. On March 16, 2007, the National People’s Congress enacted a new enterprise income tax law, which took effect on January 1, 2008. The law applies a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises. In the years ended December 31, 2017 and 2018, Beijing Leshare and Beijing Glary Wisdom were recognized as small low-profit enterprise and received a preferential income tax rate of 10%. Horgos, Horgos Glory Prosperity, and Horgos Glary Wisdom are subject to a preferential income tax rate of 0% for a period of about 4 years since their inception until the year of 2020, as they are incorporated in the Horgos Economic District, Xinjiang province.

The reconciliations of the statutory income tax rate and the Company’s effective income tax rate are as follows:

	For the years ended December 31,
	2017	2018
Net income before provision for income taxes	$10,229	$13,287
PRC statutory tax rate	25%	25%
Income tax at statutory tax rate	2,557	3,322

Expenses not deductible for tax purpose	7	11
Changes in valuation allowance	(13)	189
Effect of preferential tax rates granted to the PRC entities	(3,340)	(3,281)
Income tax (benefit) expense	$(789)	$241
Effective tax rates	(7.71)%	1.81%

The current PRC EIT Law imposes a 10% withholding income tax for dividends distributed by foreign invested enterprises to their immediate holding companies outside the PRC. A lower withholding tax rate will be applied if there is a tax treaty arrangement between the PRC and the jurisdiction of the foreign holding company. Distributions to holding companies in Hong Kong that satisfy certain requirements specified by the PRC tax authorities, for example, will be subject to a 5% withholding tax rate.

As of December 31, 2017 and 2018, the Company had not recorded any withholding tax on the retained earnings of its foreign invested enterprises in the PRC, since the Company intends to reinvest its earnings to further expand its business in mainland China, and its foreign invested enterprises do not intend to declare dividends to their immediate foreign holding companies.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

12. INCOME TAXES (cont.)

The tax effect of temporary difference under ASC 740 “Accounting for Income Taxes” that give rise to deferred tax asset and liability as of December 31, 2017 and 2018 was as follows:

	As of December 31,
	2017	2018
Deferred tax assets:
Allowance for doubtful accounts	$1	$32
Net operating loss carry forwards	746	502
Excess marketing and advertising expense	14	115
Unamortized produced content	55	77
Total deferred tax assets, gross	816	726
Valuation allowance	(1)	(182)
Total deferred tax assets, net	$815	$544

Based upon a review of four sources of income identified within ASC 740, the Company determined that the negative evidence outweighed the positive evidence and that a valuation allowance will be maintain against its net deferred tax assets. The movement of valuation allowance provision for deferred tax assets is as follows:

Valuation allowance provision for Deferred tax assets
Balance as of December 31, 2016	$—
Addition	1
Balance as of December 31, 2017	$1
Addition	181
Balance as of December 31, 2018	$182

As of December 31, 2018, the net operating loss carrying forward was $5,597, among which $3,825 and $1,772 which will begin to expire in 2023 and 2024 respectively.

Accounting for uncertainty tax position

The tax authority of the PRC government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises complete their relevant tax filings. It is uncertain as to whether the PRC tax authority may take different views about the Company’s PRC entities’ tax filings during their reviews, which may lead to additional tax liabilities. Therefore, the Company’s PRC entities’ tax filings results are subject to uncertainty.

In accordance with PRC Tax Administration Law on the Levying and Collection of Taxes, the PRC tax authorities generally have up to five years to assess underpaid tax plus penalties and interest for PRC entities’ tax filings. In the case of tax evasion, which is not clearly defined in the law, there is no limitation on the tax years open for investigation. Accordingly, the PRC entities remain subject to examination by the tax authorities based on the above.

Tax years that remain subject to examination are the years ended December 31, 2016, 2017 and 2018. Due to the uncertain and complex application of tax regulations, it is possible that the ultimate resolution of uncertain tax positions may result in liabilities which could be materially different from these estimates. In such an event, the Company will record additional tax expense in the period in which such resolution occurs.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

12. INCOME TAXES (cont.)

For the years ended December 31, 2017 and 2018, the Company identified an uncertain tax position (“UTP”) that the cost allocation between Horgos and Glory Star Beijing, which are taxed currently at 0% and 25% respectively, might not be properly supported. The related impact of such UTP was amounting to $498 and $428 for the years ended December 31, 2017 and 2018 respectively, and have been deducted from accumulated loss when calculating deferred tax assets. The Company does not expect the amount of unrecognized tax benefits would change significantly in the next 12 months.

13. MEZZANINE EQUITY

In April 2018, the Company entered into redeemable preferred stocks purchase agreement with two investors. Pursuant to the agreement, the Company is required to redeem the preferred stocks when any of the following three events occurs: (1) Horgos fails to be successfully acquired by a domestic or overseas listed company before December 31, 2020, or fails to complete the IPO process within 2 years after it commences the IPO process before December 31, 2020; (2) at any time before December 31, 2020, Mr. Zhang Bing, core management of Horgos, resigns from the Company, or directly or indirectly operates the same or similar business as the Company’s; or (3) the net profit for any of the fiscal years of 2018, 2019 and 2020 is less than the profit of the preceding year. Whenever any of above events occurs, the investors have the option to request Horgos to redeem the equity interests, and the price would be determined as the original investment principals plus a 12% annualized return.

The redeemable preferred stocks are classified in the mezzanine equity between the liabilities and the equity on the consolidated balance sheets due to the conditional redemption provision upon the occurrence of three above situations which are beyond of the Company’s control.

The change in the balance of redeemable preferred stocks included in mezzanine equity for the years ended December 31, 2017 and 2018 is as follows:

	For the years ended December 31,
	2017	2018
Opening balance	$—	$—
Addition	—	8,928
Accretion	—	298
Exchange difference	—	(195)
Ending balance	$—	$9,031

The Company recognizes the change in the redemption value of the preferred stocks ratably over the redemption period. Increases in the carrying amount of the redeemable preferred stocks are recorded by charges against retained earnings, or in the absence of retained earnings, by charges as reduction of additional paid-in capital.

14. STATUTORY RESERVE

Horgos, Glory Star Beijing, Beijing Leshare, Shenzhen Leshare, Horgos Glary Wisdom, Beijing Glary Wisdom, Glary Prosperity, and Xing Cui Can operate in the PRC, are required to reserve 10% of their net profit after income tax, as determined in accordance with the PRC accounting rules and regulations. Appropriation to the statutory reserve by the Company is based on profit arrived at under PRC accounting standards for business enterprises for each year. The profit arrived at must be set off against any accumulated losses sustained by the Company in prior years, before allocation is made to the statutory reserve. Appropriation to the statutory reserve must be made before distribution of dividends to shareholders. The appropriation is required until the statutory reserve reaches 50% of the registered capital. This statutory reserve is not distributable in the form of cash dividends.

Glory Star Beijing, Beijing Leshare and Horgos Glary Wisdom had sustained losses since their establishments, therefore no appropriation to statutory reserves was required as they incurred recurring net losses. Shenzhen Leshare is dormant as of December 31, 2018, therefore no appropriation was required for it as well.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

14. STATUTORY RESERVE (cont.)

For the years ended December 31, 2017 and 2018, Horgos and Xing Cui Can provided statutory reserve as follows:

	Horgos Glory Star	Xing Cui Can	Total
Balance – December 31, 2016	$—	$—	$—
Appropriation to statutory reserve	384	—	384
Balance – December 31, 2017	384	—	384
Appropriation to statutory reserve	28	—	28
Balance – December 31, 2018	$412	$—	$412

15. NON-CONTROLLING INTEREST

As of December 31, 2018, the Company’s non-controlling interest represented 49% equity interest of Horgos Glary Wisdom and 49% equity interest of Glary Prosperity respectively.

The following is a summary of noncontrolling interest activities in the years ended December 31, 2017 and 2018.

Amount
Non-controlling interest as of December 31, 2016 and 2017	$—
Contribution from non-controlling shareholders	269
Net income attributable to non-controlling shareholders	143
Foreign currency translation adjustment	(24)
Non-controlling interest as of December 31, 2018	$388

16. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company is a party to lease office space. Rent and related utilities expense under all operating leases, included in operating expenses in the accompanying consolidated statements of operations and comprehensive income, amounted to approximately $532 and $508 for the years ended December 31, 2017 and 2018, respectively.

The following table presents future minimum rental payments required under operating leases as of December 31, 2018:

Year ended December 31:	Amount
2019	$482
2020	476
2021	467
2022	467
2023	514
2024 and thereafter	515
$2,921

17. CONCENTRATIONS

Concentrations of Credit Risk

As of December 31, 2017 and 2018, cash, cash equivalents and restricted cash balances in the PRC are approximately $5,645 and $2,437, respectively, are uninsured. The Company has not experienced any losses in PRC bank accounts and believes it is not exposed to any risks on its cash in PRC bank accounts.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

17. CONCENTRATIONS (cont.)

Customers

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s revenue for the years ended December 31, 2018 and 2017.

Customer	Year Ended December 31, 2017	Year Ended December 31, 2018
A	14%	*
B	12%	10%
C	12%	15%
D	15%	*
E	*	15%

____________

*        Less than 10%

As of December 31, 2017, three customers, whose individual outstanding receivable balance accounted for 10% or more of the Company’s total accounts receivable, accounted for 59.2% of the Company’s total accounts receivable.

As of December 31, 2018, six customers, whose individual outstanding receivable balance accounted for 10% or more of the Company’s total accounts receivable, accounted for 87.6% of the Company’s total accounts receivable.

Vendors

The following table sets forth information as to each vendor that accounted for 10% or more of the Company’s purchase for the years ended December 31, 2017 and 2018.

Vendor	Year Ended December 31, 2017	Year Ended December 31, 2018
A	31%	18%
B	34%	*
C	*	13%
D	23%	19%
E	*	15%

____________

*        Less than 10%

As of December 31, 2017, one vendor, whose individual outstanding payable balance accounted for 89.8% or more of the Company’s total accounts payable.

As of December 31, 2018, three vendors, whose individual outstanding payable balance accounted for 10% or more of the Company’s total accounts payable, accounted for 85.0% of the Company’s total accounts payable.

18. SUBSEQUENT EVENTS

On April 3, 2019, the board of directors of the Company approved an investment amounted to $2,973 from Mr. Zhang Bing, the shareholder of the Company to pay back the borrowing due to the former shareholder, Lead Eastern Investment Co., Ltd. This investment was a gratuitous contribution, which did not have an impact on the ownership percentage of the Company’s equity interest.

On September 6, 2019, a Share Exchange Agreement (this “Agreement”) was made by and among: (i) TKK Symphony Acquisition Corporation, a Cayman Islands exempted company (the “Purchaser”); (ii) TKK Symphony Sponsor 1, a Cayman Islands exempted company, in the capacity as the representative for the shareholders of the

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

18. SUBSEQUENT EVENTS (cont.)

Purchaser; (iii) the Company (the “Seller”); and (iv) Mr. Zhang Bing in the capacity as the representative for the Sellers. Upon the terms and conditions of this Agreement, the Sellers should sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser should purchase, acquire and accept from the Sellers, all of the issued and outstanding shares of the Company (collectively, the “Purchased Shares”), free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws). In the full payment for the Purchased Shares, the Purchaser should issue and deliver to the Sellers an aggregate number of Purchaser Ordinary Shares (the “Exchange Shares”) equal to (a) $425,000 divided by (b) the Redemption Price, five percent (5%) of the Exchange Shares as the escrow shares deposited in the escrow account serving as a source of security for the Sellers’ indemnification obligations. Each Seller should receive its pro rata share of the Exchange Shares based on the percentage of Purchased Shares owned by such Seller as compared to the total number of Purchased Shares owned by all Sellers.

The Company has not identified other events that would have required adjustment or disclosure in the consolidated financial statements other than disclosed in Note 1 to the consolidated financial statements regarding the reorganization in September 2019.

GLORY STAR NEW MEDIA GROUP LIMITED
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In U.S. dollars in thousands, except share and per share data)

	December 31, 2018	June 30, 2019
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,437	$1,290
Accounts receivable, net	35,507	49,412
Prepaid expenses	6,899	3,669
Other current assets	212	323
Total current assets	45,055	54,694
Property and equipment, net	538	397
Intangible assets, net	18	13
Deferred tax assets	544	549
Unamortized produced content, net	4,680	2,340
Long-term accounts receivable, net	3,493	1,803
Long-term prepayment	—	4,354
TOTAL ASSETS	$54,328	$64,150

Liabilities, Mezzanine and Stockholders’ Equity
Current liabilities:
Short-term bank loans	$10,199	$3,640
Accounts payable	806	3,118
Advances from customers	245	437
Accrued liabilities and other payables	7,551	5,835
Other taxes payable	1,195	1,900
Due to related parties	1,255	1,546
Total current liabilities	21,251	16,476
Total liabilities	21,251	16,476

Commitments and contingencies (see note 16)

Mezzanine equity	$9,031	$9,456

Stockholders’ equity
Ordinary shares (par value of $0.01 per share; 5,000,000 shares authorized as of December 31, 2018 and June 30, 2019; 2,000,000 shares issued and outstanding as of December 31, 2018 and June 30, 2019, respectively;)*	20	20
Subscription receivable	(20)	(20)
Additional paid-in capital	599	3,572
Statutory reserve	412	412
Retained earnings	23,254	34,906
Accumulated other comprehensive loss	(607)	(834)
Total Glory Star New Media Group Limited stockholders’ equity	23,658	38,056
Non-controlling interest	388	162
Total equity	24,046	38,218

TOTAL LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY	$54,328	$64,150

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization.

The accompanying notes are an integral part of these consolidated financial statements.

GLORY STAR NEW MEDIA GROUP LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In U.S. dollars in thousands, except share and per share data)

	For the six months ended June 30,
	2018	2019
	(Unaudited)	(Unaudited)
Revenues	$24,657	$33,167

Operating expenses:
Cost of revenues	15,032	19,318
Selling and marketing	1,655	826
General and administrative	926	780
Research and development expense	404	160
Total operating expenses	18,017	21,084

Income from operations	6,640	12,083
Other income (expenses):
Interest expense, net	(209)	(213)
Other income (expense), net	1	(8)
Total other expense	(208)	(221)

Income before income tax	6,432	11,862
Income tax benefit	393	5
Net income	6,825	11,867
Less: Net loss attributable to non-controlling interests	(16)	(210)
Net income attributable to Glory Star New Media Group Limited’s shareholders	$6,841	$12,077

Other comprehensive loss
Unrealized foreign currency translation loss	(94)	(243)
Comprehensive income	6,731	11,624
Less: Comprehensive loss attributable to non-controlling interests	(23)	(16)
Comprehensive income attributable to Glory Star New Media Group Limited’s shareholders	$6,754	$11,640

Net profit per ordinary share
Basic and diluted	$3.42	$6.04

Weighted average shares used in calculating net loss per ordinary share
Basic and diluted *	2,000,000	2,000,000

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization.

The accompanying notes are an integral part of these consolidated financial statements.

GLORY STAR NEW MEDIA GROUP LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY
(In U.S. dollars in thousands, except share and per share data)

	Ordinary shares		Subscription receivable	Additional paid-in capital	Retain earnings	Statutory reserve	Accumulated other comprehensive (loss) income	Total stockholders’ equity	Non- controlling interests	Total Equity
	Shares*	Amount
Balance as of December 31, 2017	2,000,000	$20,000	$(20,000)	$271	$10,677	$384	$405	$11,737	$—	$11,737
Capital contribution from non-controlling interest	—	—	—	—	—	—	—	—	232	232
Net income (loss)	—	—	—	—	6,841	—	—	6,841	(16)	6,825
Foreign currency translation adjustment	—	—	—	—	—	—	(71)	(71)	(23)	(94)
Balance as of June 30, 2018 (unaudited)	2,000,000	$20,000	$(20,000)	$271	$17,518	$384	$334	$18,507	$193	$18,700

Balance as of December 31, 2018	2,000,000	$20,000	$(20,000)	$599	$23,254	$412	$(607)	$23,658	$388	$24,046
Capital contribution from a shareholder	—	—	—	2,973	—	—	—	2,973	—	2,973
Accretion of mezzanine equity	—	—	—	—	(425)	—	—	(425)	—	(425)
Net income (loss)	—	—	—	—	12,077	—	—	12,077	(210)	11,867
Foreign currency translation adjustment	—	—	—	—	—	—	(227)	(227)	(16)	(243)
Balance as of June 30, 2019 (unaudited)	2,000,000	$20,000	$(20,000)	$3,572	$34,906	$412	$(834)	$38,056	$162	$38,218

____________

*        The shares and per share data are presented on a retroactive basis to reflect the reorganization.

The accompanying notes are an integral part of these consolidated financial statements.

GLORY STAR NEW MEDIA GROUP LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In U.S. dollars in thousands)

	For the six months ended June 30,
	2018	2019
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,825	$11,867

Adjustments to reconcile net income to net cash used in operating activities:
Allowance for doubtful accounts	190	(396)
Depreciation and amortization	151	151
Deferred Tax Asset	(3)	(6)
Changes in assets and liabilities
Accounts receivable, net	(18,775)	(13,805)
Prepaid expenses	(768)	3,268
Other current assets	(254)	(122)
Long-term accounts receivable	4,281	1,803
Unamortized produced content	(875)	2,367
Long-term prepayment	—	(4,412)
Other non-current assets	(11)	—
Notes payable	(471)	—
Accounts payable	2,066	2,344
Advances from customers	573	195
Accrued liabilities and other payables	4,967	(1,437)
Other taxes payable	(491)	715
Due to related parties	(28)	—
Net cash (used in) provided by operating activities	(2,623)	2,532

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(87)	(4)
Net cash used in investing activities	(87)	(4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings	7,461	—
Repayments of short-term borrowings	—	(6,639)
Proceeds from related parties		295
Repayments to related parties	(5,154)	—
Repayment of amount due to a former shareholder	—	(295)
Contribution from a shareholder	—	2,973
Contribution from non-controlling interest	231	—
Net cash provided by (used in) financing activities	2,538	(3,666)

Effect of exchange rate changes	31	(9)

Net decrease in cash, cash equivalents and restricted cash	(141)	(1,147)
Cash, cash equivalents and restricted cash, at beginning of year	5,645	2,437
Cash, cash equivalents and restricted cash, at end of year	$5,504	$1,290

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interests paid	$101	$216

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

On November 30, 2018, Glory Star New Media Group Limited (“Glory Star”) was incorporated as an exempted company with limited liability under the laws of the Cayman Islands.

On December 18, 2018, Glory Star New Media Group HK Limited (“Glory Star HK”) was established as a wholly-owned subsidiary formed in accordance with laws and regulations of Hong Kong. Glory Star HK is a holding company and holds all the equity interests of Glory Star New Media (Beijing) Technology Co., Ltd. (“WFOE”), which was established in the PRC on March 13, 2019.

Xing Cui Can International Media (Beijing) Co., Ltd (“Xing Cui Can”) was incorporated in Beijing on September 7, 2016 under the laws of the People’s Republic of China (“PRC” or “China”). It is a holding company with no business operation.

Horgos Glory Star Media Co., Ltd. (“Horgos”) was incorporated in Horgos Economic District, Xinjiang province, China on November 1, 2016 under the laws of the People’s Republic of China (“PRC” or “China”). Horgos is a leading provider and operator of premium lifestyle contents through mobile internet in China.

Horgos formed some subsidiaries in PRC at the following dates:

•        Glory Star Media (Beijing) Co., Ltd.(“Glory Star Beijing”), a company incorporated on December 9, 2016 in Beijing is wholly owned by Horgos.

•        Leshare Star (Beijing) Technology Co., Ltd. (“Beijing Leshare”), a company incorporated on March 28, 2016 in Beijing is wholly owned by Horgos.

•        Horgos Glary Prosperity Culture Co., Ltd. (“Glary Prosperity”), was incorporated on December 14, 2017 in Horgos Economic District, Xinjiang province and 51% of its shareholding was acquired by Horgos. Horgos Glary Wisdom formed a branch of Horgos Glary Prosperity Culture Co., Ltd. Beijing Branch (“Glary Prosperity Beijing Branchy”) on May 8, 2018.

•        Shenzhen Leshare Investment Co., Ltd. (“Shenzhen Leshare”), a company incorporated on June 27, 2018 in ShenZhen, Guangdong province is wholly owned by Horgos. Shenzhen Leshare is dormant as of December 31, 2018.

•        Horgos Glary Wisdom Marketing Planning Co., Ltd. (“Horgos Glary Wisdom”) was incorporated on June 13, 2018 in Horgos Economic District, Xinjiang province and 51% of its shareholding was acquired by Horgos. Horgos Glary Wisdom formed a subsidiary as Glary Wisdom (Beijing) Marketing Planning Co., Ltd. (“Beijing Glary Wisdom”) on September 10, 2018.

As described below, Glory Star, through a restructuring which is accounted for as a reorganization of entities under common control (the “Reorganization”), became the ultimate parent entity of its subsidiaries and its variable interest entities (“VIEs”), Xing Cui Can and Horgos. Accordingly, Glory Star consolidates Xing Cui Can and Horgos’ operations, assets and liabilities. Glory Star, its subsidiaries, VIEs and VIEs’ subsidiaries, are collectively hereinafter referred as the “Company”.

Reorganization

In September 2019, WFOE has entered into a series of contractual arrangements with (i) Xing Cui Can and its shareholders, and (ii) Horgos and its shareholders, which allow Glory Star to exercise effective control over Xing Cui Can and Horgos and receive substantially all the economic benefits of Xing Cui Can and Horgos. These contractual agreements include Business Cooperation Agreement, Exclusive Option Agreement, Share Pledge Agreement, Proxy Agreement and Power of Attorney and Master Exclusive Service Agreement (collectively “VIEs Agreements”). Glory Star together with its wholly-owned subsidiary Glory Star HK and WFOE and its VIEs and VIEs’ subsidiaries were effectively controlled by the same shareholders after the reorganization.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

On October 26, 2018, the 47.94% ownership interest of Horgos was transferred to Mr. Zhang Bing from Lead Eastern Investment Co., Ltd. Combined with his indirect 24.64% interest in Horgos through his 53.50% equity shares in Xing Cui Can, who was a shareholder of Horgos holding 46.06% equity, Mr. Zhang Bing directly and indirectly held 72.58% ownership interest of Horgos in aggregate. Hence, as a result, Mr. Zhang Bing became the controlling shareholder of Horgos on the same day. To give a retrospective effect to the reorganization transaction, the consolidated financial statement from January 1, 2017 through December 31, 2017 as of and for the years ended December 31, 2017 and consolidated financial statement from January 1, 2018 through October 25, 2018 were retrospectively presented, including all shares and per share data.

The VIE contractual arrangements

Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in value-added telecommunication services, and certain other business. Glory Star Beijing is considered a foreign-invested enterprise. To comply with PRC laws and regulations, Glory Star primarily conducts its business in China through Xing Cui Can and Horgos and its subsidiaries, based on a series of contractual arrangements. The following is a summary of the contractual arrangements that provide Glory Star with effective control of Glory Star’s VIEs and VIEs’ subsidiaries and that enables it to receive substantially all the economic benefits from its operations.

Each of the VIEs Agreements is described in detail below:

Business Cooperation Agreement

WFOE entered into separate business cooperation agreements with Xing Cui Can and Horgos, and their respective shareholders in September 2019, pursuant to which (1) each VIE shall not enter into any transaction which may materially affect such VIE’s assets, obligations, rights and operations without the written consent of WFOE; (2) each VIE and the VIE shareholders agrees to accept suggestions by WFOE in respect of the employment and dismissal of such VIE’s employees, daily operations, dividend distribution and financial management of such VIE; and (3) the VIE and the VIE shareholders shall only appoint individuals designated by WFOE as the director, general manager, chief financial officer and other senior management members. In addition, Each of the VIE shareholders agree that (i) unless required by WFOE, will not make any decisions or otherwise request the VIE to distribute any profits, funds, assets or property to the VIE shareholders, (ii) or issue any dividends or other distribution with respect to the shares of the VIE held by the VIE shareholders. The term of each of these business cooperation agreements are perpetual unless terminated by WFOE upon thirty (30) days advance notice, or upon the transfer of all shares of the respective VIEs to WFOE (or its designee).

Exclusive Option Agreement

WFOE entered into a separate exclusive option agreement with Xing Cui Can and Horgos, and their respective shareholders in September 2019. Pursuant to these exclusive option agreements, the VIE shareholders have granted WFOE (or its designee) an option to acquire all or a portion of each of their equity interests in the VIEs at the price equivalent to the lowest price then permitted under PRC law. If the equity interests are transferred in installments, the purchase price for each installment shall be pro rata to the equity interests transferred. WFOE may, at its sole discretion, at any time exercise the option granted by the VIE shareholders. Moreover, WFOE may transfer such option to any third party. The VIE shareholders may not, among other obligations, change or amend the articles of association and bylaws of the VIE, increase or decrease the registered capital of the VIEs, sell, transfer, mortgage or dispose of their equity interest in any way, or incur, inherit, guarantee or assume any debt except for debts incurred in the ordinary course of business unless otherwise expressly agreed to by WFOE, and enter into any material contracts except in the ordinary course of business unless otherwise expressly agreed to by WFOE. The term of each of these exclusive option agreements is 10 years and will be extended automatically for successive 5-year terms except where WFOE provides prior written notice otherwise. The exclusive option agreements may be terminated by WFOE upon thirty (30) days advance notice, or upon the transfer of all shares of the respective VIEs to WFOE (or its designee).

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

Share Pledge Agreement

WFOE entered into a separate share pledge agreement with Xing Cui Can and Horgos, and their respective shareholders in September 2019. Pursuant to these share pledge agreements, the VIE shareholders have pledged all of their equity interests in the VIEs as priority security interest in favor of WFOE to secure the performance of the VIEs and their shareholders’ performance of their obligations under, where applicable, (i) Master Exclusive Service Agreement, (ii) Business Cooperation Agreement, and (iii) the Exclusive Option Agreement (collectively the “Principal Agreements”). WFOE is entitled to exercise its right to dispose of the VIE shareholders’ pledged interests in the equity of the VIE in the event that either the VIE shareholders or the VIE fails to perform their respective obligations under the Principal Agreements. The equity pledges on the VIE’s equity interests are in the process of being registered with the Market Supervision Administration Authority in China. The equity pledge agreements will remain in full force and remain effective until the VIE and the VIE shareholders have satisfied their obligations under the Principal Agreements.

Proxy Agreement and Power of Attorney

WFOE entered into a separate Proxy Agreement and Power of Attorney with Xing Cui Can and Horgos, and their respective shareholders in September 2019. Pursuant to the proxy agreement and power of attorney, each VIE shareholders irrevocably nominates and appoints WFOE or any natural person designated by WFOE as its attorney-in-fact to exercise all rights of such VIE equity holder has in such VIE, including, but not limited to, (i) execute and deliver any and all written decisions and to sign any minutes of meetings of the board or shareholder of the VIE, (ii) to make shareholder’s decision on any matters of the VIE, including without limitations, the sale, transfer, mortgage, pledge or disposal of any or all of the assets of the VIE, (iii) to sell, transfer, pledge or dispose of any or all shares in the VIE, (iv) to nominate, appoint, or remove the directors, supervisors and senior management members of the VIE when necessary, (v) to oversee the business performance of the VIE, (vi) to have full access to the financial information of the VIE, (vii) to file any shareholder lawsuits or to take other legal actions against the VIE’s directors or senior management members, (viii) to approve annual budget or declare dividends, (ix) to manage and dispose of the assets of the VIE, (x) to have the full rights to control and manage the VIE’s finance, accounting and daily operations, (xi) to approve filing of any documents with the relevant governmental authorities or regulatory bodies, and (xii) any other rights provided by the VIE’s charters and/or the relevant laws and regulations on the VIE shareholders. The proxy agreement and power of attorney shall remain in effect during the term of the Exclusive Service Agreement.

Confirmation and Guarantee Letter

Each of the VIE shareholders signed a confirmation and guarantee letter in September 2019, pursuant to which each VIE equity holder agreed that to fully implement the arrangements set forth in the Principal Agreements, Share Pledge Agreement, and the Proxy Agreement and Power of Attorney, and agrees to not carry out any act which may be contrary to the purpose or intent of such agreements.

Master Exclusive Service Agreement

WFOE entered into separate exclusive service agreement with Xing Cui Can and Horgos in September 2019, pursuant to which WFOE provides exclusive technology support and services, staff training and consultation services, public relation services, market development, planning and consultation services, human resource management services, licensing of intellectual property, and other services as determined by the parties. In exchange, the VIEs pay service fees to WFOE equal to the pre-tax profits of the VIEs less (i) accumulated losses of the VIEs and their subsidiaries in the previous financial year, (ii) operating costs, expenses, and taxes, and (iii) reasonable operating profit under applicable PRC tax law and practices. During the term of these agreements, WFOE has the right to adjust the amount and time of payment of the service fees at its sole discretion without the consent of the VIEs. WFOE (or its service provider) will

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (cont.)

own any intellectual property arising from the performance of these agreements. The term of each of these exclusive service agreements are perpetual unless terminated by WFOE upon thirty (30) advance notice, or upon the transfer of all shares of the respective VIEs to WFOE (or its designee) 10 years under the Option Agreement.

Risks in relation to the VIE structure

Glory Star believes that the contractual arrangements with its VIEs and their respective shareholders are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the GIP’s ability to enforce the contractual arrangements. If the legal structure and contractual arrangements were found to be in violation of PRC laws and regulations, the PRC government could:

•        revoke the business and operating licenses of the Company’s PRC subsidiary and VIEs;

•        discontinue or restrict the operations of any related-party transactions between the Company’s PRC subsidiary and VIEs;

•        limit the Company’s business expansion in China by way of entering into contractual arrangements;

•        impose fines or other requirements with which the Company’s PRC subsidiary and VIEs may not be able to comply;

•        require the Company or the Company’s PRC subsidiary and VIEs to restructure the relevant ownership structure or operations; or

•        restrict or prohibit the Company’s use of the proceeds of the additional public offering to finance.

Total assets and liabilities presented on the Company’s Consolidated Balance Sheets and revenue, expense, net income presented on Consolidated Statements of Operations as well as the cash flow from operating, investing and financing activities presented on the Consolidated Statements of Cash Flows are substantially the financial position, operation and cash flow of the Glory Star’s VIEs and subsidiaries of VIEs. Glory Star has not provided any financial support to VIEs for the years ended December 31, 2018 and June 30, 2019. The following financial statements amounts and balances of the VIEs and VIEs’ subsidiaries were included in the consolidated financial statements as of December 31, 2018 and June 30, 2019 and for the six months ended June 30, 2018 and 2019:

	December 31, 2018	June 30, 2019
		(Unaudited)
Total assets	$54,328	$64,150
Total liabilities and mezzanine equity	$30,282	$25,932
	For the six months ended June 30,
	2018	2019
	(Unaudited)	(Unaudited)
Total revenues	$24,657	$33,167
Net income	$6,825	$11,867

Net cash (used in) provided by operating activities	$(2,623)	$2,532
Net cash used in investing activities	$(87)	$(4)
Net cash provided by (used in) financing activities	$2,538	$(3,666)

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the financial statements of the Company, its subsidiaries, its VIEs and its VIEs’ subsidiaries. All inter-company transactions and balances have been eliminated upon consolidation.

(b) Use of estimates

The preparation of financial statements in conformity with US GAAP requires to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and accompanying notes, including allowance for doubtful accounts, the useful lives of property and equipment, impairment of long-lived assets and valuation allowance for deferred tax assets. Actual results could differ from those estimates.

(c) Accounts Receivable, net

Accounts receivable represent the amounts that the Company has an unconditional right to consideration when the Company has satisfied its performance obligation. The balance of accounts receivable expected to be collected in 12 months is classified as current assets, while the balance of accounts receivable expected to be collected over 12 months is classified as long-term accounts receivable, net. The Company does not have any contract assets since revenue is recognized when control of the promised goods or services is transferred and the payment from customers is not contingent on a future event. Due to the quota system set by the local government tax authority to manage value added tax (“VAT”), a proportion of accounts receivable are unbilled as of balance sheet date.

The Company maintains allowance for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debt, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to estimate the allowance. Past due accounts are generally written off against the allowance for bad debts only after all collection attempts have been exhausted and the potential for recovery is considered remote.

(d) Unamortized produced content

Produced content includes direct production costs, production overhead and acquisition costs and is stated at the lower of unamortized cost or estimated fair value. Produced content also includes cash expenditures made to enter into arrangements with third parties to co-produce certain of its productions.

The Company uses the individual-film-forecast-computation method and amortizes the produced content based on the ratio of current period actual revenue (numerator) to estimated remaining unrecognized ultimate revenue as of the beginning of the fiscal year (denominator) in accordance with ASC 926. Ultimate revenue estimates for the produced content are periodically reviewed and adjustments, if any, will result in prospective changes to amortization rates. When estimates of total revenues and other events or changes in circumstances indicate that a film or television series has a fair value that is less than its unamortized cost, a loss is recognized currently for the amount by which the unamortized cost exceeds the film or television series’ fair value. For the six months ended June 30, 2018 and 2019, $4,847 and $11,123 were amortized to the cost of sales and as of June 30, 2018 and 2019, impairment allowance of $nil and $653 were recorded.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

(e) Revenue Recognition

The Company early adopted the new revenue standard Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, starting January 1, 2017 using the modified retrospective method for contracts that were not completed as of December 31, 2016. The adoption of this ASC 606 did not have a material impact on the Company’ s consolidated financial statements.

The core principle of this new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•        Step 1: Identify the contract with the customer

•        Step 2: Identify the performance obligations in the contract

•        Step 3: Determine the transaction price

•        Step 4: Allocate the transaction price to the performance obligations in the contract

•        Step 5: Recognize revenue when the company satisfies a performance obligation

The Company mainly offers and generates revenue from the copyright licensing of self-produced content, advertising and customized content production and others. Revenue recognition policies are discussed as follows:

Copyright revenue.

The Company produces TV series featuring lifestyle, culture and fashion, and licenses the copyright of the TV series on an episode basis to the customer for broadcast in a period of time. The series of episode are substantially the same and that have the same pattern of transfer to the customer. For the TV series produced by the Company, the copyright revenue is recognized based on the number of episodes delivered and made available for use by the licensee over the service period. For the TV series produced by the Company and the co-producers, the Company requires the customer to pay a variable consideration base on the number and the unit price of valid subsequent broadcasts in the TV series. The copyright revenue is recognized when the valid subsequent broadcasts occurs. The customers are usually required to pay the consideration quarterly after the Company fulfills its performance obligations.

Advertising revenue

The Company generates revenue from sales of various forms of advertising on its TV series and streaming contents by ways of 1) advertisement display, or 2) integration of promotion activities in TV series and contents to be broadcasted. Advertising contracts are signed to establish the different contract price for different advertising scenarios, and also agree the advertising period. The Company receives purchase order from the customers before the broadcast, which specifies the advertising contents in different scenarios. After broadcast, the Company would agree the services monthly with its customers through an execution sheet. Where collectability is reasonably assured, revenue is recognized based on the execution sheet on a monthly basis.

The Company enters into advertising contracts directly with advertisers or third-party advertising agencies that represent advertisers. Payment terms and conditions vary by contract types, and terms include a requirement of payment from 3 to 13 months. In instances where the time length between the transfer of service and the collection of consideration is more than 12 months, the Company has determined that the advertising contracts generally do not include a significant financing component as the time value of the portion of service with long credit term is insignificant to the whole contract price. Both direct advertisers and third-party advertising agencies are generally billed at the end of the display period and they need the Company to issue VAT invoices to make their payment.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

However, because the local government tax authority uses a quota system to manage the VAT tax, it normally either delays the VAT invoices issued or does not issue sufficient VAT invoices. As such, the Company is not able to provide sufficient VAT invoices on a timely manner and piles in increased account receivables. The accounts receivable unexpected to be collected in 12 months are classified as long-term.

Customized content production revenue

The Company produces customized short streaming videos according to its customers’ requirement, and earns fixed fees based on delivery. Revenue is recognized upon the delivery of short streaming videos.

Other Revenues

Other revenue primarily consists of copyrights trading of purchased TV-series and the sales of products on Taobao platform. For copyright licensing of purchased TV-series, the Company recognize revenue on net basis at a point of time upon the delivery of master tape and authorization of broadcasting right. For sales of product, the company recognize revenue upon the transfer of products according to the fixed price and production amount in sales orders.

The following table identifies the disaggregation of our revenue for the six months ended June 30, 2018 and 2019, respectively:

	For the six months ended June 30,
	2018	2019
	(Unaudited)	(Unaudited)
Revenues from operations:
Copyrights revenue	$7,800	$6,469
Advertising revenue	12,097	23,542
Customized content production revenue	4,583	3,108
Other revenue	177	48
Total	$24,657	$33,167

The Company applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. The Company does not have any significant incremental costs of obtaining contracts with customers incurred and/or costs incurred in fulfilling contracts with customers within the scope of ASC Topic 606, that shall be recognized as an asset and amortized to expenses in a pattern that matches the timing of the revenue recognition of the related contract.

(f) Foreign Currency Translation

The reporting currency of the Company is the U.S. dollar (“USD”). The functional currency of subsidiaries, VIEs and VIEs’ subsidiaries located in China is the Chinese Renminbi (“RMB”). For the entities whose functional currency is the RMB, result of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period, and equity is translated at historical exchange rates. As a result, amounts relating to assets and liabilities reported on the statements of cash flows may not necessarily agree with the changes in the corresponding balances on the balance sheets. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income/loss. Transactions denominated in foreign currencies are translated

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

All of the Company’s revenue and expense transactions are transacted in the functional currency of the operating subsidiaries. The Company does not enter into any material transaction in foreign currencies. Transaction gains or losses have not had, and are not expected to have, a material effect on the results of operations of the Company.

The consolidated balance sheet amounts, with the exception of equity, at December 31, 2018 and June 30, 2019 were translated at RMB 6.8632 to $1.00 and at RMB 6.8686 to $1.00, respectively. Equity accounts were stated at their historical rates. The average translation rates applied to consolidated statements of operations and cash flows for the six months ended June 30, 2018 and 2019 were RMB 6.3649 to $1.00 and RMB 6.7781 to $1.00, respectively.

(g) Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842). The guidance supersedes existing guidance on accounting for leases with the main difference being that operating leases are to be recorded in the statement of financial position as right-of-use assets and lease liabilities, initially measured at the present value of the lease payments. For operating leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. For public companies, the guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application of the guidance is permitted. In July 2018, ASU 2016-02 was updated with ASU 2018-11, Targeted Improvements to ASC 842, which provides entities with relief from the costs of implementing certain aspects of the new leasing standard. Specifically, under the amendments in ASU 2018-11, (1) entities may elect not to recast the comparative periods presented when transitioning to ASC 842 and (2) lessors may elect not to separate lease and nonlease components when certain conditions are met. The Company is in the process of completing its evaluation of the effect of the adoption of this ASU and expects the adoption will result in an increase in the assets and liabilities on the consolidated balance sheets for the operating leases and will have an insignificant impact on the consolidated statements of operations and cash flows.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. The objective of ASU 2018-13 is to improve the effectiveness of disclosures in the notes to the financial statements by removing, modifying, and adding certain fair value disclosure requirements to facilitate clear communication of the information required by generally accepted accounting principles. The amendments are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019 with early adoption permitted upon issuance of this ASU. The Company is currently evaluating the potential impact of this new guidance.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its consolidated financial condition, results of operations, cash flows or disclosures.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

3. CURRENT AND LONG TERM ACCOUNTS RECEIVABLE, NET

As of December 31, 2018 and June 30, 2019, accounts receivable consisted of the following:

	December 31, 2018			June 30, 2019
	Undue	Due	Total	Undue	Due	Total
Accounts receivable – gross	$17,715	23,285	41,000	$24,358	28,454	52,812
Allowance for doubtful accounts	$(642)	(1,358)	(2,000)	$(716)	(881)	(1,597)
	$17,073	21,927	39,000	$23,642	27,573	51,215
Less:
Long term accounts receivable	$3,060	626	3,686	$—	1,904	1,904
Allowance for doubtful accounts – long term	$(120)	(73)	(193)	$—	(101)	(101)
Long term accounts receivable, net	$2,940	553	3,493	$—	1,803	1,803
Current accounts receivable	$14,655	22,659	37,314	$24,358	26,550	50,908
Allowances for doubtful accounts – current	$(522)	(1,285)	(1,807)	$(716)	(780)	(1,496)
Accounts receivables, net	$14,133	21,374	35,507	$23,642	25,770	49,412

The movement of allowance for doubtful accounts for the six months ended June 30, 2019 is as the following:

Amount
Balance as of December 31, 2018	$2,000
Addition	260
Reverse	(656)
Exchange difference	(7)
Balance as of June 30, 2019	$1,597

The Company recorded bad debt expense of $190 and reverse bad debt provision of $396 for the six months ended June 30, 2018 and 2019, respectively.

For receivable balances as of June 30, 2019, $19,432, representing 38% of total balance, was collected in the subsequent period. The unbilled accounts receivables were amounted to $37,314 and $50,908, respectively, as of December 31, 2018 and June 30, 2019.

4. PREPAID EXPENSES

As of December 31, 2018 and June 30, 2019, prepaid expenses consisted of the following:

	December 31, 2018	June 30, 2019
		(Unaudited)
Prepaid production Fee	$6,632	$3,297
Prepaid guarantee fee for bank borrowings	98	113
Other prepaid expense	169	259
	$6,899	$3,669

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

5. OTHER CURRENT ASSETS

As of December 31, 2018 and June 30, 2019, other current assets consisted of the following:

	December 31, 2018	June 30, 2019
		(Unaudited)
Staff advance	$135	$234
VAT Input	51	55
Others	37	46
	223	335
Less: allowance for doubtful accounts	(11)	(12)
	$212	$323

6. PROPERTY AND EQUIPMENT

As of December 31, 2018 and June 30, 2019, property and equipment consisted of the following:

	December 31, 2018	June 30, 2019
		(Unaudited)
Electric equipment	$684	$688
Office equipment and furniture	72	71
Leasehold improvement	220	220
	976	979
Less: accumulated depreciation	(438)	(582)
	$538	$397

For the six months ended June 30, 2018 and 2019, depreciation expense amounted to $151 and $151, respectively.

7. ACCRUED LIABILITIES AND OTHER PAYABLES

As of December 31, 2018 and June 30, 2019, accrued liabilities and other payables consisted of the following:

	December 31, 2018	June 30, 2019
		(Unaudited)
Borrowing from former shareholder(1)	$3,438	$3,144
Co-invest online series production fund received(2)	2,557	1,334
Payroll payables	886	785
Other payables	670	572
	$7,551	$5,835

____________

(1)      Borrowing from former shareholder represented the loan from Lead Eastern Investment Co., Ltd, who was the related party of the Company until October 26, 2018.

(2)      Co-invest online series fund was the investment received from two parties to cooperate with the Company to produce a online series and the earnings of the online series net of cost were distributed to the Company and those two cooperative partners in accordance with the agreed proportions.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

8. OTHER TAXES PAYABLE

As of December 31, 2018 and June 30, 2019, other taxes payable consisted of the following:

	December 31, 2018	June 30, 2019
		(Unaudited)
VAT payable	$972	$1,823
Other	223	77
	$1,195	$1,900

9. SHORT-TERM BANK LOANS

Short-term bank loans represent the amounts due to various banks that are due within one year. At December 31, 2018 and June 30, 2019, short-term bank loans consisted of the following:

	December 31, 2018	June 30, 2019
		(Unaudited)
Loan from Bank of Communications	$2,914	$—
Loan from Bank of Beijing	2,914	—
Loan from Huaxia Bank	1,457	728
Loan from China Merchants Bank	2,914	2,912
	$10,199	$3,640

The weighted average interest rate for short-term bank loans was approximately 5.58% and 5.74% for the six months ended June 30, 2018 and 2019, respectively. For the six months ended June 30, 2018 and 2019, interest expense related to bank loans amounted to $217 and $219 respectively.

10. RELATED PARTY TRANSACTIONS

Amounts due to Related Parties

As of December 31, 2018 and June 30, 2019, amounts due to related parties consisted of the following:

	December 31, 2018	June 30, 2019
		(Unaudited)
Mr. Zhang Bing(1)	$444	$735
Mr. Lu Jia(2)	811	811
	$1,255	$1,546

____________

(1)      Chairman of the board and general manager of Horgos, owning 43.34% shares of Horgos

(2)      Board member and vice president of Horgos.

The balances of $1,255 and $1,546 as of December 31, 2018 and June 30, 2019, respectively, were borrowed from related parties for the Company’s working capital needs. The balances are short-term in nature, non-interest bearing, unsecured and repayable on demand.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

10. RELATED PARTY TRANSACTIONS (cont.)

Related party transactions

	For the six months ended June 30,
	2018	2019
	(Unaudited)	(Unaudited)
Copyright revenue from Hebei Satellite TV(3)	$2,021	$—
Time-slot fee to Hebei Satellite TV(3)	1,347	—

____________

(3)      Lead Eastern had 49% equity shares of Hebei Satellite TV Media Co., Ltd., thus it was a related party of the Company before October 26, 2018. As Lead Eastern was no longer a related party of the Company since October 26, 2018, this entity was not a related party of the Company since then.

11. INCOME TAXES

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholdings tax in the Cayman Islands.

Hong Kong

On March 21, 2018, the Hong Kong Legislative Council passed The Inland Revenue (Amendment) (No. 7) Bill 2017 (the “Bill”) which introduces the two-tiered profits tax rates regime. The Bill was signed into law on March 28, 2018 and was gazette on the following day. Under the two-tiered profits tax rates regime, the first 2 million Hong Kong Dollar (“HKD”) of profits of the qualifying group entity will be taxed at 8.25%, and profits above HKD2 million will be taxed at 16.5%.

PRC

WFOE, Horgos, Glory Star Beijing, Beijing Leshare, Horgos Glory Prosperity, Shenzhen Leshare, Horgos Glary Wisdom, Beijing Glory Wisdom and Xing Cui Can were incorporated in the PRC and are subject to PRC Enterprise Income Tax (“EIT”) on the taxable income in accordance with the relevant PRC income tax laws. On March 16, 2007, the National People’s Congress enacted a new enterprise income tax law, which took effect on January 1, 2008. The law applies a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises. In the six months ended June 30, 2018 and 2019, Beijing Leshare and Beijing Glary Wisdom were recognized as small low-profit enterprise and received a preferential income tax rate of 10%. Horgos, Horgos Glory Prosperity, and Horgos Glary Wisdom are subject to a preferential income tax rate of 0% for a period of about 4 years since their inception until the year of 2020, as they are incorporated in the Horgos Economic District, Xinjiang province.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

11. INCOME TAXES (cont.)

The reconciliations of the statutory income tax rate and the Company’s effective income tax rate are as follows:

	For the six months ended June 30,
	2018	2019
	(Unaudited)	(Unaudited)
Net income before provision for income taxes	$6,432	$11,862
PRC statutory tax rate	25%	25%
Income tax at statutory tax rate	1,608	2,966

Expenses not deductible for tax purpose	19	4
Changes in valuation allowance	67	71
Effect of preferential tax rates granted to the PRC entities	(2,087)	(3,046)
Income tax (benefit) expense	$(393)	$(5)
Effective tax rates	(6.11)%	(0.04)%

The current PRC EIT Law imposes a 10% withholding income tax for dividends distributed by foreign invested enterprises to their immediate holding companies outside the PRC. A lower withholding tax rate will be applied if there is a tax treaty arrangement between the PRC and the jurisdiction of the foreign holding company. Distributions to holding companies in Hong Kong that satisfy certain requirements specified by the PRC tax authorities, for example, will be subject to a 5% withholding tax rate.

As of December 31, 2018 and June 30, 2019, the Company had not recorded any withholding tax on the retained earnings of its foreign invested enterprises in the PRC, since the Company intends to reinvest its earnings to further expand its business in mainland China, and its foreign invested enterprises do not intend to declare dividends to their immediate foreign holding companies.

The tax effect of temporary difference under ASC 740 “Accounting for Income Taxes” that give rise to deferred tax asset and liability as of December 31, 2018 and June 30, 2019 was as follows:

	December 31, 2018	June 30, 2019
		(Unaudited)
Deferred tax assets:
Allowance for doubtful accounts	$32	$52
Net operating loss carry forwards	502	521
Excess marketing and advertising expense	115	124
Unamortized produced content	77	105
Total deferred tax assets, gross	726	802
Valuation allowance	(182)	(253)
Total deferred tax assets, net	$544	$549

Based upon a review of four sources of income identified within ASC 740, the Company determined that the negative evidence outweighed the positive evidence and that a valuation allowance will be maintain against its net deferred tax assets. The movement of valuation allowance provision for deferred tax assets is as follows:

Valuation allowance provision for Deferred tax assets
Balance as of December 31, 2018	$182
Addition	71
Balance as of June 30, 2019 (Unaudited)	$253

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

11. INCOME TAXES (cont.)

As of December 31, 2018, the net operating loss carrying forward was $5,422, among which $3,651 and $1,772 which will begin to expire in 2023 and 2024, respectively.

Accounting for uncertainty tax position

The tax authority of the PRC government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises complete their relevant tax filings. It is uncertain as to whether the PRC tax authority may take different views about the Company’s PRC entities’ tax filings during their reviews, which may lead to additional tax liabilities. Therefore, the Company’s PRC entities’ tax filings results are subject to uncertainty.

In accordance with PRC Tax Administration Law on the Levying and Collection of Taxes, the PRC tax authorities generally have up to five years to assess underpaid tax plus penalties and interest for PRC entities’ tax filings. In the case of tax evasion, which is not clearly defined in the law, there is no limitation on the tax years open for investigation. Accordingly, the PRC entities remain subject to examination by the tax authorities based on the above.

Tax years that remain subject to examination are the years ended December 31, 2016, 2017 and 2018. Due to the uncertain and complex application of tax regulations, it is possible that the ultimate resolution of uncertain tax positions may result in liabilities which could be materially different from these estimates. In such an event, the Company will record additional tax expense in the period in which such resolution occurs.

For the six months ended June 30, 2018 and 2019, the Company identified an uncertain tax position (“UTP”) that the cost allocation between Horgos and Glory Star Beijing, which are taxed currently at 0% and 25% respectively, might not be properly supported. The related impact of such UTP was amounting to $332 and $259 for the six months ended June 30, 2018 and 2019, respectively, and have been deducted from accumulated loss when calculating deferred tax assets. The Company did not identify other UTPs such as transfer pricing, as inter-company transactions were all reasonably priced.

12. MEZZANINE EQUITY

In April 2018, the Company entered into redeemable preferred stocks purchase agreement with two investors. Pursuant to the agreement, the Company is required to redeem the preferred stocks when any of the following three events occurs: (1) Horgos fails to be successfully acquired by a domestic or overseas listed company before December 31, 2020, or fails to complete the IPO process within 2 years after it commences the IPO process before December 31, 2020; (2) at any time before December 31, 2020, Mr. Zhang Bing, core management of Horgos, resigns from the Company, or directly or indirectly operates the same or similar business as the Company’s; or (3) the net profit for any of the fiscal years of 2018, 2019 and 2020 is less than the profit of the preceding year. Whenever any of above events occurs, the investors have the option to request Horgos to redeem the equity interests, and the price would be determined as the original investment principals plus a 12% annualized return.

The redeemable preferred stocks are classified in the mezzanine equity between the liabilities and the equity on the consolidated balance sheets due to the conditional redemption provision upon the occurrence of three above situations which are beyond of the Company’s control.

The change in the balance of redeemable preferred stocks included in mezzanine equity for the six months ended June 30, 2019 is as follows:

Opening balance as of December 31, 2018	$9,031
Accretion	425
Ending balance as of June 30, 2019 (Unaudited)	$9,456

The Company recognizes the change in the redemption value of the preferred stocks ratably over the redemption period. Increases in the carrying amount of the redeemable preferred stocks are recorded by charges against retained earnings, or in the absence of retained earnings, by charges as reduction of additional paid-in capital.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

13. STATUTORY RESERVE

Horgos, Glory Star Beijing, Beijing Leshare, Shenzhen Leshare, Horgos Glary Wisdom, Beijing Glary Wisdom, Glary Prosperity, and Xing Cui Can operate in the PRC, are required to reserve 10% of their net profit after income tax, as determined in accordance with the PRC accounting rules and regulations. Appropriation to the statutory reserve by the Company is based on profit arrived at under PRC accounting standards for business enterprises for each year. The profit arrived at must be set off against any accumulated losses sustained by the Company in prior years, before allocation is made to the statutory reserve. Appropriation to the statutory reserve must be made before distribution of dividends to shareholders. The appropriation is required until the statutory reserve reaches 50% of the registered capital. This statutory reserve is not distributable in the form of cash dividends.

Glory Star Beijing, Beijing Leshare and Horgos Glary Wisdom had sustained losses since their establishments, therefore no appropriation to statutory reserves was required as they incurred recurring net losses. Shenzhen Leshare is dormant as of December 31, 2018, therefore no appropriation was required for it as well.

For the six months ended June 30, 2019, Horgos and Xing Cui Can provided statutory reserve as follows:

	Horgos Glory Star	Xing Cui Can	Total
Balance – December 31, 2018	$412	$—	$412
Appropriation to statutory reserve	—	—	—
Balance – June 30, 2019 (Unaudited)	$412	$—	$412

14. NON-CONTROLLING INTEREST

As of June 30, 2019, the Company’s non-controlling interest represented 49% equity interest of Horgos Glary Wisdom and 49% equity interest of Glary Prosperity respectively.

The following is a summary of noncontrolling interest activities for the six months ended June 30, 2019.

Amount
Non-controlling interest as of December 31, and 2018	$388
Net loss attributable to non-controlling shareholders	(210)
Foreign currency translation adjustment	(16)
Non-controlling interest as of June 30, 2019 (Unaudited)	$162

15. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company is a party to lease office space. Rent and related utilities expense under all operating leases, included in operating expenses in the accompanying consolidated statements of operations and comprehensive income, amounted to approximately $87 and $150 for the six months ended June 30, 2018 and 2019, respectively.

The following table presents future minimum rental payments required under operating leases as of June 30, 2019:

Year ended December 31:	Amount
Remaining in 2019	$241
2020	476
2021	467
2022	467
2023	514
2024 and thereafter	515
$2,680

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

16. CONCENTRATIONS

Concentrations of Credit Risk

As of December 31, 2018 and June 30, 2019, cash, cash equivalents and restricted cash balances in the PRC are approximately $2,437 and $1,290, respectively, are uninsured. The Company has not experienced any losses in PRC bank accounts and believes it is not exposed to any risks on its cash in PRC bank accounts.

Customers

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s revenue for the six months ended June 30, 2018 and 2019.

Customer	Six Months Ended June 30, 2018	Six Months Ended June 30, 2019
	(Unaudited)	(Unaudited)
A	*	16%
B	*	10%
C	18%	*
D	13%	*
E	12%	*
F	11%	*

____________

*        Less than 10%

As of June 30, 2018, 2 customers, whose individual outstanding receivable balance accounted for 10% or more of the Company’s total accounts receivable, accounted for 39% of the Company’s total accounts receivable.

As of June 30, 2019, 4 customers, whose individual outstanding receivable balance accounted for 10% or more of the Company’s total accounts receivable, accounted for 63% of the Company’s total accounts receivable.

Vendors

The following table sets forth information as to each vendor that accounted for 10% or more of the Company’s inventory purchase for the years ended December 31, 2017 and 2018.

Vendor	Six Months Ended June 30, 2018	Six Months Ended June 30, 2019
	(Unaudited)	(Unaudited)
A	23%	16%
B	*	17%
C	23%	18%
D	*	11%
E	17%	*

____________

*        Less than 10%

As of June 30, 2018, 2 vendor, whose individual outstanding payable balance accounted for 10% or more of the Company’s total accounts payable, accounted for 79% of the Company’s total accounts payable.

As of June 30, 2019, 2 vendors, whose individual outstanding payable balance accounted for 10% or more of the Company’s total accounts payable, accounted for 64% of the Company’s total accounts payable.

GLORY STAR NEW MEDIA GROUP LIMITED
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In U.S. dollars in thousands, except share and per share data)

17. SUBSEQUENT EVENTS

On September 6, 2019, a Share Exchange Agreement (this “Agreement”) was made by and among: (i) TKK Symphony Acquisition Corporation, a Cayman Islands exempted company (the “Purchaser”); (ii) TKK Symphony Sponsor 1, a Cayman Islands exempted company, in the capacity as the representative for the shareholders of the Purchaser; (iii) the Company (the “Seller”); and (iv) Mr. Zhang Bing in the capacity as the representative for the Sellers. Upon the terms and conditions of this Agreement, the Sellers should sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser should purchase, acquire and accept from the Sellers, all of the issued and outstanding shares of the Company (collectively, the “Purchased Shares”), free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws). In the full payment for the Purchased Shares, the Purchaser should issue and deliver to the Sellers an aggregate number of Purchaser Ordinary Shares (the “Exchange Shares”) equal to (a) $425,000 divided by (b) the Redemption Price, five percent (5%) of the Exchange Shares as the escrow shares deposited in the escrow account serving as a source of security for the Sellers’ indemnification obligations. Each Seller should receive its pro rata share of the Exchange Shares based on the percentage of Purchased Shares owned by such Seller as compared to the total number of Purchased Shares owned by all Sellers.

The Company has not identified other events that would have required adjustment or disclosure in the consolidated financial statements other than disclosed in Note 1 to the consolidated financial statements regarding the reorganization in September 2019.

Annex A

SHARE EXCHANGE AGREEMENT

by and among

TKK SYMPHONY ACQUISITION CORPORATION,
as the Purchaser,

TKK SYMPHONY SPONSOR 1,
as the Purchaser Representative,

GLORY STAR NEW MEDIA GROUP LIMITED,
as the Company,

GLORY STAR NEW MEDIA (BEIJING) TECHNOLOGY CO., LTD

(耀世星辉 新文娱(北京 ) 科技有限公司),

as the WFOE

XING CUI CAN INTERNATIONAL MEDIA (BEIJING) CO., LTD.

(星璀璨国际传媒(北京)有限公司)

and

HORGOS GLORY STAR MEDIA CO., LTD.

(霍尔果斯耀世星辉文化传媒有限公司),

as the VIEs,

THE SHAREHOLDERS OF THE COMPANY NAMED HEREIN,
as the Sellers

and

ZHANG BING,
as the Seller Representative

Dated as of September 6, 2019

A-i

A-ii

A-iii

INDEX OF ANNEXES, SCHEDULE AND EXHIBITS

Annex	Description
Annex I	List of Sellers
Annex II	Calculation of Purchaser Adjusted Net Income
Annex III	List of VIE Shareholders
Exhibit	Description
Exhibit A	Form of Non-Competition Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of VIE Contracts

A-iv

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is made and entered into as of September 6, 2019 by and among: (i) TKK Symphony Acquisition Corporation, a Cayman Islands exempted company (the “Purchaser”); (ii) TKK Symphony Sponsor 1, a Cayman Islands exempted company, in the capacity as the representative from and after the Closing (as defined below) for the shareholders of the Purchaser other than the Sellers and their successors and assigns in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”); (iii) Glory Star New Media Group Limited, a Cayman Islands exempted company (the “Company”); (iv) Glory Star New Media (Beijing) Technology Co., Ltd. (耀世星辉新文娱(北京)科技有限公司), a Wholly Foreign-Owned Enterprise limited liability company incorporated in the People’s Republic of China (“PRC”) and indirectly wholly-owned by the Company (the “WFOE”); (v) Xing Cui Can International Media (Beijing) Co., Ltd. (星璀璨国际传媒(北京)有限公司), a limited liability company incorporated in the PRC (“Xing Cui Can”); (vi) Horgos Glory Star Media Co., Ltd. (霍尔果斯耀世星辉文化传媒有限公司), a limited liability company incorporated in the PRC (“Horgos”, and together with Xing Cui Can, the “VIEs” and, collectively with the Company and the WFOE, the “Company Parties”); (vii) each of the shareholders of the Company named on Annex I hereto (collectively, the “Sellers”); and (viii) Zhang Bing, in the capacity as the representative for the Sellers in accordance with the terms and conditions of this Agreement (the “Seller Representative”). The Purchaser, Purchaser Representative, the Company Parties, the Sellers and the Seller Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, certain capitalized terms used herein are defined in Article XII hereof;

WHEREAS, the Sellers collectively own 100% of the issued and outstanding shares of the Company;

WHEREAS, the Company is a holding company for Glory Star New Media Group HK Limited, a Hong Kong company (“Glory Star HK”), which owns 100% of the issued and outstanding equity interests of the WFOE;

WHEREAS, the VIEs, directly and indirectly through respective Subsidiaries, are engaged in the business of online media and entertainment services in the PRC;

WHEREAS, shortly after the execution and delivery of this Agreement, the WFOE, the VIEs and the VIE Shareholders are entering into the VIE Contracts, pursuant to which the Company will, through the WFOE, exercise full control over the VIEs and enjoy all of the economic benefit from the operation of the VIEs and their Subsidiaries;

WHEREAS, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all of the issued and outstanding shares and any other equity interests in or of the Company in exchange for newly issued ordinary shares of the Purchaser, subject to the terms and conditions set forth herein; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, certain Parties are entering into the following agreements, each to be effective and contingent upon the Closing: (i) Non-Competition and Non-Solicitation Agreements by certain Sellers (including Zhang Bing and each other Seller that directly or indirectly owns in excess of 30% of the Company’s equity prior to the Closing (each, a “Non-Competition Seller”)) in favor of and for the benefit of the Purchaser, the Company and each of the other Covered Parties (as defined therein) (each, a “Non-Competition Agreement”), the form of which is attached as Exhibit A hereto; (ii) Lock-Up Agreements to be entered into by certain Sellers (that directly or indirectly owns in excess of 10% of the Company’s equity prior to the Closing (each, a “Lock-Up Seller”), the Purchaser and the Purchaser Representative (each a “Lock-Up Agreement”), the form of which is attached as Exhibit B hereto; and (iii) the Registration Rights Agreement to be entered into by the Sellers, the Purchaser and the Purchaser Representative (the “Registration Rights Agreement”), the form of which is attached as Exhibit C hereto.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
THE SHARE EXCHANGE

1.1 Purchase and Sale of Shares. At the Closing and subject to and upon the terms and conditions of this Agreement, the Sellers shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Sellers, all of the issued and outstanding shares of the Company (collectively, the “Purchased Shares”), free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws).

1.2 Consideration. At the Closing, subject to and upon the terms and conditions of this Agreement, in full payment for the Purchased Shares, the Purchaser shall issue and deliver to the Sellers an aggregate number of Purchaser Ordinary Shares (the “Exchange Shares”) equal to (a) Four Hundred Twenty Five Million U.S. Dollars (US$425,000,000) (the “Company Equity Valuation”), divided by (b) the Redemption Price, subject to the withholding of the Escrow Shares deposited in the Escrow Account in accordance with Section 1.3. Each Seller shall receive its pro rata share of the Exchange Shares based on the percentage of Purchased Shares owned by such Seller as compared to the total number of Purchased Shares owned by all Sellers (such percentage being each such Seller’s “Pro Rata Share”). Notwithstanding anything to the contrary contained herein, no fraction of a Purchaser Ordinary Share will be issued by the Purchaser by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Purchaser Ordinary Share (after aggregating all fractional Purchaser Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Purchaser Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Purchaser Ordinary Share. Additionally, after the Closing, the Sellers shall have the contingent right to receive the Earnout Shares from the Purchaser subject to and in accordance with the provisions of Section 1.4 hereof.

1.3 Escrow.

(a) At or prior to the Closing, the Purchaser, the Purchaser Representative, the Seller Representative and the Escrow Agent shall enter into an Escrow Agreement, effective as of the Closing, in form and substance consistent with the provisions of this Agreement and otherwise reasonably acceptable to the Purchaser and the Company (the “Escrow Agreement”), pursuant to which the Purchaser shall cause to be delivered to the Escrow Agent at the Closing five percent (5%) of the Exchange Shares otherwise deliverable to the Sellers at the Closing (including any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”), with the Escrow Shares, along with any dividends, distributions and other earnings thereon and other Escrow Property, to be held by the Escrow Agent in a segregated escrow account (“Escrow Account”) and disbursed therefrom in accordance with the terms and conditions of this Agreement and the Escrow Agreement. The Escrow Shares and other Escrow Property shall serve as a source of security for the Sellers’ indemnification obligations after the Closing under Article VII. The portion of the Exchange Shares that shall be withheld at the Closing for deposit in the Escrow Account shall be allocated among the Sellers pro rata based on each Seller’s Pro Rata Share. Each Seller shall have the right to vote its portion of such Escrow Shares (based on its Pro Rata Share, subject to adjustment for any Escrow Shares that are forfeited or earned in a manner other than pro rata among all Sellers based on their Pro Rata Share, as indicated in writing by the Seller Representative to the Purchaser, the Purchaser Representative and the Escrow Agent) during the time held in the Escrow Account as Escrow Shares.

(b) The Escrow Property shall no longer be subject to any indemnification claim after the date which is twelve (12) months after the Closing Date (the “Expiration Date”); provided, however, with respect to any indemnification claims made in accordance with Article VII hereof on or prior to the Expiration Date (including those that are revised or adjusted in accordance with Article VII after the Expiration Date) that remain unresolved as of the end of the Expiration Date (“Pending Claims”), all or a portion of the Escrow Property reasonably necessary to satisfy such Pending Claims (as determined based on the amount of the indemnification claim included in the Claim Notice provided by the Purchaser Representative under Article VII and the Purchaser Share Price as of the Expiration Date) shall remain in the Escrow Account until such time as such Pending Claim shall have been finally resolved pursuant to the provisions of Article VII. After the Expiration Date, any

Escrow Property remaining in the Escrow Account that is not subject to Pending Claims, if any, and not subject to resolved but unpaid claims in favor of an Indemnitee, shall be disbursed by the Escrow Agent to the Sellers, with each Seller receiving its Pro Rata Share (subject to adjustment for any Escrow Property that is forfeited or earned in a manner other than pro rata among all Sellers based on their Pro Rata Share, as indicated in writing by the Seller Representative to the Purchaser, the Purchaser Representative and the Escrow Agent) of such Escrow Property. Promptly after the final resolution of all Pending Claims and the payment of all indemnification obligations in connection therewith, the Escrow Agent shall disburse any Escrow Property remaining in the Escrow Account to the Sellers, with each Seller receiving its Pro Rata Share (subject to adjustment for any Escrow Property that is forfeited or earned in a manner other than pro rata among all Sellers based on their Pro Rata Share, as indicated in writing by the Seller Representative to the Purchaser, the Purchaser Representative and the Escrow Agent) of such Escrow Property.

1.4 Earnout.

(a) After the Closing, subject to the terms and conditions set forth herein, the Sellers shall have the contingent right to receive additional consideration from Purchaser based on the performance of Purchaser and its Subsidiaries, including the Company, for the fiscal year ended December 31, 2019 (the “2019 Earnout Year”) and the fiscal year ended December 31, 2020 (the “2020 Earnout Year” and each such fiscal year, an “Earnout Year” and such two-year fiscal period, the “Earnout Period”) if the requirements as set forth in this Section 1.4 are met. In the event that the Purchaser Adjusted Net Income for the 2019 Earnout Year is equal to or greater than One Hundred and Eighty Million Renminbi (RMB180,000,000) (the “2019 Earnout Target”), then, subject to the terms and conditions of this Agreement, the Sellers shall be entitled to receive from the Purchaser, as additional consideration for the purchase of the Purchased Shares, an additional Five Million (5,000,000) Purchaser Ordinary Shares (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) (the “2019 Earnout Shares”). In the event that the Purchaser Adjusted Net Income for the 2020 Earnout Year is equal to or greater than Three Hundred and Fifteen Million Renminbi (RMB315,000,000) (the “2020 Earnout Target” and together with the 2019 Earnout Target, the “Earnout Targets”), then, subject to the terms and conditions of this Agreement, the Sellers shall be entitled to receive from the Purchaser, as additional consideration for the purchase of the Purchased Shares, an additional Five Million (5,000,000) Purchaser Ordinary Shares (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) (the “2020 Earnout Shares”, and collectively with the 2019 Earnout Shares, the “Earnout Shares”)). In the event that an Earnout Target is not met for any Earnout Year, the Sellers shall not be entitled to receive any Earnout Shares for such Earnout Year; provided, that in the event that the aggregate Purchaser Adjusted Net Income for both Earnout Years combined is at least Four Hundred and Ninety Five Million Renminbi (RMB495,000,000) (the “Aggregate Earnout Target”), the Sellers shall be entitled to receive any Earnout Shares that they otherwise did not receive (the “Alternative Earnout”). For the avoidance of doubt, any determination of the Purchaser Adjusted Net Income that is not otherwise in Renminbi will be expressed in Renminbi by converting the applicable currency to Renminbi using the applicable exchange rate as of the last day of the applicable Earnout Year.

(b) As soon as practicable (but in any event within ten (10) Business Days) after Purchaser’s filing of the annual audited consolidated financial statements for Purchaser and its Subsidiaries with the SEC on Form 20-F or 10-K (or other equivalent SEC form) for each Earnout Year, the Purchaser’s Chief Financial Officer (the “CFO”) will prepare and deliver to the Purchaser Representative and the Seller Representative (each, a “Representative Party”) a written statement (each, an “Earnout Statement”) that sets forth the CFO’s determination in accordance with the terms of this Section 1.4 of (i) the Purchaser Adjusted Net Income for such Earnout Year based on such audited financial statements, (ii) for the 2020 Earnout Year only, the aggregate Purchaser Adjusted Net Income for both Earnout Years combined based on such audited financial statements and the finally determined Earnout Statement for the 2019 Earnout Year, and (iii) whether the Sellers are entitled to receive Earnout Shares for such Earnout Year as a result of achieving the applicable Earnout Target or, with respect to the 2020 Earnout Year only, the Aggregate Earnout Target. Each Representative Party will have thirty (30) days after its receipt of an Earnout Statement to review it. The Seller Representative and the Purchaser Representative, and their respective Representatives on their behalves, may make inquiries of the CFO and related Purchaser and Company personnel and advisors regarding questions concerning or disagreements with the Earnout Statement arising in the course of their review thereof, and the Purchaser and the Company shall provide reasonable cooperation in connection therewith. If either Representative Party has any objections to the Earnout Statement, such Representative Party shall deliver to the Company (to the attention of the CFO) and the other Representative Party a statement setting forth its objections thereto (in reasonable detail) (an “Objection Statement”). If an Objection Statement is not delivered by a Representative Party within thirty (30) days following the date of delivery of the Earnout Statement, then such Representative Party will have waived its right to contest the Earnout Statement, and all determinations and calculations set forth therein, and whether the Sellers have earned the Earnout Shares for such Earnout Year (or have otherwise achieved the Alternative Earnout). If an Objection Statement is delivered within such thirty (30) day period, then the Seller Representative and the Purchaser Representative shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Seller Representative and the Purchaser Representative do not reach a final resolution within such twenty (20) day period, then upon the written request of either Representative Party (the date of receipt of such notice by the other Representative Party, the “Independent Expert Notice Date”), the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.4(c). The Parties acknowledge that any information provided pursuant to this Section 1.4 will be subject to the confidentiality obligations of Section 6.13.

(c) If a dispute with respect to an Earnout Statement is submitted in accordance with this Section 1.4 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.4(c). Each of the Seller Representative and the Purchaser Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by the Purchaser. Except as provided in the preceding sentence, all other costs and expenses incurred by the Seller Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Sellers, and all other costs and expenses incurred by the Purchaser Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Purchaser. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Purchaser Representative and the Seller Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Seller Representative and the Purchaser Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.4. It is the intent of the parties hereto that the Independent Expert Procedure and the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller Representative and the Purchaser Representative will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Purchaser Representative and the Seller Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(d) If for any Earnout Year there is a final determination in accordance with Section 1.4(b) that the Sellers are entitled to receive Earnout Shares for such Earnout Year (or have otherwise achieved the Alternative Earnout), then such Earnout Shares will be due upon such final determination and Purchaser will deliver such shares within ten (10) Business Days thereafter (subject to this Section 1.4(e))). Notwithstanding anything to the contrary contained herein, any obligation of the Purchaser to issue Earnout Shares under this Section 1.4 will be subject to offset against the indemnification obligations of the Indemnitors under Article VII, and the number of Earnout Shares to be issued will be reduced by (up to a maximum equal to the total maximum number of Earnout Shares) (i) the number of Earnout Shares used to satisfy indemnification claims that have been made and resolved in accordance with Article VII hereof on or prior to the issuance date of such Earnout Shares that have not been satisfied or sufficiently reserved using the Escrow Property in accordance with Section 1.3 and Article VII and (ii) a number of Earnout Shares necessary to satisfy indemnification claims that have been made in accordance with Article VII hereof and that remain unresolved on or prior to the issuance date of such Earnout Shares that have not been sufficiently reserved using the Escrow Property in accordance with Section 1.3 and Article VII (with such Earnout Shares under this clause (ii) determined based on the amount of the indemnification claim included in the Claim Notice provided by the Purchaser Representative under Article VII and the Purchaser Share Price as of the date of issuance of the Earnout Shares). Promptly after the final resolution of all such pending indemnification claims, the remaining Earnout Shares that have been reserved for pending indemnification claims, if any, after using the Earnout Shares to satisfy the indemnification obligations for the pending indemnification claims that have been resolved, shall be issued by Purchaser to the Sellers, with each such Seller receiving its Pro Rata Share of such Earnout Shares.

(e) Following the Closing (including during the Earnout Period), Purchaser and its Subsidiaries, including the Target Companies, will be entitled to operate their respective businesses based upon the business requirements of Purchaser and its Subsidiaries. Each of Purchaser and its Subsidiaries, including the Target Companies will be permitted, following the Closing (including during the Earnout Period), to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on the Purchaser Adjusted Net Income and the ability of the Sellers to earn the Earnout Shares, and the Sellers will not have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such decisions.

1.5 Company Shareholder Consent. Each Seller, as a shareholder of the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which it is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Each Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Sellers as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company’s Organizational Documents, any other agreement in respect of the Company to which any Seller is a party and all applicable Laws.

Article II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), 1345 Avenue of the Americas, 11th Floor, New York, NY 10105, on the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

2.2 Termination of Certain Agreements. Without limiting the provisions of Section 10.2, the Company and the Sellers hereby agree that, effective at the Closing, any agreement containing pre-emptive and special rights conferred to shareholders, or shareholders, voting or similar agreement among the Company and any of the Sellers or among the Sellers with respect to the Company’s capital shares shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect. Further, each Seller and the Company hereby waive any obligations of the parties under any of the foregoing agreements or the Company’s Organizational Documents with respect to the transactions contemplated by this Agreement and the Ancillary Documents, and any failure of the parties to comply with the terms thereof in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

2.3 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company or any of its Subsidiaries, the officers and directors of the Purchaser are fully authorized in the name and on behalf of the Company or any of its Subsidiaries, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, the Purchaser represents and warrants to the Company, as of the date hereof and as of the Closing as follows:

3.1 Organization and Standing. The Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of the Organizational Documents of the Purchaser, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Vote. The execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement (including the Required Shareholder Vote), on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.5 Capitalization.

(a) The Purchaser is authorized to issue 200,000,000 Purchaser Ordinary Shares and 2,000,000 preference shares, par value $0.0001 per share. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). All outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Islands Act, the Purchaser Charter or any Contract to which the Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, the Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in Schedule 3.5(a) or Schedule 3.5(b), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of the Purchaser or (B) obligating the Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Closing Redemption or any redemption or conversion of Purchaser Ordinary Shares in connection with an Extension, if any (each, a “Redemption”), or as expressly set forth in this Agreement, there are no outstanding obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of the Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of the Purchaser.

(c) All Indebtedness of the Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of the Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(d) Since the date of formation of the Purchaser, and except as contemplated by this Agreement, including any Redemption, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

3.6 SEC Filings and Purchaser Financials.

(a) The Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has made available to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s Annual Reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s Quarterly Reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002, as amended) with respect to any report referred to in clause (i) above. The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements referenced in clause (iv) above are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Ordinary Shares, the Purchaser Public Warrants and the Purchaser Public Rights are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities and (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq.

(b) The financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business.

3.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since January 1, 2019, not been subject to a Material Adverse Effect.

3.8 Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.10 Taxes and Returns.

(a) The Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

3.11 Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12 Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser from engaging in business as currently conducted by it or from competing with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the outstanding Purchaser Ordinary Shares as of the date hereof.

3.15 Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.16 Finders and Brokers. Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.17 Ownership of Exchange Shares. All Exchange Shares to be issued and delivered in accordance with Article I to the Sellers and the Escrow Agent shall be, upon issuance and delivery of such Exchange Shares, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, the Lock-Up Agreements (if applicable), the Registration Rights Agreement, the Escrow Agreement, the forfeiture provisions of this Agreement and any Liens incurred by a Seller, and the issuance and sale of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.18 Certain Business Practices.

(a) Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of the Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

3.19 Insurance. Schedule 3.19 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

3.20 Independent Investigation. The Company has provided to the Purchaser access to its personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for purpose of enabling the Purchaser to conduct its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies. Without limiting Section 7.3(d) hereof, the Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied upon the express representations and warranties of the Company Parties the Sellers set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto; and (b) none of the Company Parties, the Sellers or their respective Representatives have made any representation or warranty as to the Target Companies, the Sellers or this Agreement, except as expressly set forth this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company Parties and the Sellers, jointly and severally, hereby represent and warrant to the Purchaser, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. The Company is a business company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company (including, but not limited to the VIEs and their Subsidiaries) is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of the other Target Companies, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. Each Company Party has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which a Company Party is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by such Company Party’s board of directors and shareholders to the extent required by the Company’s Organizational Documents, the Cayman Islands Act and any other applicable Law or any Contract to which a Company Party or any of its shareholders is a party or by which it or its securities are bound and (b) no other corporate proceedings on the part of a Company Party are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which a Company Party is or is required to be a party shall be when delivered, duly and validly executed and delivered by such Company Party and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Company Party, enforceable against such Company Party in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Capitalization.

(a) The Company is authorized to issue 5,000,000 Company Ordinary Shares, of which 2,000,000 Company Ordinary Shares are issued and outstanding. No Company Ordinary Shares are held in its treasury. All of the issued and outstanding Company Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Islands Act, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. All of the issued and outstanding Company Ordinary Shares are owned of record and beneficially by the Persons set forth on Schedule 4.3(a), all of which Company Ordinary Shares are owned free and clear of any Liens other than those imposed under the Company Charter or applicable securities Laws. The Purchased Shares to be delivered by the Sellers to the Purchaser at the Closing constitute all of the issued and outstanding shares and other equity interests in or of the Company. No other class of shares or equity securities of the Company is authorized or outstanding will be outstanding immediately after the Closing. None of the outstanding shares or other equity interests in or of the Company were issued in violation of any applicable securities Laws.

(b) There are no options, warrants or other rights to subscribe for or purchase any shares or other equity interests in or of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any shares or other equity interests in or of the Company, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its shareholders are a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s shares or other equity interests. Except as set forth in the Company Charter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares or other equity interests or securities in or of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s shares or other equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no shares or other equity interests in or of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials or as set forth on Schedule 4.3(c), since January 1, 2017, the Company has not declared or paid any distribution or dividend in respect of its shares or other equity interests and has not repurchased, redeemed or otherwise acquired any shares or other equity interests in or of the Company, and the Company’s board of directors has not authorized any of the foregoing.

4.4 Subsidiaries.

(a) Schedule 4.4(a) sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests in or of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. Except as set forth on Schedule 4.4(a), there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. Except as set forth on Schedule 4.4(a), no Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or pay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.4(a), the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests in or of, or otherwise Control, any Person. No Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of any Target Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Glory Star HK is a wholly-owned Subsidiary of the Company, and is the legal and beneficial owner of one hundred percent (100%) of the issued and outstanding equity interests of the WFOE. Except for the pledge of the shares of the VIE Shareholders to be made to the VIEs pursuant to the VIE Contracts, there are no outstanding options, warrants, rights (including conversion rights, preemptive rights, rights of first refusal or similar rights) or agreements to purchase or acquire any equity interest, or any securities convertible into or exchangeable for an equity interest, of any VIE. Pursuant to the VIE Contracts, upon the execution thereof, substantially all of the profits of the VIEs are paid to the WFOE and the VIEs are contractually controlled by the WFOE.

(c) The capital and organizational structure of each Target Company organized or registered in the PRC (each, a “PRC Target Company”) are valid and in full compliance with the applicable PRC Laws. Except as set forth on Schedule 4.4(c), the registered capital of each PRC Target Company has been fully paid up in accordance with the schedule of payment stipulated in its articles of association, approval documents, certificates of approval and legal person business license (collectively, the “PRC Establishment Documents”) and in compliance with applicable PRC Laws, and there is no outstanding capital contribution commitment. The Establishment Documents of each PRC Target Company has been duly approved and filed in accordance with the laws of the PRC and are valid and enforceable. The business scope specified in the PRC Establishment Documents of the PRC Target Companies complies in all material respects with the requirements of all applicable PRC Laws, and the operation and conduct of business by, and the term of operation of the PRC Target Companies in accordance with the PRC Establishment Documents is in compliance in all material respects with applicable PRC Laws.

4.5 Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement and (b) pursuant to Antitrust Laws in the PRC.

4.6 Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Company Material Contract.

4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) the final unsigned audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), subject to auditor’s final review, consisting of the consolidated balance sheets of the Target Companies as of December 31, 2018 and December 31, 2017, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “Draft Audited Financial Statements”), (ii) when delivered by the Company, the final audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2018 and December 31, 2017, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “Final Audited Financial Statements”), (iii) the Company prepared financial statements of the Target Companies, consisting of the consolidated balance sheet of the Target Companies as of June 30, 2019 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the six (6) months then ended, and (iv) the unaudited consolidated financial statements of the Target Companies, consisting of the consolidated balance sheet of the Target Companies as of July 31, 2019, and the related unaudited consolidated income statement for the seven (7) months then ended (the financial statements described in clauses (iii) and (iv), the “Management Reports”). True and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) except for the Management Reports, were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) except for the Management Reports, comply with all applicable accounting requirements under the

Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated.

(b) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. Since January 1, 2016, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(d) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(d), and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 4.7(d). Except as disclosed on Schedule 4.7(d), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(e) Except as set forth on Schedule 4.7(e), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(f) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8, or for actions expressly contemplated by this Agreement, since January 1, 2019, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2(b) (without giving effect to Schedule 6.2) if such action were taken on or after the date hereof without the consent of the Purchaser.

4.9 Compliance with Laws. Except as set forth on Schedule 4.9, no Target Company is or has been in material conflict or non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2014, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.10 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties, including relevant value-added telecommunication service permits, broadcast and television program production permit, internet cultural operation permits, food business permit and online food distribution third-party platform registration (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit. All filings and registrations with PRC Governmental Authorities required in respect of each of the PRC Target Companies and its operations, including the registrations with the Ministry of Commerce, the State Administration of Press, Publication, Radio, Film and Television, the Ministry of Culture and Tourism, the State Administration for Market Regulation, the Ministry of Industry and Information Technology, the China Food and Drug Administration, the State Administration for Foreign Exchange, tax bureau, customs authorities, product registration authorities and health regulatory authorities, as applicable, have been duly completed in accordance with applicable PRC Law.

4.11 Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature pending or, to the Company’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Company’s Knowledge, threatened since January 1, 2014), or (b) Order now pending or outstanding or that was rendered by a Governmental Authority since January 1, 2014, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.11, if finally determined adverse to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. Since January 1, 2014, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $100,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests in or of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate;

(viii) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(ix) is between any Target Company and any Top Customer or Top Vendor;

(x) is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software;

(xv) that would be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvi) is otherwise material to any Target Company or outside of the ordinary course of business of the Target Companies and not described in clauses (i) through (xv) above.

(b) Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto (subject to the Enforceability Exceptions) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company; and (vi) no Target Company has waived any rights under any such Company Material Contract.

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth: (i) all Patents and Patent applications, Trademarks and service mark registrations and applications, copyright registrations and applications and registered Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual

Property owned or purported to be owned by a Target Company. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (excluding “shrink wrap”, “click wrap” and “off the shelf” agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $10,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company, if any. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. For each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

(b) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company is and has been in compliance in all material respects with and has performed all obligations imposed on it in the Company IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or default thereunder, nor to the Knowledge of the Company has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned, licensed, used or held for use by the Target Companies in any material respect. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

(e) All employees and independent contractors of a Target Company have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each Target Company has complied with all applicable Laws relating to privacy, data protection and security, and the collection, processing and use of personal information (collectively, “Data Protection Laws”). Each of the Target Companies has in place and regularly monitors and fully enforces privacy policies and guidelines compliant with all applicable Data Protection Laws. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

4.14 Taxes and Returns.

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied with all applicable Laws relating to Tax.

(b) There is no current pending or, to the Knowledge of the Company, threatened Action against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(j) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l) No Target Company is treated as a domestic corporation under Section 7874(b) of the Code.

4.15 Real Property. Schedule 4.15 contains a complete and accurate list of all premises leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (ordinary wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned by, or leased, licensed or otherwise contracted to, a Target Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

4.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (iii) Liens specifically identified in the last audited financial statements included in the Company Financials and (d) Liens set forth on Schedule 4.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted and presently proposed to be conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted and as presently proposed to be conducted.

4.18 Employee Matters.

(a) Except as set forth in Schedule 4.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as set forth in Schedule 4.18(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 4.18(c) hereto sets forth a complete and accurate list, as of the date hereof, of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable

(other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2018, and (iii) any wages, salary, bonus, commission or other compensation paid or due and owing to each employee during or for the calendar year ending December 31, 2019. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will” or, with respect to employees located in China, with a “non-fixed term” in accordance with Chinese Labor Contract Law, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to such employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), each employee of any Target Company has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d) Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with a Target Company, and each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

4.19 Benefit Plans.

(a) Set forth on Schedule 4.19(a) is a true and complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”). No Target Company has ever maintained or contributed to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to the Purchaser accurate and complete copies, if applicable, of: (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written description of any Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all communications with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding Liability or obligation.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have been timely made; (v) all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued, or otherwise adequately reserved in accordance with GAAP and are reflected on the Company Financials; and (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. No Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

(e) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company.

(f) Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(g) All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any Liability to any Target Company, the Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

4.20 Environmental Matters. Except as set forth in Schedule 4.20:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

4.21 Transactions with Related Persons. Except as set forth on Schedule 4.21, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person. Schedule 4.21 specifically identifies all Contracts, arrangements or commitments set forth on such Schedule 4.21 that cannot be terminated upon sixty (60) days’ notice by the Target Companies without cost or penalty.

4.22 Insurance.

(a) Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. To the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. No Target Company has any self-insurance or co-insurance programs. Since January 1, 2016, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting material alteration of any of assets of a Target Company, purchase of additional equipment or material modification of any of methods of doing business by a Target Company.

(b) Schedule 4.22(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company since January 1, 2016. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

4.23 Top Customers and Vendors. Schedule 4.23 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2018 and (b) the period from January 1, 2019 through the Interim Balance Sheet Date, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten largest vendors of goods or services to the Target Companies (the “Top Vendors”), along with the amounts of such dollar volumes. The relationships of each Target Company with such vendors and customers are good commercial working relationships and (i) no Top Vendor or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any relationships of such Person with a Target Company, (ii) no Top Vendor or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its relationships with a Target Company or, to the Company’s Knowledge, intends to stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Vendor or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Vendor or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Top Vendor or Top Customer.

4.24 Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

4.25 Accounts Receivable. All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are, to the Knowledge of the Company, subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefor on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.

4.26 Certain Business Practices. No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any comparable or similar Law of any other country or other jurisdiction, or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction. The operations of each Target Company are and have been conducted at all times in compliance with laundering money statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened. No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years. None of the Target Companies has engaged in transactions with, or exported any of its products or associated technical data (i) into (or to a national or resident of) Cuba, Iran, Iraq, Libya, North Korea, Syria or any other country to which the United States has embargoed goods to or has proscribed economic transactions with or (ii) to the knowledge of the Company, to any Person included on the United States Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Denied Persons List.

4.27 PRC Compliance.

(a) Each of the Target Companies has complied, and has taken all steps to ensure compliance by each of its equity holders, option holders, directors, officers and employees that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen with any applicable rules and regulations of the relevant PRC Governmental Authorities currently in effect (including the Ministry of Commerce, the National Development and Reform Commission, the China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange) (the “SAFE”) relating to overseas investment by PRC residents and citizens or overseas listing by offshore special purpose vehicles controlled directly or indirectly by PRC companies and individuals, such as the Company (the “PRC Overseas Investment and Listing Regulations”), including requesting each such Person that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen to complete any registration and other procedures required under applicable PRC Overseas Investment and Listing Regulations (including any applicable rules and regulations of the SAFE).

(b) Each Company Party is aware of and has been advised as to the content of the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors and any official clarifications, guidance, interpretations or implementation rules in connection with or related thereto in effect on the applicable Closing Date (the “PRC Mergers and Acquisitions Rules”) jointly promulgated by the Ministry of Commerce, the State

Assets Supervision and Administration Commission, the State Tax Administration, the State Administration of Industry and Commerce, the CSRC and the State Administration of Foreign Exchange on August 8, 2006, including the provisions thereof which purport to require offshore special purpose entities formed for listing purposes and controlled directly or indirectly by PRC companies or individuals to obtain the approval of the CSRC prior to the listing and trading of their securities on an overseas stock exchange. Each Company Party has received legal advice specifically with respect to the PRC Mergers and Acquisitions Rules from its PRC counsel, and such Company Party understands such legal advice. In addition, Each Company Party has communicated such legal advice in full to each of its directors and each such director has confirmed that he or she understands such legal advice. The consummation of the transactions contemplated by this Agreement and the Ancillary Documents (A) are not adversely affected by the PRC Mergers and Acquisitions Rules and (B) do not require the prior approval of the CSRC or any other Governmental Authority.

4.28 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.29 Finders and Brokers. Except as set forth in Schedule 4.29, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.30 Independent Investigation. Each Company Party has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. Each Company Party acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules), and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.31 VIE Contracts. Upon the due execution and delivery of the VIE Contracts by the parties thereto:

(a) the Company or any of its Subsidiaries, the VIEs and the VIE Shareholders have the legal right, power and authority (corporate and other) to enter into and perform its obligations under each applicable VIE Contract to which it is a party and has taken all necessary action (corporate and other) to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each VIE Contract to which it is a party.

(b) to the extent permitted by applicable Laws, each VIE Contract constitutes a valid and legally binding obligation of the parties named therein and enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies;

(c) the execution and delivery by each party named in each VIE Contract, and the performance by such party of its obligations thereunder and the consummation by it of the transactions contemplated therein shall not (i) result in any violation of, be in conflict with, or constitute a default under, any provision of its constitutional documents as in effect at the date hereof, or any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, (ii) accelerate, or constitute an event entitling any Person to accelerate, the maturity of any Indebtedness or other liability of the Company or any of its Subsidiaries or to increase the rate of interest presently in effect with respect to any Indebtedness of the Company or any of its Subsidiaries or (iii) result in the creation of any Lien, claim, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries;

(d) all Consents required in connection with the VIE Contracts have been made or unconditionally obtained in writing, and no such Consent has been withdrawn or subject to any condition precedent which has not been fulfilled or performed.

(e) each VIE Contract is in full force and effect and no party to any VIE Contract is in breach or default in the performance or observance of any of the terms or provisions of such VIE Contract. None of the parties to any VIE Contract has sent or received any communication regarding termination of or intention not to renew any VIE Contract, and no such termination or non-renewal has been threatened by any of the parties thereto; and

(f) (i) the WFOE has full control over each VIE and enjoys all of the economic benefits from the operation of the VIEs and their Subsidiaries; (ii) each VIE is a “variable interest entity” of the Company and its financial results are consolidated onto the Company’s consolidated financial statements as if it were a fully owned Subsidiary of the Company, under GAAP; and (iii) the control by the WFOE over the VIEs and the establishment of such captive structure does not violate any applicable Laws.

4.32 Information Supplied. None of the information supplied or to be supplied by the Company Parties expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including Nasdaq) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Solicitation Documents; or (c) in the mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company Parties expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company Parties make no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

4.33 Disclosure. No representations or warranties by the Company Parties in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

Article V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Company Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Sellers hereby jointly and severally represent and warrant to the Purchaser, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. Each Seller, if not an individual person, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2 Authorization; Binding Agreement. Each Seller has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which a Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by such Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Ownership. Sellers own good, valid and marketable title to the Purchased Shares, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents), with each Seller owning the Purchased Shares set forth on Annex I. There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which a Seller is a party or by which a Seller is bound, with respect to the voting or transfer of any of such Seller’s Purchased Shares other than this Agreement. Upon delivery of the Purchased Shares to the Purchaser on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in the Purchased Shares and good, valid and marketable title to the Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by the Purchaser), will pass to the Purchaser.

5.4 Governmental Approvals. Except as otherwise described in Schedule 5.4, no Consent of or with any Governmental Authority on the part of any Seller is required to be obtained or made in connection with the execution, delivery or performance by such Seller of this Agreement or any Ancillary Documents or the consummation by a Seller of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement and (b) pursuant to Antitrust Laws.

5.5 Non-Contravention. Except as otherwise described in Schedule 5.5, the execution and delivery by each Seller of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by such Seller of the transactions contemplated hereby and thereby, and compliance by each Seller with any of the provisions hereof and thereof, will not, (a) conflict with or violate any provision of any Seller’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.4 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Seller under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which a Seller is a party or a Seller or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to have a Material Adverse Effect on any Seller.

5.6 No Litigation. There is no Action pending or, to the Knowledge of such Seller, threatened, nor any Order is outstanding, against or involving any Seller or any of its officers, directors, managers, shareholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to adversely affect the ability of such Seller to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such Seller is or is required to be a party.

5.7 Investment Representations. Each Seller: (a) is either (i) an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act or (ii) not a “U.S. person” as that term is defined pursuant to Regulation S under the Securities Act; (b) is acquiring its portion of the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares; (c) has been advised and understands that the Exchange Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, (ii) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such Exchange Shares are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available and (iii) are subject to additional restrictions on transfer pursuant to such Seller’s Lock-Up Agreement (if applicable); (d) is aware that an investment in the Purchaser is a speculative investment and is subject to the risk of complete loss; and (e) acknowledges that except as set forth in the Registration Rights Agreement, the Purchaser is under no obligation hereunder to register the Exchange Shares under the Securities Act. No Seller has any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Exchange Shares. By reason of such Seller’s business or financial experience, or by reason of the business or financial experience of such Seller’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), each Seller is capable of evaluating the risks and merits of an investment in the Purchaser and of protecting its interests in connection with this investment. Each Seller has carefully read and understands all materials provided by or on behalf of the Purchaser or its Representatives to such Seller or such Seller’s Representatives pertaining to an investment in the Purchaser and has consulted, as such Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for such Seller. Each Seller acknowledges that the Exchange Shares are subject to dilution for events not under the control of such Seller. Each Seller has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for such Seller and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by the Purchaser or its Representatives. Each Seller acknowledges and agrees that, except as set forth in Article III (including the related portions of the Purchaser Disclosure Schedules), no representations or warranties have been made by the Purchaser or any of its Representatives, and that such Seller has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in the Purchaser or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. Each Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with such Seller’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

5.8 Finders and Brokers. No Seller, nor any of their respective Representatives on their behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

5.9 Independent Investigation. Each Seller has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. Each Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to such Seller pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to such Seller pursuant hereto.

5.10 Information Supplied. None of the information supplied or to be supplied by any Seller expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including Nasdaq) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Solicitation Documents; or (c) in the mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by any Seller expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no Seller makes any representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

Article VI
COVENANTS

6.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), each Company Party shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company Parties’ respective Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.

(b) During the Interim Period, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.

6.2 Conduct of Business of the Company Parties and the Sellers.

(a) Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 6.2, each Company Party shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, to maintain, in all material respects, their existing relationships with all Top Customers and Top Vendors, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 6.2, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), each Company Party shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize, commit or actually issue, grant, sell, pledge or dispose of any of its shares or other equity interests or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity interests, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities (other than the VIE Contracts);

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 (individually or in the aggregate), make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business consistent with past practice), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $100,000 (individually or in the aggregate);

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee outside of the ordinary course of business, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license (other than in the ordinary course of business) to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the material Company Registered IP, Company IP Licenses or other Company IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or VIE Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Company Party or its Affiliates) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of shares or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of a Company Party (other than the VIE Contracts);

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice) (other than entering into the VIE Contracts); or

(xxiv) authorize or agree to do any of the foregoing actions.

(c) Without limiting Sections 6.2(a) and 6.2(b), during the Interim Period, without the prior written consent of Purchaser, (i) the Company shall not issue any Company Ordinary Shares or other equity securities of the Company or options, warrants or other rights to acquire, or that are exchangeable or convertible for any equity securities of the Company, and (ii) no Seller shall sell, transfer or dispose of any Company Ordinary Shares owned by such Seller, in either case of clauses (i) and (ii), unless the recipient or transferee of such Company securities (the “New Seller”) executes and delivers to Purchaser, the Company, the Purchaser Representative and the Seller Representative a joinder agreement in form and substance reasonably acceptable to the Purchaser and the Company to become bound by the terms and conditions of this Agreement as a Seller hereunder, as well as execute and deliver to the Purchaser, the Company, the Purchaser Representative and the Seller Representative any Ancillary Documents which such New Seller would have been required to be a party or bound if such New Seller were a Seller on the date of this Agreement. The Parties shall make any appropriate adjustments to Annex I and each Seller’s Pro Rata Share to account for such New Seller. Notwithstanding the foregoing, during the Interim Period each Seller is permitted to transfer its Company Ordinary Shares to another Seller with the prior written consent of the Purchaser, not to be unreasonably withheld, delayed or conditioned, and the Parties will make such adjustments to Annex I to reflect such changes to the Sellers’ Pro Rata Shares.

6.3 Conduct of Business of the Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule 6.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 6.3, nothing in this Agreement shall prohibit or restrict the Purchaser from extending, in accordance with the Purchaser Charter and IPO Prospectus, the deadline by which it much complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 6.3(a) and except (x) as contemplated by the terms of this Agreement (including as contemplated by any PIPE Investment, if any), (y) to the extent reasonably necessary or appropriate by the Purchaser, the incurrence of Expenses by the Purchaser or the borrowing or financing of its Expenses or in connection with any PIPE Investment, if any, or (z) as set forth on Schedule 6.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize, commit or actually issue, grant, sell, pledge or dispose of any of its shares or other equity interests or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity interests, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities (including any such issuances to pay or settle the IPO Underwriter’s fees);

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(vii) terminate, waive or assign any material right under any Purchaser Material Contract or enter into any Contract that would be a Purchaser Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of shares or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $10,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xvi) voluntarily incur any Liability (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

6.4 Annual and Interim Financial Statements.

(a) During the Interim Period, within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. During the Interim Period, the Company will also promptly deliver to the Purchaser copies of any audited financial statements of the Target Companies that a certified public accountant of any Target Company may issue.

(b) As promptly as practicable after the date of this Agreement, but in any event on or before September 16, 2019, the Company will provide to the Purchaser the Draft Audited Financial Statements.

6.5 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts to maintain the listing of the Purchaser Public Units, the Purchaser Ordinary Shares, the Purchaser Public Warrants and the Purchaser Public Rights on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, Purchaser intends to list on Nasdaq only the Purchaser Ordinary Shares and the Purchaser Public Warrants.

6.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to any Company Party, the Sellers and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of any Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of any Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or with respect to any Seller, any Target Company) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives (or with respect to a Company Party, any Seller) of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates (or with respect to any Seller, any Target Company), specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

6.7 No Trading. The Company Parties and the Sellers each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by the Federal Securities Laws and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company Parties and the Sellers each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than acquire the Exchange Shares and/or Earnout Shares in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.8 Notification of Certain Matters. During the Interim Period, each of the Parties shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company Parties, any Seller): (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to the Company Parties, any Seller) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any

Law by such Party or its Affiliates (or, with respect to the Company Parties, any Seller); (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates (or, with respect to the Company Parties, any Seller), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates (or, with respect to the Company Parties, any Seller) with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities), and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 6.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or with respect to the Company Parties, any Seller) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice.

If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

(e) Notwithstanding anything herein to the contrary, no Party shall be required to agree to any term, condition or modification with respect to obtaining any Consents in connection with the transactions contemplated by this Agreement that would result in, or would be reasonably likely to result in: (i) a Material Adverse Effect to such Party or its Affiliates, or (ii) such Party having to cease, sell or otherwise dispose of any material assets or businesses (including the requirement that any such assets or business be held separate).

6.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.11 Proxy Statement/Tender Offer.

(a) As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company Parties and the Sellers, and file with the SEC, (x) a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) calling a special meeting of the Purchaser’s shareholders (the “Shareholder Meeting”) or, in addition to or in lieu thereof, (y) an Offer to Purchase (the “Offer to Purchase”) to commence a tender offer, in either case, offering to redeem from its Public Shareholders their Purchaser Ordinary Shares in accordance with the Purchaser Charter and the IPO Prospectus (the “Closing Redemption”) (the Proxy Statement and/or the Offer to Purchase, together with the documents included or referred to therein pursuant to which the Closing Redemption will be made, with any additional soliciting materials, supplements, amendments and/or exhibits thereto, the “Solicitation Documents”), and each of the Purchaser and the Company Parties shall use its commercially reasonable efforts to obtain and furnish the information required by the Exchange Act to be included in the Solicitation Documents all in accordance with and as required by the Purchaser’s Organizational Documents, the IPO Prospectus, applicable Law and any applicable rules and regulations of the SEC and Nasdaq. In the Solicitation Documents, the Purchaser shall seek (i) if required, the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein by the holders of Purchaser Ordinary Shares in accordance with the Purchaser’s Organizational Documents, the Cayman Islands Act, and the rules and regulations of the SEC and Nasdaq, (ii) if required to be approved by the Purchaser’s shareholders, adoption and approval of a Second Amended and Restated Memorandum and Articles of Association of Purchaser in form and substance reasonably acceptable to the Purchaser and the Company (the “Amended Charter”), which Amended Charter will, among other things, change the name of the Purchaser effective as of the Closing to “Glory Star New Media Group Holdings Limited”, (iii) the adoption and approval of the new omnibus equity incentive plan for the Purchaser in form and substance reasonably acceptable to the Purchaser and the Company (the “Incentive Plan”), that provides for the grant of awards to employees and other certain Representatives of the Purchaser and its Subsidiaries in the form of options, restricted shares, restricted share units or other equity-based awards based on Purchaser Ordinary Shares, with the total awards under the Incentive Plan being equal to a percentage to be agreed upon by the Purchaser and the Company prior to the filing of the initial Solicitation Documents with the SEC (such percentage to be in the range from five percent (5%) to seven and one-half percent (7.5%)) of the aggregate number of Purchaser Ordinary Shares issued and outstanding immediately after the Closing, (iv) to appoint the members of the Post-Closing Purchaser Board in accordance with Section 6.16 hereof, (v) to obtain any and all other approvals necessary or desirable to effect the consummation of the transactions contemplated by this Agreement and the Ancillary Documents (the approvals described in the foregoing clauses (i) through (v), collectively, the “Shareholder Approval Matters”), and (vi) the adjournment of the Shareholder Meeting, if necessary or appropriate in the reasonable determination of the Purchaser. If on the date for which the Shareholder Meeting is scheduled, the Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Shareholder Vote, whether or not a quorum is present, the Purchaser may make one or more successive postponements or adjournments of the Shareholder Meeting. In connection with the Solicitation Documents, the Purchaser will also file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation rules set forth in the Purchaser’s Organizational Documents, the Cayman Islands Act and the rules and regulations of the SEC and Nasdaq.

(b) Except with respect to the information provided by or on behalf of the Target Companies or the Sellers for inclusion in the Solicitation Documents, the Purchaser shall ensure that, when filed, the Solicitation Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. The Purchaser shall cause the Solicitation Documents to be disseminated as promptly as practicable after receiving clearance from the SEC to the Purchaser’s equity holders as and to the extent such dissemination is required by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”). The Company Parties and the Sellers shall promptly provide to the Purchaser such information concerning the Sellers, the Target Companies and their respective businesses, operations, condition (financial or otherwise), assets, Liabilities, properties, equity holders officers, directors and employees as is either required by Federal Securities Laws or reasonably requested by the Purchaser for inclusion in the Solicitation Documents, which information provided by the Company Parties and the Sellers shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. Subject to compliance by the Company Parties and the Sellers with the immediately preceding sentence with respect to the information provided or to be provided by or on behalf of them for inclusion in the Solicitation Documents, the Purchaser shall cause the Solicitation Documents to comply in all material respects with the Federal Securities Laws. The Purchaser shall provide copies of the proposed forms of the Solicitation Documents (including, in each case, any amendments or supplements thereto) to the Company such that the Company and its Representatives are afforded a reasonable amount of time prior to the dissemination or filing thereof to review such material and comment thereon prior to such dissemination or filing, and the Purchaser shall reasonably consider in good faith any comments of the Company and its Representatives. The Purchaser, the Company Parties, the Sellers and their respective Representatives shall respond promptly to any comments of the SEC or its staff with respect to the Closing Redemption or the Solicitation Documents and promptly correct any information provided by such Party for use in the Solicitation Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. The Purchaser shall amend or supplement the Solicitation Documents and cause the Solicitation Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of Purchaser Ordinary Shares, in each case as and to the extent required by the Federal Securities Laws and subject to the terms and conditions of this Agreement and the Purchaser Organizational Documents. The Purchaser shall provide the Company and its Representatives with copies of any written comments, and shall inform them of any material oral comments, that the Purchaser or any of its Representatives receive from the SEC or its staff with respect to the Closing Redemption or the Solicitation Documents promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments. The Company Parties and the Sellers shall, and shall cause each of the Target Companies to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Purchaser and its Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Solicitation Documents, and responding in a timely manner to comments from the SEC. As promptly as reasonably practicable after the Solicitation Documents have “cleared” comments from the SEC, the Purchaser shall cause the definitive Solicitation Documents to be filed with the SEC and disseminated to the holders of Purchaser Ordinary Shares.

(c) If at any time prior to the Closing, any information relating to the Purchaser, on the one hand, or any of the Target Companies or Sellers, on the other hand, or any of their respective Affiliates, businesses, operations, condition (financial or otherwise), assets, Liabilities, properties, officers, directors or employees, should be discovered by the Purchaser, on the one hand, or any of the Target Companies or Sellers, on the other hand, that should be set forth in an amendment or supplement to the Solicitation Documents, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify each other Party and shall cooperate with the other Parties to ensure that an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Purchaser’s shareholders.

6.12 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser, the Company and the Purchaser Representative and the Seller Representative (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement), the Purchaser shall file a Current Report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release (but in any event within four (4) Business Days after the Closing), the Purchaser shall prepare and file a Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Seller Representative and the Purchaser Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party or any Governmental Authority in connection with the transactions contemplated hereby.

6.13 Confidential Information.

(a) The Company Parties and the Sellers hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that any Company Party, any Seller or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at the Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 6.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.13(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company Parties and the Sellers shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

(b) The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that a Company Party, a Seller or an Affiliate of any of them may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.13(a), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

6.14 Litigation Support. Following the Closing, in the event that and for so long as any Party is actively contesting or defending against any third party or Governmental Authority Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existing on or prior to the Closing Date involving the Purchaser or any Target Company, each of the other Parties will (i) reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, (ii) make available its personnel at reasonable times and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless such contesting or defending party is entitled to indemnification therefor under Article VII in which case, the costs and expense will be borne by the parties as set forth in Article VII).

6.15 Documents and Information. After the Closing Date, the Purchaser shall, and shall cause its Subsidiaries (including the Target Companies) to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company and its Subsidiaries in existence on the Closing Date and make the same available for inspection and copying by the Purchaser Representative during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by the Purchaser or its Subsidiaries (including any Target Company) without first advising the Purchaser Representative in writing and giving the Purchaser Representative a reasonable opportunity to obtain possession thereof.

6.16 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of five (5) individuals. Effective upon or immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board, (i) the four (4) persons who have been designated by the Company prior to the Closing (the “Company Directors”) and (ii) one (1) person who has been designated by the Purchaser prior to the Closing (the “Purchaser Director”). The Purchaser Director and at least two (2) of the Company Directors shall qualify as independent directors under applicable Nasdaq rules. At or prior to the Closing, the Purchaser will provide each Purchaser Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Purchaser Director.

(b) The Parties shall take all action necessary, including causing the executive officers of the Purchaser to resign, so that the individuals serving as executive officers of the Purchaser immediately after the Closing will be the same individuals (in the same offices) as those of the Company immediately prior to the Closing or such other individuals as designated by the Company prior to the Closing and reasonably acceptable to the Purchaser.

(c) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser (the “D&O Indemnified Persons”) as provided in the Purchaser’s Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing, Purchaser shall cause its Organizational Documents to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of Purchaser to the extent permitted by applicable Law. The provisions of this Section 6.16(c) shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

6.17 Use of Trust Account Proceeds . The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Closing Redemption, and any proceeds received by the Purchaser from any PIPE Investment, if any, shall first be used (i) to pay the Purchaser’s accrued Expenses, (ii) to pay the Purchaser’s deferred Expenses (including any legal fees) of the IPO and (iii) to pay for any loans or other outstanding obligations owed by the Purchaser to the Sponsor. Such amounts, as well as any Expenses that are required or permitted to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for general corporate purposes. In the event that at the Closing, the Purchaser does not have sufficient funds to pay in full any loans or other obligations owed to the Sponsor, the Company will pay such amounts at the Closing.

6.18 Purchaser Policies. During the Interim Period, the Purchaser will consult with the Company, and the Purchaser and the Company will adopt, effective as of the Closing, corporate and operational policies for the Purchaser, the Company and their respective Subsidiaries, including the Target Companies, appropriate for a company publicly traded in the United States with active business and operations in the industries and regions in which the Target Companies operate and contemplate operating as of the Closing.

6.19 Tax Matters.

(a) The Purchaser, the Company Parties, Sellers and their respective Affiliates will cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with any Tax matters relating to the Target Companies (including by the provision of reasonably relevant records or information). The Party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other Party in connection with such efforts.

(b) PRC Tax Bulletin No. 7.

(i) The Parties hereby acknowledge, covenant and agree that (x) the Purchaser shall have no obligation to pay any Tax assessed by the applicable PRC Governmental Authority on the Sellers, or any other Tax of a nature that is required by applicable Law to be paid by the Sellers with respect to the sale of the Purchased Shares pursuant to this Agreement, and (y) the Sellers agree to bear and pay any Tax assessed by the applicable PRC Governmental Authority on any Target Company with respect to the sale of the Purchased Shares pursuant to this Agreement.

(ii) The Sellers shall (x) at their own expense, as soon as possible within thirty (30) days following the date of this Agreement and prior to the Closing Date, report the sale of the Purchased Shares to the applicable PRC Governmental Authority in accordance with the reporting provisions under the PRC State Administration of Taxation’s Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises (the PRC State Administration of Taxation Bulletin [2015] No. 7, dated February 3, 2015, as amended, supplemented, modified or interpreted from time to time by any implementing rules and regulations, and any successor rule or regulation thereof under the Laws of the PRC, the “PRC Tax Bulletin No. 7”) (and make such filings and disclosures in accordance therewith) and (y) timely pay any Tax assessed by the applicable PRC Governmental Authority (to the extent that such PRC Governmental Authority requires any Taxes to be paid) on any Target Company with respect to the transactions contemplated under this Agreement in accordance with applicable Law. After such Tax reporting, the Target Companies and Sellers agree to use their commercially reasonable efforts to promptly submit all documents lawfully requested by the applicable PRC Governmental Authority in connection with such Tax reporting and shall deliver to the Purchaser a duplicate of the PRC Tax Bulletin No. 7 filing documents as well as a copy of proof issued by the applicable PRC Governmental Authority with respect to any Tax payment made by the Sellers pursuant to this subsection (ii) (or written assessment notice issued by the PRC Governmental Authority if payment is not required).

(iii) The Purchaser shall have the right, but is under no obligation, to make applicable tax filings with a relevant PRC Governmental Authority, and the Sellers and the Target Companies shall cooperate in good faith in the Purchaser’s filing, if any, and provide all necessary assistance and information of the Sellers and the Target Companies to the Purchaser in a timely manner, provided that the Purchaser’s failure to so make the filings shall not relieve the Sellers from any obligation to indemnify, defend and hold harmless the Purchaser in this regard.

6.20 PIPE Investment. Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser may, but shall not be required to, enter into and consummate subscription agreements with investors relating to a private equity investment in Purchaser to purchase shares of Purchaser (“PIPE Shares”) in connection with a private placement, and/or enter into backstop arrangements with potential investors, in either case on terms mutually agreeable to the Company and the Purchaser, acting reasonably (a “PIPE Investment”), and, if Purchaser elects to seek a PIPE Investment, the Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by the Purchaser).

6.21 Execution of VIE Contracts. As soon as practicable after the date of this Agreement (but in any event on or prior to September 16, 2019), the WFOE and the VIEs shall, and the Company Parties and the Sellers shall cause each of them, each VIE Shareholder and other relevant Person required to be a party thereto, to (i) duly execute and deliver the VIE Contracts, pursuant to which the WFOE shall have full control over each of the VIEs and enjoy all of the economic benefit from the operations of the VIEs and their Subsidiaries, (ii) file the registration of the pledge created on the equity interests of the VIEs to the extent permitted by applicable Law and in accordance with the VIE Contracts with the relevant PRC State Administration for Market Regulation, and (iii) provide copies and relevant documentation to Purchaser with respect to the items described in clauses (i) and (ii) above. For the avoidance of doubt, the evidence from the applicable Governmental Authorities that the registration described in clause (ii) above has been completed may be delivered by the Company Parties after September 16, 2019.

Article VII

SURVIVAL AND INDEMNIFICATION

7.1 Survival.

(a) All representations and warranties of the Company Parties and the Sellers contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until and including the Expiration Date; provided, however, that (i) the representations and warranties contained in Sections 4.14 (Taxes and Returns), 4.19 (Benefit Plans), 4.20 (Environmental Matters), 4.32 (Information Supplied) and 5.10 (Information Supplied) shall survive until sixty (60) days after the expiration of the applicable statute of limitations, and (ii) the representations and warranties contained in Sections 4.1 (Organization and Standing), 4.2 (Authorization; Binding Agreement), 4.3 (Capitalization), 4.4 (Subsidiaries), 4.29 (Finders and Brokers), 4.30 (Independent Investigation), 5.1 (Organization and Standing), 5.2 (Authorization; Binding Agreement), 5.3 (Ownership), 5.7 (Investment Representations), 5.8 (Finders and Brokers) and 5.9 (Independent Investigation) will survive indefinitely (such representations and warranties referenced in clauses (i) and (ii), collectively, the “Special Representations”). Additionally, Fraud Claims relating to any Target Company or any Seller shall survive indefinitely. If written notice of a claim for breach of any representation or warranty has been given before the applicable date when such representation or warranty no longer survives in accordance with this Section 7.1(a), then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the Company Parties and the Sellers contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished by any Company Party, any Seller or the Seller Representative pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms. For the avoidance of doubt, a claim for indemnification under any subsection of Section 7.2 other than clauses (a) or (b) thereof may be made at any time.

(b) The representations and warranties of the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Purchaser or the Purchaser Representative pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Purchaser, the Purchaser Representative and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Purchaser, the Purchaser Representative or their respective Representatives with respect thereto. The covenants and agreements made by the Purchaser and/or the Purchaser Representative in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

7.2 Indemnification by the Sellers. Subject to the terms and conditions of this Article VII, from and after the Closing, the Sellers and their respective successors and assigns (each, with respect to any claim made pursuant to this Section 7.2, an “Indemnitor”) will jointly and severally indemnify, defend and hold harmless the Purchaser, the Purchaser Representative and their respective Affiliates and their respective officers, directors, managers, employees, successors and permitted assigns (each, with respect to any claim made pursuant to this Section 7.2, an “Indemnitee”) from and against any and all losses, Actions, Orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses) (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnitee to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim): (a) the breach of any representation or warranty made by any Company Party or any Seller set forth in this Agreement or in any certificate delivered by any Company Party, any Seller or the Seller Representative pursuant to this Agreement; (b) the breach of any covenant or agreement on the part of any Seller, any Company Party or, with respect to covenants or agreements to be performed after the Closing, the Purchaser, set forth in this Agreement or in any certificate delivered by any Company Party, any Seller, the Seller Representative or the Purchaser pursuant to this Agreement; (c) any and all Liabilities for Taxes (i) in connection with or arising out of the Target Companies’ activities or business on or before the Closing Date, (ii) owing by any Person (other than a Target Company) for which a Target Company is liable where the Liability of the Target Company for such Taxes is attributable to an event or transaction occurring on or before the Closing Date, or (iii) attributable to or assessed on the proceeds of the sale of the Purchased Shares contemplated under this Agreement; or (d) any Action by Person(s) who were holders of equity securities of a Target Company, including options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of a Target Company, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities.

7.3 Limitations and General Indemnification Provisions.

(a) Except as otherwise expressly provided in this Article VII, the Indemnitees will not be entitled to receive any indemnification payments under clause (a) of Section 7.2 unless and until the aggregate amount of Losses incurred by the Indemnitees for which they are otherwise entitled to indemnification under this Article VII exceeds Two Million One Hundred Twenty-Five Thousand U.S. Dollars ($2,125,000) (the “Basket”), in which case the Indemnitors shall be obligated to the Indemnitees for the amount of all Losses of the Indemnitees from the first dollar of Losses of the Indemnitees required to reach the Basket; provided, however, that the Basket shall not apply to (i) indemnification claims for breaches of any Special Representation or (ii) Fraud Claims.

(b) The maximum aggregate amount of indemnification payments to which the Indemnitors will be obligated to pay in the aggregate (i) under clause (a) of Section 7.2 (other than claims for breach of any Special Representations or any Fraud Claims) shall not exceed an amount equal to the value of the Escrow Property in the Escrow Account in accordance with this Agreement, plus the value of the Earnout Shares (based on the then current Purchaser Share Price), or (ii) under Section 7.2 as a whole (other than Fraud Claims) shall not exceed an amount equal to the Company Equity Valuation.

(c) For all purposes of this Article VII, including for purposes of determining whether there has been a breach giving rise to the indemnification claim and the amount of Losses, all of the representations, warranties and covenants set forth in this Agreement (including the disclosure schedules hereto) or any Ancillary Document that are qualified by materiality, Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification.

(d) No investigation or knowledge by the Purchaser, the Purchaser Representative, any other Indemnitee or their respective Representatives of a breach of a representation, warranty, covenant or agreement of any Company Party, the Seller Representative, any Seller or any other Indemnitor shall affect the representations, warranties, covenants and agreements of any Company Party, the Seller Representative, any Seller or any other Indemnitor or the recourse available to any Indemnitee under any provision of this Agreement, including this Article VII, with respect thereto.

(e) The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and the increases in insurance premiums resulting from such Loss or insurance payment.

7.4 Indemnification Procedures.

(a) The Purchaser Representative shall have the sole right to act on behalf of the Indemnitees with respect to any indemnification claims made pursuant to this Article VII, including bringing and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnitees. The Seller Representative shall have the sole right to act on behalf of the Indemnitors with respect to any indemnification claims made pursuant to this Article VII, including defending and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnitors.

(b) In order to make a claim for indemnification hereunder, the Purchaser Representative on behalf of an Indemnitee must provide written notice (a “Claim Notice”) of such claim to the Seller Representative on behalf of the Indemnitors and, prior to the Expiration Date, the Escrow Agent, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnitee in connection with the claim to the extent known or reasonably estimable (provided, that the Purchaser Representative may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Seller Representative (and, so long as any Escrow Property remains in the Escrow Account, the Escrow Agent); provided, that the copy of any Claim Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Indemnitor or the Indemnitee described in clause (i).

(c) In the case of any claim for indemnification under this Article VII arising from a claim of a third party (including any Governmental Authority) (a “Third Party Claim”), the Purchaser Representative must give a Claim Notice with respect to such Third Party Claim to the Seller Representative promptly (but in no event later than thirty (30) days) after the Indemnitee’s receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve the Indemnitor of its indemnification obligations except to the extent that the defense of such Third Party Claim is materially and irrevocably prejudiced by the failure to give such notice. The Seller Representative will have the right to defend and to direct the defense against any such Third Party Claim in its name and at its expense, and with counsel selected by the Seller Representative unless (i) the Seller Representative fails to acknowledge fully to the Purchaser Representative the obligations of the Indemnitor to the Indemnitee within twenty (20) days after receiving notice of such Third Party Claim or contests, in whole or in part, its indemnification obligations therefor or (ii) at any time while such Third Party Claim is pending, (A) there is a conflict of interest between the Seller Representative on behalf of the Indemnitor and the Purchaser Representative on behalf of the Indemnitee in the conduct of such defense, (B) the applicable third party alleges a Fraud Claim, (C) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnitee or (D) the amount of the Third Party Claim exceeds or is reasonably expected to exceed the value of the remaining Escrow Property in the Escrow Account (after deducting any amounts for pending but unresolved indemnification claims and resolved but unpaid indemnification claims). If the Seller Representative on behalf of the Indemnitor elects, and is entitled, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify the Purchaser Representative of its intent to do so, and the Purchaser Representative and the Indemnitee will, at the request and expense of the Seller Representative on behalf of the Indemnitor, cooperate in the defense of such Third Party Claim. If the Seller Representative on behalf of the Indemnitor elects not to, or at any time is not entitled under this Section 7.4 to, compromise or defend such Third Party Claim, fails to notify the Purchaser Representative of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Purchaser Representative on behalf of the Indemnitee may pay, compromise or defend such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnitor will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnitee or the Purchaser Representative without the prior written consent of the Seller Representative on behalf of the Indemnitor (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnitee will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable Order, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnitee or where any delay in payment would cause the Indemnitee material economic loss. The Seller Representative’s right on behalf of the Indemnitor to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, that no such compromise or settlement will obligate the Indemnitee to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnitee other than the execution of a release for such Third Party Claim and/or agreeing to be subject to customary confidentiality obligations in connection therewith, except with the prior written consent of the Purchaser Representative on behalf of the Indemnitee (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Seller Representative’s right on behalf of the Indemnitor to compromise or settle in accordance with the immediately preceding sentence, the Seller Representative on behalf of the Indemnitor may not settle or compromise any Third Party Claim over the objection of the Purchaser Representative on behalf of the Indemnitee; provided, however, that consent by the Purchaser Representative on behalf of the Indemnitee to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Purchaser Representative on behalf of the Indemnitee will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Seller Representative’s right on behalf of the Indemnitor to direct the defense.

(d) With respect to any direct indemnification claim that is not a Third Party Claim, the Seller Representative on behalf of the Indemnitor will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Seller Representative on behalf of the Indemnitor does not respond within such thirty (30) days, the Seller Representative on behalf of the Indemnitor will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice subject to the limitations on indemnification set forth in this Article VII and will have no further right to contest the validity of such Claim Notice. If the Seller Representative on behalf of the Indemnitor responds within such thirty (30) days after the receipt of the Claim Notice and rejects such claim in whole or in part, the Purchaser Representative on behalf of the Indemnitee will be free to pursue such remedies as may be available under this Agreement (subject to Section 11.4), any Ancillary Documents or applicable Law.

7.5 Timing of Payment; Right to Set-Off; Recovery of Shares.

(a) Any indemnification claims against the Indemnitors shall first be applied against the Escrow Shares and then against any other Escrow Property before any Indemnitor shall be required to make any out-of-pocket payment for indemnification. The sole source of recovery of the Indemnitees with respect to any indemnification claim made under clause (a) of Section 7.2 (other than claims for breach of any Special Representations or any Fraud Claims) shall be the Escrow Property in the Escrow Account and any Earnout Shares.

(b) Any indemnification obligation of an Indemnitor under this Article VII will be paid within five (5) Business Days after the determination of such obligation in accordance with Section 7.4 (and the Purchaser Representative and the Seller Representative will provide or cause to be provided to the Escrow Agent any written instructions or other information or documents required by the Escrow Agent to do so). Notwithstanding anything to the contrary contained herein, any indemnification payments will be made to the Purchaser or its successors. With respect to any indemnification payment, the value of each Escrow Share, Earnout Share or any other Purchaser Ordinary Shares for purposes of determining the indemnification payment shall be the Purchaser Share Price on the date that the indemnification claim is finally determined in accordance with this Article VII. Any Escrow Shares, Earnout Shares or other Purchaser Ordinary Shares received by the Purchaser as an indemnification payment shall be promptly cancelled by the Purchaser after its receipt thereof.

(c) The provisions of this Article VII notwithstanding, at the sole discretion of the Purchaser Representative and without limiting any other rights of the Purchaser or any other Indemnitee under this Agreement or any Ancillary Document or at law or equity, to the extent that it is established that the Purchaser or another Indemnitee is entitled to indemnification hereunder, if a Indemnitor fails or refuses to promptly indemnify the Purchaser or such other Indemnitee as provided herein then the Purchaser may, at the sole election of the Purchaser Representative, (i) offset the full amount to which the Purchaser or such other Indemnitee is entitled, in whole or in part, by reducing the amount of any payment or other obligation due to the Sellers or such other Indemnitor pursuant to this Agreement or any Ancillary Document, including by offsetting such indemnification obligations against any Earnout Shares otherwise required to be delivered to the Sellers under this Agreement and/or (ii) claim a portion of the Purchaser Ordinary Shares then owned by such Indemnitor up to an amount equal in value (based on the then current Purchaser Share Price) to the amount owed by such Indemnitor. In the event that such Indemnitor fails to promptly transfer any such Purchaser Ordinary Shares pursuant to this Section 7.5, the Purchaser Representative on behalf of the Purchaser shall be and hereby is authorized as the attorney-in-fact for such Indemnitor to transfer such Purchaser Ordinary Shares to the proper recipient thereof as required by this Section 7.5 and may transfer such Purchaser Ordinary Shares and cancel the share certificates for such Purchaser Ordinary Shares on the books and records of the Purchaser and issue new share certificates to such transferee and may instruct its agents and any exchanges on which Purchaser Ordinary Shares are listed or traded to do the same.

7.6 Exclusive Remedy. From and after the Closing, except with respect to Fraud Claims relating to any Target Company or any Seller or claims seeking injunctions, specific performance or other equitable relief (including pursuant to Section 11.7), or claims under the terms of the Ancillary Documents, indemnification pursuant to this Article VII shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof.

Article VIII

CLOSING CONDITIONS

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser and the Seller Representative of the following conditions:

(a) Required Purchaser Shareholder Approval. This Shareholder Approval Matters that are submitted to the vote of the shareholders of the Purchaser at the Shareholder Meeting in accordance with the Solicitation Documents shall have been approved by the requisite vote of the shareholders of the Purchaser at the Shareholder Meeting in accordance with the Solicitation Documents (the “Required Shareholder Vote”).

(b) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(d) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 8.1(d) shall have each been obtained or made.

(e) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) No Litigation. There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(g) Appointment to the Board. The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 6.16.

(h) Net Tangible Assets Test. Upon the Closing and after giving effect to the completion of the Closing Redemption and any PIPE Investment, if any, the Purchaser (together with the Target Companies on a combined basis) shall have net tangible assets of at least $5,000,001.

(i) Nasdaq Listing. The Purchaser, immediately after the Closing and after giving effect to the conversion of the Purchaser Public Rights into Purchaser Ordinary Shares and the Closing Redemption, the issuance of the Exchange Shares and any PIPE Shares and any of the other transactions contemplated by this Agreement, shall have at least 300 round-lot shareholders, and the Purchaser and the Company shall have received reasonable evidence that the Purchaser Ordinary Shares shall remain listed on Nasdaq immediately following the Closing.

8.2 Conditions to Obligations of the Company and the Sellers. In addition to the conditions specified in Section 8.1, the obligations of the Company and the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company and the Seller Representative) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b) Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c).

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date (prior to giving effect to the Amended Charter), (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Shareholder Vote has been obtained and (D) the incumbency of officers of the Purchaser authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

(iii) Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no earlier than sixty (60) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization and from each other jurisdiction in which the Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Escrow Agreement. The Company shall have received a copy of the Escrow Agreement, duly executed by the Purchaser, the Purchaser Representative and the Escrow Agent.

(e) Effectiveness of Certain Ancillary Documents. The Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

8.3 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 8.1, the obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions: 1

(a) Representations and Warranties. All of the representations and warranties of the Company Parties and the Sellers set forth in this Agreement and in any certificate delivered by any Company Party or any Seller pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, any Target Company or any Seller.

(b) Agreements and Covenants. Each Company Party and each Seller shall have performed in all material respects all of such Party’s obligations and complied in all material respects with all of such Party’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to any Target Company since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c).

(ii) Seller Certificate. The Purchaser shall have received a certificate from each Seller, dated as of the Closing Date, signed by such Seller, certifying as to the satisfaction of the conditions specified in Sections 8.3(a) and 8.3(b) with respect to such Seller.

____________

1 Note to Draft: Additional Closing conditions/deliveries may be added as a result of due diligence prior to signing.

(iii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Company’s board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iv) Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than sixty (60) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(v) Certified Company Charter. The Company shall have delivered to the Purchaser a copy of the Company Charter, as in effect as of the Closing, certified by the appropriate Governmental Authority of the Cayman Islands as of a date no earlier than thirty (30) days prior to the Closing Date.

(vi) Employment Agreements. The Purchaser shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably satisfactory to the Purchaser and the Company (the “Employment Agreements”), between each of the persons set forth on Schedule 8.3(d)(vi) hereto and the applicable Target Company or the Purchaser, as noted in Schedule 8.3(d)(vi) hereto, each such Employment Agreement duly executed by the parties thereto.

(vii) Escrow Agreement. The Purchaser shall have received a copy of the Escrow Agreement, duly executed by the Seller Representative and the Escrow Agent.

(viii) Legal Opinion. Purchaser shall have received (A) a duly executed opinion from the Company’s counsel with respect to Cayman Islands Laws, and (B) a duly executed opinion from the Company’s counsel with respect to PRC Laws, in form and substance reasonably satisfactory to the Purchaser, addressed to the Purchaser and dated as of the Closing Date.

(ix) Share Certificates and Transfer Instruments. The Purchaser shall have received from each Seller share certificates representing the Purchased Shares (or duly executed affidavits of lost share certificates in form and substance reasonably acceptable to the Purchaser and consistent with the Cayman Islands Act), if applicable, together with executed instruments of transfer in respect of the Purchased Shares in favor of the Purchaser (or its nominee) and in form reasonably acceptable for transfer on the books of the Company.

(x) Registered Agent Letter. The Purchaser shall receive a copy of a letter, executed by all parties thereto, in the reasonably agreed form, to the Cayman Islands registered agent of the Company from the client of record of such registered agent instructing it to take instruction from the Purchaser (or its nominees) from and after the Closing.

(xi) Termination of Certain Contracts. The Purchaser shall have received evidence reasonably acceptable to Purchaser that the Contracts set forth on Schedule 8.3(d)(xi) involving any of the Target Companies and/or Sellers or other Related Persons shall have been terminated with no further obligation or Liability of the Target Companies thereunder.2

(xii) VIE Contracts. The Purchaser shall have received copies of the VIE Contracts duly executed by the WFOE, the VIEs, the VIE Shareholders and each other Person required to be party thereto, which VIE Contracts shall be in full force and effect in accordance with the terms thereof as of the Closing, and written record reasonably acceptable to Purchaser evidencing the completion of the registration of the pledge created on the equity interests of the VIEs to the extent permitted by applicable Law and in accordance with the VIE Contracts with the relevant PRC State Administration for Market Regulation.

____________

2 Note to Draft: Schedule is subject to diligence.

(e) Certain Ancillary Documents. Each (i) Non-Competition Seller that did not execute and deliver a Non-Competition Agreement on the date hereof shall have duly executed and delivered to the Purchaser a Non-Competition Agreement, (ii) Lock-Up Seller that did not execute and deliver a Lock-Up Agreement on the date hereof shall have duly executed and delivered to the Purchaser a Lock-Up Agreement, and (iii) Seller that did not execute and deliver the Registration Rights Agreement on the date hereof shall have duly executed and delivered to the Purchaser the Registration Rights Agreement. Each Non-Competition Agreement, each Lock-Up Agreement and the Registration Rights Agreement (whether executed and delivered on the date of this Agreement or any time at or prior to the Closing) shall be in full force and effect in accordance with the terms thereof as of the Closing.

8.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to a Company Party, any Target Company or Seller) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article IX

TERMINATION AND EXPENSES

9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by written notice by the Purchaser or the Company, if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by December 31, 2019 (the “Outside Date”) provided, that if the Purchaser seeks and receives the approval of its shareholders for an Extension, the Purchaser shall have the right by providing written notice thereof to the Company to extent the Outside Date for an additional period equal to the shorter of (i) three additional months and (ii) the period ending on the last date for the Purchaser to consummate its initial Business Combination pursuant to such Extension); provided, however, the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, any other Company Party or any Seller) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Purchaser or the Company, if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, any other Company Party or any Seller) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to the Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time any Company Party or any Seller is in material uncured breach of this Agreement;

(e) by written notice by the Purchaser to the Company, if (i) there has been a breach by any Company Party or any Seller of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by the Purchaser or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f) by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on any Target Company following the date of this Agreement which is uncured and continuing;

(g) by written notice by either the Purchaser or the Company to the other, if the Shareholder Meeting (including any adjournment or postponement thereof) is held and has concluded, the shareholders of the Purchaser have duly voted, and the Required Shareholder Vote was not obtained;

(h) by written notice by the Company to the Purchaser, if the Purchaser does not have sufficient funds available at the Closing, either from the remaining cash and cash equivalents in the Trust Account after giving effect to the Closing Redemption or from the proceeds of any PIPE Investment (excluding any proceeds from a PIPE Investment by an investor sourced by the Company), if any, but for the avoidance of doubt excluding for purposes of this Section 9.1(h) any cash or cash equivalents of the Target Companies, to pay the IPO Underwriter’s fees under the Business Combination Marketing Agreement;

(i) by written notice by the Purchaser to the Company, if (i) the Company Parties have not fully satisfied all of the requirements of Section 6.21 on or prior to September 16, 2019 (provided, that upon the Company Parties delivering all of the requirements of Section 6.21 after September 16, 2019, the Purchaser shall not be permitted thereafter to terminate under this Section 9.1(i)(i)), or (ii) any of the VIE Contracts at any time thereafter are not in full force and effect in accordance with the terms thereof at such time of termination; or

(j) by written notice by the Purchaser to the Company if (i) the Company has not delivered the Draft Audited Financial Statements to the Purchaser on or prior to September 16, 2019 (provided, that upon the Company delivering the Draft Audited Financial Statements to the Purchaser after September 16, 2019, the Purchaser shall not be permitted thereafter to terminate under this Section 9.1(j)(i)), or (ii) if the Final Audited Financial Statements are materially different from the Draft Audited Financial Statements in an adverse manner, including any of the consolidated revenues, net income before taxes, or assets being more than five percent (5%) less than the amounts set forth in the Draft Audited Financial Statements or the consolidated liabilities being more than five percent (5%) greater than the amounts set forth in the Draft Audited Financial Statements.

9.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.12, 6.13, 9.3, 9.4, 10.1, Article XI and this Section 9.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 10.1). Without limiting the foregoing, and except as provided in Sections 9.3 and 9.4 and this Section 9.2, but subject to Section 10.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.7), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.

9.3 Fees and Expenses. Subject to Sections 6.17, 9.4, 10.1, 11.14 and 11.15 all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any expenses incurred in connection with any Extension.

9.4 Termination Fee. Notwithstanding Section 9.3 above, in the event that there is a valid and effective termination of this Agreement by the Purchaser pursuant to Section 9.1(e), then the Company Parties shall jointly and severally pay to the Purchaser a termination fee equal to Six Hundred Thirty-Nine Thousand U.S. Dollars ($639,000), plus the Expenses incurred by or on behalf of the Purchaser or any of its Affiliates in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby, including any related SEC filings, the Solicitation Documents, any Redemption and any PIPE Investment (such aggregate amount, the “Termination Fee”). The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by the Purchaser within ten (10) Business Days after the Purchaser delivers to the Company the amount of such Expenses, along with reasonable documentation in connection therewith. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Termination Fee is payable, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the Purchaser would otherwise be entitled to assert against any Company Party or any Seller or any of their respective Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the Purchaser, provided, that the foregoing shall not limit (x) any Company Party or any Seller from Liability for any Fraud Claim relating to events occurring prior to termination of this Agreement or (y) the rights of the Purchaser to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

Article X

WAIVERS AND RELEASES

10.1 Waiver of Claims Against Trust. Each Company Party and each Seller hereby acknowledges that it has read the IPO Prospectus and understands that the Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by the Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Purchaser’s public shareholders (including overallotment shares acquired by the Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, the Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem or convert their Purchaser Ordinary Shares in connection with the consummation of the Purchaser’s initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to the Purchaser’s Organizational Documents to extend the Purchaser’s deadline to consummate its Business Combination, (b) to the Public Shareholders if the Purchaser fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO (or up to twenty-two (22) months from the closing of the IPO if the Purchaser extends such period by issuing additional Purchaser Public Warrants as contemplated by the IPO Prospectus and the Purchaser’s Organizational Documents), (c) with respect to any interest income earned on the amounts held in the Trust Account, amounts necessary to pay for franchise and income taxes or (d) to the Purchaser after or concurrently with the consummation of its Business Combination. For and in consideration of the Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Company Party and each Seller hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company Parties or any Seller, nor any of their respective Affiliates, do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement, any other proposed or actual business relationship between the Purchaser or any of its Representatives, on the one hand, and any Company Party or any Seller or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each Company Party and each Seller on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party of any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). Each Company Party and each Seller agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser and its Affiliates to induce the Purchaser to enter in this Agreement, and each Company Party and each

Seller further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that any Company Party, any Seller or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Purchaser or its Representatives, each Company Party and each Seller hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any other Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that any Company Party, any Seller or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, the Purchaser and its Representatives, as applicable, shall be entitled to recover from the commencing Person and its Affiliates the associated legal fees and costs in connection with any such Action, in the event the Purchaser or its Representatives, as applicable, prevails in such Action. This Section 10.1 shall survive termination of this Agreement for any reason and continue indefinitely.

10.2 Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, each Seller, on behalf of itself and its Affiliates that owns any share or other equity interest in or of such Seller (the “Releasing Persons”), hereby releases and discharges the Target Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from a Target Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document or any of the other matters set forth on Schedule 10.2.

Article XI

MISCELLANEOUS

11.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):3

If to the Purchaser at or prior to the Closing, to:

TKK Symphony Acquisition Corporation
c/o Texas Kang Kai Capital Management (HongKong) Limited
2039, 2/F United Center, 95 Queensway Admiralty, Hong Kong
Attn: Sing Wang, Chairman and CEO
Telephone No.: +852 3643 1693
Email: sw@tkkcapital.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor New York, New York 10105
Attn:    Stuart Neuhauser, Esq.
     Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email:  sneuhauser@egsllp.com
mgray@egsllp.com

and

____________

3 Note to Draft: Missing contact information to be obtained and all contact information to be confirmed.

Goodwin Procter
Suite 2801, One Exchange Square
8 Connaught Place, Central, Hong Kong
Attn:    Douglas Freeman, Esq.
     Victor Chen, Esq.
Facsimile No.: +852 2801 5515
Telephone No.: +852 3658 5300 Email:  DFreeman@goodwinlaw.com
VChen@goodwinlaw.com

If to the Purchaser Representative, to:

TKK Symphony Sponsor 1
c/o Texas Kang Kai Capital Management (Hong Kong) Limited
2039, 2/F United Center, 95 Queensway Admiralty, Hong Kong
Attention: Sing Wang, Chairman and CEO
Telephone No.: +852 3643 1693
Email: sw@tkkcapital.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn:    Stuart Neuhauser, Esq.
     Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300 Email:  sneuhauser@egsllp.com
mgray@egsllp.com

and

Goodwin Procter
Suite 2801, One Exchange Square
8 Connaught Place, Central, Hong Kong
Attn:    Douglas Freeman, Esq.
     Victor Chen, Esq.
Facsimile No.: +852 2801 5515
Telephone No.: +852 3658 5300 Email:  DFreeman@goodwinlaw.com
VChen@goodwinlaw.com

If to any Company Party at or prior to the Closing, to:

Glory Star New Media Group Limited
22nd Floor, Block B, Xinhua Technology Building,
No. 8 Tuofangying Road,
Chaoyang District, Beijing, China
Attn: Zhang Bing, CEO and President
Telephone No.: +86-13810355988
Email: 81320382@qq.com

with a copy (which will not constitute notice) to:

Lewis Brisbois Bisgaard & Smith LLP
633 West 5th Street, Suite 4000
Los Angeles, CA 90071
Attention: Scott E. Bartel, Esq.
Facsimile No.: (213) 250-7900
Telephone No.: (213) 358-6174
Email: scott.bartel@LewisBrisbois.com

If to the Seller Representative or any Seller, to:

Zhang Bing Glory Star New Media Group Limited
22nd Floor, Block B, Xinhua Technology Building,
No. 8 Tuofangying Road,
Chaoyang District, Beijing, China
Telephone No.: +86-13810355988
Email: 81320382@qq.com

with a copy (which will not constitute notice) to:

Lewis Brisbois Bisgaard & Smith LLP
633 West 5th Street, Suite 4000
Los Angeles, CA 90071
Attention: Scott E. Bartel, Esq.
Facsimile No.: (213) 250-7900
Telephone No.: (213) 358-6174
Email: scott.bartel@LewisBrisbois.com

If to the Purchaser or any Company Party after the Closing, to:

Glory Star New Media Group Holdings Limited
22nd Floor, Block B, Xinhua Technology Building,
No. 8 Tuofangying Road,
Chaoyang District, Beijing, China
Attn: Zhang Bing, CEO and President
Telephone No.: +86-13810355988
Email: 81320382@qq.com

with a copy (which will not constitute notice) to:

Lewis Brisbois Bisgaard & Smith LLP
633 West 5th Street, Suite 4000
Los Angeles, CA 90071
Attention: Scott E. Bartel, Esq.
Facsimile No.: (213) 250-7900
Telephone No.: (213) 358-6174
Email: scott.bartel@LewisBrisbois.com

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn:    Stuart Neuhauser, Esq.
     Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email:  sneuhauser@egsllp.com
mgray@egsllp.com

and

Goodwin Procter
Suite 2801, One Exchange Square
8 Connaught Place, Central, Hong Kong
Attn:    Douglas Freeman, Esq.
     Victor Chen, Esq.
Facsimile No.: +852 2801 5515
Telephone No.: +852 3658 5300 Email:  DFreeman@goodwinlaw.com
VChen@goodwinlaw.com

11.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser, the Company and the Seller Representative (and, if after the Closing, the Purchaser Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

11.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 6.16(c), which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

11.4 Arbitration. Any and all disputes, controversies and claims (other than disputes subject to the procedures under Section 1.4 or applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 11.4) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 11.4. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute; the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

11.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Section 11.4, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 11.4, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.1. Nothing in this Section 11.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

11.6 Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each Party hereto (a) certifies that no Representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any Action, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.6.

11.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

11.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

11.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, the Seller Representative and, if after the Closing, the Purchaser Representative.

11.10 Waiver. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself, the other Company Parties and its Affiliates, and the Seller Representative on behalf of itself and the Sellers, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing by the Purchaser shall also require the prior written consent of the Purchaser Representative.

11.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

11.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular form, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Exhibit” and “Annex” are intended to refer to Sections, Articles, Schedules, Exhibits and Annexes to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement or any Ancillary Document to a Person’s (i) directors shall include any member of such Person’s governing body, (ii) officers shall include any Person filling a substantially similar position for such Person or (iii) shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by a Company Party to be given, delivered, provided or made available by a Company Party, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

11.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.14 Purchaser Representative.

(a) The Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints TKK Symphony Sponsor 1, in the capacity as the Purchaser Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) bringing, managing, controlling, defending and settling on behalf of an Indemnitee any indemnification claims by any of them under Article VII, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 7.4; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) making on behalf of such Person any determinations and taking all actions on their behalf relating to the determination of the achievement of the Earnout Targets or the Alternative Earnout Target and the delivery of the Earnout Shares under Section 1.4, and in each case any disputes with respect thereto; (iv) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Purchaser Representative is a party; (v) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the Purchaser Representative is a party; (vi) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (vii) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any post-Closing consideration adjustment or indemnification claim; and (viii) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the Purchaser Representative is a party, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities (other than the Sellers and their respective successors and assigns). All decisions and actions by the Purchaser Representative, including any agreement between the Purchaser Representative and the Seller Representative, any Company Party, any Seller or other Indemnitor relating to the defense or settlement of any indemnification claims for which an Indemnitor may be required to indemnify an Indemnitee pursuant to Article VII shall be binding upon the Purchaser and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.14 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b) The Purchaser Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under this Agreement or any Ancillary Document, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Purchaser Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 11.14 shall survive the Closing and continue indefinitely.

(c) The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to the Purchaser and the Seller Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

11.15 Seller Representative.

(a) By the execution and delivery of this Agreement, each Seller, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Bing Zhang in his capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Seller with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement or any of the Ancillary Documents to which the Seller Representative is a party, including: (i) managing, controlling, defending and settling on behalf of an Indemnitor any indemnification claims against any of them under Article VII, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 7.4; (ii) acting on behalf of such Person under the Escrow Agreement; (iii) making on behalf of such Person any determinations and taking all actions on their behalf relating to the determination of the achievement of the Earnout Targets or the Alternative Earnout Target and the delivery of the Earnout Shares under Section 1.4, and in each case any disputes with respect thereto; (iv) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Seller Representative is a party (provided, that any such action, if material to the rights and obligations of Sellers in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Sellers unless otherwise agreed by each Seller who is subject to any disparate treatment of a potentially material and adverse nature); (v) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the Seller Representative is a party; (vi) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (vii) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (viii) receiving all or any portion of the consideration provided to the Sellers under this Agreement and to distribute the same to the Sellers in accordance with their Pro Rata Shares; and (ix) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the Seller Representative is a party, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and the Purchaser Representative, the Purchaser or any other Indemnitee relating to the defense or settlement of any indemnification claims for which an Indemnitor may be required to indemnify an Indemnitee pursuant to Article VII, shall be binding upon the Sellers and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.14 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement

(b) Any other Person, including the Purchaser Representative, the Purchaser, the Company Parties, the Indemnitees and the Indemnitors may conclusively and absolutely rely, without inquiry, upon any actions of the Seller

Representative as the acts of the Sellers hereunder or any Ancillary Document to which the Seller Representative is a party. The Purchaser Representative, the Purchaser, the Company Parties and each Indemnitee and Indemnitor shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any indemnification claims by an Indemnitee pursuant to Article VII, (ii) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Seller nor any other Indemnitor shall have any cause of action against the Purchaser Representative, the Purchaser, any Company Party or any Indemnitee for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The Purchaser Representative, the Purchaser, the Company Parties and the Indemnitees shall not have any Liability to any Seller or other Indemnitor for any allocation or distribution among the Sellers by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Seller under this Agreement or any Ancillary Document to which the Seller Representative is a party shall be made to the Seller Representative for the benefit of such Seller, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Seller with respect thereto. All notices or other communications required to be made or delivered by a Seller shall be made by the Seller Representative (except for a notice under Section 11.15(d) of the replacement of the Seller Representative).

(c) The Seller Representative will act for the Sellers on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Sellers, but the Seller Representative will not be responsible to the Sellers for any Losses that any Seller or other Indemnitor may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. The Sellers do hereby jointly and severally agree to indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred or suffered as a result of the performance of the Seller Representative’s duties under this Agreement, except for any such liability arising out of the bad faith, gross negligence or willful misconduct of the Seller Representative. In no event shall the Seller Representative in such capacity be liable to the Sellers hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Sellers, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time, but the Seller Representative will not be entitled to any fee, commission or other compensation for the performance of its services hereunder. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 11.15 shall survive the Closing and continue indefinitely.

(d) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Sellers, then the Sellers shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Sellers holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser Representative and the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

11.16 Legal Representation. The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented the Purchaser and the Sponsor in connection with this Agreement and the Ancillary Documents, and has also represented the Purchaser, the Sponsor and their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent one or more of the Sponsor or any subsequent Purchaser Representative or their respective Affiliates in connection with matters in which such Persons are adverse to the Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company Parties, the Sellers and the Seller Representative, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor, any subsequent Purchaser Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company Parties, the Sellers and/or the Seller Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Purchaser, the Sponsor, any subsequent Purchaser Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Purchaser Representative shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Purchaser Representative, shall be controlled by the Purchaser Representative and shall not pass to or be claimed by the Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article XII

DEFINITIONS

12.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials. In any event, the Accounting Principles (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist at or prior to the Closing and shall exclude the effect of any act, decision or event occurring after the Closing and (iii) shall follow the defined terms contained in this Agreement.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, the Sponsor shall be deemed to be an Affiliate of the Purchaser prior to the Closing. Notwithstanding anything to the contrary contained herein, each of the WFOE, the VIEs, their respective Subsidiaries, and each of the other entities whose financial information is included in the audited consolidated financial statements of the Company for the year ended December 31, 2018 shall be deemed to be Affiliates of the Company for all purposes of this Agreement.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Non-Competition Agreements, the Lock-Up Agreements, the Registration Rights Agreement, the Escrow Agreement and the Incentive Plan, and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement, including the Amended Charter and the Employment Agreements.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Combination Marketing Agreement” means the Business Combination Marketing Agreement, dated as of August 15, 2018, between the Purchaser and the IPO Underwriter, as it may be amended from time to time.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Cayman Islands Act” means the Cayman Islands Companies Law (2018 Revision), as amended.

“Closing Net Indebtedness” means, as of the Reference Time, (i) the aggregate amount of all Indebtedness of the Target Companies, less (ii) the aggregate amount of the cash and cash equivalents of the Target Companies (on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of a Target Company as of such time), each on a consolidated basis and as determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the memorandum and articles of association of the Company, as amended and in effect under the Cayman Islands Act.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or the Sellers or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company Parties, the Sellers or their respective Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Ordinary Shares” means the ordinary shares, par value $0.01 per share, of the Company.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Continental Stock Transfer & Trust Company, in its capacity as the escrow agent under the Escrow Agreement or any other escrow agent agreed to by the Purchaser and the Company prior to the Closing (or any successor escrow agent).

“Escrow Property” means, at any given time, the securities and other property held by the Escrow Agent in the Escrow Account in accordance with the terms and conditions of this Agreement and the Escrow Agreement, including the Escrow Shares and any dividends or distributions paid or payable on the Escrow Shares, giving effect to any disbursements or payments from the Escrow Account.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or any of its Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, regulatory body or other similar regulatory or dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest) (b) all obligations for the deferred purchase price of property or services (other than trade payables and other expenses incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f)

all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Independent Expert” means an independent (i.e., no prior material business relationship with any party for the prior two (2) years) internationally recognized accounting firm that is mutually acceptable to the Purchaser Representative and the Seller Representative acting reasonably; provided, that if the Independent Expert does not accept its appointment or if the Purchaser Representative and the Seller Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either the Purchaser Representative or the Seller Representative may require, by written notice to the other, that the Independent Expert be selected by the New York City Regional Office of the AAA in accordance with the procedures of the AAA. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in Section 1.4.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of August 15, 2018, and filed with the SEC on August 17, 2018 (File No. 333-226423).

“IPO Underwriter” means EarlyBirdCapital, Inc., the lead underwriter in Purchaser’s IPO.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Target Company, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause

(a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to the Purchaser, the consummation and effects of any Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of any Redemption or the failure to obtain the Required Shareholder Vote or, if sought by the Purchaser, an Extension shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Nasdaq” means the Nasdaq Capital Market.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate or incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PRC” means the People’s Republic of China.

“Purchaser Adjusted Net Income” means with respect to any designated period of time, the amount of consolidated net income of Purchaser and its Subsidiaries, including the Target Companies, on a consolidated basis, for such period, as determined in accordance with the Accounting Principles, consistently applied, but subject to such modifications and adjustments as set forth on Annex II hereto.

“Purchaser Charter” means the Amended and Restated Memorandum and Articles of Association of Purchaser, as amended and in effect on the date hereof.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by any Company Party, any Seller or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to any Company Party, any Seller or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Ordinary Share” means an ordinary share, par value $0.0001 per share, of the Purchaser, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Purchaser Private Warrant” means a warrant that was issued in a private placement to the Sponsor by the Purchaser at the time of the consummation of the IPO, entitling the holder thereof to purchase one-half (½) of a Purchaser Ordinary Share at a purchase price of $5.75 per half Purchaser Ordinary Share (or $11.50 per whole Purchaser Ordinary Share).

“Purchaser Public Right” means one right that was included as part of each Purchaser Public Unit entitling the holder thereof to receive one-tenth (1/10th) of a Purchaser Ordinary Share upon the consummation by Purchaser of its Business Combination.

“Purchaser Public Unit” means a unit issued in the IPO consisting of one (1) Purchaser Ordinary Share, one (1) Purchaser Public Warrant and one (1) Purchaser Public Right.

“Purchaser Public Warrant” means one warrant that was included as part of each Purchaser Public Unit entitling the holder thereof to purchase one-half (½) of a Purchaser Ordinary Share at a purchase price of $5.75 per half Purchaser Ordinary Share (or $11.50 per whole Purchaser Ordinary Share).

“Purchaser Securities” means the Purchaser Public Units, the Purchaser Ordinary Shares, the Purchaser Public Warrants, and the Purchaser Private Warrants, collectively.

“Purchaser Share Price” means an amount equal to the VWAP of the Purchaser Ordinary Shares over the twenty (20) Trading Days ending at the close of business on the principal securities exchange or securities market on which the Purchaser Ordinary Shares are then traded immediately prior to the date of determination, as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the date of this Agreement.

“Redemption Price” means an amount equal to the price at which each Purchaser Ordinary Share is redeemed or converted from Public Shareholders pursuant to the Closing Redemption (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representative” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“Sponsor” means TKK Symphony Sponsor 1, a Cayman Islands exempted company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules. Notwithstanding anything to the contrary contained herein, the WFOE, each VIE, each of their respective Subsidiaries and each of the other entities (other than the Company) whose financial information is included in the audited consolidated financial statements of the Company for the year ended December 31, 2018 shall be deemed to be Subsidiaries of the Company for all purposes of this Agreement.

“Target Company” means each of the Company and its direct and indirect Subsidiaries (including any of the WFOE, either VIE and any of their respective Subsidiaries).

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which Purchaser Ordinary Shares are actually traded on the principal securities exchange or securities market on which the Purchaser Ordinary Shares are then traded.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Account Agreement, dated as of August 15, 2018, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VIE Contracts” means, collectively, the documents to be duly executed and delivered pursuant to Section 6.21 by all of the parties required to be party thereto, the forms of which are attached hereto as Exhibit D.

“VIE Shareholders” means the Persons who directly or indirectly own interests in either of the VIEs as set forth on Annex III hereto.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as reasonably determined by reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any share dividend, share split, share combination, recapitalization or other similar transaction during such period.

12.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
2019 Earnout Shares	1.4(a)	Closing Date	2.1
2019 Earnout Target	1.4(a)	Closing Filing	6.12(b)
2019 Earnout Year	1.4(a)	Closing Press Release	6.12(b)
2020 Earnout Shares	1.4(a)	Closing Redemption	6.11(a)
2020 Earnout Target	1.4(a)	Company	Preamble
2020 Earnout Year	1.4(a)	Company Benefit Plan	4.19(a)
AAA Procedures	11.4	Company Directors	6.16(a)
Accounts Receivable	4.25	Company Disclosure Schedules	Article IV
Acquisition Proposal	6.6(a)	Company Equity Valuation	1.2
Aggregate Earnout Target	1.4(a)	Company Financials	4.7(a)
Agreement	Preamble	Company IP	4.13(d)
Alternative Earnout	1.4(a)	Company IP Licenses	4.13(a)
Alternative Transaction	6.6(a)	Company Material Contract	4.12(a)
Amended Charter	6.11(a)	Company Parties	Preamble
Antitrust Laws	6.9(b)	Company Permits	4.10
Basket	7.3(a)	Company Personal Property Leases	4.16
Business Combination	10.1	Company Real Property Leases	4.15
CFO	1.4(b)	Company Registered IP	4.13(a)
Claim Notice	7.4(b)	CSRC	4.27(a)
Closing	2.1	D&O Indemnified Persons	6.16(c)
Data Protection Laws	4.13(f)	Post-Closing Purchaser Board	6.16(a)
Dispute	11.4	PRC	Preamble
Draft Audited Financial Statements	4.7(a)	PRC Establishment Documents	4.4(c)
Earnout Period	1.4(a)	PRC Mergers and Acquisitions Rules	4.27(b)
Earnout Shares	1.4(a)	PRC Overseas Investment and Listing Regulations	4.27(a)
Earnout Statement	1.4(b)	PRC Target Company	4.4(c)
Earnout Targets	1.4(a)	PRC Tax Bulletin No. 7	6.19(b)(ii)
Earnout Year	1.4(a)	Pro Rata Share	1.2
EGS	2.1	Proxy Statement	6.11(a)
Employment Agreements	8.3(d)(vi)	Public Shareholders	10.1
Enforceability Exceptions	3.2	Purchased Shares	1.1
Environmental Permit	4.20(a)	Purchaser	Preamble
Escrow Account	1.3(a)	Purchaser Director	6.16(a)
Escrow Agreement	1.3(a)	Purchaser Disclosure Schedules	Article III
Escrow Shares	1.3(a)	Purchaser Financials	3.6(b)
Exchange Shares	1.2	Purchaser Material Contract	3.13(a)
Expenses	9.3	Purchaser Representative	Preamble
Expiration Date	1.3(b)	Redemption	3.5(b)
Extension	6.3(a)	Registration Rights Agreement	Recitals
Federal Securities Laws	6.11(b)	Related Person	4.21
Final Audited Financial Statements	4.7(a)	Released Claims	10.1
Glory Star HK	Recitals	Releasing Persons	10.2
Horgos	Preamble	Representative Party	1.4(b)
Incentive Plan	6.11(a)	Required Shareholder Vote	8.1(a)
Indemnitee	7.2	Resolution Period	11.4
Indemnitor	7.2	SAFE	4.27(a)
Independent Expert Notice Date	1.4(b)	SEC Reports	3.6(a)
Interim Balance Sheet Date	4.7(a)	Seller Representative	Preamble
Interim Period	6.1(a)	Sellers	Preamble
Lock-Up Agreement	Recitals	Shareholder Approval Matters	6.11(a)

Term	Section	Term	Section
Lock-Up Seller	Recitals	Shareholder Meeting	6.11(a)
Loss	7.2	Signing Filing	6.12(b)
Management Reports	4.7(a)	Signing Press Release	6.12(b)
Non-Competition Agreement	Recitals	Solicitation Documents	6.11(a)
Non-Competition Seller	Recitals	Special Representations	7.1(a)
Objection Statement	1.4(b)	Specified Courts	11.5
Off-the-Shelf Software	4.13(a)	Termination Fee	9.4
Offer to Purchase	6.11(a)	Third Party Claim	7.4(c)
Outbound IP License	4.13(c)	Top Customer	4.23
Outside Date	9.1(b)	Top Vendor	4.23
Party(ies)	Preamble	VIEs	Preamble
Pending Claims	1.3(b)	WFOE	Preamble
PIPE Investment	6.20	Xing Cui Can	Preamble
PIPE Shares	6.20

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

The Purchaser:
TKK SYMPHONY ACQUISITION CORPORATION
By:	/s/ Sing Wang
Name: Sing Wang
Title: Chairman and CEO
The Purchaser Representative:
TKK SYMPHONY SPONSOR 1, solely in its capacity as the Purchaser Representative hereunder
By:	/s/ Sing Wang
Name: Sing Wang
Title: Chairman and CEO

{Signature Page To Share Exchange Agreement}

The Company:
GLORY STAR NEW MEDIA GROUP LIMITED
By:	/s/ Zhang Bing
Name: Zhang Bing
Title: Director
The WFOE:
GLORY STAR NEW MEDIA (BEIJING) TECHNOLOGY CO., LTD (耀世星辉新文娱(北京 ) 科技有限公司)
By:	/s/ Zhang Bing
Name: Zhang Bing
Title: Director
The VIEs
HORGOS GLORY STAR MEDIA CO., LTD. (霍尔果斯耀世星辉文化传媒有限公司)
By:	/s/ Zhang Bing
Name: Zhang Bing
Title: Director
XING CUI CAN INTERNATIONAL MEDIA (BEIJING) CO., LTD. (星璀璨国际传媒(北京)有限公司)
By:	/s/ Zhang Bing
Name: Zhang Bing
Title: Director

{Signature Page To Share Exchange Agreement}

The Seller Representative:
/s/ Zhang Bing
ZHANG BING, solely in his capacity as the Seller Representative hereunder
The Sellers:
HAPPY STARLIGHT LIMITED
By:	/s/ Zhang Bing
Name: Zhang Bing
Title: Director
ENJOY STARLIGHT LIMITED
By:	/s/ Lu Jia
Name: Lu Jia
Title: Director
FASHION STARLIGHT LIMITED
By:	/s/ Zhang Ran
Name: Zhang Ran
Title: Director
WEALTH STARLIGHT LIMITED
By:	/s/ Zhang Ronghui
Name: Zhang Ronghui
Title: Director
SPARKS STARLIGHT LIMITED
By:	/s/ Zhang Yinghao
Name: Zhang Yinghao
Title: Director

{Signature Page To Share Exchange Agreement}

EVEREST STARLIGHT LIMITED
By:	/s/ Xiao Jiangcong
Name: Xiao Jiangcong
Title: Director
STAR TWINKLE LIMITED
By:	/s/ Jin Hui
Name: Jin Hui
Title: Director
RICH STARLIGHT LIMITED
By:	/s/ Lin Hui
Name: Lin Hui
Title: Director
LILLY STARLIGHT LIMITED
By:	/s/ Li Hanying
Name: Li Hanyang
Title: Director
ONE STARLIGHT LIMITED
By:	/s/ He Yixing
Name: He Yixing
Title: Director
/s/ Xin Ailin
Xin Ailin
CB MANAGEMENT ADVISORY LIMITED
By:	/s/ Chan Yin Tsung
Name: Chan Yin Tsung
Title: Director

{Signature Page To Share Exchange Agreement}

As of October 16, 2019

ANNEX I

List of Sellers

Seller Name	No. of Purchased Shares Held by Seller	Pro Rata Share
Happy Starlight Limited	738,761	36.94%
Enjoy Starlight Limited	256,000	12.80%
Australia Eastern Investment Pty Ltd*	171,600	8.58%
Rich Starlight Limited	145,551	7.28%
Wealth Starlight Limited	142,518	7.13%
Sparks Starlight Limited	102,915	5.15%
Smart Best International Corporation Limited*	84,455	4.22%
Fashion Starlight Limited	80,000	4.00%
Chung Tung Lin*	75,471	3.77%
CEL Dynamic Growth Fund Limited*	58,823	2.94%
Lilly Starlight Limited	38,868	1.94%
Star Twinkle Limited	27,721	1.39%
Zhuang Jinbu*	18,000	0.90%
One Starlight Limited	14,151	0.71%
Grand Truth Group Limited*	13,333	0.67%
Lu Nan*	13,333	0.67%
Ring & King Investment Co., Limited*	12,500	0.63%
CB Management Advisory Limited	4,000	0.20%
Yang Haoyi*	2,000	0.10%
TOTAL	2,000,000	100.00%

____________

*        Subject to such Seller as a New Seller in accordance with the requirements of Section 6.2(c) of the Share Exchange Agreement executing and delivering to Purchaser, the Company, the Purchaser Representative and the Seller Representative, a joinder agreement in form and substance reasonably acceptable to the Purchaser and the Company to become bound by the terms and conditions of this Agreement as a Seller hereunder (which joinder will include, among other matters, representations and warranties that each New Seller is a bona fide purchaser for value and for investment purposes only, negotiated in an arm’s length transaction, and not a “U.S. person” as that term is defined pursuant to Regulation S under the Securities Act), as well as execute and deliver to the Purchaser, the Company, the Purchaser Representative and the Seller Representative any Ancillary Documents which such New Seller would have been required to be a party or bound if such New Seller were a Seller on the date of this Agreement.

ANNEX II

Calculation of Purchaser Adjusted Net Income

The consolidated net income of Purchaser and its Subsidiaries shall be adjusted as follows to determine the Purchaser Adjusted Net Income used in connection with the determinations of whether the Earnout Targets or the Alternative Earnout Target have been achieved and whether Earnout Shares will be issued under Section 1.4 of the Agreement:

1.      To deduct the following:

(a)     Any income in respect of any extraordinary gains (such as from the sale of real property, investments, securities or fixed assets) or any other extraordinary income;

(b)    Any revenues attributable to a discontinued business; and

(c)     Any revenues that are non-recurring and earned outside of the ordinary course of business.

2.      To add back the following:

(a)     Any expenses attributable to a discontinued business;

(b)    Any contingent consideration fair value change as a result of the issuance of the Earnout Shares; and

(c)     Any share-based compensation expense.

3.      If after the Closing and prior to the end of the Earnout Period, the Purchaser or its Subsidiaries acquires another entity or business, then the Purchaser Adjusted Net Income shall be computed without taking into consideration (a) the financial results of such acquired entity or business or (b) any impact such acquired entity or business would have on the consolidated financial results of the Purchaser.

Any accounting term that is used herein but not defined in the Agreement shall have the meaning normally ascribed to such term under GAAP.

ANNEX III
List of VIE Shareholders

Persons who, directly or indirectly, hold shares in Horgos, including:

1.	Xing Cui Can	8.	Jin Hui金晖;
2.	Zhang Bing 张兵;	9.	Li Hanying郦韩英;
3.	Lu Jia陆伽;	10.	Zhang Yinghao张颖豪;
4.	Zhang Ran张冉;	11.	Xiao Jiancong肖建聪;
5.	He Yixing贺一星;	12.	Liang Xianhong梁显宏; and
6.	Zhang Ronghui张荣辉;	13.	Everest Venture Capital Investment Co., Ltd. 北京朗玛峰创业投资管理有限公司.
7.	Lin Hui林晖;

Persons who, directly or indirectly, hold shares in Xing Cui Can, including:

1.	Zhang Bing 张兵;	6.	Lin Hui林晖;
2.	Lu Jia陆伽;	7.	Jin Hui金晖;
3.	Zhang Ran张冉;	8.	Li Hanying郦韩英;
4.	He Yixing贺一星;	9.	Zhang Yinghao张颖豪; and
5.	Zhang Ronghui张荣辉;	10.	Xiao Jiancong肖建聪.